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TABLE OF CONTENTS 2

As filed with the Securities and Exchange Commission on August 9, 2018.

Registration Statement No. 333-226232

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 3
To

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ARIDIS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	47-2641188 (I.R.S. Employer Identification Number)

5941 Optical Ct.
San Jose, California 95138
(408) 385-1742
(Address and telephone number of registrant's principal executive offices)

Dr. Vu L. Truong
Chief Executive Officer
Aridis Pharmaceuticals, Inc.
5941 Optical Ct.
San Jose, California 95138
(408) 385-1742
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jeffrey J. Fessler, Esq. Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10112-0015 (212) 653-8700	David Peinsipp Charles S. Kim, Esq. Andrew S. Williamson, Esq. Kristin VanderPas, Esq. Cooley LLP 101 California Street, 5th Floor San Francisco, California 94111 (415) 693-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☒

          If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.    ☐

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED AUGUST 9, 2018

PRELIMINARY PROSPECTUS

2,000,000 Shares

Common Stock

        This is the initial public offering of our common stock. We are offering all of the shares of common stock offered by this prospectus. No public market currently exists for our stock. We expect the initial public offering price of our shares of common stock will be between $13.00 and $15.00 per share.

        We have been approved, subject to notice of issuance, to list our shares of common stock for trading on The Nasdaq Capital Market under the symbol "ARDS."

        We are an "emerging growth company" as that term is used in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and, as such, elect to comply with certain reduced public company reporting requirements for future filings.

        Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 13.

        Neither the Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)
We refer you to "Underwriting" beginning on page 183 of this prospectus for additional information regarding underwriting compensation.

        Certain investors, including certain of our existing investors and their affiliated entities, have indicated an interest in purchasing up to an aggregate of approximately $25.0 million worth of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no shares in this offering to these entities and these entities may determine to purchase more, less or no shares in this offering. In addition, the underwriters will receive the same underwriting discounts and commissions on any shares purchased by these entities as they will on any other shares sold to the public in this offering.

        We have granted a 30-day option to the representative of the underwriters to purchase up to 300,000 additional shares of common stock solely to cover over-allotments, if any.

        The underwriters are offering the common stock as set forth under "Underwriting." Delivery of the shares will be made on or about                        , 2018.

Sole Book-Running Manager

Cantor

Lead Manager

Maxim Group LLC

Co-Managers

Laidlaw & Company (UK) Ltd.	Northland Capital Markets	Seaport Global Securities

        The date of this prospectus is                        , 2018

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give to you. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

        You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of these securities.

        Through and including                        , 2018 (the 25th day after the commencement of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

        The following information is a summary of the prospectus and does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the matters set forth under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our consolidated financial statements and the notes relating to the consolidated financial statements, included elsewhere in this prospectus. Unless the context requires otherwise, references to "Aridis," "Company," "we," "us" or "our" refer to Aridis Pharmaceuticals, Inc., a Delaware corporation and its subsidiaries.

Overview

        We are a late-stage biopharmaceutical company focused on the discovery and development of targeted immunotherapy using fully human monoclonal antibodies, or mAbs, to treat life-threatening infections. mAbs represent an innovative treatment approach that harnesses the human immune system to fight infections and are designed to overcome the deficiencies associated with current therapies, such as rise in drug resistance, short duration of response, negative impact on the human microbiome, and lack of differentiation among the treatment alternatives. The majority of our product candidates are derived by employing our differentiated antibody discovery platform called MabIgX. Our proprietary product pipeline is comprised of fully human mAbs targeting specific pathogens associated with life-threatening bacterial infections, primarily hospital-acquired pneumonia, or HAP, and ventilator-associated pneumonia, or VAP. Two of our product candidates have exhibited promising preclinical data, and clinical data are available from two completed studies. Our lead product candidate, AR-301 targets the alpha toxin produced by gram-positive bacteria Staphylococcus aureus, or S. aureus, a common pathogen associated with HAP and VAP.

  •
  AR-301 (Salvecin, or tosatoxumab) is a fully human immunoglobulin 1, or IgG1, mAb targeting HAP and VAP S. aureus alphatoxin. We are developing AR-301 initially as an adjunctive immunotherapy in combination with standard of care, or SOC, antibiotics to treat acute pneumonia caused by S. aureus infection. This program is differentiated in its focus on therapeutic treatment of established pneumonia. We have recently completed a randomized, double-blind, placebo-controlled Phase 2a trial and we expect to initiate a Phase 3 pivotal trial in the second half of 2018 and announce interim data in the second half of 2019. We expect to receive final Phase 3 data in 2020. AR-301 has been granted Fast-Track designation by the FDA, orphan drug designation in the European Union, or EU, and we have filed for orphan drug designation in the U.S.

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  AR-105 (Aerucin) is a fully human IgG1 mAb targeting Pseudomonas aeruginosa, or P. aeruginosa. We are developing AR-105 initially as an adjunctive immunotherapy with SOC antibiotics to treat acute pneumonia caused by P. aeruginosa infection. We initiated a global Phase 2 trial in the second quarter of 2017 and expect to report interim data in the first half of 2019. AR-105 has been granted Fast-Track designation by the FDA.

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  AR-101 (Aerumab) is a fully human immunoglobulin M, or IgM, mAb targeting P. aeruginosa serotype O11. We have completed a Phase 1 trial, a Phase 2a trial and we plan to initiate a Phase 2/3 pivotal trial in the second half of 2019. AR-101 has been granted orphan drug designation in the U.S. and in the EU.

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  AR-401 is our mAb discovery program aimed at treating infections caused by Acinetobacter baumannii. We used our MabIgX technology to identify novel targets and select several fully human mAb candidates. We intend to select a development candidate for additional preclinical studies.

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  AR-201 is a fully human IgG1 mAb that neutralizes diverse clinical isolates of respiratory syncytial virus, or RSV. In in vivo preclinical studies, AR-201 has shown to be 12-fold more potent than Synagis in a head-to-head comparison study, a currently marketed drug for pediatric RSV, and to bind to RSV strains that are resistant to Synagis.

  •
  AR-501 (Panaecin) is a broad spectrum small molecule anti-infective we are developing in addition to our targeted mAb product candidates. This product candidate is currently in late preclinical studies and is funded by the Cystic Fibrosis Foundation through a Phase 1/2a trial. We expect to file the Investigational New Drug, or IND, application and initiate a Phase 1/2a trial in healthy adults and cystic fibrosis patients in the second half of 2018. We expect to receive Phase 1 data in 2019 and Phase 2a data in 2020.

Our Pipeline

        Our proprietary pipeline is comprised of the six wholly-owned product candidates highlighted below.

Figure 1
Our Product Pipeline

Strategy

        Our goal is to become a global leader in anti-infective immunotherapy by discovering, developing and commercializing best-in-class mAbs with the potential to significantly improve upon SOC treatments for life-threatening infections. Key elements of our strategy are as follows:

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  Efficiently advance our product candidates to worldwide approval and commercialization taking advantage of what we believe to be a favorable regulatory environment.

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  Seek favorable regulatory designations for our product candidates, including Fast-Track Designation, orphan drug designation, Qualified Infectious Disease Product and Breakthrough Therapy designations.

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  Demonstrate pharmacoeconomic benefits of our product candidates.

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  Implement a targeted commercialization strategy.

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  Employ our MabIgX antibody discovery platform to expand our product pipeline.

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  Continue to pursue traditional financing and non-dilutive financing, such as grant funding and strategic collaborations.

Market Opportunities

        The current small molecule antibiotics market is crowded, highly competitive, and lacking in product differentiation due to the use of non-inferiority trial designs. No new class of antibiotic has been introduced to the market within the last two decades. The drug resistance and adverse impact on the human microbiome, particularly the gut microbial flora, as well as safety concerns brought about by frequent use of broad spectrum antibiotics have increased the need for targeted, narrow spectrum anti-infectives that are designed to specifically attack the invading bacterial pathogen or its toxins. The ability to identify the infection-causing agent has significantly improved in recent years because of the availability and proliferation of rapid diagnostic tests, which allows for pathogen identification within hours of sample collection. Physicians have increasing means to quickly identify the specific pathogen responsible for the infection, which we believe will lead to prescription of a targeted anti-infective, rather than a broad-spectrum antibiotic.

        Unlike antibiotics, mAbs have a more predictable and attractive safety profile and are designed to kill via an immunological mechanism of action that is highly differentiated and targets only the infecting pathogen or its toxins. mAbs are generally effective against antibiotic resistant bacteria because of the difference in mechanism of action as compared to that of antibiotics and their resistance mechanisms. mAbs also have a dosing frequency of once or twice a month and may require only a single administration for treatment of hospital acquired pneumonia. mAbs may offer significant product differentiation from antibiotics, substantially less market competition, and higher barriers to entry.

S. aureus

        We are initially focused on respiratory infections in the ICU settings. In the U.S., there are approximately 628,000 cases of HAP and VAP caused by hospital treated Gram negative bacteria and methicillin-resistant Staphylococcus aureus, or MRSA (Decision Resources Group (DRG) — Disease Landscape and Forecast Reports, 2016). HAP due to methicillin-resistant Staphylococcus aureus infections results in substantial loss of life with an annual worldwide incidence of approximately 200,000 patients (Decision Resources, 2016 data) and mortality rates as high as 50% depending on the patient population and treatment regimen (Methicillin-Resistant Staphylococcus Aureus, Decision Resources, 2016). Mechanical ventilation for VAP patients costs over $30 billion annually in the U.S. Infections due to MRSA represent a high-value segment of the overall antibiotics market. According to this report, the worldwide market for existing therapies for MRSA infections was over $800 million in 2015. Moreover, MRSA infections are associated with significantly longer hospital stays, repeated hospitalizations and increased healthcare costs. Currently, the median hospital stay of a patient with VAP is 29 days, and the average length of ICU stay is 19 days. The median total hospitalization costs for a VAP patient is approximately $198,000. Current SOC antibiotics for MRSA pneumonia is dominated by five antibiotics Linezolid, Daptomycin, Vancomycin, Ceftaroline, and Tigecycline, which combined have approximately 90% market share. There is a significant need for new anti-MRSA agents given the S. aureus resistance rate of 40% to 50%. Additionally, it is estimated that there is an approximately $6 billion annual healthcare cost burden attributable to S. aureus nosocomial pneumonia. The annual addressable patient population of our AR-301 in HAP and VAP is approximately 395,000 the United States, Europe, and Japan.

P. aeruginosa

        Pseudomonas infection is caused by strains of bacteria found widely in the environment. P. aeruginosa is one of the most common gram-negative bacteria that is associated with a number of human infections. Drugs targeting gram-negative bacteria must cross both the inner and outer membranes of the bacterial cell, as compared to those directed against gram-positive bacteria, which must only cross one cell membrane. As a result, gram-negative bacteria tend to be more resistant to antibiotics and the body's own immune system. As is the case with HAP caused by S. aureus, there is substantial mortality associated with HAP caused by P. aeruginosa and an annual worldwide incidence of approximately 450,000 patients (Gram Negative Infections, Decision Resources, 2009). This report estimated the worldwide market for existing therapies for HAP due to gram-negative infections to be $1.1 billion in 2013 and projected it to increase to $1.4 billion by 2018. Additionally, it is estimated that there is an approximately $7 billion annual healthcare cost burden attributable to P. aeruginosa nosocomial pneumonia. The annual addressable patient population in the United States, Europe, and Japan of our AR-105 and AR-101 mAb candidates in HAP and VAP is estimated to be 478,000, and 95,600, respectively.

Cystic Fibrosis with Pseudomonas aeruginosa Infection

        There are more than 70,000 patients with cystic fibrosis worldwide. 80% of these patients present with chronic polymicrobial infections, particularly P. aeruginosa infection. We believe the medical need and market potential for an anti-infective therapeutic that can be given to cystic fibrosis patients chronically is substantial. The current market for inhaled antimicrobials for cystic fibrosis, based on recent combined sales figures for TOBI (tobramycin) and Cayston (aztreonam), is approximately $600 million worldwide. Existing therapies often lead to a temporary improvement in bacterial load, but ultimately a majority of cystic fibrosis patients succumb to respiratory failure due to P. aeruginosa infection.

Risks Relating to Our Business

        We are a late-stage biopharmaceutical company, and our business and ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to buy our common stock. In particular, you should consider the risks discussed in detail in the section entitled "Risk Factors" including but not limited to:

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  If we fail to successfully complete clinical trials, fail to obtain regulatory approval or fail to successfully commercialize our product candidates, our business would be harmed and the value of our securities would decline.

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  We, or our collaborators, may face delays in completing our clinical trials, and may not be able to complete them at all.

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  If we encounter difficulties enrolling patients in our clinical trials, our clinical trials could be delayed or otherwise adversely affected.

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  Regulatory authorities may not approve our product candidates even if they meet safety and efficacy endpoints in clinical trials.

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  We expect to continue to incur increasing net losses for the foreseeable future, and we may never achieve or maintain profitability.

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  Available cash resources may be insufficient to provide for our working capital needs for the next twelve months. In the event such cash resources are insufficient to provide for our working capital requirements, we will need to raise additional capital to continue as a going concern.

  •
  We will require substantial additional capital in the future. If additional capital is not available, we will have to delay, reduce or cease operations.

  •
  We compete in an industry characterized by extensive research and development efforts and rapid technological progress. New discoveries or commercial developments by our competitors could render our potential products obsolete or non-competitive.

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  Our competitors may develop and market products that are less expensive, more effective, safer or reach the market sooner than our product candidates, which may diminish or eliminate the commercial success of any products we may commercialize.

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  The biopharmaceutical industry is subject to significant regulation and oversight in the U.S., in addition to approval of products for sale and marketing.

  •
  We have identified certain material weaknesses in our internal control over financial reporting.

  •
  If we are unable to protect our proprietary rights or to defend against infringement claims, we may not be able to compete effectively or operate profitably.

Implications of Being an Emerging Growth Company

        As a company with less than $1.07 billion in revenues during our last fiscal year, we qualify as an emerging growth company as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, enacted in 2012. As an emerging growth company, we expect to take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

  •
  being permitted to present only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced "Management's Discussion and Analysis of Financial Condition and Results of Operations" disclosure, in this prospectus;

  •
  not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;

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  reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements;

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  exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved; and

  •
  the ability to adopt new accounting standards based on private company deadlines.

        We may use these provisions until the last day of our fiscal year following the fifth anniversary of the completion of this offering. However, if certain events occur prior to the end of such five-year period, including if we become a "large accelerated filer," our annual gross revenues exceed $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

        We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our shareholders may be different than you might receive from other public reporting companies in which you hold equity interests.

        In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of new or revised accounting standards that have different transition dates for public and private companies until those standards would otherwise apply to private companies. We have elected to use this extended transition period. As a result of this election, our timeline to comply with these standards will in many cases be delayed as compared to other public companies that are not eligible to take advantage of this election or have not made this election. Therefore, our financial statements may not be comparable to those of companies that comply with the public company effective dates for these standards.

        To the extent that we qualify as a "smaller reporting company," as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an emerging growth company may continue to be available to us as a smaller reporting company, including: (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act; (2) scaled executive compensation disclosures; and (3) the requirement to provide only two years of audited financial statements, instead of three years.

Corporate Information

        We were formed under the name "Aridis, LLC" in the State of California on April 24, 2003 as a limited liability company. On August 30, 2004, we changed our name to "Aridis Pharmaceuticals, LLC." On May 21, 2014, we converted into a Delaware corporation named "Aridis Pharmaceuticals, Inc." Our fiscal year end is December 31. Our principal executive offices are located at 5941 Optical Court, San Jose, California 95138. Our telephone number is (408) 385-1742. Our website address is www.aridispharma.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

        We have proprietary rights to a number of trademarks used in this prospectus which are important to our business. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and TM symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

Agreement to Purchase

        Certain investors, including certain of our existing investors and their affiliated entities, have indicated an interest in purchasing up to an aggregate of approximately $25.0 million worth of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no shares in this offering to these entities and these entities may determine to purchase more, less or no shares in this offering. In addition, the underwriters will receive the same underwriting discounts and commissions on any shares purchased by these entities as they will on any other shares sold to the public in this offering.

Presentation of Financial Information

        Solely for your convenience, this prospectus contains translations of certain euro amounts into U.S. dollar amounts and pounds sterling into U.S. dollar amounts at specified exchange rates. All translations from euros to U.S. dollars and from U.S. dollars to euros in this prospectus were made at a rate of €0.884 to $1.00, the noon buying rate in The City of New York for cable transfers in euros per U.S. dollar as certified for customs purposes by the Federal Reserve Bank of New York on July 27, 2018. All translations from pounds sterling to U.S. dollars and from U.S. dollars to pounds sterling in this prospectus were made at a rate of £0.6882 to $1.00, the noon buying rate in The City of New York for cable transfers in pounds sterling per U.S. dollar as certified for customs purposes by the Federal Reserve Bank of New York on July 27, 2018. No representation is made that the euro, pounds sterling or U.S. dollar amounts referred to herein could have been or could be converted into U.S. dollars, euros or pounds sterling, as the case may be, at any particular rate or at all.

THE OFFERING

Common stock offered by us	2,000,000 shares
Common stock to be outstanding immediately after this offering	7,890,292 shares (or 8,190,292 shares if the underwriters exercise their over-allotment option in full)
Over-allotment option	The underwriters have an option for a period of 30 days to purchase up to 300,000 additional shares of our common stock at the initial public offering price to cover over-allotments, if any.
Use of proceeds

We estimate that the net proceeds from this offering will be approximately $25.2 million, or approximately $29.1 million if the underwriters exercise their over-allotment option in full, at an assumed initial public offering price of $14.00 per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds to fund our planned clinical trials, manufacturing and process development, analytical testing, regulatory expenses and for general corporate purposes, including working capital. See "Use of Proceeds" for a more complete description of the intended use of proceeds from this offering.

Risk Factors	You should read the "Risk Factors" section starting on page 13 for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.
Nasdaq Capital Market symbol	"ARDS"

        The number of shares of our common stock that will be outstanding after this offering is based on 5,890,292 shares of our common stock outstanding as of June 30, 2018, and excludes:

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  742,124 shares of our common stock issuable upon the exercise of options to purchase shares of our common stock outstanding as of June 30, 2018, with a weighted-average exercise price of $11.42 per share;

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  607,295 shares of our common stock issuable upon the exercise of warrants to purchase common stock outstanding as of June 30, 2018, with a weighted-average exercise price of $17.52 per share;

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  1,359,635 shares of our common stock issuable upon the exercise of warrants to purchase Series A convertible preferred stock outstanding as of June 30, 2018 with a weighted average exercise price of $14.50 per share; and

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  84,055 shares of our common stock reserved for future issuance under our 2014 Equity Incentive Plan, or the 2014 Plan.

        Unless otherwise indicated, all information in this prospectus assumes:

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  the automatic conversion of all outstanding shares of our Series A convertible preferred stock including accrued dividends as of June 30, 2018 into an aggregate of 5,723,919 shares of our common stock upon the closing of this offering;

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  a 1-for-6.417896 reverse stock split of our common stock effected August 3, 2018;

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  the automatic conversion of all outstanding preferred stock warrants into warrants to purchase 1,359,635 shares of common stock upon the closing of this offering;

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  no exercise of the outstanding options or warrants described above; and

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  no exercise by the underwriters of their option to purchase up to an additional            shares of our common stock to cover over-allotments, if any.

Summary Consolidated Financial Data

        The following tables summarize our consolidated financial data. We have derived the summary consolidated statement of operations data for the year ended December 31, 2017 and 2016 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the summary consolidated statement of operations data for the three months ended March 31, 2018 and 2017 and our balance sheet data as of March 31, 2018, from our unaudited interim consolidated financial statements included elsewhere in this prospectus. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for a fair presentation of the unaudited interim consolidated financial statements. Our historical results are not necessarily indicative of the results that may be expected in the future and the results in the three months ended March 31, 2018 are not necessarily indicative of results to be expected for the full year or any other period. The following consolidated statement of operations data should be read in conjunction with the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

Consolidated Statements of Operations Data:
(In thousands, except share and per share data)

	Year Ended December 31,		Three Months Ended March 31,
	2017	2016	2018	2017
			(unaudited)
Revenue:
Contract revenue	$—	$2,068	$—	$—
Collaboration revenue	771	—	—	—
Grant revenue	89	201	322	22

Revenue	860	2,269	322	22
Operating expenses:
Cost of contract revenue	—	1,927	—	—
Research and development	17,438	6,261	6,626	4,818
General and administrative	3,160	1,965	1,066	1,027

Total operating expenses	20,598	10,153	7,692	5,845

Loss from operations	(19,738)	(7,884)	(7,370)	(5,823)
Other expense:
Interest and other income (expense), net	234	(366)	74	25
Change in fair value of warrant liability	(5,152)	(172)	(38)	(2,414)

Net loss	$(24,656)	$(8,422)	$(7,334)	$(8,212)

Preferred dividends	$(2,793)	$(465)	$(817)	$(534)

Net loss available to common stockholders	$(27,449)	$(8,887)	$(8,151)	$(8,746)

Weighted-average shares used to compute net loss per share available to common stockholders, basic and diluted	166,373	166,373	166,373	166,373

Net loss per share available to common stockholders, basic and diluted	$(164.98)	$(53.42)	$(48.99)	$(52.57)

Weighted-average shares used to compute pro forma net loss per share available to common stockholders, basic and diluted(1)	5,103,407		5,890,292

Pro forma net loss per share available to common stockholders, basic and diluted(1)	$(5.38)		$(1.38)

(1)
Assumes the weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted of 166,373 shares, and gives effect to the conversion of all Series A convertible preferred stock, including accrued dividends as of June 30, 2018, on a 1 for 6.417896 basis utilizing the weighted-average method into an aggregate of 4,937,034 shares of common stock for the year ended December 31, 2017 and 5,723,919 shares of common stock for the three months ended March 31, 2018.

Consolidated Balance Sheet Data:
(In thousands)

	As of March 31, 2018
	Actual	Pro Forma(1)	Pro Forma, As Adjusted(2)(3)
	(unaudited)
Cash and cash equivalents	$20,387	$20,387	$45,627
Working capital	14,125	14,125	39,365
Total assets	22,590	22,590	47,830
Total liabilities	18,802	6,896	6,896
Convertible preferred stock	74,202	—	—
Stockholders' equity (deficit)	$(70,414)	$15,694	$40,934

(1)
Gives effect to (i) the automatic conversion of our Series A convertible preferred stock including accrued dividends as of June 30, 2018 into an aggregate 5,723,919 shares of common stock and (ii) the automatic conversion of all outstanding preferred stock warrants into warrants to purchase 1,359,635 shares of our common stock, including the resultant reclassification of our preferred stock warrant liability to additional paid-in capital, a component of total stockholders' equity (deficit) in connection with such conversion, upon the closing of this offering.

(2)
Gives effect to (i) the items described in footnote (1) above and (ii) the issuance and sale of shares of common stock in this offering assuming an initial offering public offering price of $14.00 per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and our estimated offering expenses.

(3)
Each $1.00 increase (decrease) in the assumed initial public offering price of $14.00 per share, the midpoint of the range listed on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, working capital, total assets and total stockholders' equity (deficit) by approximately $1.9 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions. Similarly, each increase (decrease) of 1.0 million shares in the number of shares offered by us at the assumed initial public offering price per share, the midpoint of the price range listed on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, working capital, total assets and total stockholders' equity (deficit) by approximately $13.0 million, assuming that the initial public offering price, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should give careful consideration to the following risk factors, in addition to the other information included in this prospectus, including our financial statements and related notes, before deciding whether to invest in shares of our common stock. The occurrence of any of the adverse developments described in the following risk factors could materially and adversely harm our business, financial condition, results of operations or prospects. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Clinical Development and Commercialization of Our Product Candidates

If we fail to successfully complete clinical trials, fail to obtain regulatory approval or fail to successfully commercialize our product candidates, our business would be harmed and the value of our securities would decline.

        We must be evaluated in light of the uncertainties and complexities affecting a pre-commercial biopharmaceutical company. We have not completed clinical development for any of our product candidates. Our three lead product candidates are AR-301, AR-105 and AR-101. We expect to initiate a Phase 3 pivotal trial of AR-301 in VAP patients in the second half of 2018, while AR-105 is currently in Phase 2 clinical testing, and AR-101 is ready for phase 2/3 pivotal testing. We are clinically testing AR-105 as a well controlled Phase 2 trial; however, we have not yet had discussions with the FDA and the EMA regarding the status, and they may not agree. We cannot assure you that our planned clinical development for our product candidates will be completed in a timely manner, or at all, or that we, or any future partner, will be able to obtain approval for our product candidates from the FDA or any foreign regulatory authority.

        Regulatory agencies, including the FDA must approve our product candidates before they can be marketed or sold. The approval process is lengthy, requires significant capital expenditures, and is uncertain as to outcome. Our ability to obtain regulatory approval of any product candidate depends on, among other things, completion of additional clinical trials, whether our clinical trials demonstrate statistically significant efficacy with safety issues that do not potentially outweigh the therapeutic benefit of the product candidates, and whether the regulatory agencies agree that the data from our future clinical trials are sufficient to support approval for any of our product candidates. The final results of our current and future clinical trials may not meet FDA or other regulatory agencies' requirements to approve a product candidate for marketing, and the regulatory agencies may otherwise determine that our manufacturing processes or facilities are insufficient to support approval. We, and our current and potential future collaborators, may need to conduct more clinical trials than we currently anticipate. Even if we do receive FDA or other regulatory agency approval, we or our collaborators may not be successful in commercializing approved product candidates. If any of these events occur, our business could be materially harmed and the value of our securities would decline.

We, or our collaborators, may face delays in completing our clinical trials, and may not be able to complete them at all.

        Clinical trials necessary to support an application for approval to market any of our product candidates have not been completed. Our, or our collaborators', current and future clinical trials may be delayed, unsuccessful, or terminated as a result of many factors, including, but not limited to:

  •
  delays in reaching agreement on trial design and clinical study protocol with investigators and regulatory authorities in various countries where our clinical trials are being conducted;

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  governmental or regulatory delays, failure to obtain regulatory approval or changes in regulatory requirements, policy or guidelines;

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  adding new clinical trial sites;

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  reaching agreement on acceptable terms with prospective contract research organizations, or CROs, and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

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  the actual performance of CROs and clinical trial sites in ensuring the proper and timely conduct of our clinical trials;

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  developing and validating companion diagnostics on a timely basis;

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  adverse effects experienced by subjects in clinical trials;

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  manufacturing sufficient quantities of product candidates for use in clinical trials;

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  delay or failure in achieving study efficacy endpoints and completing data analysis for a trial;

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  regulators or institutional review boards, or IRBs, may not authorize us to commence a clinical trial;

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  regulators or IRBs may suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements or concerns about patient safety;

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  we may suspend or terminate our clinical trials if we believe that they expose the participating patients to unacceptable health risks;

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  patients may not complete clinical trials due to safety issues, side effects, such as injection site discomfort, a belief that they are receiving placebo instead of our product candidates, or other reasons;

  •
  patients with serious diseases included in our clinical trials may die or suffer other adverse medical events for reasons that may not be related to our product candidates;

  •
  in those trials where our product candidate is being tested in combination with one or more other therapies, deaths may occur that may be attributable to the other therapies;

  •
  we may have difficulty in maintaining contact with patients after treatment, preventing us from collecting the data required by our study protocol;

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  product candidates may demonstrate a lack of efficacy during clinical trials;

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  personnel conducting clinical trials may fail to properly administer our product candidates; and

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  our collaborators may decide not to pursue further clinical trials.

        If we fail to raise the full amount of the net proceeds in this offering, the planned AR-301 Phase 3 pivotal trial may remain an 80% power study rather than 90% power study, which would reduce the probability that we reach statistical significance, and may negatively affect the approval process for AR-301. If the Cystic Fibrosis Foundation does not continue to provide sufficient level of funding support, we may not be able to complete the Phase 1/2a clinical trial relating to AR-501.

        In addition, we rely on academic institutions, medical institutions, physician practices and CROs to conduct, supervise or monitor some or all aspects of clinical trials involving our product candidates. We have less control over the timing and other aspects of these clinical trials than if we conducted the monitoring and supervision entirely on our own. Third parties may not perform their responsibilities for our clinical trials on our anticipated schedule or consistent with a clinical trial protocol or applicable regulations. We also may rely on CROs to perform our data management and analysis. They may not provide these services as required or in a timely or compliant manner, and we may be held legally responsible for any or all of their performance failures or inadequacies.

        If we or our collaborators experience delays in the completion of, or termination of, any clinical trial of our product candidates, the commercial prospects of our product candidates will be harmed, and our ability to generate product revenues from any of these product candidates will be delayed or eliminated. In addition, any delays in completing our clinical trials will increase our costs, slow our product candidate development and approval process, and jeopardize our ability to commence product sales and generate revenues. Any of these occurrences may harm our business, financial condition and prospects. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also lead to the denial of regulatory approval of our product candidates.

If we encounter difficulties enrolling patients in our clinical trials, our clinical trials could be delayed or otherwise adversely affected.

        Clinical trials for our product candidates require us to identify and enroll a large number of patients with the disease under investigation. We may not be able to enroll a sufficient number of patients with required or desired characteristics to conduct our clinical trials in a timely manner, if at all. Patient enrollment is affected by factors including, but not limited to:

  •
  severity of the disease under investigation;

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  design of the trial protocol;

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  the size and nature of the patient population;

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  eligibility criteria for the study in question;

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  lack of a sufficient number of patients who meet the enrollment criteria for our clinical trials;

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  delays in characterizing a patient's infection to allow us to select a product candidate, which may lead patients to seek to enroll in other clinical trials or seek alternative treatments;

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  perceived risks and benefits of the product candidate under study;

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  availability of competing therapies and clinical trials;

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  efforts to facilitate timely enrollment in clinical trials;

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  scheduling conflicts with participating clinicians;

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  patient referral practices of physicians;

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  the ability to monitor patients adequately during and after treatment; and

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  proximity and availability of clinical trial sites for prospective patients.

        We have experienced slower enrollment of patients in our smaller clinical trials due to the pace in which clinical sites were being initiated for enrollment and may experience similar difficulties in the future. In addition, AR-301 and AR-101 have been granted orphan drug designation for the treatment of P. aeruginosa and S. aureus in the EU respectively, and the low prevalence of such diseases relative to the total population may make it harder to identify patients to enroll. If we have difficulty enrolling a sufficient number or diversity of patients to conduct our clinical trials as planned, we may need to delay or terminate ongoing or planned clinical trials, either of which would have an adverse effect on our business.

Our product candidates are based on a novel technology, which may raise development issues we may not be able to resolve, regulatory issues that could delay or prevent approval, or personnel issues that may keep us from being able to develop our product candidates.

        Our product candidates are based on our mAb technology and gallium-based anti-infective platforms. There can be no assurance that development problems related to our novel technologies will not arise in the future that will cause significant delays or that we will not able to resolve.

        Regulatory approval of novel product candidates such as ours can be more expensive and take longer than for other, more well-known or extensively studied pharmaceutical or biopharmaceutical product candidates due to our and regulatory agencies' lack of experience with them. Only two mAbs have been approved by the FDA. Synagis which stimulates the immune system to target a viral infection and ZINPLAVA to reduce recurrence of Clostridium difficile infections. The novelty of our platform may lengthen the regulatory review process, require us to conduct additional studies or clinical trials, increase our development costs, lead to changes in regulatory positions and interpretations, delay or prevent approval and commercialization of our product candidates or lead to significant post-approval limitations or restrictions. For example, the FDA could require additional studies that may be difficult or impossible to perform.

        The novel nature of our product candidates also means that fewer people are trained in or experienced with product candidates of this type, which may make it difficult to find, hire and retain capable personnel, particularly for research, development, commercialization and manufacturing positions. For example, study personnel may administer the wrong version of our product candidates or assign study therapy to the wrong treatment group, resulting in potential disqualification of subjects from data analysis. These factors could potentially cause a trial to fail for a reason unrelated to the efficacy of our product candidates. If we are unable to hire and retain the necessary personnel, the rate and success at which we can develop and commercialize product candidates will be limited. Any such events would increase our costs and could delay or prevent our ability to commercialize our product candidates, which could adversely impact our business, financial condition and results of operations.

If we are unable to successfully develop companion diagnostics for our therapeutic product candidates, or experience significant delays in doing so, we may not realize the full commercial potential of our product candidates.

        We intend to use rapid diagnostic tests of patients' respiratory samples to target our mAb product candidates to those patients we believe are infected with the bacterial agents which our mAb will act against. However, currently there is no commercially available companion diagnostic for AR-101 and AR-401. Therefore, there is a risk that a companion diagnostic for these products are not developed or available to support product launch. The FDA and similar regulatory authorities outside the United States regulate companion diagnostics. Companion diagnostics require separate or coordinated regulatory approval prior to commercialization of the therapeutic product. Changes to applicable regulations could delay our development programs or delay or prevent eventual marketing approval for our product candidates that may have otherwise been approved.

        The FDA's evolving position on the topic of companion diagnostics could affect our clinical development programs that utilize companion diagnostics. In particular, the FDA may limit our ability to use retrospective data, otherwise disagree with our approaches to trial design, biomarker qualification, clinical and analytical validity, and clinical utility, or make us repeat aspects of a trial or initiate new trials.

        Assays that can be used as companion diagnostics are commercially available, but in some cases such as for AR-101, they do not yet have regulatory approval for use as companion diagnostic. We have limited experience in the development of diagnostics and may not be successful in developing necessary diagnostics to pair with those product candidates that require a companion diagnostic.

        Given our limited experience in developing diagnostics, we expect to rely in part on third parties for their design and manufacture. If we, or any third parties that we engage to assist us, are unable to successfully develop companion diagnostics for our product candidates that require such diagnostics, or experience delays in doing so, the development of our product candidates may be adversely affected, our product candidates may not receive marketing approval and we may not realize the full commercial potential of any products that receive marketing approval. As a result, our business could be materially harmed.

Clinical development is a lengthy and expensive process with an uncertain outcome, and results of earlier studies and clinical trials may not be predictive of future trial results.

        Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. The results of preclinical studies and early clinical trials of our product candidates may not be predictive of the design or results of later-stage clinical trials. The results regarding initial tolerability and clinical activity generated to date in clinical trials for our AR-301 and AR-101 product candidates in HAP and VAP patients do not ensure that later clinical trials will demonstrate similar results. While we have observed in exploratory analysis statistically significant improvements in the outcomes of some of our clinical trials, many of the improvements we have seen have not reached statistical significance. Statistical significance is a statistical term that means that an effect is unlikely to have occurred by chance. In order to be approved by the FDA, European Medicines Agency, or EMA, or other drug approving authorities, product candidates must demonstrate that their effect on patients' diseases in the trial is statistically significant and clinically meaningful. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. Early clinical trials frequently enroll patient populations that are different from the patient populations in later trials, resulting in different outcomes in later clinical trials from those in earlier stage clinical trials. In addition, adverse events may not occur in early clinical trials and only emerge in larger, late-stage clinical trials or after commercialization. Companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier clinical trials. If later stage clinical trials do not demonstrate efficacy and safety of our product candidates we will not be able to market them and our business will be materially harmed.

We may seek a breakthrough therapy designation for our existing and future product candidates, but we might not receive such designation, and even if we do, such designation may not lead to a faster development or regulatory review or approval process.

        We may seek a breakthrough therapy designation for our existing and future product candidates; however, we cannot assure you our product candidates will meet the criteria for that designation. A breakthrough therapy is defined as a therapy that is intended, alone or in combination with one or more other therapies, to treat a serious condition, and preliminary clinical evidence indicates that the therapy may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For therapies and biologics that have been designated as breakthrough therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. Therapies designated as breakthrough therapies by the FDA may also be eligible for priority review if supported by clinical data at the time the new drug application is submitted to the FDA.

        Designation as a breakthrough therapy is within the discretion of the FDA. Accordingly, even if we believe that one of our product candidates meets the criteria for designation as a breakthrough therapy, the FDA may disagree and instead determine not to make such designation. Even if we receive breakthrough therapy designation, the receipt of such designation for a product candidate may not result in a faster development or regulatory review or approval process compared to drugs considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA. In addition, even if one or more of our product candidates qualify as breakthrough therapies, the FDA may later decide that the product candidate no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

Designation of our product candidates as qualified infectious disease products is not assured and, in any event, even if granted, may not actually lead to a faster development or regulatory review, and would not assure FDA approval of our product candidates.

        We may seek designation of our existing and future product candidates as qualified infectious disease products, or QIDP. A QIDP is an antibacterial or antifungal drug intended to treat serious or life- threatening infections, including those caused by an antibacterial or antifungal resistant pathogen, including novel or emerging infectious pathogens or certain "qualifying pathogens." A product designated as a QIDP for a particular indication will also be granted priority review by the FDA and can qualify for fast track status. Upon the approval of an NDA for a drug product designated by the FDA as a QIDP, the product is granted a period of five years of regulatory exclusivity that is in addition to any other period of regulatory exclusivity for which the product is eligible. The FDA has broad discretion whether or not to grant these designations, so even if we believe a particular product candidate is eligible for such designation or status, the FDA could decide not to grant it. Moreover, even if we do receive such a designation, we may not experience a faster development process, review or approval compared to conventional FDA procedures and there is no assurance that our product candidate, even if determined to be a QIDP, will be approved by the FDA.

Regulatory authorities may not approve our product candidates even if they meet safety and efficacy endpoints in clinical trials.

        The time required to obtain approval by the FDA and comparable foreign authorities is unpredictable but typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the substantial discretion of regulatory authorities. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate's clinical development and may vary among jurisdictions. We have discussions with and obtain guidance from regulatory authorities regarding certain aspects of our clinical development activities. These discussions are not binding commitments on the part of regulatory authorities. Under certain circumstances, regulatory authorities may revise or retract previous guidance during the course of our clinical activities or after the completion of our clinical trials. A regulatory authority may also disqualify a clinical trial in whole or in part from consideration in support of approval of a potential product for commercial sale or otherwise deny approval of that product. Prior to regulatory approval, a regulatory authority may elect to obtain advice from outside experts regarding scientific issues and/or marketing applications under a regulatory authority review. In the United States, these outside experts are convened through the FDA's Advisory Committee process, which would report to the FDA and make recommendations that may differ from the views of the FDA. Should an Advisory Committee be convened, it would be expected to lengthen the time for obtaining regulatory approval, if such approval is obtained at all.

        The FDA and foreign regulatory agencies may delay, limit or deny marketing approval for many reasons, including, but not limited to:

  •
  a product candidate may not be considered safe or effective;

  •
  our manufacturing processes or facilities may not meet the applicable requirements;

  •
  changes in the agencies' approval policies or adoption of new regulations may require additional work on our part, for example, the FDA may require us to change or expand the endpoints in our clinical trials;

  •
  different divisions of the FDA are reviewing different product candidates and those divisions may have different requirements for approval; and

  •
  changes in regulatory law, FDA or foreign regulatory agency organization, or personnel may result in different requirements for approval than anticipated.

        Our product candidates may not be approved even if they achieve their endpoints in clinical trials. Regulatory agencies, including the FDA, or their advisors may disagree with our trial design and our interpretations of data from preclinical studies and clinical trials. Regulatory agencies also may approve a product candidate for fewer or more limited indications than requested or may grant approval subject to the performance of post-marketing studies. In addition, regulatory agencies may not approve the labeling claims that are necessary or desirable for the successful commercialization of our product candidates. We have not obtained regulatory approval for any product candidate, and it is possible that none of our existing product candidates or any product candidates we may seek to develop in the future will ever obtain regulatory approval.

        Any delay in or failure to receive or maintain approval for any of our product candidates could prevent us from ever generating revenues or achieving profitability.

We may be required to suspend, repeat or terminate our clinical trials if they are not conducted in accordance with regulatory requirements, the results are negative or inconclusive, or the trials are not well designed.

        Clinical trials must be conducted in accordance with FDA regulations governing clinical studies, or other applicable foreign government guidelines, and are subject to oversight by the FDA, other foreign governmental agencies and IRBs/Ethic Committees at the medical institutions where the clinical trials are conducted. In addition, clinical trials must be conducted with product candidates produced under current Good Manufacturing Practices, or cGMP, and may require large numbers of test subjects. Clinical trials may be suspended by the FDA, other foreign governmental agencies or us for various reasons, including, but not limited to:

  •
  deficiencies in the conduct of the clinical trials, including failure to conduct the clinical trial in accordance with regulatory requirements or clinical protocols;

  •
  deficiencies in the clinical trial operations or trial sites;

  •
  the product candidate may have unforeseen adverse side effects;

  •
  the time required to determine whether the product candidate is effective may be longer than expected;

  •
  deaths or other adverse events arising during a clinical trial due to medical problems that may not be related to clinical trial treatments;

  •
  the product candidate may not appear to be more effective than current therapies;

  •
  the quality or stability of the product candidate may fall below acceptable standards; and

  •
  insufficient quantities of the product candidate might be available to complete the trials.

        In addition, changes in regulatory requirements and guidance may occur and we may need to amend clinical trial protocols to reflect these changes. Amendments may require us to resubmit our clinical trial protocols to IRBs for reexamination, which may impact the costs, timing or successful completion of a clinical trial. Due to these and other factors, our product candidates could take longer to gain regulatory approval than we expect or we may never gain approval for any product candidates, which could reduce or eliminate our revenue by delaying or terminating the commercialization of our product candidates.

A Fast Track product designation or other designation to facilitate product candidate development may not lead to faster development or regulatory review or approval process, and it does not increase the likelihood that our product candidates will receive marketing approval.

        We have received a Fast Track product designation for AR-301 and AR-101 and we may seek Fast Track designation for other of our current or future product candidates. Receipt of a designation to facilitate product candidate development is within the discretion of the FDA. Accordingly, even if we believe one of our product candidates meets the criteria for a designation, the FDA may disagree. In any event, the receipt of such a designation for a product candidate may not result in a faster development process, review, or approval compared to drugs considered for approval under conventional FDA procedures and does not assure ultimate marketing approval by the FDA. In addition, the FDA may later decide that the products no longer meet the designation conditions.

We may not be able to maintain orphan drug marketing exclusivity for our AR-101 and AR-301 product candidates in the United States and/or the European Union, and orphan drug marketing exclusivity may not be available for any of our other product candidates.

        Under the Orphan Drug Act, the FDA may grant orphan drug designation to a drug or biologic intended to treat a rare disease or condition (with a population of less than 200,000), which is defined as one occurring in a patient population of fewer than 200,000 in the United States, or a patient population greater than 200,000 in the U.S. where there is no reasonable expectation that the cost of developing the drug or biologic will be recovered from sales in the United States. In the EU, following the opinion of the EMA's Committee for Orphan Medicinal Products, the European Commission grants orphan drug designation to a product if (1) it is intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition; (2) either (a) such condition affects no more than five in 10,000 persons in the EU when the application is made, or (b) the product, without the incentives derived from orphan medicinal product status, would not generate sufficient return in the EU to justify investment; and (3) there exists no satisfactory method of diagnosis, prevention or treatment of such condition authorized for marketing in the EU, or if such a method exists, the product will be of significant benefit to those affected by the condition.

        Generally, if a drug with an orphan drug designation subsequently receives the first marketing approval for the indication for which it has such designation, the drug is entitled to a period of marketing exclusivity, which precludes the FDA or the European Commission and the competent authorities in the EU Member States from approving another marketing application for the same drug (or similar medicinal product in the European Union) for that time period, except in limited circumstances. The applicable period is seven years in the U.S. and 10 years in the EU. The EU exclusivity period can be reduced to six years if a drug no longer meets the criteria for orphan drug designation or if the drug is sufficiently profitable that market exclusivity is no longer justified. Orphan drug exclusivity may be lost if the FDA determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug to meet the needs of patients with the rare disease or condition.

        We have been granted orphan drug designation for our AR-101 and AR-301 drug candidates in the European Union, as well as orphan drug designation for our AR-101 drug candidate in the U.S. Although we may apply for orphan drug designation for other product candidates we may develop in both the U.S. and EU, applicable regulatory authorities may not grant us this designation. In addition, even if such status is obtained for any other product candidate that we may develop, that exclusivity may not effectively protect the candidate from competition because other drugs, such as those with different active ingredients or molecular structures, can be approved for the same condition. Furthermore, even after an orphan drug is approved, the FDA can subsequently approve another drug for the same condition if the FDA concludes that the later drug is clinically superior, in that it is shown to be safer, more effective or makes a major contribution to patient care. In the EU, a marketing authorization may be granted to a similar product during the 10-year period of market exclusivity for the same therapeutic indication at any time if:

  •
  The second applicant can establish in its application that its product, although similar to the orphan medicinal product already authorized, is safer, more effective or otherwise clinically superior;

  •
  The holder of the marketing authorization for the original orphan medicinal product consents to a second orphan medicinal product application; or

  •
  The holder of the marketing authorization for the original orphan medicinal product cannot supply enough orphan medicinal product.

        Any inability to secure orphan drug designation or to maintain the exclusivity benefits of this designation could have an adverse impact on our ability to develop and commercialize our product candidates, depending on the extent to which we would be protected by other patents and regulatory exclusivities, and may adversely affect our business, prospects, financial condition and results of operations.

Any product candidate for which we, or our collaborators, obtain marketing approval could be subject to restrictions or withdrawal from the market, and we may be subject to penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems with our products, when and if any of them are approved.

        Any product candidate that we, or our collaborators, obtain marketing approval for, along with the manufacturing processes, post-approval clinical data, labeling, advertising and promotional activities for such product, will be subject to continuing requirements of the FDA and other regulatory authorities. These requirements include submissions of safety and other post-marketing information, reports, facility registration and product listing requirements, cGMP requirements relating to quality control, quality assurance and corresponding maintenance of records and documents, requirements regarding the distribution of samples to physicians and recordkeeping. Even if marketing approval of a product candidate is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or to conditions of approval, or contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product. The FDA closely regulates the post-approval marketing and promotion of drugs to ensure drugs are marketed only for the approved indications and in accordance with the provisions of the approved labeling. The FDA imposes stringent restrictions on manufacturers' communications regarding off-label use. If we market our products outside of their approved indications, we will be subject to enforcement action for off-label marketing.

        In addition, later discovery of previously unknown problems with these products, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may yield various results, including, but not limited to:

  •
  restrictions on such products, manufacturers or manufacturing processes;

  •
  restrictions on the labeling or marketing of a product;

  •
  restrictions on product distribution or use;

  •
  requirements to conduct post-marketing clinical trials;

  •
  warning or untitled letters;

  •
  withdrawal of the products from the market;

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  refusal to approve pending applications or supplements to approved applications that we submit;

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  recall of products, fines, restitution or disgorgement of profits or revenue;

  •
  suspension or withdrawal of marketing approvals;

  •
  refusal to permit the import or export of our products;

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  product seizure; and

  •
  injunctions or the imposition of civil or criminal penalties.

        The FDA's policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. If we, or our collaborators, are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we, or our collaborators, are not able to maintain regulatory compliance, any marketing approval that was obtained could be lost, which would adversely affect our business, prospects and ability to achieve or sustain profitability.

If we, or our collaborators, are unable to comply with foreign regulatory requirements or obtain foreign regulatory approvals, our ability to develop foreign markets for our products could be impaired.

        Sales of our products outside the U.S. will be subject to foreign regulatory requirements governing clinical trials, marketing approval, manufacturing, product licensing, pricing and reimbursement. These regulatory requirements vary greatly from country to country. As a result, the time required to obtain approvals outside the U.S. may differ from that required to obtain FDA approval and we may not be able to obtain foreign regulatory approvals on a timely basis or at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other countries or by the FDA and foreign regulatory authorities could require additional testing. Failure to comply with these regulatory requirements or obtain required approvals could impair our ability to develop foreign markets for our products.

We are subject to U.S. and certain foreign export and import controls, sanctions, embargoes, anti-corruption laws, and anti-money laundering laws and regulations. Compliance with these legal standards could impair our ability to compete in domestic and international markets. We can face criminal liability and other serious consequences for violations, which can harm our business.

        We are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, various economic and trade sanctions regulations administered by the U.S. Treasury Department's Office of Foreign Assets Controls, the U.S. Foreign Corrupt Practices Act of 1977, as amended, or FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, and other state and national anti-bribery and anti-money laundering laws in the countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors, and other collaborators from authorizing, promising, offering, or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. We may engage third parties for clinical trials outside of the United States, to sell our products abroad once we enter a commercialization phase, and/or to obtain necessary permits, licenses, patent registrations, and other regulatory approvals. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities, and other organizations. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors, and other collaborators, even if we do not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences.

Developing product candidates in combination with other therapies may lead to unforeseen side effects or failures in our clinical trials.

        We, and our collaborators, are studying our product candidates in clinical trials in combination with approved therapies, including antibiotics, and we anticipate that if any product candidates are approved for marketing, they will be approved to be used only in combination with other therapies. Our development programs and planned studies carry all the risks inherent in drug development activities, including the risk that they will fail to demonstrate meaningful efficacy or acceptable safety. In addition, our development programs are subject to additional regulatory, commercial, manufacturing and other risks because of the use of other therapies in combination with our product candidates. For example, the other therapies may lead to toxicities that are improperly attributed to our product candidates or the combination of our product candidates with other therapies may result in toxicities that the product candidate or other therapy does not produce when used alone. The other therapies we are using in combination with our product candidates may be removed from the market or become prohibitively expensive and thus be unavailable for testing or commercial use with any of our approved products. Testing product candidates in combination with other therapies may increase the risk of significant adverse effects or test failures. The timing, outcome and cost of developing products to be used in combination with other therapies is difficult to predict and dependent on a number of factors that are outside our reasonable control. If any safety or toxicity issues arise in these clinical trials or with any approved products, or if the other therapies are removed from the market, the products may not be approved, which could prevent us from ever generating revenues or achieving profitability.

We will need to develop or acquire additional manufacturing and distribution capabilities, or outsource the same to third parties, in order to commercialize any product candidates that obtain marketing approval, and we may encounter unexpected costs or difficulties in doing so.

        If we independently develop and commercialize one or more of our product candidates, we will need to invest in acquiring or building additional capabilities and effectively manage our operations and facilities to successfully pursue and complete future research, development and commercialization efforts. We will require additional investment and validation process development in order to qualify our commercial-scale manufacturing process to manufacture clinical trial materials and commercial material if any of our products are approved for marketing. This investment and validation process development may be expensive and time-consuming. We will require additional personnel with experience in commercial-scale manufacturing, managing of large-scale information technology systems and managing a large-scale distribution system. We will need to add personnel and expand our capabilities, which may strain our existing managerial, operational, regulatory compliance, financial and other resources. To do this effectively, we must:

  •
  recruit, hire, train, manage and motivate a growing employee base;

  •
  accurately forecast demand for our products;

  •
  assemble and manage the supply chain to ensure our ability to meet demand; and

  •
  expand existing operational, manufacturing, financial and management information systems.

        We may seek FDA approval for our production process and facilities simultaneously with seeking approval for sale of our product candidates. Should we not complete the development of adequate manufacturing and distribution capabilities, including manufacturing capacity, or fail to receive timely approval of our manufacturing process and facilities, our ability to supply clinical trial materials for planned clinical trials or supply products following regulatory approval for sale could be delayed, which would further delay our clinical trials or the period of time when we would be able to generate revenues from the sale of such products, if we are even able to obtain approval or generate revenues at all.

        Additionally, we may decide to outsource some or all of our manufacturing activities to a third party commercial manufacturing organization, or CMO. Under any agreement with a CMO, we would have less control over the timing and quality of manufacturing than if we were to perform such manufacturing ourselves. A CMO would be manufacturing other pharmaceutical products in the same facilities as our product candidates, increasing the risk of cross product contamination. Further, there is no guarantee that any CMO will continue ongoing operations, causing potential delays in product supply, reduced revenues and other liabilities for us.

        Any such events would increase our costs and could delay or prevent our ability to commercialize our product candidates, which could adversely impact our business, financial condition and results of operations.

Our product candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.

        Undesirable side effects caused by our product candidates could cause us, our collaborators, or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label, the delay or denial of regulatory approval by the FDA or other comparable foreign regulatory authorities, or litigation by injured patients, if any. To date, patients treated with AR-301 and AR-101 have experienced AEs related to the study drug, some of which have been serious. Regarding AR-301, few (2.8%) adverse events, or AEs, were deemed related, and no serious adverse events, or SAEs, were deemed to be related to AR-301 treatment. There were six deaths in the trial, none of which were deemed related to AR-301. Regarding AR-101, 12 SAEs were experienced by five subjects. An event of cardiorespiratory arrest was judged as probably related to AR-101 and events of hyperbilirubinemia and cholestasis, although pre-existent, were deemed possibly related. In both cases, the causality assessment by the investigators accounted for the fact that a contribution by AR-101 to the AE could not be excluded with certainty although other probable causes were acknowledged. The other SAEs were deemed unrelated.

        Because our product candidates are intended to assist the immune system, our clinical trials could reveal an unacceptable severity and prevalence of side effects, including, but not limited to, adverse immune responses that lead to previously unobserved complications. As a result of any side effects, our clinical trials could be suspended or terminated and the FDA or comparable foreign regulatory authorities could order us to cease further development, or deny approval, of our product candidates for any or all targeted indications. The drug-related side effects could affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. Any of these occurrences may harm our business, financial condition and prospects significantly.

        Additionally, if one or more of our product candidates receives marketing approval, and we, our collaborators, or others later identify undesirable side effects caused by such products, a number of potentially significant negative consequences could result, including, but not limited to:

  •
  regulatory authorities may withdraw approvals of such product;

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  regulatory authorities may require additional warnings on the label;

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  we may be required to create a medication guide outlining the risks of such side effects for distribution to patients;

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  we may be sued and held liable for harm caused to patients; and

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  our reputation may suffer.

        In addition, we cannot assure you that the bacteria which our mAbs target will not in the future develop a resistance to our mAbs.

        Any of these events could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved, and could significantly harm our business, results of operations and prospects.

If we cannot conduct the non-clinical testing required by regulatory authorities to demonstrate an acceptable toxicity profile for our product candidates in non-clinical studies, we will not be able to initiate or continue clinical trials or obtain approval for our product candidates.

        In order to move a product candidate into human clinical trials, we must first demonstrate an acceptable toxicity profile in preclinical testing. Furthermore, in order to obtain approval, we must also demonstrate safety in various non-clinical tests. We may not have conducted or may not conduct the types of non-clinical testing required by regulatory authorities, or future non-clinical tests may indicate that our product candidates are not safe for use. Preclinical and non-clinical testing is expensive, time-consuming and has an uncertain outcome. In addition, success in initial non-clinical testing does not ensure that later non-clinical testing will be successful. We may experience numerous unforeseen events during, or as a result of, the non-clinical testing process, which could delay or prevent our ability to develop or commercialize our product candidates, including, but not limited to:

  •
  our preclinical and non-clinical testing may produce inconclusive or negative safety results, which may require us to conduct additional non-clinical testing or to abandon product candidates;

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  our product candidates may have unfavorable pharmacology or toxicity characteristics;

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  our product candidates may cause undesirable side effects such as negative immune responses that lead to complications;

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  our enrolled patients may have allergies that lead to complications after treatment; and

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  the FDA or other regulatory authorities may determine that additional safety testing is required.

        Any such events would increase our costs and could delay or prevent our ability to commercialize our product candidates, which could adversely impact our business, financial condition and results of operations.

Because we have multiple product candidates in our clinical pipeline and are considering a variety of target indications, we may expend our limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

        Because we have limited financial and managerial resources, we must focus our research and development efforts on those product candidates and specific indications that we believe are the most promising. As a result, we may forego or delay our pursuit of opportunities with other product candidates or other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. We may in the future spend our resources on other research programs and product candidates for specific indications that ultimately do not yield any commercially viable products. Furthermore, if we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to sell and market our product candidates, we may not be successful in commercializing our product candidates if and when they are approved.

        We do not have a sales and marketing infrastructure or any experience in the sales, marketing or distribution of pharmaceutical products. We may seek additional third-party collaborators for the commercialization of our other product candidates. In the future, we may choose to build a focused sales and marketing infrastructure to market or co-promote some of our product candidates if and when they are approved, which would be expensive and time-consuming. Alternatively, we may elect to outsource these functions to third parties. Either approach carries significant risks. For example, recruiting and training a sales force is expensive and time-consuming and, if done improperly, could delay a product launch and result in limited sales. If the commercial launch of a product candidate for which we recruit a sales force and establish marketing capabilities is delayed or does not occur for any reason, we would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly, and our investment would be lost if we cannot retain or reposition our sales and marketing personnel. Outsourcing sales and marketing capabilities will depend on our ability to enter into and maintain agreements with other companies having sales, marketing and distribution capabilities, the ability of such companies to successfully market and sell our product candidates, and our ability to enter into such agreements on terms favorable to us.

        Factors that may inhibit our efforts to commercialize our products on our own include, but are not limited to:

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  our inability to recruit, manage and retain adequate numbers of effective sales and marketing personnel;

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  the inability of marketing personnel to develop effective marketing materials;

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  the inability of sales personnel to obtain access to or persuade adequate numbers of physicians to prescribe any future products;

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  the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

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  unforeseen costs and expenses associated with creating an independent sales and marketing organization.

        Entry into agreements with third parties to sell and market our product candidates will subject us to a number of risks, including, but not limited to, the following:

  •
  we may be required to relinquish important rights to our products or product candidates;

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  we may not be able to control the amount and timing of resources that our distributors or collaborators may devote to the commercialization of our product candidates;

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  distributors or collaborators may experience financial difficulties;

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  our distributors or collaborators may not devote sufficient time to the marketing and sales of our products; and

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  business combinations or significant changes in a collaborator's business strategy may adversely affect a collaborator's willingness or ability to complete its obligations under any arrangement.

The availability and amount of reimbursement for our product candidates, if approved, and the manner in which government and private payors may reimburse for any potential products, are uncertain.

        Obtaining coverage and reimbursement approval for a product from a government or other third-party payor is a time-consuming and costly process that could require us to provide supporting scientific, clinical and cost effectiveness data for the use of our products to the payor. There may be significant delays in obtaining such coverage and reimbursement for newly approved products, and coverage may be more limited than the purposes for which the product is approved by the FDA or similar regulatory authorities outside of the United States. Moreover, eligibility for coverage and reimbursement does not imply that a product will be paid for in all cases or at a rate that covers our costs, including research, development, intellectual property, manufacture, sale and distribution expenses. Reimbursement rates may vary according to the use of the product and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost products and may be incorporated into existing payments for other services. Net prices for products may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of product from countries where they may be sold at lower prices than in the United States.

        There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement policies, but also have their own methods and approval process apart from Medicare coverage and reimbursement determinations. It is difficult to predict at this time what third party payors will decide with respect to the coverage and reimbursement for our product candidates. Our inability to promptly obtain coverage and adequate reimbursement rates from both government-funded and private payors for any approved products that we develop could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize products and our overall financial condition.

        Reimbursement may impact the demand for, and/or the price of, any product for which we obtain marketing approval. Assuming we obtain coverage for a given product by a third-party payor, the resulting reimbursement payment rates may not be adequate or may require co-payments that patients find unacceptably high. Patients who are prescribed medications for the treatment of their conditions, and their prescribing physicians, generally rely on third-party payors to reimburse all or part of the costs associated with those medications. Patients are unlikely to use our products unless coverage is provided and reimbursement is adequate to cover all or a significant portion of the cost of our products. Therefore, coverage and adequate reimbursement is critical to new product acceptance. Coverage decisions may depend upon clinical and economic standards that disfavor new drug products when more established or lower cost therapeutic alternatives are already available or subsequently become available.

        The U.S. government, state legislatures and foreign governmental entities have shown significant interest in implementing cost containment programs to limit the growth of government-paid healthcare costs, including price controls, restrictions on reimbursement and coverage and requirements for substitution of generic products for branded prescription drugs.

Adoption of government controls and measures, and tightening of restrictive policies in jurisdictions with existing controls and measures, could exclude or limit our products from coverage and limit payments for pharmaceuticals.

        In addition, we expect that the increased emphasis on managed care and cost containment measures in the U.S. by third-party payors and government authorities to continue and will place pressure on pharmaceutical pricing and coverage. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more drug products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Failure to attract and retain key personnel could impede our ability to develop our products and to obtain new collaborations or other sources of funding.

        Because of the specialized scientific nature of our business and the unique properties of our antibody platform, our success is highly dependent upon our ability to attract and retain qualified scientific and technical personnel, consultants and advisors. We depend greatly on our founders Dr. Vu Truong, our Chief Executive Officer, Chief Scientific Officer and a Director, and Dr. Eric Patzer, our Executive Chairman. We will also need to recruit a significant number of additional personnel in order to achieve our operating goals and financial reporting obligations. In order to pursue our product development and marketing and sales plans, we will need to hire additional qualified scientific personnel to perform research and development, as well as personnel with expertise in clinical testing, government regulation, manufacturing, marketing and sales, which may strain our existing managerial, operational, regulatory compliance, financial and other resources. We also rely on consultants and advisors to assist in formulating our research and development strategy and adhering to complex regulatory requirements. We face competition for qualified individuals from numerous pharmaceutical and biotechnology companies, universities and other research institutions. There can be no assurance that we will be able to attract and retain such individuals on acceptable terms, if at all. The failure to attract and retain qualified personnel, consultants and advisors could have a material adverse effect on our business, financial condition and results of operations.

We may expend our limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

        Because we have limited financial and managerial resources, we focus on research programs and product candidates for the indications that we believe are the most scientifically and commercially promising. Our resource allocation decisions may cause us to fail to capitalize on viable scientific or commercial products or profitable market opportunities. In addition, we may spend valuable time and managerial and financial resources on research programs and product candidates for specific indications that ultimately do not yield any scientifically or commercially viable products. If we do not accurately evaluate the scientific and commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in situations where it would have been more advantageous for us to retain sole rights to development and commercialization.

Risks Relating to Our Financial Position and Need for Additional Capital

We expect to continue to incur increasing net losses for the foreseeable future, and we may never achieve or maintain profitability.

        We are a clinical-stage biopharmaceutical company with a limited operating history. Investment in biopharmaceutical product development is highly speculative because it entails substantial upfront capital expenditures and significant risk that any potential product candidate will fail to demonstrate adequate effect or an acceptable safety profile, gain regulatory approval and become commercially viable. We have no products approved for commercial sale and have not generated any revenue from product sales to date, and we continue to incur significant research and development and other expenses related to our ongoing operations. As a result, we are not profitable and have incurred losses in each period since our inception. For the year ended December 31, 2017, we reported a net loss of approximately $24.7 million. For the three months ended March 31, 2018, we reported a net loss of approximately $7.3 million. As of March 31, 2018, we had an accumulated deficit of $55.8 million.

        To become and remain profitable, we or our partners must succeed in developing our product candidates, obtaining regulatory approval for them, and manufacturing, marketing and selling those products for which we or our partners may obtain regulatory approval. We or they may not succeed in these activities, and we may never generate revenue from product sales that is significant enough to achieve profitability. Because of the numerous risks and uncertainties associated with biopharmaceutical product development and commercialization, we are unable to accurately predict the timing or amount of future expenses or when, or if, we will be able to achieve or maintain profitability. Currently, we have no products approved for commercial sale, and to date we have not generated any product revenue. We have financed our operations primarily through the sale of equity securities, upfront payments pursuant to collaboration agreements, government grants and capital lease and equipment financing. The size of our future net losses will depend, in part, on the rate of growth or contraction of our expenses and the level and rate of growth, if any, of our revenues. Our ability to achieve profitability is dependent on our ability, alone or with others, to complete the development of our products successfully, obtain the required regulatory approvals, manufacture and market our proposed products successfully or have such products manufactured and marketed by others, and gain market acceptance for such products. There can be no assurance as to whether or when we will achieve profitability.

Available cash resources may be insufficient to provide for our working capital needs for the next twelve months. In the event such cash resources are insufficient to provide for our working capital requirements, we will need to raise additional capital to continue as a going concern.

        Our recurring losses from operations raise substantial doubt about our ability to continue as a going concern. The accompanying consolidated interim financial statements have been prepared on a going concern basis that contemplates the realization of assets and discharge of liabilities in their normal course of business. We have suffered recurring losses from operations since inception and negative cash flows from operating activities during the three months ended March 31, 2018 and years ended December 31, 2017 and 2016. As of June 30, 2018, we had $13.5 million of cash and cash equivalents. We expect to incur additional operating losses in the foreseeable future as we continue our product development programs. Our ability to continue as a going concern will require us to obtain additional funding. We believe that the net proceeds from this offering, together with our existing cash and cash equivalents and, will allow us to fund our operating plan through at least the next twelve months. We have based these estimates, however, on assumptions that may prove to be wrong, and we could spend our available financial resources much faster than we currently expect and need to raise additional funds sooner than we anticipate. If we are unable to raise capital when needed or on acceptable terms, we would be forced to delay, reduce or eliminate our research and development programs and commercialization efforts.

We will require substantial additional capital in the future. If additional capital is not available, we will have to delay, reduce or cease operations.

        Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is expensive. Development of our product candidates will require substantial additional funds to conduct research, development and clinical trials necessary to bring such product candidates to market and to establish manufacturing, marketing and distribution capabilities. We expect our development expenses to substantially increase in connection with our ongoing activities, particularly as we advance our clinical programs. Our future capital requirements will depend on many factors, including, among others:

  •
  the scope, rate of progress, results and costs of our preclinical and non-clinical studies, clinical trials and other research and development activities;

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  the scope, rate of progress and costs of our manufacturing development and commercial manufacturing activities;

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  the cost, timing and outcomes of regulatory proceedings, including FDA review of any Biologics License Application, or BLA, or New Drug Application, or NDA, that we file;

  •
  payments required with respect to development milestones we achieve under our in-licensing agreements, including any such payments to University of Chicago, University of Iowa, Brigham and Women's Hospital, Inc., Brigham Young University, Public Health Service and Kenta Biotech Ltd.;

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  the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims;

  •
  the costs associated with commercializing our product candidates, if they receive regulatory approval;

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  the cost and timing of establishing sales and marketing capabilities;

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  competing technological efforts and market developments;

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  changes in our existing research relationships;

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  our ability to establish collaborative arrangements to the extent necessary;

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  revenues received from any future products;

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  the ability to achieve and receive milestone payments for products licensed to collaborators; and

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  payments received under any future strategic collaborations.

        We anticipate that we will continue to generate significant losses for the next several years as we incur expenses to complete our clinical trial programs for our product candidates, build commercial capabilities, develop our pipeline and expand our corporate infrastructure. We believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will allow us to fund our operating plan for at least the next twelve months from the date of this prospectus. However, our operating plan may change as a result of factors currently unknown to us. Changing circumstances may cause us to consume capital faster or slower than we currently anticipate or to alter our operations. We have based these estimates on assumptions that may prove to be wrong, and we could utilize our available financial resources sooner than we currently expect.

        There can be no assurance that our revenue and expense forecasts will prove to be accurate, and any change in the foregoing assumptions could require us to obtain additional financing earlier than anticipated. There is a risk of delay or failure at any stage of developing a product candidate, and the time required and costs involved in successfully accomplishing our objectives cannot be accurately predicted. Actual drug research and development costs could substantially exceed budgeted amounts, which could force us to delay, reduce the scope of or eliminate one or more of our research or development programs. Additionally, if the Cystic Fibrosis Foundation does not continue to provide sufficient level of funding support, we may not be able to complete the Phase 1/2a clinical trial relating to AR-501.

        We may never be able to generate a sufficient amount of product revenue to cover our expenses. Until we do, we expect to seek additional funding through public or private equity or debt financings, collaborative relationships, capital lease transactions or other available financing transactions. However, there can be no assurance that additional financing will be available on acceptable terms, if at all, and such financings could be dilutive to existing security holders. Moreover, in the event that additional funds are obtained through arrangements with collaborators, such arrangements may require us to relinquish rights to certain of our technologies, product candidates or products that we would otherwise seek to develop or commercialize ourselves.

        If adequate funds are not available, we may be required to delay, reduce the scope of or eliminate one or more of our research or development programs. Our failure to obtain adequate financing when needed and on acceptable terms would have a material adverse effect on our business, financial condition and results of operations.

Risks Relating to Manufacturing Activities

We have no experience manufacturing our product candidates at commercial scale, and there can be no assurance that our product candidates can be manufactured in compliance with regulations at a cost or in quantities necessary to make them commercially viable. There can be no assurance that any contract manufacturing facilities will be acceptable for licensure by regulatory authorities or that we can contract to build acceptable facilities.

        We have no experience in commercial-scale manufacturing of mAbs. We may develop our manufacturing capacity in part by building manufacturing facilities. This activity would require substantial additional funds and we would need to hire and train significant numbers of qualified employees to staff these facilities. We may not be able to develop commercial-scale manufacturing facilities that are adequate to produce materials for additional later-stage clinical trials or commercial use. We currently rely on CMOs for bulk product manufacturing and sterile fill and finish of our products, and these contractors currently manufacture our product candidates at a scale that is not adequate for commercial supply. Failure to find and maintain satisfactory commercial-scale manufacturing contractors could impair our ability to supply product for clinical and commercial needs. Additionally, we may decide to outsource some or all of our bulk product manufacturing activities to a third party CMO. Failure of any of these contractors to maintain compliance with cGMPs and other regulatory and legal requirements could result in government actions that would limit or eliminate clinical trial and commercial product supply. Under any agreement with a CMO, we would have less control over the timing and quality of manufacturing than if we were perform such manufacturing ourselves. A CMO would be manufacturing other pharmaceutical products in the same facilities as our product candidates, increasing the risk of cross product contamination. Further, there is no guarantee that any CMO will continue ongoing operations, causing potential delays in product supply, reduced revenues and other liabilities for us.

        The equipment and facilities employed in the manufacture of pharmaceuticals are subject to stringent qualification requirements by regulatory agencies, including validation of equipment, systems and processes. We may be subject to lengthy delays and expense in conducting validation studies, if we can meet the requirements at all.

        If we are unable to manufacture or contract for a sufficient supply of our product candidates on acceptable terms, or if we encounter delays or difficulties in our manufacturing processes or our relationships with other manufacturers, our preclinical and clinical testing schedule would be delayed. This in turn would delay the submission of product candidates for regulatory approval and thereby delay the market introduction and subsequent sales of any products that receive regulatory approval, which would have a material adverse effect on our business, financial condition and results of operations. Furthermore, we or our contract manufacturers must supply all necessary documentation in support of our regulatory approval applications on a timely basis and must adhere to cGMP regulations enforced by the FDA and other regulatory bodies through their facilities inspection programs. If these facilities cannot pass a pre-approval plant inspection, the approval by the FDA or other regulatory bodies of the products will not be granted. If the FDA or a comparable foreign regulatory authority does not approve our facilities and processes for the manufacture of our product candidates or if they withdraw any such approval in the future, we may need to correct the issues or find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for or market our product candidates, if approved.

Our contract manufacturers are subject to significant regulation with respect to manufacturing of our products.

        All entities involved in the preparation of a product candidate for clinical trials or commercial sale, including our contract manufacturing organizations used for bulk product manufacturing and filling and finishing of our bulk product, are subject to extensive regulation. Components of a finished product approved for commercial sale or used in late-stage clinical trials must be manufactured in accordance with cGMP. These regulations govern manufacturing processes and procedures, including record keeping, and the implementation and operation of quality systems to control and assure the quality of investigational products and products approved for sale. The facilities and quality systems of some or all of our third-party contractors must pass a pre-approval inspection for compliance with the applicable regulations as a condition of any regulatory approval of our product candidates. In addition, the regulatory authorities may, at any time, audit or inspect a manufacturing facility involved with the preparation of our product candidates or the associated quality systems for compliance with the regulations applicable to the activities being conducted. The regulatory authorities also may, at any time following approval of a product for sale, audit the manufacturing facilities of our third-party contractors or raw material suppliers. If any such inspection or audit identifies a failure to comply with applicable regulations or if a violation of our product specifications or applicable regulations occurs independent of such an inspection or audit, the relevant regulatory authority may require remedial measures that may be costly and time-consuming to implement and that may include the temporary or permanent suspension of a clinical trial or commercial sales or the temporary or permanent closure of a facility. Our third-party contractors or raw material suppliers may refuse to implement remedial measures required by regulatory authorities. Any failure to comply with applicable manufacturing regulations or failure to implement required remedial measures imposed upon third parties with whom we contract could materially harm our business.

We rely on relationships with third-party contract manufacturers and raw material suppliers, which limits our ability to control the availability of, and manufacturing costs for, our product candidates.

        Problems with any of our contract manufacturers' or raw material suppliers' facilities or processes, could prevent or delay the production of adequate supplies of finished products. This could delay clinical trials or delay and reduce commercial sales and materially harm our business. Any prolonged delay or interruption in the operations of our collaborators' facilities or contract manufacturers' facilities could result in cancellation of shipments, loss of components in the process of being manufactured or a shortfall in availability of a product candidate or products. A number of factors could cause interruptions, including, but not limited to:

  •
  the inability of a supplier to provide raw materials;

  •
  equipment malfunctions or failures at the facilities of our collaborators or suppliers;

  •
  high process failure rates;

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  damage to facilities due to natural or man-made disasters;

  •
  changes in regulatory requirements or standards that require modifications to our or our collaborators' and suppliers' manufacturing processes;

  •
  action by regulatory authorities or by us that results in the halting or slowdown of production of components or finished product at our facilities or the facilities of our collaborators or suppliers;

  •
  problems that delay or prevent manufacturing technology transfer to another facility, contract manufacturer or collaborator with subsequent delay or inability to start up a commercial facility;

  •
  a contract manufacturer or supplier going out of business, undergoing a capacity shortfall or otherwise failing to produce product as contractually required;

  •
  employee or contractor misconduct or negligence;

  •
  shipping delays, losses or interruptions; and other similar factors.

        Because manufacturing processes are complex and are subject to a lengthy regulatory approval process, alternative qualified production capacity and sufficiently trained or qualified personnel may not be available on a timely or cost-effective basis or at all. Difficulties or delays in our contract manufacturers' production of drug substances could delay our clinical trials, increase our costs, damage our reputation and cause us to lose revenue and market share if we are unable to timely meet market demand for any products that are approved for sale.

        The manufacturing process for our product candidates has several components that are sourced from a single manufacturer. If we utilize an alternative manufacturer or alternative component, we may be required to demonstrate comparability of the drug product before releasing the product for clinical use and we may not be to find an alternative supplier. For example, the stoppers used to seal the vials of our products are made by a single supplier using a proprietary formula and process. Any change to the stopper would require us to carry out lengthy studies to verify that our product remains stable with the replacement stopper. The loss of any of our current suppliers could result in manufacturing delays for the component substitution, and we may need to accept changes in terms or price from our existing supplier in order to avoid such delays.

        Further, if our contract manufacturers are not in compliance with regulatory requirements at any stage, including post-marketing approval, we may be fined, forced to remove a product from the market and/or experience other adverse consequences, including delays, which could materially harm our business.

We use and generate hazardous materials in our business and must comply with environmental laws and regulations, which can be expensive.

        Our research, development and manufacturing involves the controlled use of hazardous materials, chemicals, various active microorganisms and volatile organic compounds, and we may incur significant costs as a result of the need to comply with numerous laws and regulations. For example, as a pharmacologically-active material, any residual impurities in process-waste streams must be disposed of as hazardous waste. We are subject to laws and regulations enforced by the FDA, the Drug Enforcement Agency, foreign health authorities and other regulatory requirements, including the Occupational Safety and Health Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act, and other current and potential federal, state, local and foreign laws and regulations governing the use, manufacture, storage, handling and disposal of our products, materials used to develop and manufacture our product candidates, and resulting waste products. Although we believe that our safety procedures for handling and disposing of such materials, and for killing any unused microorganisms before disposing of them, comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result and any such liability could exceed our resources.

During the course of the product life cycle we will make process changes to scale up manufacturing to commercial manufacture or transfer the production to alternate sites or contract manufacturers. Our ability to successfully implement these changes will depend on our ability to demonstrate, to the satisfaction of the FDA and other regulatory agencies that the product made by the new process or at the new site is comparable to the original product.

        In the event that manufacturing process changes are necessary for the further development of a product candidate, we may not be able to reach agreement with regulatory agencies on the criteria for demonstrating comparability to the original product, which would require us to repeat clinical studies performed with the original product. This could result in lengthy delays in implementing the new process or site and consequent delays in regulatory approval and commercial sales of product derived from the new process. If we reach agreement with regulatory agencies on the criteria for establishing comparability, we may not be able to meet these criteria or may suffer lengthy delays in meeting these criteria. This may result in significant lost sales due to inability to meet commercial demand with the original product. Furthermore, studies to demonstrate comparability, or any other studies on the new process or site such as validation studies, may uncover findings that result in regulatory agencies delaying or refusing to approve the new process or site.

Risks Relating to Our Joint Venture Agreement

If our joint venture with Hepalink is not successful or if we fail to realize the benefits we anticipate from such joint venture, we may not be able to capitalize on the full market potential of our products in China, Hong Kong, Macau and Taiwan.

        On February 11, 2018, we entered into a Joint Venture Contract, or the JV Agreement, with Shenzhen Hepalink Pharmaceutical Group Co., Ltd., a People's Republic of China company, or Hepalink, pursuant to which we formed a Joint Venture company named Shenzen Arimab BioPharmaceuticals Co., Ltd., or SABC, a People's Republic of China Company, develop, manufacture, import and distribute AR-101 and AR-301 in China, Hong Kong, Macau and Taiwan, collectively, referred to as the Territory. The Joint Venture received regulatory approval in China and SABC was formed on July 2, 2018.

        Hepalink contributed the equivalent of $6.0 million in renminbi, the official currency of the People's Republic of China, and owns 51% of the capital of SABC and we are required to contribute (i) $1.0 million in cash and (ii) a license to AR-101 and AR-301 pursuant to a Technology License and Collaboration Agreement between us and SABC and we own 49% of the capital of SABC. In addition, Hepalink will provide SABC with clinical and regulatory personnel services for clinical and regulatory review, application and filing procedures in the Territory and we will provide clinical and regulatory personnel services to assist in coordination of the execution of the clinical study in China and also with CMC personnel services for drug supply and manufacturing planning. Upon the completion certain milestone events, which could occur as early as January 2019 and includes obtaining approval for a phase III clinical trial in mainland China, Hepalink will be obligated to contribute an equivalent of $9.0 million in renminbi in exchange for additional equity in SABC. If and to the extent these milestone events occur and Hepalink contributes additional capital to SABC, our 49% ownership stake in SABC will be diminished in proportion to such investment.

        While SABC is obligated to use its commercially best efforts to commercialize our products and product candidates in the Territory, we have limited contractual rights to direct its activities. Hepalink has the majority of the voting equity in SABC, and has the right to designate three of five board seats. Therefore, Hepalink may have a greater influence in the commercialization efforts and other operations of SABC. In general, our joint venture with Hepalink subjects us to a number of related risks including that:

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  SABC may not commit sufficient resources to the marketing and distribution of our products in the Territory;

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  SABC may infringe the intellectual property rights of third parties, which may expose us to litigation and other potential liability;

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  our obligation to contribute $1.0 million in cash to SABC, as long as we remain a shareholder of SABC, may not be transferred back to us or converted into USD and thus, may only be used for goods and services in China;

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  disputes may arise among SABC, Hepalink and us that result in the delay or termination of the commercialization of our products or product candidates or that result in costly litigation or arbitration that diverts management attention and resources; and

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  SABC may not provide us with timely and accurate information regarding commercialization status or results, which could adversely impact our ability to manage our own commercialization efforts, accurately forecast financial results or provide timely information to our shareholders regarding our commercialization efforts in the Territory.

        While we believe that our board representation, voting rights and other contractual rights with respect to SABC serve to mitigate some of these risks, we may have disagreements with the other directors and Hepalink that could impair our ability to influence SABC to act in a manner that we believe is in the best interests of our company. Upon the completion of certain milestone events, Hepalink will become obligated to acquire additional shares of SABC, the proceeds of which would be received by SABC in exchange for newly issued shares. We may not be able to access the funds for our own operations.

        The laws of the People's Republic of China, which govern SABC's management and operations, may not offer the same protections afforded to minority stockholders under the Delaware General Corporation Law. Consequently, SABC may make business decisions that are not in our best interests as minority equityholders.

Risks Relating to Competitive Factors

We compete in an industry characterized by extensive research and development efforts and rapid technological progress. New discoveries or commercial developments by our competitors could render our potential products obsolete or non-competitive.

        New developments occur and are expected to continue to occur at a rapid pace in our industry, and there can be no assurance that discoveries or commercial developments by our competitors will not render some or all of our potential products obsolete or non-competitive, which could have a material adverse effect on our business, financial condition and results of operations. New data from commercial and clinical-stage products continue to emerge and it is possible that these data may alter current standards of care, completely precluding us from further developing our product candidates or preventing us from getting them approved by regulatory agencies. Further, it is possible that we may initiate a clinical trial or trials for our product candidates, only to find that data from competing products make it impossible for us to complete enrollment in these trials, resulting in our inability to file for marketing approval with regulatory agencies. Even if these products are approved for marketing in a particular indication or indications, they may have limited sales due to particularly intense competition in these markets.

        We expect to compete with fully integrated and well-established pharmaceutical and biotechnology companies in the near- and long-term. Most of these companies have substantially greater financial, research and development, manufacturing and marketing experience and resources than we do and represent substantial long-term competition for us. Such companies may succeed in discovering and developing pharmaceutical products more rapidly than we do or pharmaceutical products that are safer, more effective or less costly than any that we may develop. Such companies also may be more successful than we are in manufacturing, sales and marketing. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and established biotechnology companies. Academic institutions, governmental agencies and other public and private research organizations also conduct clinical trials, seek patent protection and establish collaborative arrangements for the development of product candidates.

        We expect competition among products will be based on product efficacy and safety, the timing and scope of regulatory approvals, availability of supply, marketing and sales capabilities, reimbursement coverage, price and patent position. There can be no assurance that our competitors will not develop safer and more effective products, commercialize products earlier than we do, or obtain patent protection or intellectual property rights that limit our ability to commercialize our products.

        There can be no assurance that our issued patents or pending patent applications, if issued, will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide us with proprietary protection or a competitive advantage.

Our competitors may develop and market products that are less expensive, more effective, safer or reach the market sooner than our product candidates, which may diminish or eliminate the commercial success of any products we may commercialize.

        The biopharmaceutical industry is highly competitive. There are many public and private biopharmaceutical companies, public and private universities and research organizations actively engaged in the discovery and research and development of products for infectious disease. Several companies are developing mAbs to treat infections, including Merck & Co., Medimmune, LLC (AstraZeneca), Arsanis, Inc., and Alopexx Enterprises, LLC.

        There is no assurance, however, that another company will not discover how to successfully develop these antibodies for competing indications.

        Among current antimicrobial therapies, antibiotics, particularly those administered by inhalation, can be competitors to our products especially Panaecin for lung infections. TOBI, an inhaled antibiotic (tobramycin) has the longest treatment history, although Cayston (inhaled aztreonam) was recently approved for lung infections in cystic fibrosis patients. There are antibiotics being developed for gram-positive or gram-negative bacterial infections that could impact the use of standard of care antibiotics in hospitals. These therapies could impact both the clinical results and use of our products being developed for hospital acquired pneumonia.

        Many of our competitors, either alone or with their strategic collaborators, have substantially greater financial, technical and human resources than we do and significantly greater experience in the discovery and development of drugs, obtaining FDA and other regulatory approvals, and the commercialization of those products. Accordingly, our competitors may be more successful in obtaining approval for drugs and achieving widespread market acceptance. Our competitors' drugs may be more effective, or more effectively marketed and sold, than any drug we may commercialize and may render our product candidates obsolete or non-competitive before we can recover the significant expenses of developing and commercializing any of our product candidates. We anticipate that we will face intense and increasing competition as new drugs enter the market and advanced technologies become available.

        We also compete with other clinical-stage companies and institutions for clinical trial participants, which could reduce our ability to recruit participants for our clinical trials. Delay in recruiting clinical trial participants could adversely affect our ability to bring a product to market prior to our competitors. Further, research and discoveries by others may result in breakthroughs that render our product candidates obsolete even before they begin to generate any revenue.

        In addition, our competitors may obtain patent protection or FDA approval and commercialize products more rapidly than we do, which may impact future sales of any of our product candidates that receive marketing approval. If the FDA approves the commercial sale of any of our product candidates, we will also be competing with respect to marketing capabilities and manufacturing efficiency, areas in which we have limited or no experience. We expect competition among products will be based on product efficacy and safety, the timing and scope of regulatory approvals, availability of supply, marketing and sales capabilities, product price, reimbursement coverage by government and private third-party payors, and patent position. Our profitability and financial position will suffer if our products receive regulatory approval, but cannot compete effectively in the marketplace.

        If any of our product candidates are approved and commercialized, we may face competition from biosimilars. The route to market for biosimilars was established with the passage of the Patient Protection and Affordable Care Act, or PPACA, in March 2010, providing 12 years of marketing exclusivity for reference products and an additional six months of exclusivity if pediatric studies are conducted. In the EU, the EMA has issued guidelines for approving products through an abbreviated pathway, and biosimilars have been approved. If a biosimilar version of one of our potential products were approved in the U.S. or EU, it could have a negative effect on sales and gross profits of the potential product and our financial condition.

Even if we achieve market acceptance for our products, we may experience downward pricing pressure on the price of our drugs because of generic and biosimilar competition and social pressure to lower the cost of drugs.

        Several of the FDA approved products for infectious diseases face patent expiration in the next several years. As a result, generic versions and biosimilars of these drugs and biologicals may become available. We expect to face competition from these products, including price-based competition. Pressure from government and private reimbursement groups, plus patient awareness and other social activist groups to reduce drug prices may also put downward pressure on the prices of drugs, including our product candidates, if they are commercialized. Also, if a biosimilar to any of our product candidates is approved by regulatory agencies, there will be significant pricing pressure on our products, causing us or our collaborators to reduce the sales price of our products.

Our product candidates may not be accepted in the marketplace; therefore, we may not be able to generate significant revenue, if any.

        Even if our product candidates are approved for sale, physicians and the medical community may not ultimately use them or may use them only in applications more restricted than we expect. Our product candidates, if successfully developed, will compete with a number of traditional products, including antibiotics, and immunotherapies manufactured and marketed by major pharmaceutical and other biotechnology companies. Our product candidates will also compete with new products currently under development by such companies and others. Physicians will prescribe a product only if they determine, based on experience, clinical data, side effect profiles, reimbursement for their patients and other factors, that it is beneficial as compared to other products currently in use. Furthermore, physicians have been prescribing traditional antibiotics for decades and may be resistant to switching to new, less established therapies. Many other factors influence the adoption of new products, including marketing and distribution restrictions, course of treatment, adverse publicity, product pricing, the views of thought leaders in the medical community and reimbursement by government and private third-party payors.

Risks Relating to our Reliance on Third Parties

We rely on third parties to conduct our preclinical studies and our clinical trials and to store and distribute our products for the clinical trials we conduct. If these third parties do not perform as contractually required or expected, we may not be able to obtain regulatory approval for our product candidates, or we may be delayed in doing so.

        We often rely on third parties, such as CROs, medical institutions, academic institutions, clinical investigators and contract laboratories, to conduct our preclinical studies and clinical trials. We are responsible for confirming that our preclinical studies are conducted in accordance with applicable regulations and that each of our clinical trials is conducted in accordance with its general investigational plan and protocol. The FDA requires us to comply with Good Laboratory Practice for conducting and recording the results of our preclinical studies and Good Clinical Practices, or GCP, for conducting, monitoring, recording and reporting the results of clinical trials, to ensure that data and reported results are accurate and that the clinical trial participants are adequately protected. Our reliance on third parties does not relieve us of these responsibilities. If the third parties conducting our clinical trials do not perform their contractual duties or obligations, do not meet expected deadlines, fail to comply with GCP, do not adhere to our clinical trial protocols or otherwise fail to generate reliable clinical data, we may need to enter into new arrangements with alternative third parties and our clinical trials may be more costly than expected or budgeted, extended, delayed or terminated or may need to be repeated, and we may not be able to obtain regulatory approval for or commercialize the product candidate being tested in such trials.

        Our CROs are not our employees, and we are therefore unable to directly monitor whether or not they devote sufficient time and resources to our clinical and preclinical programs. These CROs may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials or other product development activities that could harm our competitive position. If our CROs do not successfully carry out their contractual duties or obligations, fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements, or for any other reasons, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for, or successfully commercialize, our therapeutic candidates. If any such event were to occur, our financial results and the commercial prospects for our therapeutic candidates would be harmed, our costs could increase, and our ability to generate revenues could be delayed.

        If any of our relationships with these third-party CROs terminate, we may not be able to enter into arrangements with alternative CROs or to do so on commercially reasonable terms. Further, switching or adding additional CROs involves additional costs and requires management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays occur, which could materially impact our ability to meet our desired clinical development timelines. Though we carefully manage our relationships with our CROs, there can be no assurance that we will not encounter challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects.

        In addition, our future clinical trials will require a sufficient number of test subjects to evaluate the safety and effectiveness of our therapeutic candidates. Accordingly, if our CROs fail to comply with these regulations or fail to recruit a sufficient number of patients, we may be required to repeat such clinical trials, which would delay the regulatory approval process.

        We also rely on other third parties to store and distribute our products for the clinical trials that we conduct. Any performance failure on the part of our distributors could delay clinical development or marketing approval of our therapeutic candidates or commercialization of our products, if approved, producing additional losses and depriving us of potential product revenue.

We may explore new strategic collaborations that may never materialize or may fail.

        We may, in the future, periodically explore a variety of new strategic collaborations in an effort to gain access to additional product candidates or resources. At the current time, we cannot predict what form such a strategic collaboration might take. We are likely to face significant competition in seeking appropriate strategic collaborators, and these strategic collaborations can be complicated and time-consuming to negotiate and document. We may not be able to negotiate strategic collaborations on acceptable terms, or at all. We are unable to predict when, if ever, we will enter into any additional strategic collaborations because of the numerous risks and uncertainties associated with establishing strategic collaborations.

Risks Relating to our Exposure to Litigation

We are exposed to potential product liability or similar claims, and insurance against these claims may not be available to us at a reasonable rate in the future.

        Our business exposes us to potential liability risks that are inherent in the testing, manufacturing and marketing of human therapeutic products. Clinical trials involve the testing of product candidates on human subjects or volunteers under a research plan, and carry a risk of liability for personal injury or death to patients due to unforeseen adverse side effects, improper administration of the product candidate, or other factors. Many of these patients are already seriously ill and are therefore particularly vulnerable to further illness or death.

        Our U.S. clinical trial liability insurance provides for $3 million in coverage with no per occurrence limit below that amount, our Belgium clinical trial liability insurance provides for €3.5 million ($4.1 million) in coverage with a limit of €1 million ($1.2 million) per occurrence, our France clinical trial liability insurance provides for €6 million ($7.0 million) in coverage with a limit of €1 million ($1.2 million) per occurrence, our Spain clinical trial liability insurance provides for €2.5 million ($2.9 million) in coverage with a limit of €0.25 million ($0.3 million) per occurrence and our U.K. clinical trial insurance provides for £5 million ($6.6 million) in coverage with a limit of £5 million ($6.6 million) per occurrence. However, there can be no assurance that we will be able to maintain such insurance or that the amount of such insurance will be adequate to cover claims. We could be materially and adversely affected if we were required to pay damages or incur defense costs in connection with a claim outside the scope of indemnity or insurance coverage, if the indemnity is not performed or enforced in accordance with its terms, or if our liability exceeds the amount of applicable insurance. In addition, there can be no assurance that insurance will continue to be available on terms acceptable to us, if at all, or that if obtained, the insurance coverage will be sufficient to cover any potential claims or liabilities. Similar risks would exist upon the commercialization or marketing of any products by us or our collaborators.

        Regardless of their merit or eventual outcome, product liability claims may result in:

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  decreased demand for our product;

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  injury to our reputation and significant negative media attention;

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  withdrawal of clinical trial volunteers;

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  costs of litigation;

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  distraction of management; and

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  substantial monetary awards to plaintiffs.

        Should any of these events occur, it could have a material adverse effect on our business and financial condition.

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to the Company.

        Our certificate of incorporation provides that we will indemnify our directors to the fullest extent permitted by Delaware law.

        In addition, as permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that:

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  we may, in our discretion, indemnify other officers, employees and agents in those circumstances where indemnification is permitted by applicable law;

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  we are required to advance expenses, as incurred, to our directors and executive officers in connection with defending a proceeding, except that such directors or executive officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

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  we will not be obligated pursuant to our bylaws to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by our Board of Directors, (iii) such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in the corporation under applicable law or (iv) such indemnification is required to be made pursuant to our amended and restated bylaws;

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  the rights conferred in our bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons; and

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  we may not retroactively amend our bylaw provisions to reduce our indemnification obligations to directors, officers, employees and agents.

        As a result, if we are required to indemnify one or more of our directors or executive officers, it may reduce our available funds to satisfy successful third-party claims against us, may reduce the amount of money available to us and may have a material adverse effect on our business and financial condition.

Risks Relating to Regulation of Our Industry

The biopharmaceutical industry is subject to significant regulation and oversight in the United States, in addition to approval of products for sale and marketing. We may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, transparency, health information privacy and security laws and other healthcare laws and regulations. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

        Healthcare providers, physicians and third-party payors will play a primary role in the recommendation and prescription of any future product candidates we may develop and any product candidates for which we obtain marketing approval. In addition to FDA restrictions on marketing of biopharmaceutical products, we are exposed, directly, or indirectly, through our customers, to broadly applicable fraud and abuse and other healthcare laws and regulations that may affect the business or financial arrangements and relationships through which we would market, sell and distribute our products. The laws that may affect our ability to operate include, but are not limited to:

        The federal Anti-Kickback Statute which prohibits any person or entity from, among other things, knowingly and willfully offering, paying, soliciting or receiving any remuneration, directly or indirectly, overtly or covertly, in cash or in-kind, to induce or reward either the referring of an individual for, or the purchasing, leasing, ordering or arranging for the purchase, lease or order of any health care item or service reimbursable, in whole or in part, under Medicare, Medicaid or any other federally financed healthcare program. The term "remuneration" has been broadly interpreted to include anything of value. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers and formulary managers on the other hand. Although there are a number of statutory exceptions and regulatory safe harbors protecting certain common activities from prosecution, the exceptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. Our practices may not in all cases meet all of the criteria for safe harbor protection from federal Anti-Kickback Statute liability.

        The federal false claims and civil monetary penalty laws, including the Federal False Claims Act, which imposes significant penalties and can be enforced by private citizens through civil qui tam actions, prohibits any person or entity from, among other things, knowingly presenting, or causing to be presented, a false, fictitious or fraudulent claim for payment to the federal government, or knowingly making, using or causing to be made, a false statement or record material to a false or fraudulent claim to avoid, decrease or conceal an obligation to pay money to the federal government. In addition, a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the Federal False Claims Act. As a result of a modification made by the Fraud Enforcement and Recovery Act of 2009, a claim includes "any request or demand" for money or property presented to the U.S. government. Further, manufacturers can be held liable under the False Claims Act even when they do not submit claims directly to government payors if they are deemed to "cause" the submission of false or fraudulent claims. Criminal prosecution is also possible for making or presenting a false, fictitious or fraudulent claim to the federal government. Several pharmaceutical and other health care companies have been prosecuted under these laws for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of marketing of the product for unapproved, and thus non-reimbursable, uses.

        The federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which, among other things, imposes criminal liability for executing or attempting to execute a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and creates federal criminal laws that prohibit knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statements or representations, or making or using any false writing or document knowing the same to contain any materially false, fictitious or fraudulent statement or entry in connection with the delivery of or payment for healthcare benefits, items or services.

        HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and its implementing regulations, which impose certain requirements relating to the privacy, security, transmission and breach reporting of individually identifiable health information upon entities subject to the law, such as health plans, healthcare clearinghouses and certain healthcare providers and their respective business associates that perform services for them that involve individually identifiable health information. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in U.S. federal courts to enforce the federal HIPAA laws and seek attorneys' fees and costs associated with pursuing federal civil actions.

        The federal physician payment transparency requirements, sometimes referred to as the "Physician Payments Sunshine Act," and its implementing regulations, which require certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children's Health Insurance Program (with certain exceptions) to report annually to the United States Department of Health and Human Services, or HHS, information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members.

        State and foreign law equivalents of each of the above federal laws, such as anti-kickback and false claims laws, that may impose similar or more prohibitive restrictions, and may apply to items or services reimbursed by non-governmental third-party payors, including private insurers.

        State laws that require pharmaceutical companies to implement compliance programs, comply with the pharmaceutical industry's voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, or to track and report gifts, compensation and other remuneration provided to physicians and other healthcare providers, state and local laws that require the registration of pharmaceutical sales representatives, and other federal, state and foreign laws that govern the privacy and security of health information or personally identifiable information in certain circumstances, including state health information privacy and data breach notification laws which govern the collection, use, disclosure, and protection of health-related and other personal information, many of which differ from each other in significant ways and often are not pre-empted by HIPAA, thus requiring additional compliance efforts.

        Because of the breadth of these laws and the narrowness of the safe harbors, it is possible that some of our business activities could be subject to challenge under one or more of these laws. The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform, especially in light of the lack of applicable precedent and regulations. Federal and state enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry.

        Ensuring that our business arrangements with third parties comply with applicable healthcare laws and regulations will likely be costly and time consuming. If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, individual imprisonment, exclusion from governmental funded healthcare programs, such as Medicare and Medicaid, contractual damages, reputational harm, diminished profits and future earnings, additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could have a material adverse effect on our business.

        We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with FDA regulations, provide accurate information to the FDA, comply with manufacturing standards we have established, comply with federal and state health-care fraud and abuse laws and regulations, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent misconduct may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business and results of operations, including the imposition of significant civil, criminal, and administrative penalties, damages, fines, disgorgement, individual imprisonment, exclusion from governmental funded healthcare programs, such as Medicare and Medicaid, contractual damages, reputational harm, diminished profits and future earnings, additional reporting obligations and oversight if subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws.

Health care reform measures could adversely affect our business.

        In the United States and foreign jurisdictions, there have been, and continue to be, a number of legislative and regulatory changes and proposed changes to the healthcare system that could affect our future results of operations. In particular, there have been and continue to be a number of initiatives at the U.S. federal and state levels that seek to reduce healthcare costs. In 2010, the PPACA was enacted, which includes measures to significantly change the way health care is financed by both governmental and private insurers. Among the provisions of the PPACA of greatest importance to the pharmaceutical and biotechnology industry are the following:

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  an annual, nondeductible fee on any entity that manufactures or imports certain branded prescription drugs and biologic agents, apportioned among these entities according to their market share in certain government healthcare programs;

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  implementation of the federal physician payment transparency requirements, sometimes referred to as the "Physician Payments Sunshine Act";

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  a licensure framework for follow-on biologic products;

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  a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research;

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  establishment of a Center for Medicare Innovation at the Centers for Medicare & Medicaid Services, or CMS, to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending;

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  an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program, to 23.1% and 13% of the average manufacturer price for most branded and generic drugs, respectively and capped the total rebate amount for innovator drugs at 100% of the Average Manufacturer Price, or AMP;

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  a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for certain drugs and biologics, including our product candidates, that are inhaled, infused, instilled, implanted or injected;

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  extension of manufacturers' Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

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  expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers' Medicaid rebate liability;

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  a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (and 70% commencing January 1, 2019) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer's outpatient drugs to be covered under Medicare Part D; and

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  expansion of the entities eligible for discounts under the Public Health program.

        Some of the provisions of the PPACA have yet to be implemented, and there have been legal and political challenges to certain aspects of the PPACA. Since January 2017, President Trump has signed two executive orders and other directives designed to delay, circumvent, or loosen certain requirements mandated by the PPACA. Concurrently, Congress has considered legislation that would repeal or repeal and replace all or part of the PPACA. While Congress has not passed repeal legislation two bills affecting the implementation of certain taxes under the PPACA have been signed into law. The Tax Cuts and Jobs Act of 2017 includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the PPACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the "individual mandate." Additionally, on January 22, 2018, President Trump signed a continuing resolution on appropriations for fiscal year 2018 that delayed the implementation of certain PPACA-mandated fees, including the so-called "Cadillac" tax on certain high cost employer-sponsored insurance plans, the annual fee imposed on certain health insurance providers based on market share, and the medical device excise tax on non-exempt medical devices. Further, the Bipartisan Budget Act of 2018, or the BBA, among other things, amends the PPACA, effective January 1, 2019, to close the coverage gap in most Medicare drug plans, commonly referred to as the "donut hole." More recently, in July 2018, CMS published a final rule permitting further collections and payments to and from certain PPACA qualified health plans and health insurance issuers under the PPACA risk adjustment program in response to the outcome of federal district court litigation regarding the method CMS uses to determine this risk adjustment. Congress may consider other legislation to repeal or replace elements of the PPACA.

        Many of the details regarding the implementation of the PPACA are yet to be determined, and at this time, the full effect that the PPACA would have on our business remains unclear. In particular, there is uncertainty surrounding the applicability of the biosimilars provisions under the PPACA to our product candidates. The FDA has issued several guidance documents, and withdrawn others, but no implementing regulations on biosimilars have been adopted. A number of biosimilar applications have been approved over the past few years. It is not certain that we will receive 12 years of biologics marketing exclusivity for any of our products. The regulations that are ultimately promulgated and their implementation are likely to have considerable impact on the way we conduct our business and may require us to change current strategies. A biosimilar is a biological product that is highly similar to an approved drug notwithstanding minor differences in clinically inactive components, and for which there are no clinically meaningful differences between the biological product and the approved drug in terms of the safety, purity, and potency of the product.

        Additionally, there has been heightened governmental scrutiny in the United States of pharmaceutical pricing practices in light of the rising cost of prescription drugs and biologics. Such scrutiny has resulted in several recent congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for products. At the federal level, the Trump administration's budget proposal for fiscal year 2019 contains further drug price control measures that could be enacted during the 2019 budget process or in other future legislation, including, for example, measures to permit Medicare Part D plans to negotiate the price of certain drugs under Medicare Part B, to allow some states to negotiate drug prices under Medicaid, and to eliminate cost sharing for generic drugs for low-income patients. Further, the Trump administration released a "Blueprint" to lower drug prices and reduce out of pocket costs of drugs that contains additional proposals to increase drug manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products and reduce the out of pocket costs of drug products paid by consumers. HHS has already started the process of soliciting feedback on some of these measures and, at the same, is immediately implementing others under its existing authority. Although a number of these, and other potential, proposals will require authorization through additional legislation to become effective, Congress and the Trump administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. At the state level, legislatures have become increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access, and marketing cost disclosure and transparency measures, and to encourage importation from other countries and bulk purchasing. Legally mandated price controls on payment amounts by third-party payors or other restrictions could harm our business, results of operations, financial condition and prospects. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. This could reduce ultimate demand for our products or put pressure on our product pricing, which could negatively affect our business, results of operations, financial condition and prospects.

        Further, on May 30, 2018, the Trickett Wendler, Frank Mongiello, Jordan McLinn, and Matthew Bellina Right to Try Act of 2017 ("Right to Try Act") was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new drug products that have completed a Phase I clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program.

        In addition, given recent federal and state government initiatives directed at lowering the total cost of healthcare, Congress and state legislatures will likely continue to focus on healthcare reform, the cost of prescription drugs and biologics and the reform of the Medicare and Medicaid programs. While we cannot predict the full outcome of any such legislation, it may result in decreased reimbursement for drugs and biologics, which may further exacerbate industry-wide pressure to reduce prescription drug prices. This could harm our ability to generate revenues. Increases in importation or re-importation of pharmaceutical products from foreign countries into the United States could put competitive pressure on our ability to profitably price our products, which, in turn, could adversely affect our business, results of operations, financial condition and prospects. We might elect not to seek approval for or market our products in foreign jurisdictions in order to minimize the risk of re-importation, which could also reduce the revenue we generate from our product sales. It is also possible that other legislative proposals having similar effects will be adopted.

        Furthermore, regulatory authorities' assessment of the data and results required to demonstrate safety and efficacy can change over time and can be affected by many factors, such as the emergence of new information, including on other products, changing policies and agency funding, staffing and leadership. We cannot be sure whether future changes to the regulatory environment will be favorable or unfavorable to our business prospects. For example, average review times at the FDA for marketing approval applications can be affected by a variety of factors, including budget and funding levels and statutory, regulatory and policy changes.

Risks Relating to Protecting our Intellectual Property

If we are unable to protect our proprietary rights or to defend against infringement claims, we may not be able to compete effectively or operate profitably.

        Our success will depend, in part, on our ability to obtain patents, operate without infringing the proprietary rights of others and maintain trade secrets or other proprietary know-how, both in the United States and other countries. Patent matters in the biotechnology and pharmaceutical industries can be highly uncertain, can involve changes in laws or regulations, and involve complex legal and factual questions. Accordingly, the issuance, validity, breadth and enforceability of our patents and the existence of potentially blocking patent rights of others cannot be predicted with any degree of certainty, either in the United States or in other countries.

        Obtaining, maintaining, and enforcing patents is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications, or maintain, enforce and/or license patents that may issue based on our patent applications, at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development results before it is too late to obtain patent protection. Moreover, in some circumstances, we may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the patents, covering technology that we license from or license to third parties and are reliant on our licensors or licensees. Further, although we enter into non-disclosure and confidentiality agreements with parties who have access to patentable aspects of our research and development output, such as our employees, corporate collaborators, outside scientific collaborators, contract research organizations, contract manufacturers, consultants, advisors and other third parties, any of these parties may breach these agreements and disclose such results before a patent application is filed, thereby jeopardizing our ability to seek patent protection.

        There can be no assurance that we will discover or develop patentable products or processes or that patents will issue from any of the currently pending patent applications or that claims granted on issued patents will be sufficient to protect our technologies, processes, or adequately cover the actual products we may actually sell. Potential competitors or other researchers in the field may have filed patent applications, been issued patents, published articles or otherwise created prior art that could restrict or block our efforts to obtain additional patents or act as obstacles to our pending patent applications. There also can be no assurance that our issued patents or pending patent applications, if issued, will not be challenged, invalidated, rendered unenforceable or not infringed, or that the rights granted thereunder will provide us with proprietary protection or competitive advantages. We may not be aware of all third-party intellectual property rights potentially relating to our product candidates or their intended uses, and as a result the impact of such third-party intellectual property rights upon the patentability of our own patents and patent applications, as well as the impact of such third-party intellectual property upon our freedom to operate, is highly uncertain. Patent applications in the U.S. and other jurisdictions are typically not published until 18 months after filing or, in some cases, not at all. Therefore, we cannot know with certainty whether we were the first to make the inventions claimed in our patents or pending patent applications, or that we were the first to file for patent protection of such inventions. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Our patents or pending patent applications may be challenged in the courts or patent offices in the U.S. and abroad. For example, we may be subject to a third party pre-issuance submission of prior art to the U.S. Patent and Trademark Office, or become involved in post-grant review procedures, oppositions, derivations, reexaminations, inter partes review or interference proceedings, in the U.S. or elsewhere, challenging our patent rights or the patent rights of others. An adverse determination in any such challenges may result in loss of exclusivity or in patent claims being narrowed, invalidated, or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and products. In addition, given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. The patent position of biopharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation, resulting in court decisions, including Supreme Court decisions, that have increased uncertainties as to the ability to enforce patent rights in the future. In addition, the laws of foreign countries may not protect our rights to the same extent as the laws of the U.S., or vice versa. Our patent rights also depend on our compliance with technology and patent licenses upon which our patent rights are based and upon the validity of assignments of patent rights from consultants and other inventors that were, or are, not employed by us.

        In addition, competitors may manufacture and sell our potential products in those foreign countries where we have not filed for patent protection or where patent protection may be unavailable, not obtainable or ultimately not enforceable or meaningful. In addition, even where patent protection is obtained, third-party competitors may challenge our patent claims in the various patent offices, for example via opposition in the European Patent Office or reexamination or interference proceedings in the United States Patent and Trademark Office, or USPTO, or find ways to design around our patents by producing competitive non-infringing alternative products. The ability of such competitors to sell such products in the United States or in foreign countries where we have obtained patents is usually governed by the patent laws of the countries in which the product is sold.

        We will incur significant ongoing expenses in maintaining our patent portfolio in addition to maintaining other registered intellectual property such as trademarks and copyrights. Maintaining registered intellectual property such as patents and trademarks requires timely filing certain maintenance documents and paying certain maintenance fees, the failure of which could result in abandonment or cancellation of such registered intellectual property. Should we lack the funds to maintain our patent portfolio or other registered intellectual property, or to enforce our rights against infringers, we could be adversely impacted. Even if we succeed in enforcing one of our patents against a third party in a claim of infringement, any such action could divert the time and attention of management and impair our ability to access additional capital and/or cost us significant funds.

If we cannot meet requirements under our license and sublicense agreements, we could lose the rights to our products, which could have a material adverse effect on our business.

        We depend on licensing and sublicensing agreements with third parties such as the University of Chicago, University of Iowa, Brigham and Women's Hospital, Inc., Brigham Young University, Public Health Service and Kenta Biotech Ltd to maintain the intellectual property rights to certain of our product candidates. These agreements require us to make payments and satisfy performance obligations in order to maintain our rights under these agreements. All of these agreements last either throughout the life of the patents that are the subject of the agreements, or with respect to other licensed technology, for a number of years after the first commercial sale of the relevant product. If we fail to comply with the obligations under our license agreements or use the intellectual property licensed to us in an unauthorized manner, we may be required to pay damages and our licensors may have the right to terminate the license. If our license agreements are terminated, we may not be able to develop, manufacture, market or sell the products covered by our agreements and those being tested or approved in combination with such products. Such an occurrence could materially adversely affect the value of the product candidate being developed under any such agreement and any other product candidates being developed or tested in combination.

        In addition, we are responsible for the cost of filing and prosecuting certain patent applications and maintaining certain issued patents licensed to us. If we do not meet our obligations under our license agreements in a timely manner, or use the intellectual property licensed to us in an unauthorized manner, we could be required to pay damages and we could lose the rights to our proprietary technology if our licensor terminated the license. If our license agreements are terminated, we may not be able to develop, manufacture, market or sell the products covered by our agreements and any being tested or approved in combination with such products. Such an occurrence could have a material adverse effect on our business, results of operations and financial condition.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

        The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to maintain our competitive advantage. The following examples are illustrative:

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  others may be able to make compounds that are similar to our product candidates but that are not covered by the claims of the patents that we own or have exclusively licensed;

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  we or our licensors or strategic collaborators might not have been the first to make the inventions covered by the issued patent or pending patent application that we own or have exclusively licensed;

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  we or our licensors or strategic collaborators might not have been the first to file patent applications covering certain of our inventions;

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  others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

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  it is possible that our pending patent applications will not lead to issued patents;

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  issued patents that we own or have exclusively licensed may not provide us with any competitive advantages, or may be held invalid or unenforceable, as a result of legal challenges by our competitors;

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  our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

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  we may not develop additional proprietary technologies that are patentable; and

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  the patents of others may have an adverse effect on our business.

        Should any of these events occur, they could significantly harm our business, results of operations and prospects.

Patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.

        Changes in either the patent laws or interpretation of the patent laws in the United States and Ex-US could increase the uncertainties and costs. Recent patent reform legislation in the United States and other countries, including the Leahy-Smith America Invents Act, or the Leahy-Smith Act, signed into law in the United States on September 16, 2011, could increase those uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art and provide more efficient and cost-effective avenues for competitors to challenge the validity of patents. These include allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. After March 2013, under the Leahy-Smith Act, the United States transitioned to a first inventor to file system in which, assuming that the other statutory requirements are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

        The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. Depending on future actions by the U.S. Congress, the U.S. courts, the USPTO and the relevant law-making bodies in other countries, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.

We may be subject to litigation with respect to the ownership and use of intellectual property that will be costly to defend or pursue and uncertain in its outcome.

        Our success also will depend, in part, on our refraining from infringing patents or otherwise violating intellectual property owned or controlled by others. There is a substantial amount of intellectual property litigation in the biotechnology and pharmaceutical industries, and we may become party to, or threatened with, litigation or other adversarial proceedings regarding intellectual property rights with respect to our products candidates, including interference proceedings before the U.S. Patent and Trademark Office. Pharmaceutical companies, biotechnology companies, universities, research institutions and others may have filed patent applications or have received, or may obtain, issued patents in the United States or elsewhere relating to aspects of our technology, and it may not always be clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. Third parties may allege that we have infringed or misappropriated their intellectual property. If we were sued for patent infringement, we would need to demonstrate that our product candidates, products or methods either do not infringe the patent claims of the relevant patent or that the patent claims are invalid or unenforceable, and we may not be able to do this. Proving invalidity is difficult. For example, in the United States, proving invalidity requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Even if we are successful in these proceedings, we may incur substantial costs and the time and attention of our management and scientific personnel could be diverted in pursuing these proceedings, which could have a material adverse effect on us. In addition, we may not have sufficient resources to bring these actions to a successful conclusion.

        Litigation or other legal proceedings relating to intellectual property claims, with or without merit, is unpredictable and generally expensive and time consuming and, even if resolved in our favor, is likely to divert significant resources from our core business, including distracting our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the market price of our common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios.

        If we are found to infringe a third party's intellectual property rights, we could be forced, including by court order, to cease developing, manufacturing or commercializing the infringing product candidate or product. Alternatively, we may be required to obtain a license from such third party in order to use the infringing technology and continue developing, manufacturing or marketing the infringing product candidate. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. In addition, we could be found liable for monetary damages, including treble damages and attorneys' fees if we are found to have willfully infringed a patent. A finding of infringement could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could materially harm our business. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business.

        It is uncertain whether the issuance of any third-party patents will require us to alter our products or processes, obtain licenses, if such licenses are available on commercially reasonable terms, or cease certain activities completely. Some third-party applications or patents may conflict with our issued patents or pending applications. Any such conflict could result in a significant reduction of the scope or value of our issued or licensed patents.

        In addition, if patents issued to other companies contain blocking, dominating or conflicting claims and such claims are ultimately determined to be valid, we may be required to obtain licenses to these patents or to develop or obtain alternative non-infringing technology and cease practicing those activities, including potentially manufacturing or selling any products deemed to infringe those patents. If any licenses are required, there can be no assurance that we will be able to obtain any such licenses on commercially favorable terms, if at all, and if these licenses are not obtained, we might be prevented from pursuing the development and commercialization of certain of our potential products. Our failure to obtain a license to any technology that we may require to commercialize our products on favorable terms may have a material adverse impact on our business, financial condition and results of operations.

        Litigation, which could result in substantial costs to us (even if determined in our favor), may also be necessary to enforce any patents issued or licensed to us or to determine the scope and validity of the proprietary rights of others, or to defend against any accusations from third parties that our products or activities are infringing their intellectual property rights. The FDA has only recently published draft guidance documents for implementation of the Biologics Price Competition and Innovation Act, or BPCIA under the PPACA, related to the development of follow-on biologics (biosimilars), and detailed guidance for patent litigation procedures under this act has not yet been provided. If another company files for approval to market a competing follow-on biologic, and/or if such approval is given to such a company, we may be required to promptly initiate patent litigation to prevent the marketing of such biosimilar version of our product prior to the normal expiration of the patent. There can be no assurance that our issued or licensed patents would be held valid by a court of competent jurisdiction or that any follow-on biologic would be found to infringe our patents.

        In addition, if our competitors file or have filed patent applications in the United States that claim technology also claimed by us, we may have to participate in interference proceedings to determine priority of invention. These proceedings, if initiated by the USPTO, could result in substantial costs to us, even if the eventual outcome is favorable to us. Such proceedings can be lengthy, are costly to defend and involve complex questions of law and fact, the outcomes of which are difficult to predict. Moreover, we may have to participate in post-grant proceedings or third-party ex parte or inter partes reexamination proceedings under the USPTO. An adverse outcome with respect to a third-party claim or in an interference proceeding could subject us to significant liabilities, require us to license disputed rights from third parties, or require us to cease using such technology, any of which could have a material adverse effect on our business, financial condition and results of operations.

We may become involved in lawsuits to protect or enforce our patents or other intellectual property, which could be expensive, time consuming and unsuccessful.

        Competitors may infringe our patents, trademarks, copyrights or other intellectual property. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time consuming and divert the time and attention of our management and scientific personnel. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe their patents, in addition to counterclaims asserting that our patents are invalid or unenforceable, or both. In any patent infringement proceeding, there is a risk that a court will decide that a patent of ours is invalid or unenforceable, in whole or in part, and that we do not have the right to stop the other party from using the invention at issue. There is also a risk that, even if the validity of such patents is upheld, the court will construe the patent's claims narrowly or decide that we do not have the right to stop the other party from using the invention at issue on the grounds that our patent claims do not cover the invention. An adverse outcome in a litigation or proceeding involving our patents could limit our ability to assert our patents against those parties or other competitors, and may curtail or preclude our ability to exclude third parties from making and selling similar or competitive products. Any of these occurrences could adversely affect our competitive business position, business prospects and financial condition. Similarly, if we assert trademark infringement claims, a court may determine that the marks we have asserted are invalid or unenforceable, or that the party against whom we have asserted trademark infringement has superior rights to the marks in question. In this case, we could ultimately be forced to cease use of such trademarks.

        Even if we establish infringement, the court may decide not to grant an injunction against further infringing activity and instead award only monetary damages, which may or may not be an adequate remedy. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of shares of our common stock. Moreover, there can be no assurance that we will have sufficient financial or other resources to file and pursue such infringement claims, which typically last for years before they are concluded. Even if we ultimately prevail in such claims, the monetary cost of such litigation and the diversion of the attention of our management and scientific personnel could outweigh any benefit we receive as a result of the proceedings.

We may rely on trade secret and proprietary know-how which can be difficult to trace and enforce and, if we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

        We also rely on trade secrets to protect technology, especially where patent protection is not believed to be appropriate or obtainable or where patents have not issued. For example, our manufacturing process involves a number of trade secret steps, processes, and conditions. Trade secrets and know-how can be difficult to protect. We attempt to protect our proprietary technology and processes, in part, with confidentiality agreements and assignment of invention agreements with our employees and confidentiality agreements with our consultants and certain contractors. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Any disclosure, either intentional or unintentional, by our employees, the employees of third parties with whom we share our facilities or third party consultants and vendors that we engage to perform research, clinical studies or manufacturing activities, or misappropriation by third parties (such as through a cybersecurity breach) of our trade secrets or proprietary information could enable competitors to duplicate or surpass our technological achievements, thus eroding our competitive position in our market.

        Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor or other third party, our competitive position would be harmed.

        There can be no assurance that these agreements are valid and enforceable, will not be breached, that we would have adequate remedies for any breach, or that our trade secrets will not otherwise become known or be independently discovered by competitors. We may fail in certain circumstances to obtain the necessary confidentiality agreements or assignment of invention agreements, or their scope or term may not be sufficiently broad to protect our interests or transfer adequate rights to us.

        If our trade secrets or other intellectual property become known to our competitors, it could result in a material adverse effect on our business, financial condition and results of operations. To the extent that we or our consultants or research collaborators use intellectual property owned by others in work for us, disputes may also arise as to the rights to related or resulting know-how and inventions.

The patent protection and patent prosecution for some of our product candidates is dependent or may be dependent in the future on third parties.

        While we normally seek and gain the right to fully prosecute the patents relating to our product candidates, there may be times when platform technology patents or product-specific patents that relate to our product candidates are controlled by our licensors. In addition, our licensors and/or licensees may have back-up rights to prosecute patent applications in the event that we do not do so or choose not to do so, and our licensees may have the right to assume patent prosecution rights after certain milestones are reached. If any of our licensing collaborators fails to appropriately prosecute and maintain patent protection for patents covering any of our product candidates, our ability to develop and commercialize those product candidates may be adversely affected and we may not be able to prevent competitors from making, using and selling competing products.

We may not be able to protect our intellectual property rights throughout the world.

        Patents are of national or regional effect, and filing, prosecuting and defending patents on all of our product candidates throughout the world would be prohibitively expensive. As such, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Further, the legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to pharmaceuticals or biologics, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. In addition, certain developing countries, including China and India, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In those countries, we and our licensors may have limited remedies if patents are infringed or if we or our licensors are compelled to grant a license to a third party, which could materially diminish the value of those patents. This could limit our potential revenue opportunities. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Patent terms may be inadequate to protect our competitive position on our product candidates for an adequate amount of time.

        Patent rights are of limited duration. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such product candidates are commercialized. Even if patents covering our product candidates are obtained, once the patent life has expired for a product, we may be open to competition from biosimilar or generic products. A patent term extension based on regulatory delay may be available in the U.S. However, only a single patent can be extended for each marketing approval, and any patent can be extended only once, for a single product. Moreover, the scope of protection during the period of the patent term extension does not extend to the full scope of the claim, but instead only to the scope of the product as approved. Laws governing analogous patent term extensions in foreign jurisdictions vary widely, as do laws governing the ability to obtain multiple patents from a single patent family. Additionally, we may not receive an extension if we fail to apply within applicable deadlines, fail to apply prior to expiration of relevant patents or otherwise fail to satisfy applicable requirements. If we are unable to obtain patent term extension or restoration, or the term of any such extension is less than we request, the period during which we will have the right to exclusively market our product will be shortened and our competitors may obtain approval of competing products following our patent expiration, and our revenue could be reduced, possibly materially.

We may be subject to claims by third parties asserting that our employees or we have misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property.

        Some of our employees and our licensors' employees, including our senior management, were previously employed at universities or at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Some of these employees may have executed proprietary rights, non-disclosure and non-competition agreements, or similar agreements, in connection with such previous employment. Although we try to ensure that our employees do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these employees have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such third party. Litigation may be necessary to defend against such claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel or sustain damages. Such intellectual property rights could be awarded to a third party, and we could be required to obtain a license from such third party to commercialize our technology or products. Such a license may not be available on commercially reasonable terms or at all. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

        In addition, while we typically require our employees, consultants and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as our own, which may result in claims by or against us related to the ownership of such intellectual property. If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to our senior management and scientific personnel.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submissions, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

        Periodic maintenance fees on any issued patent are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we fail to maintain the patents and patent applications covering our product candidates, our competitive position would be adversely affected.

Risks Related to Owning our Common Stock

Upon completion of the offering we will be subject to the reporting requirements of federal securities laws, which can be expensive and may divert resources from other projects, thus impairing our ability grow.

        Upon completion of the offering we will be subject to reporting and other obligations under the Securities Exchange Act, of 1934, as amended, or the Exchange Act, including the requirements of Section 404 of the Sarbanes-Oxley Act. Section 404 requires us to conduct an annual management assessment of the effectiveness of our internal controls over financial reporting. These reporting and other obligations place significant demands on our financial resources.

        It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We will need to hire additional financial reporting, internal controls and other finance personnel in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, then we may not be able to obtain the independent accountant certifications required by such act, which may preclude us from keeping our filings with the SEC current and interfere with the ability of investors to trade our securities and for our shares to be listed on any national securities exchange or quoted on the OTCQB.

Participation in this offering by certain investors, including certain of our existing investors and their affiliated entities, would reduce the available public float for our shares.

        Certain investors, including certain of our existing investors and their affiliated entities, have indicated an interest to purchase up to an aggregate of approximately $25.0 million of our common stock in this offering, at the initial public offering price. Such purchase would reduce the available public float for our shares because such entities would be restricted from selling the shares by restrictions under applicable securities laws. As a result, any purchase of shares by certain of these entities in this offering may reduce the liquidity of our common stock relative to what it would have been had these shares been purchased by investors that were not existing stockholders.

An active trading market for our common stock may not develop, and you may not be able to sell your common stock at or above the initial public offering price.

        Prior to the completion of this offering, there has been no public market for our common stock. An active trading market for shares of our common stock may never develop or be sustained following this offering. If an active trading market does not develop, you may have difficulty selling your shares of common stock at an attractive price, or at all. The price for our common stock in this offering will be determined by negotiations between us and the underwriters, and it may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell your common stock at or above the initial public offering price or at any other price or at the time that you would like to sell. An inactive market may also impair our ability to raise capital by selling our common stock, and it may impair our ability to attract and motivate our employees through equity incentive awards and our ability to acquire other companies, products or technologies by using our common stock as consideration.

The price of our common stock may fluctuate substantially.

        You should consider an investment in our common stock to be risky, and you should invest in our common stock only if you can withstand a significant loss and wide fluctuations in the market value of your investment. Some factors that may cause the market price of our common stock to fluctuate, in addition to the other risks mentioned in this "Risk Factors" section and elsewhere in this prospectus, are:

  •
  sale of our common stock by our stockholders, executives, and directors;

  •
  volatility and limitations in trading volumes of our shares of common stock;

  •
  our ability to obtain financings to conduct and complete research and development activities including, but not limited to, our human clinical trials, and other business activities;

  •
  our announcements or our competitors' announcements regarding new products or services, enhancements, significant contracts, acquisitions or strategic investments;

  •
  failures to meet external expectations or management guidance;

  •
  clinical trial progress and outcomes;

  •
  changes in our capital structure or dividend policy;

  •
  our cash position;

  •
  announcements and events surrounding financing efforts, including debt and equity securities;

  •
  our inability to enter into new markets or develop new products;

  •
  reputational issues;

  •
  announcements of acquisitions, partnerships, collaborations, joint ventures, new products, capital commitments, or other events by us or our competitors;

  •
  changes in general economic, political and market conditions in any of the regions in which we conduct our business;

  •
  changes in industry conditions or perceptions;

  •
  changes in valuations of similar companies or groups of companies;

  •
  analyst research reports, recommendation and changes in recommendations, price targets, and withdrawals of coverage;

  •
  departures and additions of key personnel;

  •
  disputes and litigations related to contractual obligations;

  •
  changes in applicable laws, rules, regulations, or accounting practices and other dynamics; or

  •
  other events or factors, many of which may be out of our control.

        In addition, if the market for stocks in our industry or industries related to our industry, or the stock market in general, experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition and results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

Our management has broad discretion in using the net proceeds from this offering.

        We have stated, in only a general manner, how we intend to use the net proceeds from this offering. See "Use of Proceeds." We cannot, with any assurance, be more specific at this time. We will have broad discretion in the timing of the expenditures and application of proceeds received in this offering. If we fail to apply the net proceeds effectively, we may not be successful in bringing our proposed products to market. You will not have the opportunity to evaluate all of the economic, financial or other information upon which we may base our decisions to use the net proceeds from this offering.

Our 10% or more stockholders and management own a significant percentage of our stock and will be able to exercise significant influence over matters subject to stockholder approval.

        As of June 30, 2018, our executive officers, directors and 10% or more stockholders, together with their respective affiliates, owned approximately 54.9% of our outstanding securities. Upon completion of the offering (if the underwriters exercise their over-allotment option in full) our executive officers, directors and 10% or more stockholders, together with their respective affiliates, will own approximately 34.7% of our outstanding securities. Accordingly, this group of security holders will be able to exert a significant degree of influence over our management and affairs and over matters requiring security holder approval, including the election of our Board of Directors, future issuances of our securities, declaration of dividends and approval of other significant corporate transactions. This concentration of ownership could have the effect of delaying or preventing a change-of-control of the Company or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material and adverse effect on the fair market value of our securities. In addition, this significant concentration of share ownership may adversely affect the trading price for our common stock if investors perceive disadvantages in owning stock in a company with such concentrated ownership.

Our ability to use our net operating loss carry-forwards and certain other tax attributes is limited by Sections 382 and 383 of the Internal Revenue Code.

        Net operating loss carryforwards allow companies to use past year net operating losses to offset against future years' profits, if any, to reduce future tax liabilities. Sections 382 and 383 of the Internal Revenue Code of 1986 limit a corporation's ability to utilize its net operating loss carryforwards and certain other tax attributes (including research credits) to offset any future taxable income or tax if the corporation experiences a cumulative ownership change of more than 50% over any rolling three year period. State net operating loss carryforwards (and certain other tax attributes) may be similarly limited. An ownership change can therefore result in significantly greater tax liabilities than a corporation would incur in the absence of such a change and any increased liabilities could adversely affect the corporation's business, results of operations, financial condition and cash flow.

        Even if an ownership change has not occurred and does not occur as a result of this offering, ownership changes may occur in the future as a result of additional equity offerings or events over which we will have little or no control, including purchases and sales of our equity by our five percent security holders, the emergence of new five percent security holders, redemptions of our securities or certain changes in the ownership of any of our five percent security holders.

U.S. federal income tax reform could adversely affect us.

        On December 22, 2017, President Trump signed into law the "Tax Cuts and Jobs Act," or TCJA, that significantly reforms the Internal Revenue Code of 1986, as amended. The TCJA, among other things, includes changes to U.S. federal tax rates, imposes significant additional limitations on the deductibility of interest, allows for the expensing of capital expenditures, a reduction to the maximum deduction allowed for net operating losses generated in tax years after December 31, 2017, and puts into effect the migration from a "worldwide" system of taxation to a partially territorial system. We do not expect tax reform to have a material impact to our projection of minimal cash taxes or to our net operating losses. Our net deferred tax assets and liabilities will be revalued at the newly enacted U.S. corporate rate, and the impact will be recognized in our tax expense in the year of enactment. Further, any eligibility we may have or may someday have for tax credits associated with the qualified clinical testing expenses arising out of the development of orphan drugs will be reduced to 25% as a result of the TCJA; thus, our net taxable income may be affected. We continue to examine the impact this tax reform legislation may have on our business. The impact of this tax reform on holders of our common stock is uncertain and could be adverse. This prospectus does not discuss any such tax legislation or the manner in which it might affect purchasers of our common stock. We urge our stockholders, including purchasers of common stock in this offering, to consult with their legal and tax advisors with respect to such legislation and the potential tax consequences of investing in our common stock.

You will incur immediate dilution as a result of this offering.

        If you purchase common stock in this offering, you will pay more for your shares than the net tangible book value of your shares. As a result, you will incur immediate dilution of $8.81 per share, representing the difference between the assumed initial public offering price of $14.00 per share (the midpoint of the range on the cover of this prospectus) and our estimated pro forma as adjusted net tangible book value per share as of March 31, 2018 of $5.19. Accordingly, should we be liquidated at our book value, you would not receive the full amount of your investment.

Future sales and issuances of our common stock or rights to purchase common stock pursuant to our equity incentive plan could result in additional dilution of the percentage ownership of our stockholders and could cause our share price to fall.

        We expect that significant additional capital will be needed in the future to continue our planned operations, including expanding research and development, funding clinical trials, purchasing of capital equipment, hiring new personnel, commercializing our products, and continuing activities as an operating public company. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.

We do not intend to pay cash dividends on our shares of common stock so any returns will be limited to the value of our shares.

        We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the increase, if any, of our share price.

We are an "emerging growth company" and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make our common stock less attractive to investors.

        We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies" including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act also provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. In other words, an "emerging growth company" can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are electing to delay such adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result of such election, our financial statements may not be comparable to the financial statements of other public companies. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an "emerging growth company." We will remain an "emerging growth company" until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission.

Because we have elected to defer compliance with new or revised accounting standards, our financial statement disclosure may not be comparable to similar companies.

        We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of our election, our financial statements may not be comparable to companies that comply with public company effective dates.

        Because of this extended transition period, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

We may be at risk of securities class action litigation.

        We may be at risk of securities class action litigation. This risk is especially relevant for us due to our dependence on positive clinical trial outcomes and regulatory approvals of each of our product candidates. In the past, biotechnology and pharmaceutical companies have experienced significant stock price volatility, particularly when associated with binary events such as clinical trials and product approvals. If we face such litigation, it could result in substantial costs and a diversion of management's attention and resources, which could harm our business and results in a decline in the market price of our common stock.

Our management will be required to devote substantial time to compliance initiatives.

        As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a newly formed entity. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and The Nasdaq Capital Market, have imposed various new requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time consuming and costly. We expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain the same or similar coverage.

Our common stock may be delisted if we fail to comply with continued listing standards.

        If we fail to meet any of the continued listing standards of The Nasdaq Capital Market, our common stock could be delisted from The Nasdaq Capital Market. These continued listing standards include specifically enumerated criteria, such as:

  •
  a $1.00 minimum closing bid price;

  •
  stockholders' equity of $2.5 million;

  •
  500,000 shares of publicly-held common stock with a market value of at least $1 million;

  •
  300 round-lot stockholders; and

  •
  compliance with Nasdaq's corporate governance requirements, as well as additional or more stringent criteria that may be applied in the exercise of Nasdaq's discretionary authority.

        If we fail to comply with Nasdaq's continued listing standards, we may be delisted and our common stock will trade, if at all, only on the over-the-counter market, such as the OTC Bulletin Board or OTCQX market, and then only if one or more registered broker-dealer market makers comply with quotation requirements. In addition, delisting of our common stock could depress our stock price, substantially limit liquidity of our common stock and materially adversely affect our ability to raise capital on terms acceptable to us, or at all. Finally, delisting of our common stock could result in our common stock becoming a "penny stock" under the Exchange Act.

Upon our dissolution, you may not recoup all or any portion of your investment.

        In the event of a liquidation, dissolution or winding-up of us, whether voluntary or involuntary, the proceeds and/or our assets may not be sufficient to repay the aggregate initial public offering price you paid for shares purchased in this offering. In this event, you could lose some or all of your investment.

We have identified certain material weaknesses in our internal control over financial reporting. Failure to maintain effective internal controls could cause our investors to lose confidence in us and adversely affect the market price of our common stock. If our internal controls are not effective, we may not be able to accurately report our financial results or prevent fraud.

        Effective internal control over financial reporting is necessary for us to provide reliable financial reports in a timely manner. In connection with the preparation of our financial statements for the year ended December 31, 2017 and 2016, we concluded that there were material weaknesses in our internal control over financial reporting. A material weakness is a significant deficiency, or a combination of significant deficiencies, in internal control over financial reporting such that it is reasonably possible that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. We have identified certain material weaknesses in our internal controls resulting from:

  •
  one individual having almost complete responsibility for the processing of financial information; and

  •
  our finance department not having adequate staff to process in a timely manner complex, non-routine transactions.

        While we have designed and implemented, or expect to implement, measures that we believe address or will address these control weaknesses, we continue to develop our internal controls, processes and reporting systems by, among other things, hiring qualified personnel with expertise to perform specific functions, implementing software systems to manage our revenue and expenses and to allow us to budget, undertaking multi-year financial planning and analyses and designing and implementing improved processes and internal controls, including ongoing senior management review and audit committee oversight. Upon completion of this offering we plan to begin measures to remediate the identified material weakness by hiring financial consultants and expect to hire additional senior accounting staff to complete the remediation by the end of 2018. We expect to incur additional costs to remediate these weaknesses, primarily personnel costs and external consulting fees. We may not be successful in implementing these systems or in developing other internal controls, which may undermine our ability to provide accurate, timely and reliable reports on our financial and operating results. Further, we will not be able to fully assess whether the steps we are taking will remediate the material weaknesses in our internal control over financial reporting until we have completed our implementation efforts and sufficient time passes in order to evaluate their effectiveness. In addition, if we identify additional material weaknesses in our internal control over financial reporting, we may not detect errors on a timely basis and our financial statements may be materially misstated. Moreover, in the future we may engage in business transactions, such as acquisitions, reorganizations or implementation of new information systems that could negatively affect our internal control over financial reporting and result in material weaknesses.

        Our management and independent registered public accounting firm did not perform an evaluation of our internal control over financial reporting during any period in accordance with the provisions of the Sarbanes-Oxley Act. Had we and our independent registered public accounting firm performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional control deficiencies amounting to material weaknesses may have been identified. If we identify new material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, if we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, we may be late with the filing of our periodic reports, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected. As a result of such failures, we could also become subject to investigations by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities, and become subject to litigation from investors and stockholders, which could harm our reputation, financial condition or divert financial and management resources from our core business.

Financial reporting obligations of being a public company in the United States are expensive and time-consuming, and our management will be required to devote substantial time to compliance matters.

        As a publicly traded company we will incur significant additional legal, accounting and other expenses that we did not incur as a privately held, company. The obligations of being a public company in the United States require significant expenditures and will place significant demands on our management and other personnel, including costs resulting from public company reporting obligations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations regarding corporate governance practices, including those under the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and the listing requirements of the stock exchange on which our securities are listed. These rules require the establishment and maintenance of effective disclosure and financial controls and procedures, internal control over financial reporting and changes in corporate governance practices, among many other complex rules that are often difficult to implement, monitor and maintain compliance with. Moreover, despite recent reforms made possible by the JOBS Act, the reporting requirements, rules, and regulations will make some activities more time-consuming and costly, particularly after we are no longer an "emerging growth company." In addition, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance. Our management and other personnel will need to devote a substantial amount of time to ensure that we comply with all of these requirements and to keep pace with new regulations, otherwise we may fall out of compliance and risk becoming subject to litigation or being delisted, among other potential problems.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in our "Prospectus Summary," "Use of Proceeds," "Risk Factors," "Management Discussion and Analysis of Financial Condition and Result of Operations," and "Business" sections. In some cases, you can identify these forward-looking statements by terms such as "anticipate," "believe," "continue," "could," "depends," "estimate," "expects," "intend," "may," "ongoing," "plan," "potential," "predict," "project," "should," "will," "would" or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words.

        Our operations and business prospects are always subject to risks and uncertainties including, among others:

  •
  the timing of regulatory submissions;

  •
  our ability to obtain and maintain regulatory approval of our existing product candidates and any other product candidates we may develop, and the labeling under any approval we may obtain;

  •
  approvals for clinical trials may be delayed or withheld by regulatory agencies;

  •
  preclinical and clinical studies will not be successful or confirm earlier results or meet expectations or meet regulatory requirements or meet performance thresholds for commercial success;

  •
  risks relating to the timing and costs of clinical trials, the timing and costs of other expenses;

  •
  risks associated with obtaining funding from third parties;

  •
  management and employee operations and execution risks;

  •
  loss of key personnel;

  •
  competition;

  •
  risks related to market acceptance of products;

  •
  intellectual property risks;

  •
  assumptions regarding the size of the available market, benefits of our products, product pricing, timing of product launches;

  •
  risks associated with the uncertainty of future financial results;

  •
  risks associated with this offering;

  •
  our ability to attract collaborators and partners; and

  •
  risks associated with our reliance on third party organizations.

        The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

 INDUSTRY AND MARKET DATA

        This prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. We caution you not to give undue weight to such projections, assumptions and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

 USE OF PROCEEDS

        We estimate that the net proceeds from our issuance and sale of 2,000,000 shares of our common stock in this offering will be approximately $25.2 million, assuming an initial public offering price of $14.00 per share, which is the midpoint of the range listed on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds from this offering will be approximately $29.1 million.

        We intend to use the net proceeds to fund our planned clinical trials, manufacturing and process development, analytical testing, regulatory expenses and for general corporate purposes, including working capital. We intend to use the net proceeds from this offering as follows:

  •
  approximately $15.0 million for the planned Phase 3 pivotal trial evaluating AR-301 for the treatment of HAP and VAP associated with S. aureus infection;

  •
  approximately $7.0 million for the ongoing Phase 2 trial evaluating AR-105 for the treatment of HAP and VAP associated with P. aeruginosa infection;

  •
  approximately $0.5 million for the manufacturing of clinical supplies of AR-101 for use in the planned Phase 2/3 pivotal trial evaluating AR-101 for the treatment of HAP and VAP associated with P. aeruginosa infection;

  •
  approximately $2.0 million for non-reimbursed AR-501 Phase 1/2a clinical trial expenses; and

  •
  the remainder for general corporate purposes, including working capital and regulatory expenses;

        We expect that the application of the proceeds to each of the activities as described above will be sufficient to complete such activities, but there can be no guarantee that we will not require additional funds to complete the activities or that, even if we do receive additional funds, that we will be able to complete the trials at all. Please see "Risk Factors — Risks Relating to Clinical Development and Commercialization of Our Product Candidates."

        In the ordinary course of our business, we expect to from time to time evaluate the acquisition of, investment in or in-license of complementary products, technologies or businesses, and we could use a portion of the net proceeds from this offering for such activities. We currently do not have any agreements, arrangements or commitments with respect to any potential acquisition, investment or license.

        This expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the status of and results from clinical trials of our product candidates. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. We may find it necessary or advisable to use the net proceeds from this offering for other purposes, and we will have broad discretion in the application of net proceeds from this offering. Furthermore, we anticipate that we will need to secure additional funding for the further development of our product candidates or commercially launch our product candidates in the United States.

        Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

 DIVIDEND POLICY

        We have never paid or declared any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2018:

  •
  on an actual basis;

  •
  on a pro forma basis to give effect to (i) the automatic conversion of all outstanding shares of our Series A convertible preferred stock including accrued dividends as of June 30, 2018 into an aggregate of 5,723,919 shares of our common stock and (ii) the automatic conversion of all outstanding preferred stock warrants into warrants to purchase 1,359,635 shares of our common stock, including the resultant reclassification of our preferred stock warrant liability to additional paid-in capital, a component of total stockholders' equity in connection with such conversion, upon the closing of this offering; and

  •
  on a pro forma, as adjusted basis to give effect to (i) the pro forma adjustments set forth above and (ii) the issuance and sale of 2,000,000 shares of common stock in this offering assuming an initial offering public offering price of $14.00 per share (the midpoint of the range set forth on the cover page of this prospectus), after deducting the estimated underwriting discounts and commissions and our offering expenses.

	As of March 31, 2018
	Actual	Pro Forma	Pro Forma, As Adjusted(1)
	(unaudited)	(unaudited)	(unaudited)
	(In thousands, except share data)

Cash and cash equivalents	$20,387	$20,387	$45,627

Convertible preferred stock:
Series A convertible preferred stock, $0.0001 par value; 60,000,000 shares authorized, 5,640,274 shares issued and outstanding, actual; no preferred shares issued or outstanding, pro forma, as adjusted	$74,202	$—	$—
Stockholders' equity (deficit):
Common stock, $0.0001 par value; 100,000,000 shares authorized, 166,373 shares issued and outstanding, actual; 5,890,292 shares issued and outstanding, pro forma, 7,890,292 shares issued and outstanding, pro forma, as adjusted	—	—	1

Additional paid-in capital	(14,637)	71,471	96,710
Accumulated deficit	(55,777)	(55,777)	(55,777)

Total stockholders' equity (deficit)	(70,414)	15,694	40,934

Total capitalization	$3,788	$15,694	$40,934

(1)
A $1.00 increase (decrease) in the assumed initial public offering price of $14.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus, would increase (decrease) each of additional paid-in capital, total stockholders' equity and total capitalization by $1.9 million, assuming the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions. Similarly, each increase (decrease) of 1.0 million shares in the number of shares of common stock offered by us would increase (decrease) additional paid-in-capital, total stockholders' equity (deficit) and total capitalization by approximately $13.0 million, assuming the initial public offering price, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

        The number of shares of our common stock that will be outstanding after this offering is based on 5,890,292 shares of our common stock outstanding as of June 30, 2018, and excludes:

  •
  742,024 shares of our common stock issuable upon the exercise of options to purchase shares of our common stock outstanding as of June 30, 2018, with a weighted-average exercise price of $11.42 per share;

  •
  607,295 shares of our common stock issuable upon the exercise of warrants to purchase common stock outstanding as of June 30, 2018, with a weighted-average exercise price of $17.52 per share;

  •
  1,359,635 shares of our common stock issuable upon the exercise of warrants to purchase Series A convertible preferred stock outstanding as of June 30, 2018 with a weighted average exercise price of $14.50 per share; and

  •
  84,055 shares of our common stock reserved for future issuance under our 2014 Equity Incentive Plan, or the 2014 Plan.

 DILUTION

        If you invest in our common stock, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Dilution results from the fact that the initial public offering price per share is substantially in excess of the book value per share attributable to the existing stockholders for the presently outstanding stock. As of March 31, 2018, our pro forma net tangible book value was $15,694,000, or $2.70 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by 5,890,292, the number of shares of common stock outstanding at March 31, 2018, after giving effect to (i) the automatic conversion of all outstanding shares of our Series A convertible preferred stock, including accrued dividends as of June 30, 2018, into an aggregate 5,723,919 shares of common stock and (ii) the automatic conversion of all outstanding preferred stock warrants into warrants to purchase 1,359,635 shares of our common stock, including the resultant reclassification of our preferred stock warrant liability to additional paid-in capital, a component of total stockholders' equity in connection with such conversion, upon the closing of this offering

        After giving effect to the pro forma adjustments set forth above and the sale of shares of our common stock in this offering, assuming an initial public offering price of $14.00 per share, the mid-point of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma, as adjusted net tangible book value as of March 31, 2018 would have been $40.9 million, or $5.19 per share. This amount represents an immediate increase in pro forma, as adjusted net tangible book value of $2.54 per share to our existing stockholders and an immediate dilution in pro forma, as adjusted net tangible book value of approximately $8.81 per share to new investors purchasing shares of our common stock in this offering. We determine dilution by subtracting the pro forma, as adjusted net tangible book value per share after the offering from the amount of cash that a new investor paid for a share of common stock.

        The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$14.00
Pro forma net tangible book value per share as of March 31, 2018	$2.66
Increase in pro forma net tangible book value per share attributable to this offering	$2.53

Pro forma net tangible book value, as adjusted to give effect to this offering		$5.19

Dilution in pro forma net tangible book value per share to new investors in this offering		$8.81

        If the underwriters exercise their option to purchase additional shares in full, the pro forma, as adjusted net tangible book value per share after giving effect to the offering would be $5.47 per share. This represents an increase in pro forma, as adjusted net tangible book value of $2.81 per share to existing stockholders and dilution in pro forma, as adjusted net tangible book value of $8.53 per share to new investors.

        A $1.00 increase (decrease) in the assumed initial public offering price of $14.00, the midpoint of the range set forth on the cover page of this prospectus, would increase (decrease) our pro forma, as adjusted net tangible book value after this offering by $1.9 million and the pro forma, as adjusted net tangible book value per share after this offering by $0.24 per share and would increase (decrease) the dilution per share to new investors in this offering by $0.76 per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions. Similarly, each increase (decrease) of 1.0 million shares in the number of shares of common stock offered by us would increase (decrease) the dilution per share to new investors in this offering by $0.88 per share, assuming no change in the assumed initial public offering price, as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions. The information discussed above is illustrative only and may change based on the actual initial public offering price and other terms of the offering determined at pricing.

        The following table summarizes, on the pro forma as adjusted basis described above, the total number of shares of common stock purchased from us, the total consideration paid or to be paid, and the average price per share paid or to be paid by existing shareholders and by new investors in this offering at an assumed initial public offering price of $14.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percentage	Amount	Percentage
Existing shareholders	5,890,292	74.7%	$63,194,574	69.3%	$10.73
New investors	2,000,000	25.3	28,000,000	30.7	$14.00

Total	7,890,292	100%	$91,194,574	100%

        A $1.00 increase (decrease) in the assumed initial public offering price of $14.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus, would increase (decrease) the total consideration paid by new investors by $2.0 million and, in the case of an increase, would increase the percentage of total consideration paid by new investors by 1.5 percentage points and, in the case of a decrease, would decrease the percentage of total consideration paid by new investors by 1.6 percentage points, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. Similarly, each increase (decrease) of 1.0 million shares in the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the total consideration paid by new investors by $14.0 million and, in the case of an increase, would increase the percentage of total consideration paid by new investors by 9.2 percentage points and, in the case of a decrease, would decrease the percentage of total consideration paid by new investors by 12.6 percentage points, assuming no change in the assumed initial public offering price.

        The table above assumes no exercise of the underwriters' over-allotment option in this offering. If the underwriters' over-allotment option is exercised in full, the number of common shares held by new investors purchasing common stock in this offering would be increased to 28.1% of the total number of shares of common stock outstanding after this offering, and the number of shares held by existing shareholders would be reduced to 71.9% of the total number of shares of common stock outstanding after this offering.

        To the extent that stock options or warrants are exercised, new stock options are issued under our equity incentive plan, or we issue additional common stock in the future, there will be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

        The number of shares of our common stock that will be outstanding after this offering is based on 5,890,292 shares of our common stock outstanding as of June 30, 2018, and excludes:

  •
  742,024 shares of our common stock issuable upon the exercise of options to purchase shares of our common stock outstanding as of June 30, 2018, with a weighted-average exercise price of $11.42 per share;

  •
  607,295 shares of our common stock issuable upon the exercise of warrants to purchase common stock outstanding as of June 30, 2018, with a weighted-average exercise price of $17.52 per share;

  •
  1,359,635 shares of our common stock issuable upon the exercise of warrants to purchase Series A convertible preferred stock outstanding as of June 30, 2018 with a weighted average exercise price of $14.50 per share; and

  •
  84,055 shares of our common stock reserved for future issuance under our 2014 Equity Incentive Plan, or the 2014 Plan.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following table summarizes our selected consolidated financial data for the periods and as of the dates indicated. Our selected consolidated statements of operations data for each of the periods ended December 31, 2017 and 2016, and our selected consolidated balance sheet data as of December 31, 2017 and 2016, have been derived from our audited financial statements and their related notes, which are included elsewhere in this prospectus. The unaudited selected consolidated statements of operations data for the three months ended March 31, 2018 and 2017, and the unaudited consolidated balance sheet data as of March 31, 2018, are derived from our unaudited consolidated financial statements, which are included elsewhere in this prospectus. Our unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of our financial condition as of such dates and our results of operations for such periods. Our historical results are not necessarily indicative of the results to be expected for any future periods and our interim results are not necessarily indicative of the results to be expected for the full fiscal year. Our selected consolidated financial data should be read together with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with our consolidated financial statements and their related notes, which are included elsewhere in this prospectus.

Consolidated Statements of Operations Data
(In thousands, except share and per share data)

	Year Ended December 31,		Three Months Ended March 31
	2017	2016	2018	2017
			(unaudited)	(unaudited)
Revenue:
Contract revenue	$—	$2,068	$—	$—
Collaboration revenue	771	—	—	—
Grant revenue	89	201	322	22

Revenue	860	2,269	322	22
Operating expenses:
Cost of contract revenue	—	1,927	—	—
Research and development	17,438	6,261	6,626	4,818
General and administrative	3,160	1,965	1,066	1,027

Total operating expenses	20,598	10,153	7,692	5,845

Loss from operations	(19,738)	(7,884)	(7,370)	(5,823)
Other expense:
Interest and other income (expense), net	234	(366)	74	25
Change in fair value of warrant liability	(5,152)	(172)	(38)	(2,414)

Net loss	$(24,656)	$(8,422)	$(7,334)	$(8,212)

Preferred dividends	$(2,793)	$(465)	$(817)	$(534)

Net loss available to common stockholders	$(27,449)	$(8,887)	$(8,151)	$(8,746)

Weighted-average shares used to compute net loss per share available to common stockholders, basic and diluted(1)	166,373	166,373	166,373	166,373

Net loss per share available to common stockholders, basic and diluted(1)	$(164.98)	$(53.42)	$(48.99)	$(52.57)

Weighted-average shares used to compute pro forma net loss per share available to common stockholders, basic and diluted(1)	5,103,407		5,890,092

Pro forma net loss per share available to common stockholders, basic and diluted(1)	$(5.38)		$(1.38)

(1)
Assumes the weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted of 166,373 shares, and gives effect to the conversion of all Series A convertible preferred stock, including accrued dividends as of June 30, 2018, on a 1 for 6.417896 basis utilizing the weighted-average method into an aggregate of 4,937,034 shares of common stock for the year ended December 31, 2017 and 5,723,919 shares of common stock for the three months ended March 31, 2018.

Consolidated Balance Sheet Data
(In thousands)

	As of December 31,
			As of March 31, 2018
	2017	2016
			(unaudited)
Cash and cash equivalents	$25,096	$22,291	$20,387
Working capital	$22,166	$20,012	$14,125
Total assets	$26,478	$22,537	$22,590
Total liabilities	$15,042	$8,762	$18,802
Convertible preferred stock	$74,202	$58,897	$74,202
Total stockholders' deficit	$(62,766)	$(45,122)	$(70,414)

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Data" and our financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions, such as statements regarding our plans, objectives, expectations, intentions and projections. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under "Risk Factors" and elsewhere in this prospectus. You should carefully read the "Risk Factors" section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. Please also see the section entitled "Cautionary Note Concerning Forward-Looking Statements."

Overview

        We are a late-stage biopharmaceutical company focused on the discovery and development of targeted immunotherapy using fully human monoclonal antibodies, or mAbs, to treat life-threatening infections. mAbs represent an innovative treatment approach that harnesses the human immune system to fight infections and are designed to overcome the deficiencies associated with current therapies, such as rise in drug resistance, short duration of response, negative impact on the human microbiome, and lack of differentiation among the treatment alternatives. The majority of our product candidates are derived by employing our differentiated antibody discovery platform called MabIgX. Our proprietary product pipeline is comprised of fully human mAbs targeting specific pathogens associated with life-threatening bacterial infections, primarily hospital-acquired pneumonia, or HAP, and ventilator-associated pneumonia, or VAP. Two of our product candidates have exhibited promising preclinical data and clinical data are available from two completed studies. Our lead product candidate, AR-301, also referred to as Salvecin, targets the alpha toxin produced by gram-positive bacteria Staphylococcus aureus, or S. aureus, a common pathogen associated with HAP and VAP. We have conducted an end-of-Phase 2 meeting with the US Food and Drug Administration, or FDA, and expect to initiate a Phase 3 pivotal trial for AR-301 in the second half of 2018.

        To date, we have devoted substantially all of our resources to research and development efforts relating to our therapeutic candidates, including conducting clinical trials and developing manufacturing capabilities, in-licensing related intellectual property, protecting our intellectual property and providing general and administrative support for these operations. We have generated revenue from our payments under our collaboration strategic research and development contracts and federal awards and grants, as well as awards and grants from not-for-profit entities and fee for service to third party entities. Since our inception, we have funded our operations primarily through these sources and the issuance of convertible preferred stock and debt securities.

        We have incurred losses in most years since our inception. Our net losses were approximately $24.7 million for the year ended December 31, 2017 and $8.4 million for the year ended December 31, 2016 and $7.3 million for the three months ended March 31, 2018. As of March 31, 2018, we had an accumulated deficit of approximately $55.8 million. As of March 31, 2018, and

June 30, 2018, we had $20.4 million and $13.5 million of cash and cash equivalents, respectively. Substantially all our net losses have resulted from costs incurred in connection with our research and development programs, clinical trials, intellectual property matters, building our manufacturing capabilities, and from general and administrative costs associated with our operations.

        We have not yet achieved commercialization of our products and have a cumulative net loss from our operations. We will continue to incur net losses for the foreseeable future. Our consolidated financial statements have been prepared assuming that we will continue as a going concern. We will require additional capital to meet our long-term operating requirements. We expect to raise additional capital through the sale of equity and/or debt securities. Historically, our principal sources of cash have included proceeds from grant funding, fees for services performed, issuanes of convertible debt and the sale of our preferred stock. We principal uses of cash have included cash used in operations. We expect that the principal uses of cash in the future will be for continuing operations, funding of research and development including our clinical trials and general working capital requirements.

        We anticipate that our expenses will increase substantially if and as we:

  •
  continue enrollment in our ongoing clinical trials;

  •
  initiate new clinical trials;

  •
  seek to identify, assess, acquire and develop other products, therapeutic candidates and technologies;

  •
  seek regulatory and marketing approvals in multiple jurisdictions for our therapeutic candidates that successfully complete clinical studies;

  •
  establish collaborations with third parties for the development and commercialization of our products and therapeutic candidates;

  •
  make milestone or other payments under our agreements pursuant to which we have licensed or acquired rights to intellectual property and technology;

  •
  seek to maintain, protect, and expand our intellectual property portfolio;

  •
  seek to attract and retain skilled personnel;

  •
  incur the administrative costs associated with being a public company and related costs of compliance;

  •
  create additional infrastructure to support our operations as a commercial stage public company and our planned future commercialization efforts; and

  •
  experience any delays or encounter issues with any of the above.

        We expect to continue to incur significant expenses and increasing losses for at least the next several years. Accordingly, we anticipate that we will need to raise additional capital in addition to the net proceeds from this offering in order to obtain regulatory approval for, and the commercialization of our therapeutic candidates. Until such time that we can generate meaningful revenue from product sales, if ever, we expect to finance our operating activities through public or private equity or debt financings, government or other third-party funding and other collaborations, strategic alliances and licensing arrangements or a combination of these approaches. If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of any approved therapies or products or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially adversely affect our business, financial condition and results of operations.

Financial Overview

Revenue

        Our sources of revenue are grants and contract services provided to third party entities related to research and development activities under specific agreements with such granting authorities and third parties. As there is a contractually agreed upon price, and collectability from the granting authorities or other entities is reasonably assured, revenue for these services are earned according to the terms of the respective agreements, usually as progress is made throughout the term of the agreement or as certain material milestones are met.

        In addition, we have an award agreement with the Cystic Fibrosis Foundation to support funding for the development of our Inhaled Gallium Citrate Anti-Infective program. In addition, we have a collaborative and option agreement with GlaxoSmithKline Biologicals S.A., or GSK, aimed at evaluating improved formulations for a rotavirus vaccine. These agreements contain upfront payments. We recognize revenue from upfront payments ratably over the term of our estimated period of performance under the agreements or as certain milestones are met. In addition to receiving upfront payments, we may also be entitled to milestone and other contingent payments upon achieving predefined objectives or the exercise of options for specified programs by our strategic partners. Such payments are recorded as revenue when we achieve the underlying milestone if there is substantive uncertainty at the date the arrangement is entered into that the event will be achieved. For the year ended December 31, 2017, we recognized approximately $89,000 in revenue pursuant to our Cystic Fibrosis Foundation agreement and we recognized approximately $771,000 in revenue pursuant to our GSK agreement. For the three months ended March 31, 2018, we recognized approximately $322,000 in revenue pursuant to our Cystic Fibrosis Foundation agreement and no revenue pursuant to our GSK agreement. No revenue was recognized on either agreement prior to 2017.

        We expect that any revenue we generate for the foreseeable future will fluctuate from period to period as a result of the timing and amount of milestones and other payments from our agreements.

Cost of Contract Revenue

        Cost of contract revenue includes the costs of research and development personnel, lab supplies, outside research expenses and facility costs and other indirect and overhead costs associated with contract services for third party entities.

Research and Development Expenses

        We recognize research and development expenses as they are incurred. Our research and development expenses consist primarily of:

  •
  salaries and related overhead expenses, which include stock-based compensation and benefits for personnel in research and development functions;

  •
  fees paid to consultants and contract research organizations, or CROs, including in connection with our preclinical studies and clinical trials and other related clinical trial fees, such as for investigator grants, patient screening, laboratory work, clinical trial material management and statistical compilation and analyses;

  •
  costs related to acquiring and manufacturing clinical trial materials;

  •
  costs related to compliance with regulatory requirements; and

  •
  payments related to licensed products and technologies.

        We expense all research and development costs in the periods in which they are incurred. Costs for certain development activities are recognized based on an evaluation of the progress to completion of specific tasks using information and data provided to us by our vendors and clinical sites. Nonrefundable advance payments for goods or services to be received in future periods for use in research and development activities are deferred and capitalized. The capitalized amounts are then expensed as the related goods are delivered and the services are performed.

        From our inception through March 31, 2018, we have incurred approximately $53.3 million in research and development expenses.

					Period from April 24, 2003 (Inception) to
	Year Ended December 31,		Three Months Ended March 31,
					December 31, 2015	March 31, 2018
(In thousands, unaudited)	2017	2016	2018	2017
AR-301	$6,429	$3,693	$943	$2,962	$6,174	$17,239
AR-105	8,690	1,805	3,983	1,495	4,770	19,248
AR-501	1,434	390	1,428	178	4,396	7,648
Platform technology and other programs	885	373	272	183	7,630	9,160

Total	$17,438	$6,261	$6,626	$4,818	$22,970	$53,295

        We plan to increase our research and development expenses for the foreseeable future as we continue to develop our therapeutic programs, and subject to the availability of additional funding, further advance the development of our therapeutic candidates for additional indications and begin to conduct clinical trials. We typically use our employee and infrastructure resources across multiple research and development programs, and accordingly we have not historically allocated resources specifically to our individual clinical programs.

        The process of conducting the necessary clinical research to obtain regulatory approval is costly and time-consuming, and the successful development of our therapeutic candidates is highly uncertain. As a result, we are unable to determine the duration and completion costs of our research and development projects or when and to what extent we will generate revenue from the commercialization and sale of any of our therapeutic candidates.

General and Administrative Expenses

        General and administrative expenses consist primarily of costs related to executive, finance, corporate development and administrative support functions, including stock-based compensation expenses and benefits for personnel in general and administrative functions. Other significant, general and administrative expenses include rent, accounting and legal services, obtaining and maintaining patents or other intellectual property rights, the cost of various consultants, occupancy costs, insurance premiums and information systems costs.

        We expect that our general and administrative expenses will increase as we operate as a public company, continue to conduct our clinical trials and prepare for commercialization. We believe that these increases will likely include increased costs for director and officer liability insurance, costs related to the hiring of additional personnel to support product commercialization efforts and increased fees for outside consultants, attorneys and accountants. We also expect to incur increased costs to comply with corporate governance, internal controls, investor relations and disclosures, and similar requirements applicable to public companies.

Interest and Other Income (Expense), Net

        Interest and other income (expense), net consists primarily of accrued interest on outstanding convertible debt, amortization of debt discount associated with the issuance of the convertible debt and interest on our line of credit with a financial institution.

Critical Accounting Policies and Estimates

        Our management's discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which we have prepared in accordance with generally accepted accounting principles in the United States, or GAAP. The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of our financial statements, as well as the reported expenses during the reported periods. We evaluate these estimates and judgments on an ongoing basis. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions.

        We define our critical accounting policies as those accounting principles generally accepted in the United States that require us to make subjective estimates and judgments about matters that are uncertain and are likely to have a material impact on our financial condition and results of operations as well as the specific manner in which we apply those principles. We believe the critical accounting policies used in the preparation of our financial statements that require significant estimates and judgments are as follows:

Use of Estimates

        The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of expenses during the reporting period. Such estimates include those related to the evaluation of our ability to continue as a going concern, revenue recognition, long-lived assets, convertible debt, income taxes, assumptions used in the Black-Scholes-Merton, or BSM, model to calculate the fair value of stock-based compensation, Monte Carlo Simulation, or MSM, model to calculate the fair value of warrants, deferred tax asset valuation allowances, valuation of our common and convertible preferred stock, fair value assumptions used in the valuation of warrants issued with convertible notes and convertible preferred stock warrant liabilities, preclinical study and clinical trial accruals and various accrued liabilities. Our actual results could differ from these estimates.

Revenue Recognition

        Revenue is recognized in accordance with the Financial Accounting Standards Board, or FASB Accounting Standards Codification, or ASC 605, Revenue Recognition which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred and title and the risks and rewards of ownership have been transferred to the client or services have been rendered; (3) the price is fixed or determinable; and (4) collectability is reasonably assured.

        During 2017 and 2016, revenue includes grant awards and contract services entered into with government and or other agencies for specific research and development efforts. We recognize revenue under such awards and contracts as the related qualified research and development expenses are incurred or under the milestone method, up to the limit of the prior approval funding amounts, and when we have determined that we have earned the right to receive the recognized portion according to the terms of the original grant awarded.

        During 2016, all grant revenue was derived from a grant awarded by the National Institute of Health. All contract revenue was derived from a contract with the National Institute of Health and small amounts of fee-for-service contracts with other third parties. We recorded approximately $1,072,000 in grant revenue during the year ended December 31, 2016 for its our contract with the National Institute of Health. The contract ended in late 2016.

        During 2017, all grant revenue was derived from our award agreement with the Cystic Fibrosis Foundation.

        In December 2016, we received an award from the Cystic Fibrosis Foundation for approximately $2,902,000. The agreement contains an upfront payment of $200,000 which is being recognized straight-line over the term of the contract as we believe the upfront fee relates to services performed throughout the contract period and the upfront fee does not represent a substantive milestone within the agreement. Recognition of revenue for the remaining payments under the agreement will be recognized using the milestone method as substantive milestones are met since there is uncertainty as to whether the milestones will be met and our performance will be responsible for achieving the respective milestones. The milestones relate to both preclinical development and regulatory related activities. The agreement also specifies that we are obligated to cumulatively spend on the development program at least an equal amount as it received from the non-profit organization. In the event that we do not spend as much as we received under the agreement, we are obligated to return any overage to the Cystic Fibrosis Foundation.

        In 2017, we entered into a collaborative research and development agreement with GSK. In accordance with the agreement, we received an upfront fee and annual fees and amounts for development work to be performed as specifically outlined under the agreement. The work to be performed was delineated into three specific research projects. In assessing the appropriate revenue recognition related to a collaboration agreement, we first determined whether the arrangement includes multiple elements, such as the delivery of intellectual property rights and research and development services. The multiple elements were analyzed to determine whether the deliverables could be separated or whether they must be accounted for as a single unit of accounting. We determined that none of the elements had stand-alone value and that the agreement qualifies for treatment as a multiple element arrangement to be accounted for as a single unit of accounting. Amounts received prior to satisfying the revenue recognition criteria are recorded as deferred revenue in our balance sheet. Recognition of revenue under the contract will be based on the terms of the contract and will be recognized under the proportional performance method derived from the completion of certain stages as defined within the contract.

        For the year ended December 31, 2017, approximately $771,000 was recorded as collaboration revenue related to our agreement with GSK. For the three months ended March 31, 2018, no collaboration revenue was recorded under our agreement with GSK.

Research and Development

        Research and development costs are charged to operations as incurred.

Stock-Based Compensation

        We recognize compensation expense for all stock-based awards to employees and directors based on the grant-date estimated fair values, net of an estimated forfeiture rate. We recognize stock-based compensation cost for employees and directors on a straight-line basis over the requisite service period for the award. Stock-based compensation expense is recognized only for those awards that are ultimately expected to vest. We estimate forfeitures based on an analysis of historical employee turnover and will continue to evaluate the appropriateness of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover and other factors. We will revise the forfeiture estimate, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Changes in forfeiture estimates impact stock-based compensation cost in the period in which the change in estimate occurs.

        The BSM option pricing model incorporates various highly sensitive assumptions, including the fair value of our common stock, expected volatility, expected term and risk-free interest rates. The weighted average expected life of options was calculated using the simplified method as prescribed by the SEC's Staff Accounting Bulletin No. 107, or SAB No. 107. This decision was based on the lack of relevant historical data due to our limited historical experience. In addition, due to our limited historical data, the estimated volatility also reflects the application of SAB No. 107, incorporating the historical volatility of comparable companies whose stock prices are publicly available. The risk-free interest rate for the periods within the expected term of the option is based on the U.S. Treasury yield in effect at the time of grant. The dividend yield was zero, as we have never declared or paid dividends and have no plans to do so in the foreseeable future.

        We account for stock-based compensation arrangements with nonemployees by recording the expense of such services based on the estimated fair value of the common stock at the measurement date. The value of the equity instrument, including adjustment to fair value at each balance sheet date, is charged to earnings over the term of the service agreement.

        Due to the absence of a public market trading for our common stock, it is necessary to estimate the fair value of the common stock underlying our stock-based awards when performing fair value calculations. The estimated fair value of our common stock was determined using methodologies, approaches and assumptions consistent with the American Institute of Certified Public Accountants, or AICPA, Practice Aid: Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

        The same methods were applied to estimate the fair value of member shares in the predecessor LLC. We expect to utilize fair market values as determined by trades in the public markets at such time as our shares trade publicly and an observable market exists.

Fair Value of Common Stock

        To assist our board of directors with the determination of the exercise price of our stock options and the fair value of the common stock underlying the options, we obtained third-party valuations of our common stock as of various dates since we began granting options, with concluded fair values between $2.89 per share and $17.91 per share. Our board of directors considered the fair values of the common stock derived in the third-party valuations as one of the factors it considered when setting the exercise prices for options granted. The valuations were performed in accordance with applicable elements of the AICPA Practice Aid. The AICPA Practice Aid identifies various available methods for allocating enterprise value across classes and series of capital stock to determine the estimated fair value of common stock at each valuation date. In accordance with the AICPA Practice Aid, we considered the following methods:

  •
  Option Pricing Method.  Under the option pricing method, or OPM, shares are valued by creating a series of call options with exercise prices based on the liquidation preferences and conversion terms of each equity class. The estimated fair values of the preferred and common stock are inferred by analyzing these options.

  •
  Probability-Weighted Expected Return Method.  Under the probability-weighted expected return method, or PWERM, common equity value is based upon an analysis of various future outcomes, such as an initial public offering, or IPO, merger or sale, dissolution, or continued operation as a private enterprise until a later exit date. The future allocated value is based upon the probability-weighted present values of expected future investment returns, considering each of the possible outcomes available to the enterprise, as well as the rights of each security class.

        Our board of directors also considered a range of objective and subjective factors and assumptions in estimating the fair value of our common stock on the date of grant, including: progress of our research and development efforts; our operating results and financial condition, including our levels of available capital resources; rights and preferences of our common stock compared to the rights and preferences of our other outstanding equity securities; our stage of development and material risks related to our business; our commercial success in regard to our catheter sales; the achievement of enterprise milestones; the valuation of publicly-traded companies in the life sciences and biotechnology sectors, as well as recently completed mergers and acquisitions of peer companies; equity market conditions affecting comparable public companies; the likelihood of achieving a liquidity event for the shares of common stock, such as an initial public offering given prevailing market and biotechnology sector conditions; and that the grants involved illiquid securities in a private company. The fair value of our common stock as of December 31, 2017 and 2016 and March 31, 2018 was $17.20 and $9.63 and $17.91, respectively.

        Following the closing of this offering, the fair value of our common stock will be determined based on the closing price of our common stock on The Nasdaq Capital Market on the date immediately prior to the date of grant.

Income Taxes

        We account for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

        We assess all material positions taken in any income tax return, including all significant uncertain positions, in all tax years that are still subject to assessment or challenge by the relevant taxing authorities. Assessing an uncertain tax position begins with the initial determination of the positions sustainability and is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. At each balance sheet date, unresolved uncertain tax positions must be reassessed, and we will determine whether (i) the factors underlying the sustainability assertion have changed and (ii) the amount of the recognized benefit is still appropriate. The recognition and measurement of tax benefits requires significant judgment. Judgments concerning the recognition and measurement of a tax benefit might change as new information becomes available.

Results of Operations

Comparison of the Three Months Ended March 31, 2018 and 2017

        The following table summarizes our results of operations for the three months ended March 31, 2018 and 2017 (in thousands):

	Three Months March 31,
	2018	2017
	(unaudited)
Revenue:
Contract revenue	$—	$—
Collaboration revenue	—	—
Grant revenue	322	22

Revenue	322	22
Operating expenses:
Cost of contract revenue	—	—
Research and development	6,626	4,818
General and administrative	1,066	1,027

Total operating expenses	7,692	5,845

Loss from operations:	(7,370)	(5,823)
Interest and other income (expense), net	74	25
Change in fair value of warrant liability	(38)	(2,414)

Net loss	$(7,334)	$(8,212)

        Grant Revenue.    Grant revenue increased by approximately $300,000 from $22,000 for the nine months ended March 31, 2017 to $322,000 for the three months ended March 31, 2018 due primarily to triggering a milestone related to the Cystic Fibrosis Foundation ("CF Foundation") award.

        Research and Development Expenses.    Research and development expenses increased by approximately $1,808,000 from $4,818,000 for the three months ended March 31, 2017 to $6,626,000 for the three months ended March 31, 2018 due primarily to increased activity in our Phase 2 Aerucin clinical trial, work performed on Panaecin as part of our award agreement with the CF Foundation, an ongoing toxicology study, manufacturing drugs for current and future trials and an increase in personnel and related expenses.

        General and Administrative Expenses.    General and administrative expenses increased by approximately $39,000 from $1,027,000 for the three months ended March 31, 2017 to $1,066,000 for the three months ended March 31, 2018 due primarily to an increase in professional services, personnel related costs and other administrative expenses partially offset by lower stock-based compensation charges.

        Interest and Other Income (Expense), net.    Interest and other income (expense), net increased by approximately $49,000 from $25,000 for the three months ended March 31, 2017 to $74,000 for the three months ended March 31, 2018 due primarily to a higher interest rate earned on our cash balances.

        Change in Fair Value of Warrant Liability.    Change in fair value of warrant liability for the three months ended March 31, 2018 decreased by approximately $2,376,000 from $2,414,000 for the three months ended March 31, 2017 to $38,000 for the three months ended March 31, 2018 due primarily to a smaller increase in the underlying fair value of our Series A convertible preferred stock for the three months ended March 31, 2018.

Comparison of the Year Ended December 31, 2017 and 2016

        The following table summarizes our results of operations for the year ended December 31, 2017 and 2016 (in thousands):

	Year Ended December 31,
	2017	2016
Revenue:
Contract revenue	$—	$2,068
Collaboration revenue	771	—

Grant revenue	89	201

Revenue	860	2,269
Operating expenses:
Cost of contract revenue	—	1,927
Research and development	17,438	6,261
General and administrative	3,160	1,965

Total operating expenses	20,598	10,153

Loss from operations:	(19,738)	(7,884)
Interest and other income (expense), net	234	(366)
Change in fair value of warrant liability	(5,152)	(172)

Net loss	$(24,656)	$(8,422)

        Contract Revenue.    Contract revenue decreased by approximately $2,068,000 from $2,068,000 for the year ended December 31, 2016 to $0 for the year ended December 31, 2017 due primarily to the completion of our biodefense contract with the NIH at the end of the third quarter of 2016, and the completion of our contract with GSK in 2016.

        Collaboration Revenue.    Collaboration revenue increased by approximately $771,000 from $0 for the year ended December 31, 2016 to $771,000 for the year ended December 31, 2017 due to the triggering of a milestone on our GSK collaboration agreement.

        Grant Revenue.    Grant revenue decreased by approximately $112,000 from $201,000 for the year ended December 31, 2016 to $89,000 for the year ended December 31, 2017 due primarily to the completion of our NIH grant for rotavirus which ended during the middle of 2016.

        Cost of Contract Revenue.    Cost of contract revenue decreased by approximately $1,927,000 from $1,927,000 for the year ended December 31, 2016 to $0 for the year ended December 31, 2017 due to the completion of our biodefense contract with the NIH our contract with GSK in 2016.

        Research and Development Expenses.    Research and development expenses increased by approximately $11,177,000 from $6,261,000 for the year ended December 31, 2016 to $17,438,000 for the year ended December 31, 2017 due primarily to increased activity in our Phase 2 Aerucin clinical trial, manufacturing drugs for current and future trials and an increase in personnel and related expenses.

        General and Administrative Expenses.    General and administrative expenses increased by approximately $1,195,000 from $1,965,000 for the year ended December 31, 2016 to $3,160,000 for the year ended December 31, 2017 due primarily to an increase in stock-based compensation charges, professional services, personnel related costs and other administrative expenses.

        Interest and Other Income (Expense), net.    Interest and other income (expense), net for the year ended December 31, 2017 increased by approximately $600,000 from an expense of $366,000 for the year ended December 31, 2016 to income of $234,000 for the year ended December 31, 2017 due primarily to more interest income from a higher average cash balance as compared to amortization of debt discount related to the issuance of common stock warrants attached to the convertible notes which matured in December 2016.

        Change in Fair Value of Warrant Liability.    Change in fair value of warrant liability for the year ended December 31, 2016 increased by approximately $4,980,000 from $172,000 for the year ended December 31, 2016 to $5,152,000 for the year ended December 31, 2017 due to an increase in the underlying fair value of the Company's Series A convertible preferred stock and the issuance of additional preferred warrants during 2017.

Liquidity, Capital Resources and Going Concern

        We have not yet achieved commercialization of its products and has a cumulative net loss from its operations. We will continue to incur net losses for the foreseeable future. Our consolidated financial statements have been prepared assuming that we will continue as a going concern. We will require additional capital to meet our long-term operating requirements. We expect to raise additional capital through the sale of equity and/or debt securities. Historically, our principal sources of cash have included proceeds from grant funding, fees for services performed, issuances of convertible debt and the sale of our preferred stock. Our principal uses of cash have included cash used in operations. We expect that the principal uses of cash in the future will be for continuing operations, funding of research and development including our clinical trials and general working capital requirements.

Cash Flows

        Our net cash flow from operating, investing and financing activities for the periods below were as follows (in thousands):

	Three Months March 31,
	2018	2017
	(unaudited)
Net cash provided by (used in):
Operating activities	$(4,437)	$(3,307)
Investing activities	(272)	—
Financing activities	—	4,496

Net increase/(decrease) in cash and cash equivalents	$(4,709)	$1,189

        Cash Flows from Operating Activities.    Net cash used in operating activities was approximately $4,437,000 for the three months ended March 31, 2018, which was primarily due to our net loss of $7,334,000. The difference between our net loss and our net cash used in operating activities was due primarily to non-cash expenses and an increase in our liabilities and deferred revenue partially offset by a decrease in prepaid expenses and other assets. Net cash used in operating activities was approximately $3,307,000 for the three months ended March 31, 2017, which was primarily due to our net loss of $8,212,000. The difference between our net loss and our cash used in operating activities was due primarily to non-cash expenses and an increase in our liabilities and deferred revenue partially offset by a decrease in prepaid expenses and other assets.

        Cash Flows from Investing Activities.    Net cash used in investing activities of $272,000 during the three months ended March 31, 2018 was due to the cash paid for equipment purchases. There was no cash used in investing activities during the three months ended March 31, 2017.

        Cash Flows from Financing Activities.    Net cash provided by financing activities of $4,496,000 during the three months ended March 31, 2017 was due to the receipt of cash from a stock subscription agreement entered into during the previous year.

        Our net cash flow from operating, investing and financing activities for the periods below were as follows (in thousands):

	Year Ended December 31,
	2017	2016
Net cash provided by (used in):
Operating activities	$(17,557)	$(6,091)
Investing activities	(698)	(15)
Financing activities	21,060	25,505

Net increase in cash and cash equivalents	$2,805	$19,399

        Cash Flows from Operating Activities.    Net cash used in operating activities was approximately $17,557,000 for the year ended December 31, 2017, which was primarily due to our net loss of $24,656,000. The difference between our net loss and our net cash used in operating activities was due primarily to non-cash expenses and a decrease in our accounts receivable and an increase in our liabilities and deferred revenue partially offset by an increase in prepaid expenses and other assets. Net cash used in operating activities was approximately $6,091,000 for the year ended December 31, 2016, which was primarily due to our net loss of $8,422,000. The difference between our net loss and our net cash used in operating activities was due primarily to non-cash expenses and a decrease in our accounts receivable, prepaid expenses and deposits.

        Cash Flows from Investing Activities.    Net cash used in investing activities of $698,000 during the year ended December 31, 2017 was due to the cash paid for equipment purchases. Net cash used in investing activities of $15,000 during the year ended December 31, 2016 was due to the cash paid for an equipment purchase.

        Cash Flows from Financing Activities.    Net cash provided by financing activities of $21,060,000 during the year ended December 31, 2017 was the result of $21,060,000 of stock subscription proceeds and net proceeds received from the issuance of our Series A convertible preferred stock. Net cash provided by financing activities of $25,505,000 during the year ended December 31, 2016 was the result of $25,805,000 of net proceeds received from the issuance of our Series A convertible preferred stock partially offset by paying off our line of credit in the amount of $300,000.

Future Funding Requirements

        To date, we have generated revenue from grants and contract services performed and the issuance of convertible preferred stock. We do not know when, or if, we will generate any revenue from our development stage therapeutic programs. We do not expect to generate any revenue from sales of our therapeutic candidates unless and until we obtain regulatory approval. At the same time, we expect our expenses to increase in connection with our ongoing development activities, particularly as we continue the research, development and clinical trials of, and seek regulatory approval for, our therapeutic candidates. Upon the closing of this offering, we expect to incur additional costs associated with operating as a public company. In addition, subject to obtaining regulatory approval of any of our therapeutic candidates, we expect to incur significant commercialization expenses for product sales, marketing, manufacturing and distribution. We anticipate that we will need additional funding in connection with our continuing operations. Additionally, if the Cystic Fibrosis Foundation does not continue to provide sufficient level of funding support, we may not be able to complete the Phase 1/2a clinical trial relating to AR-501.

        Based upon our current operating plan, we believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will enable us to fund our operations for at least the 12 months after the date of this prospectus. We intend to use the net proceeds we receive from this offering for clinical trials of our lead programs, working capital, research and development of additional future products or therapies and general corporate purposes. We have based our estimates on assumptions that may prove to be wrong, and we may use our available capital resources sooner than we currently expect. Because of the numerous risks and uncertainties associated with the development and commercialization of our therapeutic candidates, we are unable to estimate the amounts of increased capital outlays and operating expenditures necessary to complete the development of our therapeutic candidates.

        Our future capital requirements will depend on many factors, including:

  •
  the progress, costs, results and timing of our clinical trials;

  •
  FDA acceptance, if any, of our therapies for infectious diseases and for other potential indications;

  •
  the outcome, costs and timing of seeking and obtaining FDA and any other regulatory approvals;

  •
  the number and characteristics of product candidates that we pursue, including our product candidates in preclinical development;

  •
  the ability of our product candidates to progress through clinical development successfully;

  •
  our need to expand our research and development activities;

  •
  the costs of acquiring, licensing or investing in businesses, products, product candidates and technologies;

  •
  our ability to maintain, expand and defend the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make, or that we may receive, in connection with the licensing, filing, prosecution, defense and enforcement of any patents or other intellectual property rights;

  •
  our need and ability to hire additional management and scientific, medical and administrative personnel;

  •
  the effect of competing technological and market developments; and

  •
  our need to implement additional internal systems and infrastructure, including financial and reporting systems.

        Until such time that we can generate meaningful revenue from the sales of approved therapies and products, if ever, we expect to finance our operating activities through public or private equity or debt financings, government or other third-party funding, and other collaborations, strategic alliances and licensing arrangements or a combination of these approaches. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interests of our common stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing, if available, may involve agreements that include conversion discounts or covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through government or other third-party funding, marketing and distribution arrangements or other collaborations, or strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us.

Off-Balance Sheet Arrangements

        During the periods presented we did not have, nor do we currently have, any off-balance sheet arrangements as defined under the rules of the SEC.

JOBS Act Accounting Election

        The JOBS Act permits an "emerging growth company" such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to take advantage of this provision and, as a result, we will adopt the extended transition period available under the JOBS Act until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided under the JOBS Act.

Recent Accounting Pronouncements

        In July 2017, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features; (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception

("ASU 2017-11"). ASU 2017-11 allows companies to exclude a down round feature when determining whether a financial instrument (or embedded conversion feature) is considered indexed to the entity's own stock. As a result, financial instruments (or embedded conversion features) with down round features may no longer be required to be accounted for as derivative liabilities. A company will recognize the value of a down round feature only when it is triggered and the strike price has been adjusted downward. For equity-classified freestanding financial instruments, an entity will treat the value of the effect of the down round as a dividend and a reduction of income available to common shareholders in computing basic earnings per share. For convertible instruments with embedded conversion features containing down round provisions, entities will recognize the value of the down round as a beneficial conversion discount to be amortized to earnings. ASU 2017-11 is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted. The guidance in ASU 2017-11 can be applied using a full or modified retrospective approach. We are currently evaluating the impact of adopting this guidance.

        In May 2017, the FASB issued ASU 2017-09, "Compensation — Stock Compensation (Topic 718): Scope of Modification Accounting," to provide clarity and reduce both diversity in practice and cost complexity when applying the guidance in Topic 718 to a change to the terms and conditions of a stock-based payment award. ASU 2017-09 also provides guidance about the types of changes to the terms or conditions of a share-based payment award that require an entity to apply modification accounting in accordance with Topic 718. For all entities, including emerging growth companies, the standard is effective for annual periods beginning after December 15, 2017, and for interim periods therein. Early adoption is permitted. The adoption of this standard did not have a material effect.

        In January 2017, the FASB issued ASU No. 2017-04, "Intangibles — Goodwill and Other: Simplifying the Test for Goodwill Impairment," to simplify the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. The standard is effective for public entities for annual or any interim goodwill impairment tests in annual reporting periods beginning after December 15, 2019. For all other entities, including emerging growth companies, the standard is effective for annual or any interim goodwill impairment tests in annual reporting periods beginning after December 15, 2021. Early adoption of this standard is permitted. We are currently evaluating the impact of adopting this guidance.

        In August 2016, the FASB issued ASU 2016-15, "Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments." ASU 2016-15 reduces diversity in practice by providing guidance on the classification of certain cash receipts and payments in the statement of cash flows. ASU 2016-15 clarifies that when cash receipts and cash payments have aspects of more than one class of cash flows and cannot be separated, classification will depend on the predominant source or use. ASU 2016-15 is effective on a retrospective basis for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2018, with early adoption permitted. We are currently evaluating the impact of adopting this guidance.

        In April 2016, the FASB issued ASU No. 2016-10, "Revenue from Contract with Customers: Identifying Performance Obligations and Licensing." The amendments in this update clarify the two following aspects (a) contracts with customers to transfer goods and services in exchange for consideration and (b) determining whether an entity's promise to grant a license provides a customer with either a right to use the entity's intellectual property (which is satisfied at a point in time) or a right to access the entity's intellectual property (which is satisfied over time). The amendments in this Update are intended to reduce the degree of judgment necessary to comply with Topic 606. The new standard is effective for fiscal years beginning after December 15, 2018. We are currently evaluating the impact of adopting this guidance.

        In March 2016, the FASB issued ASU No. 2016-09, "Improvements to Employee Share-Based Payment Accounting," which is intended to improve the accounting for employee share-based payments. The ASU simplifies several aspects of the accounting for share-based payment award transactions, including; the income tax consequences, classification of awards as either equity or liabilities, and the classification on the statement of cash flows. The new standard is effective for fiscal years beginning after December 15, 2017, and upon adoption, an entity should apply the amendments by means of a cumulative-effect adjustment to the balance sheet at the beginning of the first reporting period in which the guidance is effective. Early adoption is permitted. The adoption of this standard did not have a material effect.

        In February 2016, the FASB issued ASU No. 2016-02, "Leases (Topic 842)." The pronouncement requires the recognition of a liability for lease obligations and a corresponding right-of-use asset on the balance sheet and disclosure of key information about leasing arrangements. This pronouncement is effective for reporting periods beginning after December 15, 2019 using a modified retrospective adoption method. We are currently evaluating the impact of adopting this guidance.

        In May 2014, the FASB issued ASU No. 2014-19, "Revenue from Contracts with Customers." The objective of ASU 2014-19 is to establish a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and will supersede most of the existing revenue recognition guidance, including industry-specific guidance. The core principle of ASU 2014-09 is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new guidance is effective for annual reporting periods (including interim periods within those periods) beginning after December 15, 2018. Early adoption is not permitted. The standard permits the use of either a retrospective or modified retrospective (cumulative effect) transition method. We are currently evaluating the impact of adopting this guidance.

Quantitative and Qualitative Disclosure about Market Risk

        We do not believe that our cash and cash equivalents have significant risk of default or illiquidity. While we believe our cash and cash equivalents do not contain excessive risk, we cannot provide absolute assurance that in the future our investments will not be subject to adverse changes in market value. In addition, we maintain significant amounts of cash and cash equivalents at one or more financial institutions that are in excess of federally insured limits.

        Inflation generally affects us by increasing our cost of labor and clinical trial costs. We do not believe that inflation has had a material effect on our results of operations during the periods presented.

BUSINESS

Overview

        We are a late-stage biopharmaceutical company focused on the discovery and development of targeted immunotherapy using fully human monoclonal antibodies, or mAbs, to treat life-threatening infections. mAbs represent a fundamentally new treatment approach in the infectious disease market and are designed to overcome key issues associated with current therapies, including drug resistance, short duration of response, negative impact on the human microbiome, and lack of differentiation between treatment alternatives. Our proprietary product pipeline is comprised of fully human mAbs targeting specific pathogens associated with life-threatening bacterial infections, primarily hospital-acquired pneumonia, or HAP, and ventilator-associated pneumonia, or VAP. Three of our product candidates have exhibited promising preclinical data and clinical data are available from two completed studies and are in pivotal trial stage. Our lead product candidate, AR-301, also referred to as Salvecin, targets the alpha toxin produced by gram-positive bacteria Staphylococcus aureus, or S. aureus, a common pathogen associated with HAP and VAP. In contrast to other programs targeting S. aureus toxins, we are developing AR-301 as a treatment of pneumonia, rather than prevention of S. aureus colonized patients from progression to pneumonia. We have conducted an end-of-Phase 2 meeting with the US Food and Drug Administration, or FDA, and expect to initiate a Phase 3 pivotal trial for AR-301 in the second half of 2018. In addition, we are developing AR-105, also referred to as Aerucin, and AR-101, also referred to as Aerumab. AR-105 targets gram-negative bacteria Pseudomonas aeruginosa, or P. aeruginosa, and has been granted Fast-Track designation by the FDA. We initiated a global Phase 2 trial for AR-105 in HAP and VAP patients in the second quarter of 2017. AR-101 also targets gram-negative bacteria P. aeruginosa and has been granted orphan drug designation in the U.S. and EU. We plan to initiate a Phase 2/3 pivotal trial for AR-101 in the second half of 2019.

        The majority of candidates from our product pipeline are derived by employing our differentiated antibody discovery platform called MabIgX. This platform is designed to comprehensively screen the B-cell repertoire and isolate human antibody-producing B-cells from individuals who have either successfully overcome an infection by a particular pathogen or have been vaccinated against a particular pathogen. We believe that B-cells from these patients are the ideal source of highly protective and efficacious mAbs which can been administered safely to other patients. MabIgX also allows for rapid, high-throughput screening of B-cells and direct manufacturing of mAbs. As a result, we can significantly reduce time for antibody discovery and manufacturing compared to conventional approaches.

        Our initial clinical indication is for adjunctive therapeutic treatment with standard of care, or SOC, antibiotics for HAP and VAP. Mortality and morbidity associated with HAP and VAP in the intensive care units, or ICU, remain high despite aggressive treatment with SOC antibiotics. Current SOC antibiotics used to treat HAP and VAP typically involve a combination of several broad spectrum antibiotics that are prescribed empirically at the start of treatment. The specific empirical antibiotic regimens that are prescribed vary widely among physicians, and generally resulted in modest clinical benefits due to a number of reasons, including the frequent mismatch of the antibiotics regimen to the etiologic agent and/or infection by an antibiotic resistant strain. Recently, rapid diagnostic tests have been introduced that allow the identification of infection-

causing agents within hours. These increasingly common tests allow physicians to prescribe a targeted anti-infective drug, rather than a broad-spectrum antibiotic. This evidenced-based treatment approach is designed to remove issues associated with SOC antibiotics treatment practices, and to improve the effectiveness of SOC antibiotics, while not competing directly with antibiotics. In contrast to the lack of differentiation among SOC antibiotics, mAbs are highly differentiated from SOC antibiotics in mechanism of action and pharmacodynamic profile, and thus are well suited to complement antibiotics action and are effective against antibiotic resistant bacteria. To emphasize the benefits of our product candidates as an adjunctive therapy, we design clinical trials based on superiority endpoints.

        HAP and VAP pose serious challenges in the hospital setting, as SOC antibiotics are becoming inadequate in treating infected patients. There are approximately 3,000,000 cases of pneumonia reported in the U.S. per year and approximately 628,000 annual cases of HAP and VAP caused by Gram negative bacteria and MRSA (DRG, 2016). These patients are typically at high risk of mortality, which is compounded by other life-threatening co-morbidities and the rise in antibiotic resistance. Epidemiology studies estimate that the probability of death attributed to S. aureus ranges from 29% to 55% and P. aeruginosa ranges from 24% to 76%. In addition, pneumonia infections can prolong patient stays in ICUs and the use of mechanical ventilation, creating a major economic burden on patients, hospital systems and payors. For example, ICU cost of care for a ventilated pneumonia patient is approximately $10,000 per day, and the duration of ICU stay is typically twice that of a non-ventilated patient (Infection Control and Hospital Epidemiology. 2010, vol. 31, pp. 509-515). The average cost of care per pneumonia patient is approximately $41,250 which increases 86% for HAP/VAP patients to approximately $76,730. We estimate that our three clinical mAb candidates have an addressable market of $25 billion and the potential to address approximately 325,000 HAP and VAP patients in the U.S.

        Our proprietary pipeline is primarily focused on severe lung infections and is comprised of six wholly-owned product candidates which are highlighted below.

Figure 1
Our Product Pipeline

  •
  AR-301 (Salvecin, or tosatoxumab) is a fully human immunoglobulin 1, or IgG1, mAb targeting the gram-positive bacteria S. aureus alphatoxin. We are developing AR-301 initially as an adjunctive immunotherapy in combination with SOC antibiotics to treat acute pneumonia caused by S. aureus infection. We filed an IND for AR-301 on June 5, 2015. We have recently completed a randomized, double-blind, placebo-controlled Phase 2a trial in 48 HAP and VAP patients. The trial met its primary endpoint of tolerability. AR-301 was generally well tolerated with no serious adverse events, or SAEs, related to the product candidate, and its pharmacokinetic properties were consistent with that of human IgG1. In addition, the trial showed trends towards benefit in various patient benefits related endpoints, including improvements in time on ventilator for VAP patients, microbiological eradication rate, time to microbiological eradication, and overall ICU and hospital stays for AR-301 plus SOC antibiotics compared to antibiotics alone. We expect to initiate a Phase 3 pivotal trial in VAP patients in the second half of 2018. AR-301 has been granted Fast-Track designation by the FDA, orphan drug designation in the EU, and has filed for orphan drug designation in the U.S.

  •
  AR-105 (Aerucin) is a fully human IgG1 mAb targeting the gram-negative bacteria P. aeruginosa. We are developing AR-105 initially as an adjunctive immunotherapy to treat acute pneumonia caused by P. aeruginosa infection. We filed an IND for AR-105 on

    January 8, 2015. In a recent Phase 1 trial in healthy adults, AR-105 was well-tolerated at all dose levels with no SAEs, and its pharmacokinetic profile was consistent with that of human IgG1. In preclinical studies, AR-105 exhibited broad binding profile and mediated killing of over 90% of clinical isolates tested. AR-105 also demonstrated protective effects in prophylaxis animal models and synergistic effect in combination with antibiotics. We initiated a global Phase 2 trial in HAP/VAP patients in the second quarter of 2017 and expect to report interim data in the first half of 2019. AR-105 has been granted Fast-Track designation by the FDA.

  •
  AR-101 (Aerumab) is a fully human immunoglobulin M, or IgM, mAb targeting the gram-negative bacteria P. aeruginosa serotype O11. We filed an Investigational Medicinal Product Dossier, or IMPD, with the EU on October 22, 2004. We plan to file an IND after the initiation of our Phase 2/3 pivotal trial described below. We have completed a Phase 1 trial in healthy adults and a Phase 2a trial in 27 HAP and VAP patients. In the Phase 2a trial, AR-101 plus SOC antibiotics was generally well tolerated. The per protocol population demonstrated numeric improvement over standalone antibiotics across multiple clinical endpoints, including initial clinical resolution rate, time to initial clinical resolution, time on ventilator or in ICU and all-cause mortality was seen. We plan to initiate a Phase 2/3 pivotal trial in the second half of 2019. AR-101 has been granted orphan drug designation in the U.S. and in the EU.

  •
  AR-401 is our mAb discovery program aimed at treating infections caused by Acinetobacter baumannii, a gram-negative bacterium that is increasingly prevalent in blood stream, lung and skin infections. We used our MabIgX technology to identify novel targets and select several fully human mAb candidates that bind to outer membrane proteins of the bacteria. We intend to select a development candidate for additional preclinical studies.

  •
  AR-201 is a fully human IgG1 mAb with high affinity for respiratory syncytial virus, or RSV, glycoprotein F and neutralizes diverse clinical isolates of RSV. In in vivo preclinical studies, AR-201 has shown to be 12-fold more potent than Synagis in a head-to-head comparison study, a currently marketed drug for pediatric RSV. AR-201 has also been shown to bind to RSV strains that are resistant to Synagis.

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  AR-501 (Panaecin) is a broad spectrum small molecule anti-infective we are developing in addition to our targeted mAb product candidates. This product candidate is currently in late preclinical studies and is funded by the Cystic Fibrosis Foundation through Phase 1/2a trial. AR-501 is administered as an inhalable aerosol to treat lung infections in cystic fibrosis patients. Preclinical studies have shown that mice infected with P. aeruginosa can be rescued with a single inhalation exposure of aerosolized AR-501. We expect to file the Investigational New Drug, or IND, application and initiate a Phase 1/2a trial in healthy adults and Cystic Fibrosis patients in the second half of 2018.

        To date, we have raised over $60 million in private investments. Furthermore, we have been able to augment our own financial resources by obtaining approximately $40 million of non-dilutive awards and grants, including approximately $32 million from the Department of Health and Human Services, or DHHS, the National Institute of Health, or NIH, and the Biomedical Advanced Research and Development Authority, or BARDA, and approximately $7.5 million from the Department of Defense, PATH/Gates Foundation, the Cystic Fibrosis

Foundation and other strategic research and development collaborations. We believe that our ability to attract significant financial investments and grant funding underscores the recognized need for new anti-infective products and the strength of our product candidate portfolio.

        We have assembled a senior management team with substantial product development experience and a successful track record of navigating complex drug development and regulatory pathways. Our management team has over 175 years of combined drug development experience from proven biopharmaceutical companies, such as Abgenix, Inc. Aviron, Genentech, Inc., GlaxoSmithKline plc, Celgene Corporation, MedImmune, LLC and Novartis AG among others, and has contributed to the development and launch of products with multi-billions in annual sales.

Strategy

        Our goal is to become a global leader in anti-infective immunotherapy by discovering, developing and commercializing best-in-class mAbs with the potential to significantly improve upon SOC treatments for life-threatening infections. Key elements of our strategy are as follows:

  •
  Efficiently advance our product candidates to worldwide approval and commercialization.  We intend to leverage the favorable regulatory environment in the infectious disease market and closely interact with the FDA, the European Medicines Agency, or the EMA, and other regulatory agencies to create efficient clinical development plans and expedite approval pathways for our product candidates. For development outside of the U.S., we will evaluate potential regional collaborations which may lead to more rapid and cost-effective path to market compared to a standalone strategy.

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  Obtain favorable regulatory designations for our product candidates.  Regulatory designations can provide numerous benefits for our product candidates, including expedited development pathway and review, market exclusivity, premium pricing and faster product adoption among others. To date, we have successfully applied for and received Fast Track Designation for AR-301 and AR-105, orphan drug designation in the U.S. for AR-101 and orphan drug designation in the EU for AR-301 and AR-101. We seek to obtain these designations in addition to others, such as Qualified Infectious Disease Product, or QIDP, and Breakthrough Therapy designations, for our existing and future product candidates to enhance their likelihood of approval and commercial success.

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  Demonstrate pharmacoeconomic benefits of our product candidates.  We aim to change the treatment paradigm of infectious disease by focusing on the pharmacoeconomic benefits of our product candidates. We utilize superiority clinical trial designs rather than non-inferiority designs typically used by antibiotics, as positive outcomes from such trials can better demonstrate efficacy and safety advantages of our product candidates. We target indications where our product candidates may address drivers of high cost of care in hospital settings, such as time on ventilator, ICU stay and hospital stay. In addition, we will continue to invest resources in market research to better identify and quantify pharmacoeconomic benefits of our product candidates.

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  Implement a targeted commercialization strategy.  Our core therapeutic indications can be addressed with a relatively small, specialized sales organization. As such, we intend to build and operate our own dedicated sales force to directly market our products in the U.S., to hospitals. For geographies outside of the U.S., we may seek commercial partners with more regional expertise to maximize the commercial value of our products.

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  Employ our MabIgX antibody discovery platform to expand our product pipeline.  We believe our MabIgX platform offers us distinct advantages over our peers in terms of new product candidate discovery and development. We can screen and identify functionally optimized B-cells from patients, and directly manufacture mAbs, by up to one year faster then traditional technologies. Our differentiated approach reduces mAb discovery and manufacturing time by up to one year compared to traditional technologies. We believe that using our technology, clinical drug supplies can be manufactured within one year from screening the patient's blood. We intend to continue to use our MabIgX platform to generate new product candidates for bacterial, viral and other infectious diseases where mAb immunotherapy has the potential to address deficiencies of current treatment alternatives.

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  Continue to pursue grant funding and strategic collaborations.  To date, we have been awarded approximately $40 million in non-dilutive grant funding. We believe that the industry's need for novel products, such as our product candidates, makes non-dilutive funding from governmental agencies and research organizations more accessible. Furthermore, our robust pipeline of wholly-owned product candidates and highly productive discovery platform offer opportunities for value-accretive partnerships. We will continue to pursue grant funding and strategic collaborations in addition to traditional financings.

Market Opportunities

        Our mission is to improve the treatment of infectious diseases, particularly the deficiencies of conventional antibiotics. It is widely recognized that there is a growing problem of antibiotic resistance at a time when the pipeline of antibiotics is dwindling and much of the development activity currently ongoing is devoted to modifications of existing classes of antibiotics. We believe this antibiotic strategy has merely delayed rather than solved the underlying resistance problem as evidenced by the spread of drug resistant bacteria, particularly in the hospital settings. The drug resistance and adverse impact on the human microbiome, particularly the gut microbial flora, brought about by frequent use of broad spectrum antibiotics increased the need for targeted, narrow spectrum anti-infectives that counteract only the etiologic bacterial agent. The ability to identify the infection-causing agent has significantly improved in recent years because of the availability and proliferation of rapid diagnostic tests. These diagnostics have enabled the identification of pathogen profiles within hours of patient sample collection, thus providing physicians with the rapid, precise information necessary to make more informed treatment decisions. Given the identity of the specific pathogen responsible for an infection, we believe the physician is more likely to prescribe a targeted anti-infective, rather than a broad-spectrum antibiotic. Therefore, we believe that the treatment of infectious diseases will see a paradigm shift from broad spectrum antibiotic utilization to narrow, targeted anti-infectives. Such paradigm shift is similar to that observed in oncology starting in the early 2000s, from broad acting chemotherapies to targeted immune-oncology mAbs. Therefore, we believe that the opportunity for application of mAbs in infectious diseases is highly attractive.

        The current small molecule antibiotics market is crowded, highly competitive, and lacking in product differentiation. The lack of antibiotic product differentiation is traced to the usage of non-inferiority clinical trial designs that is common practice for most of the antibiotics that have been marketed to date. No new class of antibiotic has been introduced to the market within the last two decades, which further heightens the need for new anti-infectives. In addition to significant market differentiation, mAbs may offer substantially less market competition, and higher barrier to entry. Unlike antibiotics, mAbs have a more predictable and attractive safety profile and are designed to kill via an immunological mechanism of action that is different from the mechanisms of action of all antibiotics and mechanisms of antibiotic resistance. Therefore, so long as it binds to such bacteria or their toxins, mAbs are likely unaffected by the rise in antibiotic resistant bacteria and will remain effective against antibiotic resistant bacteria. mAbs also have a dosing frequency of once or twice a month and may require only a single administration for treatment of hospital acquired pneumonia. Our mAbs will be used as an adjunct therapy in combination with antibiotics, so they will not directly compete with antibiotics. By improving the outcome in terms of mortality and reducing the time to clinical cure and length of hospital and ICU stay, mAbs offer both a medical benefit to the patient and an economic benefit to the hospital. Our clinical study designs utilize superiority in primary end points, which will allow for clear demonstration of measureable clinical benefits and product differentiation.

        We are initially focused on respiratory infections in the ICU settings, particularly bacterial pneumonia caused by agents that have approximate prevalence as shown in Figure 2. In the U.S., there are approximately 628,000 cases of HAP and VAP (DRG 2016). HAP due to methicillin-resistant Staphylococcus aureus, or MRSA, infections results in substantial loss of life with an annual worldwide incidence of approximately 200,000 patients (Decision Resources, 2016 data) and mortality rates as high as 50% depending on the patient population and treatment regimen (Methicillin-Resistant Staphylococcus Aureus, Decision Resources, 2016). Mechanical Ventilation for VAP patients costs over $30 billion annually in the U.S. Infections due to MRSA represent a high-value segment of the overall antibiotics market. According to this report, the worldwide market for existing therapies for MRSA infections was over $800 million in 2015. The progressively aging population is expected to increase the number of MRSA infections that result in HAP. Moreover, MRSA infections are associated with significantly longer hospital stays, repeated hospitalizations and increased healthcare costs. Currently, the median hospital stay of a patient with VAP is 29 days, and the average length of ICU stay is 19 days. The median total hospitalization costs for a VAP patient is approximately $198,000. Current SOC antibiotics for MRSA pneumonia is dominated by five antibiotics Linezolid, Daptomycin, Vancomycin, Ceftaroline and Tigecycline, which combined have approximately 90% market share. There is a significant need for new anti-MRSA agents given the S. aureus resistance rate of 31% to 53%. We believe that the addition of AR-301 to SOC antibiotics has the potential to improve clinical outcome and could be effective in patients with MRSA infections.

 Figure 2
Most Common Bacterial Pathogens in ICU Pneumonia

 Figure 3
Potential Addressable Patient Population of our mAbs

	AR-301 Potential Addressable Patient Population
			AR-105 Potential Addressable Patient Population	AR-101 Potential Addressable Patient Population
		Gram (-) HAP/VAP/HCAP
	HAP/VAP
			(approximately)	(approximately)
	(approximately)	(approximately)
US	251,600	872,000	153,950	30,790
EU	53,750	666,000	224,800	40,960
Japan	90,000	334,000	99,000	19,800

        Pseudomonas infection is caused by strains of bacteria found widely in the environment. P. aeruginosa is one of the most common gram-negative bacteria that is associated with a number of human infections. Drugs targeting gram-negative bacteria must cross both the inner and outer membranes of the bacterial cell, as compared to those directed against gram-positive bacteria, which must only cross one cell membrane. As a result, gram-negative bacteria tend to be more resistant to antibiotics and the body's own immune system.

        Serious Pseudomonas infections usually occur in people in the hospital and/or with weakened immune systems. Patients in hospitals, especially those on breathing machines, those with devices such as catheters, and patients with wounds from surgery or from burns are potentially at risk for serious, life-threatening infections. Infections of the blood, pneumonia and infections following surgery can lead to severe illness and death. Pseudomonas infections are generally treated with antibiotics. Unfortunately, in hospitalized patients, Pseudomonas infections, such as those caused by many other hospital bacteria, are becoming more difficult to treat because of increasing antibiotic resistance. Multidrug-resistant Pseudomonas can be deadly for patients in critical care.

Figure 3 shows the potential addressable patient population of our three clinical candidates in the US, Europe and Japan (DRG 2016 epidemiological data). According to the Centers for Disease Control and Prevention, or CDC, an estimated 51,000 healthcare-associated P. aeruginosa infections occur in the U.S. each year. More than 6,000, or 13%, of these are multidrug-resistant, leading to roughly 400 deaths per year. Multidrug-resistant Pseudomonas was given a threat level of "serious threat" in the CDC's report in 2013 titled, Antibiotic Resistance Threats in the United States.

        Cephalosporin and beta lactamases are the most commonly prescribed first line therapy to treat P. aeruginosa pneumonia, but these drugs have a resistance rate of approximately 30%. The lack of new anti-infective agents and the difficulty of developing new anti-infectives to gram-negative pathogens such as P. aeruginosa has been a public health challenge (Gram Negative Infections, Decision Resources, 2009). Unfortunately, many of the new anti-infectives currently in development are modifications of existing antibiotics, which likely will be susceptible to resistance through the same mechanisms as current therapies. The need is especially acute for P. aeruginosa, which harbors multi-drug resistant plasmids and is the target of few new drugs under development. As is the case with HAP caused by S. aureus, there is substantial mortality associated with HAP caused by P. aeruginosa and an annual worldwide incidence of approximately 450,000 patients (Gram Negative Infections, Decision Resources, 2009). This report estimated the worldwide market for existing therapies for HAP due to Gram-negative infections to be $2.0 billion in 2016 and projected it to increase to $3.7 billion by 2026. Additionally, the markets for lung and blood-born infection such as sepsis are characterized by patients who either have a disruption of the normal protective barrier to infection or have an underlying chronic disease such as cystic fibrosis, non-cystic fibrosis bronchiectasis and chronic obstructive pulmonary disease, or COPD, that leaves the lungs and systemic organs in a weakened state and susceptible to infections by P. aeruginosa.

Cystic Fibrosis with Pseudomonas aeruginosa Infection

        There are more than 70,000 patients with cystic fibrosis worldwide. 80% of these patients present with chronic polymicrobial infections, particularly P. aeruginosa infection. We believe the medical need and market potential for an anti-infective therapeutic that can be given to cystic fibrosis patients chronically is substantial. The current market for inhaled antimicrobials for cystic fibrosis, based on recent combined sales figures for TOBI (tobramycin) and Cayston (aztreonam), is approximately $600 million worldwide. Existing therapies such as aminoglycoside antibiotics lead to a temporary improvement in bacterial load, but ultimately 80% to 95% of cystic fibrosis patients succumb to respiratory failure due to chronic P. aeruginosa infection and airway inflammation. P. aeruginosa is the most significant pathogen, with the majority of cystic fibrosis patients becoming chronically infected by the age of 18 years.

Our Product Candidates

        mAbs represent a fundamentally new immunologic approach for treating bacterial infections that can potentially overcome the problems of toxicity and resistance that may occur with traditional antibiotics when they are used long-term in individual patients and pervasively across patient populations. Our product portfolio consists of candidates that have novel mechanisms of action that differ from that of traditional antibiotics and includes five mAb programs, most are discovered using our MabIgX platform technology, and one broad spectrum small molecule anti-infective.

AR-301

        Our lead product candidate, AR-301 is a fully human mAb of IgG1, for the treatment of lung infections resulting from S. aureus including MRSA strains. We are developing AR-301 as an adjunctive therapy with SOC antibiotics to treat HAP and VAP, which is in contrast to other mAb programs currently under development for prevention of HAP and VAP. AR-301 was discovered by screening the B-cell immune response repertoire generated against S. aureus infection. It has received Fast-Track designation in the U.S., Orphan status in the EU and is ready to advance into a Phase 3 pivotal trial.

        We recently completed a Phase 2a clinical trial with AR-301 plus SOC antibiotics compared to SOC antibiotics alone to treat HAP and VAP caused by S. aureus. AR-301 is targeted against S. aureus alphatoxin, which is a toxin produced by most S. aureus strains to cause destruction of human cells and tissues, and in mouse models is thus effective against S. aureus infections whether or not the bacteria are resistant to conventional antibiotics. We believe AR-301 has the potential to positively impact the outcome of S. aureus infections in patients by improving survival rates and/or shortening the duration of overall hospital stays, the length of time a patient requires mechanical ventilation, or the time a patient spends in the ICU.

Background and Mechanism of Action

        AR-301 was discovered by screening B-cell lymphocytes from a patient with a confirmed S. aureus infection. AR-301 binds to alphatoxin with high affinity and prevents its assembly into an active complex, which prevents alphatoxin-mediated breakdown of cell membranes, or lysis, of erythrocytes, human lung cells and immune cells such as lymphocytes (see Figure 4 below). This prevention of killing of host cells, in turn, may protect the patient from further progression of pneumonia disease and systemic infections caused by S. aureus. During infection and active proliferation, S. aureus is metabolically more virulent, geared toward higher toxin production than during its more sessile colonization stage. In contrast to other programs targeting S. aureus colonization, AR-301 targets the active, disease causing infection stage. There is no commercially available product that specifically neutralizes the pathogenic effects brought about by S. aureus toxins. We believe that this mechanism of action complements the bacterial killing properties of many conventional antibiotics, essentially neutralizing the bacterial toxins left behind following antibiotic-mediated killing. Additional indications for AR-301 may include any S. aureus infection, particularly surgical site infections, blood stream infections, endocarditis, and skin and soft tissue infections such as diabetic ulcers and non-healing wounds.

 Figure 4
AR-301's Mechanism of Action

Clinical Development Summary.

        We recently completed a randomized, double-blind, placebo-controlled, active comparator, ascending dose Phase 2a clinical trial to assess the safety, tolerability, pharmacokinetics, efficacy and pharmacodynamics of a single intravenous administration of AR-301 plus SOC in patients with severe pneumonia caused by S. aureus (Francois, B. et al., 2018. Intensive Care Medicine journal, in-press). The SOC regimens were the physicians' choice and were based on the individual clinical site's prescribing practice. Forty eight patients were enrolled in the study. Six patients enrolled in the first cohort (1 mg/kg AR-301 plus SOC), eight in the second cohort (3 mg/kg AR-301 plus SOC), ten in the third cohort (10 mg/kg AR-301 plus SOC) and eight in the fourth cohort (20 mg/kg AR-301 plus SOC). An additional 16 patients received placebo plus SOC as an active control. This Phase 2a clinical trial included 31 sites located across Belgium, France, Spain, the United Kingdom, and the U.S. and was designed primarily to address the safety and pharmacokinetics of AR-301. The drug was generally well tolerated. In exploratory analysis of the VAP subgroup of 25 patients, numeric clinical improvement of antibody treated patients over placebo were observed in time to extubation. Additionally, patients treated with AR-301 exhibited trends toward a higher rate of microbiological eradication, and reduction in number of hospital or ICU days.

Phase 2a Safety and Pharmacokinetics.

        Data from the Phase 2a clinical trial suggest that AR-301 was well tolerated as a treatment for severe pneumonia due to S. aureus when used as directed and in addition to antibiotics. Few (2.8%) adverse events, or AEs, and no SAEs were deemed related to AR-301 treatment. A total of 36 SAEs were observed, which are listed as follows: septic shock (3 patients or approximately 6.3% of patients), anaemia (3 patients), bacteraemia (2 patients or approximately 4.2% of patients), sepsis (2 patients), acute respiratory failure (2 patients), hypoxia (2 patients), pancreatic abscess (1 patient or approximately 2.1% of patients), pneumonia (1 patient), carbon dioxide increase (1 patient), gamma-glutamyltransferase increase (1 patient), platelet count increase

(1 patient), abnormal prothrombin level (1 patient), duodenal ulcer (1 patient), epistaxis (1 patient), hypoventilation (1 patient), pleurisy (1 patient), pulmonary embolism (1 patient), haemodynamic instability (1 patient), hypotension (1 patient), shock haemorrhagic (1 patient), superior vena cava syndrome (1 patient), vena cava thrombosis (1 patient), cardiac arrest (1 patient), coronary artery stenosis (1 patient), ventricular tachycardia (1 patient), multi-organ failure (1 patient), pyrexia (1 patient), hepatic failure (1 patient), hepatocellular injury (1 patient), hypoalbuminaemia (1 patient), malnutrition (1 patient), heparin-induced thrombocytopenia (1 patient), coma (1 patient), peripheral motor neuropathy (1 patient), renal failure acute (1 patient), renal failure chronic (1 patient), renal tubular necrosis (1 patient), post procedural haemorrhage (1 patient) and subdural haematoma (1 patient). Immunogenicity was observed in one subject, with no related adverse event. No significant difference in mortality was observed between groups. There were six deaths in the trial, none of which were deemed related to AR-301. Furthermore, the overall mortality observed (8.5%) in this small sample size study was very low when compared to historic published references. The pharmacokinetic, or PK, profile of AR-301 is consistent with that of a human IgG1mAb, with a plasma half-life of 23 to 31 days, and supports a single-dose administration for the pneumonia indication (Figure 5).

Figure 5
Pharmacokinetics Profile of AR-301

Phase 2a clinical Efficacy.

        We assessed multiple endpoints of clinical improvement including time to extubation. Time intubated to day 28 showed a decrease in the length of time patients who were treated with AR-301 plus SOC remained intubated as compared to those receiving placebo and SOC. When the subset of 25 patients with VAP was assessed, a Kaplan-Meyer analysis of time to extubation showed a separation of the group of patients treated with AR-301 plus SOC as compared to those treated with placebo plus SOC (see Figure 6). In the same subgroup of VAP patients, ventilation time was reduced numerically for patients in all four active dose groups receiving AR-301 plus SOC compared to those receiving placebo plus SOC. In an exploratory analysis, with all four treated cohorts pooled and compared versus the placebo cohort, statistical significance was achieved at p<0.01. The lack of dose response could be attributed to high variability associated with a small sample size, and/or to the high level of circulating AR-301 mAb as compared to alphatoxin load in infected patients, i.e. even at the lowest dose administered (i.e. one mg/kg) it is estimated that there is more than ten-fold mAbs than the predicted alphatoxin load.

Figure 6
Impact Adjunctive AR-301 Treatment on Mechanical Ventilation Time (VAP subgroup)

Ventilation Days in VAP Patients (Microbiologically confirmed Intend to Treat population); p< 0.01 for Placebo vs. AR-301 (pooled)	Lower Probability of Ventilation Requirement for VAP patients (exploratory analysis)

        We also determined microbiological outcomes in the overall study population. Eradication or presumed eradication (cured of pneumonia) was observed in 25 (78.1%) patients treated with AR-301 plus SOC and ten (62.5%) of 16 subjects treated with placebo plus SOC. Details of microbiologial outcome by treatment cohort are provided in Figure 7a and the mean time to eradication of S. aureus bacteria also trended shorter in AR-301 treated cohorts as compared to the Placebo cohort (Figure 7b).

 Figure 7a
Summary of Microbiological Outcome by Dose Level

 Figure 7b
Mean Time to Microbiological Eradication

        When clinical cure was assessed based on the sole judgment of the investigator, there was no statistically significant difference between the groups, and the overall cure rate was high compared to historic published references. Over the first 28 days of the study, the length of stay in the ICU and in the hospital both showed a modest decrease in the AR-301 plus SOC groups as compared to placebo plus SOC-treated subjects, however, this difference did not reach statistical significance.

        Although SOC antibiotics were effective, the results suggest that the addition of AR-301 to SOC treatment may increase the rate of microbiological eradication, and may reduce time to eradication, time under mechanical ventilation and overall duration of hospital stay. Time ventilated in the pooled AR-301 treated cohorts (n=20) showed an exploratory p<0.01 reduction in the subset of patients with VAP as compared to the placebo plus SOC cohort (n=5).

Preclinical Summary

        In vitro studies demonstrated the selective binding of AR-301 to alphatoxin as well as the ability of AR-301 to neutralize toxin effects on several cell models. Antigen specificity and alphatoxin binding were confirmed by performing binding assays using purified bacterial toxins from varied sources including bacterial cell supernatants of the most prevalent epidemic MRSA strains worldwide, and bacterial cell supernatants of an extensive panel of MRSA and methicillin sensitive S. aureus, or MSSA, clinical isolates. AR-301 was shown to bind to greater than 95% of all S. aureus clinical isolates tested (more than 110 tested).

        Preclinical testing in an experimental acute S. aureus pneumonia mouse model and sepsis model showed that AR-301 can be used as prophylactic to prevent infection-associated morbidity and mortality or as a therapeutic when delivered intravenously as a stand-alone treatment. For example, in the prophylactic murine lung infection model (see Figure 8), we evaluated the ability of AR-301 to protect against disease. Groups of 15 mice received an intraperitoneal injection of either isotype control antibody (human IgG1) or AR-301 two hours prior to the time of intranasal infection with bacterial strains of interest and were then monitored over 72 hours for lethal disease. The studies were conducted with three distinct S. aureus strains, including Newman, a methicillin-sensitive clinical isolate that maintains a stable virulence phenotype in the laboratory, USA100, a methicillin-resistant hospital isolate, and USA300/LAC, a methicillin-resistant epidemic clone that is the most widely circulated MRSA strain in the U.S. As demonstrated in Figure 8, AR-301 conferred in a dose-dependent manner significant protection against mortality induced by an acute infection with Newman (A), USA100 (B) and USA300 (C).

Figure 8
Effect of AR-301 in Prophylactic S. aureus Pneumonia Model

        In therapeutic mouse pneumonia studies, AR-301 demonstrated protection against death caused by either the MSSA strain Newman (Figure 9A) or the MRSA strain USA100 (Figure 9B), even when AR-301 was applied up to several hours post infection. Overall, protection decreased (mortality increased) in the groups with later antibody application and with duration of the observation period, thereby suggesting that alphatoxin may be essential, particularly during the early stage of pathogenesis. We believe an extrapolation of these findings to human disease implies that treatment with AR-301 early in the course of S. aureus pneumonia has the potential to delay disease progression, providing a much-needed window of opportunity to enhance the utility of antimicrobial and supportive therapies.

Figure 9
Effect of AR-301 in Therapeutic S. aureus Pneumonia Model

        Administration of AR-301 mediates protection in a therapeutic S. aureus pneumonia model. Mice were treated with AR-301 two hours prior to intranasal infection or four hours, eight hours, and 12 hours post challenge. For both bacterial MSSA (A) and MRSA (B) isolates tested, a significant decrease in 48 hours mortality was observed for antibody applications up to 12 hours post infection. Statistical significance (p<0.05) is indicated in Figure 9 by an asterisk.

        To understand the mechanism by which lethal disease was averted by AR-301, bacterial loads in the lungs of mice treated with isotype control IgG1 or AR-301 were assessed 24 hours post-infection. Treatment of mice with isotype control IgG1 antibody or AR-301 two hours prior to the time of infection at a concentration of ten mg/kg each leads to a marked reduction in S. aureus burden in the lungs. Importantly, this reduction in bacterial load was apparent upon infection with MSSA strain Newman (A) and both hospital-acquired MRSA strain US100 (B) and community-acquired MRSA strain US300 (C). The horizontal bars indicate the mean bacterial load. (see Figure 10). These data support the hypothesis that by neutralizing alphatoxin, AR-301 may mitigate alphatoxin-mediated killing of immune cells, thereby preserving the immune system's natural ability to reduce bacterial burden.

 Figure 10
Effect of AR-301 on Lung Bacterial Load in a S. aureus Pneumonia Model

        Collectively, the above preclinical animal infection and treatment studies suggested that treatment with AR-301 resulted in improvement in resolution of disease, and further suggested that neutralizing alphatoxin was necessary and sufficient to confer protection against morbidity and mortality.

        The toxicology program for AR-301 determined that there was no toxicity in the dose-range pilot study and the repeat-dose toxicity study performed in mice. Further, no treatment-related microscopic changes at the injection sites were observed, thereby confirming good local tolerance of AR-301.

Planned Development Activities

        We plan to conduct two pivotal clinical trials in pneumonia patients for regulatory approval in the U.S. and Europe. We had an end of Phase 2 meeting with the FDA in June 2017 on the two proposed primary efficacy endpoints, ventilation time and clinical cure, for these two Phase 3 clinical trials. We also submitted a briefing document and received feedback from the EMA's Scientific Advice experts in January 2018. We have reached concurrence with the FDA on a consolidated single primary endpoint, which may include the components of mortality, ventilation requirements and signs and symptoms of pneumonia and plan to present these for concurrence with the EMA. Per discussions with clinical experts in the field, >15% improvement of AR-301 plus SOC over placebo plus SOC on these efficacy outcomes is deemed to be clinically meaningful. The first Phase 3 clinical trial will be a randomized, double-blind, placebo-controlled active comparator AR-301 (20 mg/kg) plus SOC versus placebo plus SOC. We plan to enroll approximately 210 VAP microbiologically evaluable patients at approximately 130 clinical sites in over 15 countries. Assuming a treatment effect of clinical cure of 85% versus 65% in active drug treated patients would provide 90% power to demonstrate a statistically significant result. We also reached agreement with the FDA on the size of the safety database required for approval and we plan to include the following safety endpoints: immunogenicity, adverse events, and standard safety laboratory tests. We expect to enroll the first subject in the second half of 2018, plan to include an interim data readout in the second half of 2019, and complete enrollment by the first half of 2020.

AR-105

        AR-105 is a broadly active fully human IgG1 mAb targeting P. aeruginosa alginate, a widely distributed cell surface polysaccharide involved in surface adhesion, biofilm formation, and protection against the human immune system. We found that it was expressed in over 90% of P. aeruginosa clinical isolates from pneumonia patients suggesting the potential for broad coverage. In addition, alginate is highly conserved and we have not identified any escape mutants to date. We believe that AR-105 plus combinations of antibiotics may be beneficial to the overall therapeutic efficacy of treatment regimens because P. aeruginosa is a problematic, difficult-to-treat bacterium that often requires a combination of antibiotics to effectively treat.

        An increasing concern with P. aeruginosa infections is the increasing incidence of multi-drug resistant hospital associated lung infections, including HAP and VAP, occurring in patients on mechanical ventilators. It is estimated that the addressable patient population in the United States, EU and Japan combined is approximately 478,000 patients. As a result, we are developing AR-105 plus SOC antibiotics as an adjunctive therapy to treat HAP and VAP. AR-105 was shown to be well tolerated in the recently completed Phase 1 clinical trial in healthy volunteers. We are currently in a global Phase 2 clinical study with this product candidate and project data readout in the first half of 2019.

        Alginate production is a hallmark of chronic P. aeruginosa infection and progressive decline in lung function in patients with cystic fibrosis. As a result, we believe that AR-105 can potentially be developed as a therapy to treat P. aeruginosa infection in cystic fibrosis patients. We plan to explore the mAb utility in this indication in the future.

Background and Mechanism of Action

        AR-105 specifically binds to P. aeruginosa alginate expressed on the cell surface of P. aeruginosa. AR-105 binding activates the C3b component of the complement system, a part of the immune system which binds to the bacterial cell wall in a process called antibody opsonization. The cell surface bound antibody and C3b are then recognized by receptors on the cell surface of immune cells called polymorphonuclear leukocytes, which results in the phagocytosis, or ingestion, and killing of the bacterial cell (see Figure 11).

 Figure 11
Mechanism of Action of AR-105 mAb

Clinical Development Summary

        We recently completed an open-label, single ascending dose Phase 1 clinical trial of AR-105 in which all subjects received one intravenous dose of AR-105. The trial consisted of three dose cohorts of AR-105 with safety and pharmacokinetics outcome as shown in Figure 12. Cohort one received two mg/kg of AR-105 (n=five subjects), cohort two received eight mg/kg of AR-105 (n=six subjects), and cohort three received 20 mg/kg of AR-105 (n=five subjects). The dose levels for the study were selected based on animal studies showing prophylactic and therapeutic effects in a pneumonia animal model and toxicological studies. The results showed that AR-105 was well tolerated at all dose levels tested, with no SAEs observed, and a total of 14 AEs that were deemed to be non-remarkable and typical of mAb infusion (e.g. infusion site edema, headache, etc.). Furthermore, the PK profile of AR-105 was found to be consistent with the known PK profiles of IgG1 mAbs.

Figure 12
Summary of AR-105 Phase 1 Study

A)	Safety summary — No SAEs observed at any dose levels	B)	Pharmacokinetic profile was typical of a non-tissue binding IgG1, with a plasma T1/2 life ~21 days

Preclinical Activity Summary

        In in vitro studies, AR-105 demonstrated the ability to bind to and kill a wide range (greater than 90%) of P. aeruginosa clinical isolates from pneumonia patients through opsonic phagocytosis. These clinical isolates included P. aeruginosa strains with varying levels of antibiotic resistance to TOBI (tobramycin) and Cayston (aztreonam) suggesting that AR-105's activity is independent of the antibiotic resistance status of a given P. aeruginosa strain.

        Several preclinical animal models have demonstrated the protective activity of AR-105 treatment against P. aeruginosa infections. AR-105 prevented both morbidity and mortality resulting from infection when administered intravenously either prophylactically or therapeutically in an acute P. aeruginosa pneumonia mouse model. AR-105 had a synergistic effect when combined with antibiotics tobramycin (Figure 13 Left Panel) or meropenem (Figure 13 Right Panel) in P. aeruginosa infected mice exhibiting severe pneumonia (Figure 13).

 Figure 13
Synergistic Protection of P. aeruginosa Infected Mice Using AR-105 and Antibiotic Tobramycin (left) or Meropenem (right)

        In the study depicted above, infected mice were treated with sub-protective dose levels of AR-105 (0.01 and 0.04 mg/kg, once via nasal administration) and either tobramycin or meropenem (1.4 and 0.8 mg/kg, respectively, daily via intravenous administration) separately and in combination, followed by assessment of lung bacterial load (measured as colony forming units, or CFUs) at T=0 and 24 hours post-drug treatments. The combination of AR-105 and tobramycin or meropenem showed lower bacterial load than either treatment individually.

        Therapeutic protection by AR-105 was also demonstrated in a mouse model of sepsis where the infection was initiated by an intraperitoneal injection of P. aeruginosa followed by an intraperitoneal injection with escalating doses of AR-105 four hours later. Treatment with AR-105 resulted in protection from the lethality of the P. aeruginosa infection. Increasing doses of AR-105 resulted in increased protection. Collectively, the results of these preclinical studies demonstrated that AR-105 is highly effective in mice in attenuating pulmonary and septic infections caused by P. aeruginosa.

Planned Development Activities

        We initiated a Phase 2 clinical trial in VAP patients on mechanical ventilation in the second quarter of 2017. This trial is a randomized, double-blind, active comparator trial with a single dose of AR-105 (20 mg/kg) plus SOC antibiotics or placebo plus SOC antibiotics. This study is being conducted at approximately 90 sites in fifteen countries, in the U.S., EU and Asia. This study is designed to detect superiority in the primary endpoint of clinical cure rate on day 14 at p-value of 0.05.

AR-101

        AR-101 is a human IgM mAb that we are developing to treat P. aeruginosa, the leading cause of hospital acquired lung infections. AR-101, which we are initially developing as an adjunct therapy for the treatment of HAP and VAP caused by P. aeruginosa serotype O11, binds to the lipopolysaccharide, or LPS, on the cell surface of P. aeruginosa. Serotype O11 is one of the most prevalent P. aeruginosa serotypes in HAP and VAP, representing approximately 23% of cases (Lu et al 2014). It is estimated that the addressable patient population in the U.S., EU and Japan combined is approximately 95,600 patients. AR-101 has been granted orphan drug designation in the U.S. and in the EU. We intend to incorporate a companion diagnostic test based on polymerase chain reaction, or PCR, technology that can rapidly identify P. aeruginosa serotype O11 strains in order to identify those patients most likely to respond to AR-101. We have completed a Phase 1 safety and tolerability trial of single ascending doses of AR-101 in healthy adults and an open-label Phase 2a safety and pharmacokinetics trial of up to three single doses of AR-101 in pneumonia patients. These studies suggested AR-101 to be generally well tolerated in both healthy adults and HAP and VAP patients. Comparison of the per protocol population (n=13) of the Phase 2a study, which excluded four patients from the ITT population (n=17) because they did not complete the treatment regimen, and a contemporaneous control cohort suggested that AR-101 therapy may improve survival, cure rate of the index pneumonia, and time to cure pneumonia.

Figure 14.
AR-101 Mechanism of Action

Background and Mechanism of Action

        Upon binding, AR-101 mediates the deposition of the human complement to the surface of P. aeruginosa bacteria. This antibody-complement complex leads to improved recognition by the host immune cells, which results in engulfment and killing of the bacteria (Figure 14). AR-101, like IgM antibodies in general, provides several advantages towards more effective bacterial killing. They possess ten binding sites rather than two for IgG, and they are 100 to 1,000 times more effective than IgG at binding and/or activating key enzymes that facilitate the killing of P. aeruginosa. As a result, IgM antibodies are becoming more prevalent as candidates for drug therapies.

Clinical Development Summary

        We have completed two clinical studies of AR-101 to date. We completed a Phase 1 study in healthy volunteers to assess the safety and pharmacokinetic characteristics of AR-101. This randomized, double-blind, placebo-controlled study enrolled 32 volunteers in four antibody treatment cohorts at doses of 0.1, 0.4, 1.2 and 4.0 mg/kg as well as placebo cohort. No SAEs were observed, and no subject was discontinued due to an AE. Reported AEs were mild or moderate in intensity, and all resolved without sequelae, and the incidence of AEs did not increase with the dose. There was no activation of an immune response against AR-101. Pharmacokinetic characteristics that were observed were consistent with the characteristics of a human IgM, with a serum half-life between 70 and 95 hours.

        Subsequently, we completed an open-label Phase 2a study in 18 subjects, which was the first study performed in the target indication of patients with severe bacterial pneumonia caused by P. aeruginosa serotype O11. Treatment consisted of three intravenous infusions of 1.2 mg/kg of AR-101 given over two hours on days one, four and seven for a total dose of 3.6 mg/kg. The 30-day survival rates were 82% and 100% in the intent-to-treat (ITT; 17 subjects) and the per protocol (13 subjects) populations, respectively. Clinical resolution of pneumonia was observed in 76% of patients in the ITT population and 100% of patients in the per protocol population. Microbiological resolution was observed in six subjects, representing 35% of the ITT population and 31% of the per protocol population. The time to resolution of pneumonia was 14 days and nine days in the ITT and per protocol populations, respectively. The time to extubation or cessation of ICU management was 22 days in the ITT and 13 days in the per protocol populations, respectively. Measurements of clinical status improved promptly in parallel with clinical resolution of disease.

        14 SAEs were experienced by six of the subjects. The types of SAEs were: gastrointestinal bleeding (3 patients or approximately 21% of patients), cardiac and respiratory arrest (2 patients or approximately 14% of patients), multi-organ failure (2 patients), hyperbilirubinemia and cholestasis (1 patient or approximately 7% of patients), neutropenia (1 patient), low count of platelets (1 patient), activated partial thromboplastin time (1 patient), prolongation (1 patient), septic shock (1 patient); cholestasis (1 patient) and troponin increase (due to cardiac arrest) (1 patient). An event of cardiorespiratory arrest was judged as probably related to AR-101 and events of hyperbilirubinemia and cholestasis, although pre-existent, were deemed possibly related. In both cases, the investigators assessed that a contribution by AR-101 to the adverse event could not be excluded with certainty but acknowledged other probable causes were acknowledged. The other SAEs were deemed unrelated.

        In parallel, we also conducted a contemporaneous cohort study of the incidence and outcome of HAP and VAP caused by various P. aeruginosa serotypes in critically ill patients. The data were extracted from the medical files of the patients selected according to eligibility criteria similar to those of our Phase 2a study. Cohort patients infected with P. aeruginosa serotype O11 (14 patients in total) had a lower survival rate, cure rate, and microbiological resolution rate, as well as longer mean times on ventilator and in the ICU as compared to patients in our Phase 2a clinical trial who received a complete treatment of three 1.2 mg/kg doses of AR-101. A summary of the results of the Phase 2a study and the contemporaneous cohort study is shown in Figure 15 below.

Figure 15
AR-101 Phase 2 Trial Comparison of Adjunctive (AR-101 + Antibiotics)
to Cohort (Antibiotics Alone) Groups

	AR-101 + Antibiotics Intent-to-Treat (n=17)	AR-101 + Antibiotics Per Protocol (n=13)	Contemporaneous Cohort Study Serotype O11 (n=14)
Mortality (%)	18% (3/17 pts)	0% (0/13 pts)	21% (3/14 pts)
Time to Initial Clinical Resolution of Pneumonia (mean)	14 days ± 10 days SD	9 days ± 2.9 days SD	19 days ± 10 days SD
Initial Clinical Resolution of Pneumonia (%)	76% (13/17 pts)	100% (13/13 pts)	64% (9/14 pts)
Clinical Resolution of Pneumonia on Day 30	65% (11/17 pts)	85% (11/13 pts)	57% (8/14 pts)
Microbiological Resolution on Day 30	35% (6/17 pts)	31% (4/13 pts)	14% (2/14 pts)
Time on Ventilator or Time in ICU*	22 days	13 days	21 days

*
Kaplan-Meier time-to-event estimation of the times where 50% of patients had experienced the event. 'pts' = patients

Preclinical Summary

        AR-101 reacts with a wide range of P. aeruginosa serotype O11 clinical isolates from different hospitals, indicating broad application against infections with this serotype. AR-101 is also capable of stimulating phagocytic immune cells to ingest P. aeruginosa bacterial cells in a dose dependent manner, thereby killing the pathogen. Passive immunization with murine mAb recognizing O-polysaccharides in LPS of P. aeruginosa conferred protection against lethal challenge with live pseudomonas bacteria in several animal models of pneumonia infections. In preclinical studies, AR-101 was found to demonstrate attenuating protection against pulmonary infections caused by P. aeruginosa serotype O11 and exhibited a complementary effect with meropenem, a broad-spectrum antibiotic. Additionally, we had the following observations in preclinical studies of AR-101. AR-101 protected mice in a dose-dependent manner from P. aeruginosa infection after a burn-wound challenge. Doses of five μg/mouse (corresponding to about 0.2 mg/kg body weight) conferred 70% to 100% protection from systemic P. aeruginosa challenge. Administration of decreasing doses resulted in lower survival rates and administration of AR-101 led to rapid clearance of P. aeruginosa from the lung in mice and was associated with milder lung pathology six and 24 hours after infection. In addition, AR-101-treated animals had a significantly lower systemic P. aeruginosa bacterial load compared to control animals that received saline. To mimic the adjunctive use of AR-101 in humans, AR-101 was administered in combination with meropenem (used clinically to treat pseudomonal infections) in a modified lung challenge model. When meropenem and AR-101 were administered in combination, significant reductions in lung weight (a surrogate marker for injection-induced inflammation), bacterial load and lung inflammation were observed in infected mice compared to each agent given alone.

Planned Development Activities

        We plan to initiate a double-blind, randomized, placebo-controlled Phase 2/3 clinical trial as an adjunct to SOC antibiotics H2 of 2019. The clinical trial will enroll adult patients with HAP or VAP. As with the prior Phase 2a study, the primary efficacy endpoint in this study will include clinical cure rate. Time to clinical cure was an endpoint that achieved statistical significance in the Phase 2a study (p=0.005) and will be evaluated in detail in the Phase 2/3 study. We will also assess microbiological endpoints as well as select pharmacoeconomic endpoints and pharmacokinetics.

AR-201

        We have obtained a high affinity anti-RSV F-protein mAb, which we refer to as AR-201. RSV is the leading cause of lower respiratory tract illness in infants and young children worldwide. In premature neonates, RSV infection results in high levels of morbidity. In the U.S. alone, there are more than 234,000 hospitalizations and 14,000 deaths per year attributable to RSV. The only prophylaxis for RSV is Synagis (palivizumab), a humanized murine mAb that targets the RSV glycoprotein F and has been shown to reduce the rate of RSV-associated hospitalization by 50%. Synagis-resistant RSV strains are rising, which emphasize the need for additional anti-RSV products against different epitopes. Tonsils of RSV-infected patients were used as a B-cell source for screening new antibody candidates with improved activity against RSV F-protein.

        Compared to Synagis, AR-201 has higher affinity for F protein (700 pM versus 60 pM) and superior in vitro neutralization activity. AR-201 was found to bind to naturally occurring Synagis-resistant strains. AR-201's epitope is distinct from that of Synagis, and as a result, can potently neutralize Synagis-resistant isolates. Preliminary cotton rat testing demonstrates that AR-201 provides comparable protection to Synagis in this animal model. We intend to develop AR-201 for the prevention of RSV in neonates and in additional high-risk patients. As part of a recent NIH Small Business Innovation Research, or SBIR, award, we are using recombinant approaches to extend the half-life of AR-201 to create a potential for once-a-season dosing, which we believe will provide opportunities for introduction of anti-RSV prophylaxis into worldwide markets that are not served by the existing Synagis product.

AR-401

        AR-401 is our mAb discovery program aimed at treating infections caused by A. baumannii, which is a gram-negative pathogen that is rapidly emerging as a serious threat to patients in hospital care. Its high level of resistance to first-line antibiotic therapies, potential to survive prolonged periods on dry surfaces and ability to form biofilms rapidly on artificial devices, such as catheters and ventilators, have made it particularly virulent. The clinical impact of A. baumannii infections can have serious adverse consequences with crude mortality rates reaching 30% in infected ICU patients. Moreover, infection with A. baumannii leads to an increased length of stay at the ICU of an average of 15 extra days. We intend to develop an anti-A. baumannii human mAb to address the unmet medical need for new and effective anti-infectives to treat severe and life-threatening infections caused by this difficult-to-treat bacterium.

        We have made significant progress toward the identification of potential anti-microbial targets on A. baumannii, which we believe will facilitate the development of both active and passive immune-based therapies. We believe our preliminary target identification work on A. baumannii is among the most comprehensive to date. We used a proteomic approach to identify bacterial surface proteins that are accessible to the immune system. We then performed a thorough analysis using multiple bioinformatic tools that reduced the number of identified proteins to eight outer membrane proteins on A. baumannii. Our studies showed that active immunization with each protein reduced mortality in a pneumonia model. Antibodies against these A. baumannii targets were also detected in the majority of A. baumannii infected patient sera. Polyclonal rabbit immune sera raised against these targets mediated protection in the Acinetobacter pneumonia mouse model as shown by a reduction of mortality and clinical score.

        Of the eight surface proteins identified as potential targets for mAbs, three have been previously characterized. The five remaining proteins are of unknown function, potentially representing completely unique and innovative targets. Antibody titers to all eight proteins can be detected in sera of convalescent patients whereas sera from healthy donors from a regional blood bank have only very low or undetectable antibody serum titers to these proteins. An initial study demonstrated that the peripheral blood lymphocytes, or PBL, from patients with a high serum titer can result in hybridoma cell lines that specifically stain A. baumannii cells. Our planned next step for this program is to select a lead therapeutic mAb and advance into in vitro potency testing and in vivo assessment of therapeutic efficacy in an A. baumannii challenge mouse model.

AR-501

        We are developing AR-501 (gallium(III) citrate) as an anti-infective therapy to manage both chronic lung infections in cystic fibrosis patients and acute pneumonia in HAP and VAP patients AR-501 exhibits broad antimicrobial activity against antibiotic resistant gram-negative and gram-positive bacteria in free-living, or planktonic, and biofilm communities, as well as against fungi. We believe AR-501's unique combination of broad spectrum antimicrobial activity against pathogens, lower propensity to develop resistance than inhaled TOBI (tobramycin) and Cayston (aztreonam), and less frequent dosing as compared to SOC, make it an ideal candidate for treatment of chronic polymicrobial infections, such as lung infections in cystic fibrosis patients.

        To enhance delivery to the lungs and provide a simple method of administration, we are developing AR-501 as an inhaled formulation that can be administered conveniently with one of several commercially available liquid nebulization devices. We were recently awarded a development grant from the Cystic Fibrosis Foundation for approximately $3 million to develop an aerosolized formulation of AR-501 to manage bacterial lung infections in cystic fibrosis patients. We have produced, good manufacturing practice, or GMP, clinical bulk drug that is ready for use in human clinical trials, and we have completed good laboratory practice, or GLP, toxicology studies. We believe that the unique characteristics of AR-501, namely broad spectrum activity, lower propensity to develop resistance, and long half-life, may enable cystic fibrosis patients to avoid the current need for the intermittent "drug holidays" commonly employed with SOC drugs such as TOBI (tobramycin). The unique characteristics of AR-501 may also benefit patients with other infectious lung diseases such as chronic obstructive pulmonary disease, bronchiectasis, and pneumonia.

Background and Mechanism of Action

        AR-501 is a proprietary formulation of gallium(III) citrate. Trivalent ions of the element gallium (Ga) have biologic activity because Ga(III) chemically mimics the ferric iron ions (Fe(III)) that bacteria and many other microorganisms require for survival. Bacterial iron-binding proteins imperfectly distinguish Ga(III) from Fe(III), functionally starving bacteria of iron and poisoning critical Fe(III)-dependent metabolic pathways. We believe this unique mechanism of action is distinct from those underlying all current antibiotics.

        There is a long history of administering gallium(III) salts to humans. Gallium scans are used as diagnostic tests to identify areas of inflammation, infection, or cancer in the body, and Ganite, a formulation of gallium(III) nitrate, was introduced in 2003 as an FDA-approved intravenous treatment for hypercalcemia secondary to cancer. The anti-infective activity was only recently demonstrated using gallium(III) nitrate in citrate buffer. Our in vitro tests and in vivo animal studies show that gallium(III) citrate exhibits the same antimicrobial activity as gallium(III) nitrate in citrate buffer, demonstrating that Ga(III) ion itself, and not any particular salt form, is responsible for the anti-infective activity.

Clinical Data Summary

        More than 50 published human clinical trials conducted in more than 1,000 cancer patients attest to the safety of systemic Ga(III) compounds and establish a tolerated dose that greatly exceeds the dose at which we project AR-501 will be used. Recently an open-label Phase 1 proof-of-concept clinical trial of Ganite administered intravenously to cystic fibrosis patients showed evidence of an improvement in lung function and reduction of P. aeruginosa burden in the lungs. Investigators at the University of Washington, or UW, and the Cystic Fibrosis Foundation conducted the clinical study, and we analyzed patient samples to determine pharmacokinetics. The aim of the study was to assess the pharmacokinetics, lung distribution, and safety of intravenous Ga(III) in cystic fibrosis patients. This non-randomized Phase 1 study comprised two dosing cohorts (cohort one: n=9 patients, cohort two: n=11 patients). Analysis of subjects' sputum, urine, and plasma showed persistent Ga(III) levels in sputum up to 28 days after a single dose. Encouragingly, a number of patients in both cohorts showed significant reduction in sputum P. aeruginosa and an improvement in steady forced expiratory volume (FEV1) throughout the 28 days. We anticipate that inhaled AR-501 can result in at least 100-fold higher Ga(III) concentration in the lungs. The UW investigators continue to develop Ganite as an intravenous treatment for cystic fibrosis associated lung infections and recently initiated a randomized, double-blind Phase 2 clinical study in cystic fibrosis patients. This study is expected to be completed in the second half of 2018 and may provide additional clinical evidence of the safety and efficacy of Ga(III) in cystic fibrosis patients.

Preclinical Data Summary

        AR-501 exhibits antimicrobial activity in diverse in vitro and in vivo bacterial infection models. The in vitro activity of Ga(III) salts extends to many gram-negative and some gram-positive bacteria, and in vivo activity has been demonstrated against P. aeruginosa when administered via inhalation and intraperitoneal injection. We showed that persistent exposure of P. aeruginosa to gallium(III) citrate did not change the minimum inhibitory concentration, or MIC, whereas parallel studies demonstrated a greater than eight-fold rise in MIC for the antibiotics tobramycin, vancomycin, or aztreonam. Thus we believe that for mechanistic reasons, bacteria are less likely to develop resistance to Ga(III) compounds than to conventional antibiotics. Pharmacokinetic studies of inhaled AR-501 in mice showed the initial half-life was 0.6 hours and the terminal half-life was 40.0 hours. In preclinical animal lung infection studies, AR-501 at an inhaled dose as low as 3.7 mg/kg is protective against a lethal challenge with P. aeruginosa strain PA103.

        We tested the local effects of inhaled Ga(III) on lung tissues by examining the acute pulmonary toxicity of inhaled gallium(III) nitrate formulated in a citrate buffer in mice. We exposed animals to aerosolized gallium(III) nitrate formulated in a citrate buffer (12.5 mg/mL) for two, four, or six hours in a whole body exposure chamber. Histopathological evaluation revealed no significant changes in lung tissues. Inflammation was observed that reached a maximum at four to eight hours post dosing, but waned beyond eight hours. Mice and subsequently dogs that were administered AR-501 by inhalation once per week for 28 days (five administrations), showed unremarkable clinical chemistry findings, and no significant adverse observations were noted in the lungs or kidneys. The no observed adverse effect level from the GLP toxicology testing has been established.

Planned Development Activities

        Our AR-501 development program includes toxicity testing in two animal species in accordance with GLP requirements to assess the safety of AR-501 administered by inhalation. The program includes GLP toxicology studies in mice and dogs, encompassing both single dose and repeated dose administration of AR-501 by inhalation. We plan to submit an IND to the FDA in which we propose a two-part, double-blind, randomized, placebo-controlled, ascending dose study to evaluate the safety, tolerability, PK, and respiratory lung function measures following the administration of inhaled AR-501 first in normal healthy adults, then in adult cystic fibrosis patients.

Our MAbIgX Fully Human Antibody Discovery Platform

        Our proprietary MabIgX discovery platform enables us to rapidly screen, identify and optimize fully human therapeutic mAb product candidates directly from the B-cells of patients. We have developed a method of selecting rare, potent B-cells isolated either from convalescent individuals who have successfully survived an infection with the pathogen or healthy individuals who have been actively immunized with a vaccine against a target pathogen. These B-cells produce antibodies that are highly relevant for the body's defense against a particular pathogen and which we believe will be highly protective mAb therapeutic product candidates. Our mAb product candidates are of completely human origin, which we believe maximizes the antibodies' protection and effector functions and minimizes the risk of adverse reactions. Our MabIgX technology platform does not require the use of recombinant antibody technologies or any genetic engineering steps that can be time consuming and may be protected by third party intellectual property rights.

        We believe our MabIgX drug discovery platform, which enables us to rapidly identify and manufacture naturally occurring fully human antibody product candidates, provides us with the following competitive advantages:

  •
  ability to rapidly screen for rare and potent B-cells to produce differentiated mAb product candidates and expeditiously progress product candidates from target identification to clinical development;

  •
  broad applicability to produce immunologically and clinically relevant product candidates across all relevant immunoglobulin isotypes, including IgG, IgA, IgM and IgE antibodies;

  •
  discovery of mAb product candidates with high efficacy due to recognition of epitopes relevant for humans;

  •
  generation of mAb product candidates that are well tolerated and that have the potential for multiple administrations due to low immunogenicity, or nominal ability to provoke an anti-drug immune response; and

  •
  ability to rapidly progress to clinical manufacturing by avoiding the need for time consuming recombinant antibody engineering processes and production cell lines.

        Our MabIgX technology platform is summarized in Figure 16.

Figure 16.
MabIgX B-cell Discovery and Manufacturing Process Flow

        The first step in our process is the selection of immunized or convalescent patients who serve as donors for blood collection. We have collaborations with physicians as well as specialized clinical sites for the selection, recruitment and blood collection of convalescent donors. We also have established protocols for the selection of donors and the optimal time for blood collection, both of which depend largely on the targeted infection and the desired isotype of the desired mAb.

        Then we apply classical hybridoma technology, whereby the human B-cells of the donors are isolated, transiently immortalized by infection with Epstein-Barr virus, or EBV, and subsequently fused to the proprietary heteromyeloma cell line LA55 to form stable hybridoma lines. Our technology enables us to overcome one of the major challenges in developing human therapeutic mAbs, which is the inability to easily select and culture antigen-induced mAb-producing human B-cells and to use them to construct continuous mAb-producing cell lines. We have defined the properties of circulating antigen-specific human B-cells recruited through the immune response to polysaccharide and protein antigens, and have optimized their enrichment and propagation in culture for the production of fully human mAbs. After isolation, these highly antigen-specific human B-cells are immortalized employing LA55, which generates stable hybridomas for large scale manufacturing of our fully human mAbs.

        Our technology enables us to isolate and select the most relevant and most effective human antibodies for a specific pathogen. Not all pathogens require the same type of immune effector function, and therefore, our immune system has developed a set of different antibody isotypes with very specific characteristics. For example, high-affinity IgG antibodies are more efficient at neutralizing viruses and preventing infections whereas IgM antibodies can more efficiently attack gram-negative bacteria by targeting the bacterial surface polysaccharides and by activating complement, which leads to a "flagging" of the bacteria, known as opsonization, and ultimately the destruction of the bacteria by the immune system. It is important to isolate antibodies of the proper isotype based on the infection targeted and the desired reaction of the human immune system. Our MabIgX technology enables the isolation of the isotype of an antibody that the human immune system utilizes to combat a particular pathogen and isolate all different isotypes. All those antibodies retain their effector function, which is an important factor in the regulation of an effective immune reaction in the human body (see Figure 17).

Figure 17.
MabIgX Technology Allow For Discovery of all Four Naturally Occurring Antibody Types

        After isolation, these highly antigen-specific human B-cells are immortalized employing LA55, which generates stable hybridomas for large scale manufacturing of our fully human mAbs.

Manufacturing

        We do not own or operate manufacturing facilities for the production of clinical or commercial quantities of our product candidates. We currently have no plans to build our own clinical or commercial scale manufacturing capabilities. To meet our projected needs for commercial manufacturing, commercial manufacturing partners will be engaged which have large bioreactors (greater then 2,000L). Although we rely on contract manufacturers, we have personnel with manufacturing experience to oversee our relationships with contract manufacturers.

        Our MabIgX technology produces a hybridoma cell line that can be used to produce clinical material without any further genetic engineering, which allows us to move rapidly to manufacture clinical material and enter clinical testing. This cell line is used to produce clinical material for our Phase 1 and Phase 2 clinical trials.

        We are developing production cell lines to support late-stage clinical testing and commercialization based on Chinese hamster ovary, or CHO, cell technology which is the most mature and widely used cell culture technology for the manufacture of mAb products.

        We will then identify and utilize a CMO, that has experience using CHO cells to produce both clinical and commercial biotechnology products under current good manufacturing practices, or cGMP, and that can meet global regulatory requirements. The CHO cell product is typically introduced into clinical testing during the pivotal trial stage once comparability with the hybridoma cell product has been established. Our plan is to launch commercial production from the CMO facility and subsequently decide whether we will explore building a Company owned manufacturing facility.

        AR-301.    We have created a new CHO cell line to maximize production quantities and to scale up the manufacturing process. The clinical drug product was manufactured under GMP at 1,000L scale by our contract manufacturing partner Catalent Pharma Solutions (Madison, WI). The manufacturing process will be scaled up to 2,000L scale to support licensure and commercial launch.

        AR-105.    A clinical manufacturing scale cell culture and mAb purification process has been developed. The clinical material was manufactured by our contract manufacturer MassBiologics (Mattapan, MA) at 2,500L scale to support the Phase 2 clinical trial. We have created a new CHO cell line to further maximize production quantities. The CHO line will be used to manufacture clinical trial material for the Phase 3 pivotal trial and support commercial manufacturing.

        AR-101.    A clinical manufacturing scale cell culture and mAb purification process has been developed and transferred to our clinical manufacturers, Sanquin Pharmaceutical Services (Amsterdam, The Netherlands) and Rentschler Biotechnologie GmbH (Laupheim, Germany), to produce AR-101 clinical trial material. Additional clinical material will be needed to support both the Phase 2/3 and Phase 3 clinical trials.

        AR-501.    We have developed a simple manufacturing process to produce pure gallium(III) citrate using gallium(III) nitrate and ammonium citrate. The manufacturing process was transferred to a contract manufacturer, Regis Technologies, Inc. (Morton Grove, IL) and was implemented at a 10kg scale under GMP. The filling of drug product into blow-fill-seal (BFS) ampules under GMP has been completed. We believe this material will be sufficient to support our clinical trial needs.

Competition

        The biopharmaceutical industry is characterized by rapidly advancing technologies, strong emphasis on proprietary products and significant competition. While we believe that our products, technology, experience and scientific resources provide us with competitive advantages, we face potential competition from many sources, including major pharmaceutical, specialty pharmaceutical and biotechnology companies, academic institutions and government agencies and public and private research institutions. Any product candidates that we successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future.

        We are initially developing mAbs as an adjunct therapy to be used with SOC antibiotics, which is a unique approach to treating lung infections that does not directly compete with antibiotics. Unlike antibiotics, mAbs enhance the body's ability to kill pathogens via an immunological mechanism. Additionally, in contrast to antibiotics, the dosing frequency of mAbs is once or twice a month and may require only a single administration. Several companies are developing mAbs to treat infections, including Merck & Co., Medimmune, LLC (AstraZeneca), Arsanis, Inc., and Alopexx Enterprises, LLC. Arsanis recently announced that their Phase 2 clinical trial was stopped following interim analysis showing futility. The Arsanis trial was different in indication, study design, and patient population. We do not believe that the outcome of this trial has a material impact on the technical risk of our planned AR-301 Phase 3 clinical trial.

Intellectual Property

        Our success depends, in part, on our ability to obtain, maintain, and enforce patents and other proprietary protections of our commercially important technologies and product candidates, to operate without infringing the proprietary rights of others, and to maintain trade secrets or other proprietary know-how, both in the U.S. and other countries. Our ability to stop third parties from making, using, selling, offering to sell or importing our products will depend on the extent to which we have rights under valid and enforceable patents or trade secrets that protect these activities. We seek to protect proprietary technology, inventions, and improvements that are commercially important to our business by seeking, maintaining, and defending patent rights, whether developed internally or licensed from third parties.

        As of June 30, 2018, our patent estate includes approximately 42 issued patents (approximately 17 of which are in the U.S.) and approximately 24 pending patent applications (approximately four of which are in the U.S.), which we either own or for which we have an exclusive commercial license (either in its entirety or within our field of use), as is more fully described below. Our patent families related to our product candidates are described below.

AR-301: Anti-Staphylococcus aureus HLA alphatoxin mAb

        Our AR-301 patent estate includes a patent family that we own related to AR-301 titled "Human Monoclonal Antibody against S. aureus derived alphatoxin and its use in treating or preventing abscess formation," which has a priority date of August 10, 2009. Issued claims include: composition of matter claims to a human mAb that binds to S. aureus alphatoxin and a cell line producing the antibody. Patents in this family have been issued in Europe, the U.S., China, Israel, Japan and Russia. National patent applications are currently pending in Canada, Korea, India and

Brazil. Issued patents are expected to expire in 2030, absent any patent term adjustments or extensions. The portfolio is complemented by a patent family in-licensed from University of Chicago and titled "Methods and Compositions related to Immunizing Against Staphylococcal Lung Diseases and Conditions." This patent family includes ten patents, which are granted in jurisdictions including Australia, China, Europe, Japan, Korea, and the U.S., and six patent applications that are pending in Brazil, Canada, China, Hong Kong, Japan and the U.S. Patents in this family are expected to expire in 2028, absent any patent term adjustments or extensions.

AR-105: Anti-Pseudomonas aeruginosa alginate mAb

        Our AR-105 patent estate includes two patent families that have been exclusively in-licensed from the Brigham Women's Hospital (Harvard University). The first family is titled "P.aeruginosa Mucoid Exopolysaccharide Specific Binding Peptides" and it is comprised of three issued U.S. patents that are expected to expire in 2022, absent any patent term adjustments or extensions. The second family is titled "Methods and compositions relating to mannuronic acid specific binding peptides," and it comprises one European patent that is expected to expire in 2025, absent any patent term adjustments or extensions. Claims in these patents include composition of matter, uses and methods of inducing immune response to the alginate epitope. We own a pending provisional application that, if issued, is expected to expire in 2037, absent any patent term adjustments or extensions.

AR-101: Anti-Pseudomonas aeruginosa LPS serotype O11 mAb

        Our AR-101 patent estate includes a patent family, titled "Human Monoclonal Antibody Specific for LPS of serotype IATS 011 Pseudomonas aeruginosa," with issued patents in seven jurisdictions including Canada, Europe, China, India, Israel, Japan, and the U.S. The issued patents include claims directed to certain antibodies, variants or Fab fragments thereof, hybridomas producing the antibodies, as well as nucleic acids encoding the antibodies. In the U.S. issued claims are directed to antibodies with specific variable region sequences that bind LPS of the P. aeruginosa LPS serotype IATS 011, or with variable region sequences having 85% identity thereto. Similar claims were granted in Europe, Canada, China, Israel, India and Japan. Patents in this family are expected to expire in 2026, absent any patent term adjustments or extensions. Additionally, we also own a U.S. patent covering the O6 serotype of P. aeruginosa LPS titled "Human Monoclonal Antibody Specific for LPS of Serotype IATS O6 Pseudomonas aeruginosa." This issued US patent is expected to expire in 2026, absent any patent term adjustments or extensions.

AR-501: Gallium citrate

        Our AR-501 patent estate includes three patent families, two of which we own and one of which is in-licensed from the University of Iowa Research Foundation. These patents are directed to Gallium containing formulations for anti-infective indications and methods of using the same. These patent families include granted patents in Australia, Canada, China, Europe, Hong Kong, Japan, Mexico, New Zealand and the U.S. The in-licensed issued patents are expected to expire in 2024 and the patents that we own are expected to expire in 2030, absent any patent term adjustments or extensions.

AR-201: Anti-Respiratory Syncytical Virus mAb

        Our patent estate for AR-201 comprises a U.S. patent and pending patent applications in Canada, China, Europe, India and the U.S. (divisional) titled "Human Monoclonal Antibody Specific for the F Protein of Respiratory Syncytial Virus (RSV)." Claims in the U.S. patent are directed to methods of producing certain antibodies with specificity to a region of RSV F protein and methods of treating or preventing RSV infections with such antibodies. The U.S. patent is expected to expire in 2034 and — in case of grant-currently pending patent applications are expected to expire in 2035, absent any patent term adjustments or extensions.

AR-401: Anti-Acinetobacter baumannii mAb

        Our patent estate for AR-401 includes a patent family titled "Novel targets of Acinetobacter baumannii" with priority to 2011. This family includes issued patents in Australia, China, Europe and the U.S. Patent applications are pending in Canada, China (divisional), Japan (divisional) and the U.S. (divisional). Claims in these patents and applications include those directed to certain vaccine compositions and to mAb against outer membrane protein targets. Patents in this family are expected to expire in 2032, and any patents that may issue from the pending patent applications are expected to expire in 2032, absent any patent term adjustments or extensions.

        Complementing the product specific patents is a pharmaceutical processing and formulation technology related portfolio comprising five patent families of which one was in-licensed. The patent families consist of eight national patents and patent applications on formulation and delivery technologies. The issued patents have expected expiration ranges between 2022 and 2030, and the pending patent applications are expected to expire between 2022 and 2037, absent any patent term adjustments or extensions. Claims in the patents are directed to formulation, stabilization, and delivery of pharmaceuticals. One of the patent applications was filed in June 2017 as an international application under the Patent Cooperation Treaty (PCT). This international patent application is titled "Method for preparation of quick-dissolving thin films containing bioactive material with enhanced thermal stability," We plan to file national phase applications in 2018.

        We are also actively pursuing additional patent applications in the U.S. and foreign patent jurisdictions for other preclinical product candidates and methods of use, including additional product candidates for infectious disease. In addition, we will pursue patent protection whenever it is deemed sufficiently beneficial for any product or product candidate and related technology we develop and/or acquire in the future.

        The patent positions of biotechnology companies like ours are generally uncertain and involve complex legal, scientific and factual questions. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued. Consequently, we do not know whether the product candidates we are developing will gain patent protection or, if patents are issued, whether they will provide significant proprietary protection or will be challenged, circumvented, invalidated, or found to be unenforceable. Because patent applications in the U.S. and certain other jurisdictions are maintained in secrecy for 18 months, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, we cannot be certain of the priority of inventions or filing dates covered by pending patent applications. Moreover, we may have to participate in post-grant proceedings, interference proceedings, or third-party ex parte or inter partes reexamination proceedings before the U.S. Patent and Trademark Office, or in opposition proceedings in a foreign patent office, any of which could result in substantial cost to us, even if the eventual outcome is favorable to us. There can be no assurance that the patents, if issued, would be held valid and enforceable by a court of competent jurisdiction. An adverse outcome could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require us to cease using specific compounds or technology. To the extent it is prudent, we intend to bring litigation against third parties that we believe are infringing one or more of our patents or other intellectual property rights.

        The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In most countries in which we file, the patent term is 20 years from the earliest date of filing a non-provisional patent application. In the U.S., a patent term may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the U.S. Patent and Trademark Office in granting a patent, or may be shortened if a patent is terminally disclaimed over another patent. Some of our patents currently benefit from patent term adjustment and some of our patents that will be issued in the future may benefit from patent term adjustment.

        The patent term of a patent that covers an FDA-approved product may also be eligible for patent term extension, which permits patent term restoration as compensation for the patent term lost during the FDA regulatory review process. The Drug Price Competition and Patent Term Restoration Act of 1984, or the Hatch-Waxman Act, permits a patent term extension of up to five years beyond the expiration of the patent. The length of the patent term extension is related to the length of time the product is under regulatory review. Patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only one patent applicable to an approved product may be extended. Similar provisions are available in Europe and other non-U.S. jurisdictions to extend the term of a patent that covers an approved product. In the future, if and when our product candidates receive FDA approval, we expect to apply for patent-term extensions on patents covering those products.

        To protect our rights to any of our issued patents and proprietary information, we may need to litigate against infringing third parties, or avail ourselves of the courts or participate in hearings to determine the scope and validity of those patents or other proprietary rights. These types of proceedings are often costly and could be very time-consuming to us, and there can be no assurance that the deciding authorities will rule in our favor. An unfavorable decision could allow third-parties to use our technology without being required to pay us licensing fees or may compel us to license needed technologies to avoid infringing third-party patent and proprietary rights. Such a decision could even result in the invalidation or a limitation in the scope of our patents or forfeiture of the rights associated with our patents or pending patent applications.

        We also rely on trade secret protection for our confidential and proprietary information. No assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose such technology, or that we can meaningfully protect our trade secrets. However, we believe that the substantial costs and resources required to develop technological innovations will help us to protect the competitive advantage of our products.

        It is our policy to require our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting or collaborative relationships with us. These agreements provide that all confidential information developed or made known to the individual during the course of the individual's relationship with us is to be kept confidential and not disclosed to third parties except in specific circumstances. In the case of employees, the agreements provide that all inventions conceived by the individual shall be and are our exclusive property. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for our trade secrets in the event of unauthorized use or disclosure of such information.

Licensing Agreements

University Licensing Agreements

The University of Chicago — Co-Exclusive Licensing Agreement

        We are party to a co-exclusive licensing agreement, or the UChicago agreement, with The University of Chicago, or UChicago for our AR-301 product candidate, which we entered into in 2017. The UChicago agreement granted to us a worldwide co-exclusive, royalty-bearing license under UChicago's rights in methods relating to certain licensed patents arising from the disclosure entitled, "Vaccine protection against Staphylococcus aureus pneumonia" regarding the work of Professors Juliane Bubeck Wardenburg and Loaf Schneewind. The UChicago agreement also granted to us the right to sublicense. The Company paid UChicago $50,000 upon execution of the UChicago agreement.

        We also are obligated to pay UChicago low single digit percentage royalties on net sales of licensed products, with a minimum royalty required per year once sales begin, and ending when the last-to-expire patent covering such product expires, in addition to certain other milestone and other payments. The aggregate milestone payments under the UChicago agreement are up to $1,550,000.

        The agreement provides that we have certain obligations to conduct further research and development, and are obligated to utilize reasonable efforts to commercialize the UChicago licensed patent rights as licensed products.

        The term of the agreement continues until the expiration of the last to expire patents (which is expected to be in 2031), or until the agreement is earlier terminated. We may terminate the agreement upon 90 days' prior written notice. Additionally, the UChicago Agreement will terminate upon any of the following events:

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  We fail to make a payment within 30 days written notice of default;

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  A breach of the agreement occurs that has not been cured in 30 days;

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  We become insolvent, make an assignment for the benefit of creditors, or if a petition for bankruptcy is filed;

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  We are dissolved or liquidated; and

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  If we fail to commence a Phase 3 clinical trial relating to AR-301 prior to June 13, 2022.

The Brigham and Women's Hospital, Inc. — Exclusive Patent License Agreement

        We are party to an exclusive licensing agreement, or the BWH Agreement, with The Brigham and Women's Hospital, Inc., or BWH, a non-profit corporation for our AR-105 product candidate, which we entered into in 2010. This agreement granted to us an exclusive, royalty-bearing license under its and Beth Israel Deaconess Medical Center's, or BIDMC, rights in methods and composition relating to specific binding peptides to P. aeruginosa mucoid exopolysaccharide to make, use and sell products and processes for the treatment of pseudomonas infections in humans that are covered by such patent rights worldwide. The BWH Agreement also granted to us the right to sublicense. BWH and BIDMC retained the non-transferrable right to use such patent rights for academic and research purposes, and also to certain pre-existing rights of the U.S. government. The Company paid BWH $141,600 within one year of execution of the BWH Agreement.

        We are obligated to pay BWH low single digit percentage royalties on net sales from our and our sublicensee's sale of any commercialized licensed product or process, with a minimum royalty required per year once sales begin, and certain other milestone and other payments. We are responsible for diligently prosecuting and maintaining the licensed patent rights, at our sole cost and expense. The aggregate milestone payments under the BWH Agreement are up to $860,000.

        The agreement provides that we have certain obligations to conduct further research and development, and are obligated to utilize reasonable efforts to commercialize, either directly or through a sublicensee, the licensed BWH patent rights as licensed products or processes.

        The term of the agreement continues until all patents and filed patent applications, included within the licensed BWH patents, have expired (which is expected to be in 2025) or been abandoned, or until the agreement is earlier terminated. We may terminate the agreement on prior written notice to BWH. The Company has the right to terminate the agreement upon 90 days written notice. Additionally, the BWH Agreement will terminate upon any of the following events:

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  We fail to make a payment within 30 days written notice of default;

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  We fail to maintain the insurance requirements as defined in the BWH Agreement;

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  We become insolvent, make an assignment for the benefit of creditors, or if we file a petition for bankruptcy;

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  A breach of the agreement occurs that has not been cured in 60 days; and

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  Substantially all of our assets are seized or attached in a final, unappealed or unappealable order in conjunction with any action brought against it by a third-party creditor, such that we are unable to perform our continuing obligations thereunder.

The University of Iowa Research Foundation — Exclusive Patent License Agreement

        We are party to an exclusive licensing agreement, or the UIRF agreement, with The University of Iowa Research Foundation, or UIRF, relating to our AR-501 product candidate, which we entered into in 2010. The agreement granted to us is an exclusive, royalty-bearing license under its rights in methods relating to gallium containing compounds for the treatment of infections to make, use and sell products that are covered by such patent rights worldwide. The

UIRF agreement also granted to us the right to sublicense. UIRF retained the right and ability to grant right to use such patent rights for academic and research purposes, and also to certain pre-existing rights of the U.S. government including the rights of United States Department of Veterans Affairs. The Company paid $25,000 to UIRF in connection with entering into the UIRF agreement.

        We also are obligated to pay UIRF low single digit percentage royalties on net sales from our and our sublicensee's sale of any commercialized licensed product or process, and certain other milestone and other payments. The aggregate milestone payments under the UIRF agreement are up to $712,500. We are responsible for diligently prosecuting and maintaining the licensed UIRF patent rights, at our sole cost and expense.

        The UIRF agreement provides that we have certain obligations to conduct further research and development, and are obligated to utilize reasonable efforts to commercialize, either directly or through a sublicensee, the licensed UIRF patent rights as licensed products or processes.

        The term of the agreement continues until the expiration of the last to expire patents (which is expected to be in 2034), or until the agreement is earlier terminated. We may terminate the agreement on 90 days prior written notice to UIRF. Each party has the right to terminate the agreement for the other party's uncured material breach of obligations under the agreement.

        Additionally, the UIRF Agreement will terminate upon any of the following events:

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  We fail to make a payment upon 45 days written notice of default; or

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  We are involved in liquidation or bankruptcy proceedings unless the remaining party agrees not to terminate.

Brigham Young University — Exclusive Patent License Agreement

        We are party to an exclusive licensing agreement, or the BYU Agreement, with Brigham Young University, or BYU. This agreement granted to us an exclusive, royalty-bearing license under BYU's rights in stabilization of biological agents methods relating to human vaccines to make, use and sell products that are covered by such patent rights worldwide. The agreement also granted to us the right to sublicense. BYU and the Church of Jesus Christ of Latter-day Saints and the Church Education System retained the right and ability to use such patent rights for academic and ecclesiastical purposes and also to purchase products using such patents rights at a discounted price.

        We also are obligated to pay BYU low single digit percentage royalties on the Adjusted Gross Sales as defined in the BYU Agreement, and certain other payments. The aggregate milestone payments under the BYU Agreement are up to $400,000. BYU is responsible for diligently prosecuting and maintaining the licensed BYU patent rights and we will reimburse them for one-third of their costs.

        The agreement provides that we have certain obligations to conduct further research and development, and are obligated to utilize reasonable efforts to commercialize, either directly or through a sublicensee, the licensed BYU patent rights as licensed products or processes.

        The term of the BYU Agreement continues until the expiration of the last to expire patents (which is expected to be in 2022), or until the agreement is earlier terminated. We may terminate the agreement on prior written notice to BYU. Each party has the right to terminate the agreement for the other party's uncured material breach of obligations under the agreement. Additionally, the BYU Agreement will terminate upon any of the following events:

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  We are placed in the hands of a receiver or make a general assignment for the benefit of creditors, such that we are unable to perform our obligations under the agreement; or

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  Substantially all of our assets or our successor-in interest are seized or attached in a final, unappealed or unappealable order in conjunction with any action brought against us by a third party creditor, such that we are unable to perform our continuing obligations hereunder.

Public Health Service Licensing Agreements

NIH — Exclusive and Non-Exclusive Patent License Agreement

        We are party to an exclusive and non-exclusive licensing agreement, or the NIH Agreement, with the NIH on July 11th, 2005 relating to roatvirus vaccine development. This agreement granted to us an exclusive, royalty-bearing license in Europe, Canada, and the U.S. and non-exclusive rights worldwide under its rights in a human rotavirus vaccine based on their human-bovine rotavirus reassortants to make, use and sell products and processes that are covered by such patent rights. The NIH Agreement also granted to us the right to sublicense.

        Our license under this agreement is subject to the U.S. government's retained rights under a non-exclusive, worldwide, royalty-free license for the practice of all inventions licensed under the Public Health Service, or PHS, patent rights, by or on behalf of the U.S. government and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement to which the U.S. government is a signatory. For purposes of encouraging basic research, the U.S. government also reserves the right to grant or require us to grant to a third party on reasonable terms a non-exclusive, non-transferable license to make and use the licensed products or licensed processes for research purpose only, but subject to PHS consulting with us in the event such third party is a commercial entity. Under certain exceptional and enumerated circumstances, the U.S. government may require us to grant a sublicense to a responsible third party applicant, on terms that are reasonable under the circumstances. The PHS takes responsibility for all aspects of the preparation, filing, prosecution and maintenance of any and all patent applications or patents included in the licensed PHS patent rights, subject to our payment of certain patent-related expenses.

        We also are obligated to pay PHS low single digit percentage royalties on net sales from our and our sublicensee's sale of any commercialized licensed product or process with a minimum royalty required per year, and certain other payments. The aggregate milestone payments under the BYU Agreement are up to $850,000. PHS is responsible for diligently prosecuting and maintaining the licensed PHS patent rights, and we reimburse them for a portion of their costs.

        The agreement provides that we have certain obligations to conduct further research and development, and are obligated to utilize reasonable efforts to commercialize, either directly or through a sublicensee, the licensed PHS patent rights as licensed products or processes.

        The term of the NIH Agreement continues until expiration of all royalty obligations, included within the licensed PHS patents, or until the agreement is earlier terminated. We may terminate the agreement upon 60 days prior written notice to PHS. Each party has the right to terminate the agreement for the other party's uncured material breach of obligations under the agreement. In addition, the NIH Agreement will terminate upon any of the following events:

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  We become insolvent or involved in a bankruptcy petition;

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  We do not meet certain obligations of the NIH Agreement;

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  Public health and safety require the termination of the NIH Agreement; or

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  We do not satisfy certain federal regulation public use requirements.

Cystic Fibrosis Foundation Agreement

        In December 2016, we received an award for up to $2.9 million from the Cystic Fibrosis Foundation to advance research on potential drugs utilizing inhaled gallium citrate anti-infective. Under the award agreement, the Cystic Fibrosis Foundation will make payments to us as certain milestones are met. The award agreement also contains a provision whereby if we spend less on developing a potential drug utilizing inhaled gallium citrate anti-infective than we actually receive under this award agreement, we will be required to return the excess portion of the award to the Cystic Fibrosis Foundation.

        In the event that development efforts are successful and we commercialized a drug from these related development efforts, we may be subject to pay to Cystic Fibrosis Foundation a one-time amount equal to the awarded amount. Such amount shall be paid in as few as three and not more than five annual installments.

        In addition to the amount payable above, we will pay to Cystic Fibrosis Foundation a one-time amount equal to the amount of funding from Cystic Fibrosis Foundation under the agreement, within 60 days after the end of the first calendar year during which aggregate net sales of compounds containing gallium citrate or gallium nitrate in citrate buffer as an active ingredient exceed $100 million.

        In the event that we license rights to the product in the field to a third-party, sell the product, or consummate a change of control transaction prior to the first commercial sale, we shall pay to the Cystic Fibrosis Foundation an amount equal to two times the actual awarded amount under the agreement, if the change of control transaction occurs prior to the completion of the first Phase 2b (or equivalent) clinical study with respect to the product; and four times the actual awarded amount if the change of control transaction occurs after the completion of the Phase 2b clinical trial specified above. The payment shall be made within sixty days after the closing of such a transaction.

Program for Appropriate Technology in Health and PATH Vaccine Solutions

        We granted the Program for Appropriate Technology in Health, or PATH, a global non-profit organization, and the PATH Vaccine Solutions a non-exclusive license, with right to sublicense formulations, for use with the measles, rotavirus, live-attenuated influenza, pneumococcal and enteric vaccines only for sale in developing countries.

        We have also agreed to provide rotavirus vaccines to public sector purchasers in developing countries at a preferential price relative to private sector purchasers in developing countries where the rotavirus vaccine utilizing the enabling formulation technology is offered for sale.

Corporate Licensing Arrangements

Kenta Biotech Ltd.

        We are a party to an asset purchase agreement with Kenta Biotech Ltd., or Kenta, a for profit corporation duly incorporated in Schlieren (Canton of Zurich, Switzerland). The asset purchase agreement contains a licensing arrangement based upon the worldwide out-licensing or net sales of certain of Kenta's physical assets, contracts and technology. Pursuant to such agreement, we were obligated to pay Kenta a fixed purchase price, which was fully paid during 2013 and 2014, and are obligated to pay a declining scale of royalties on gross licensing revenues from either out-licensing of the assets or net sales revenues actually received by us up to a maximum of $50,000,000.

        The agreement also assigned and transferred certain of Kenta's physical assets, contracts and technology to us. The physical assets included all physical assets owned or controlled by Kenta, including but not limited to cell lines, genes, antibodies, diagnostic assays and related documentation, which were related to Kenta's MabIgX technology platform for hybridoma generation and its mAb targeting S. aureus, P. aeruginosa, A. baumannii and RSV. The technology included all intellectual property, including but not limited to patents, patent applications, trademarks, knowhow, trade secrets, regulatory filings, clinical trials, clinical trial information, all supporting documentation and all other related intellectual property which are related to Kenta's MabIgX technology platform for hybridoma generation and its mAb targeting S. aureus, P. aeruginosa, A. baumannii and RSV. The contracts included the contracts and agreements (including all rights and obligations thereunder), whether oral or written, which Kenta has concluded and which pertain to the assets. The contracts were primarily related to the ongoing clinical trial of AR-301.

Emergent Product Development Gaithersburg Inc.

        We are party to a license agreement, or the Emergent Agreement, with Emergent Product Development Gaithersburg Inc., or Emergent, which we entered into in 2010. We granted Emergent an exclusive, perpetual, royalty-bearing license to use certain of our patents and related know how for the prevention or treatment of infection or illness caused by biodefense pathogens. We also granted a non-exclusive, royalty-bearing license to use certain of our patents and related know how for the prevention or treatment of tularemia and viral hemorrhagic fever indications. Both exclusive and non-exclusive licenses grants Emergent the opportunity to Exploit Licensed Products as defined in the Emergent Agreement in all of the countries of the world. There are currently no commercialized Exploit Licensed Products using this technology.

        Emergent is obligated to pay us low single digit percentage royalties on net sales from their and their sublicensee's sale of any commercialized licensed product, and certain other payments. The aggregate milestone payments that we are entitled to pursuant to the Emergent Agreement are up to $2,750,000.

        The term of the Emergent Agreement continues until expiration of all royalty obligations or until the agreement is earlier terminated. Emergent may terminate the agreement upon 60 days prior written notice. In addition, the Emergent Agreement terminates in the event the parties mutually agree to terminate the agreement.

Joint Venture

Joint Venture with Shenzhen Hepalink Pharmaceutical Group Co., Ltd.

        On February 11, 2018, we entered into a Joint Venture Contract, or the JV Agreement, with Shenzhen Hepalink Pharmaceutical Group Co., Ltd., a People's Republic of China company, or Hepalink, pursuant to which we formed a joint venture company named Shenzen Arimab BioPharmaceuticals Co., Ltd., or SABC, a People's Republic of China Company, to develop, manufacture, import and distribute AR-101 and AR-301 in China, Hong Kong, Macau and Taiwan, collectively, referred to as the Territory. SABC was formed on July 2, 2018 after receiving the required regulatory approval in China.

        Hepalink contributed the equivalent of $6.0 million in renmimbi, the official currency of the People's Republic of China, and owns 51% of the capital of SABC and we are required to contribute (i) $1.0 million in cash and (ii) a license to AR-101 and AR-301 pursuant to a Technology License and Collaboration Agreement between us and SABC, and we own 49% of the capital of SABC. In addition, Hepalink will provide SABC with clinical and regulatory personnel services for clinical and regulatory review, application and filing procedures in the Territory and we will provide clinical and regulatory personnel services to assist in coordination of the execution of the clinical study in China and also with CMC personnel services for drug supply and manufacturing planning. Upon the completion of certain milestone events, including obtaining approval for a phase III clinical trial in mainland China, Hepalink will be obligated to contribute an equivalent of $9.0 million in renmimbi in exchange for additional equity in SABC. Following such additional contribution, our ownership interest in SABC will be proportionately reduced. We are currently in negotiations with Hepalink to contribute a license to AR-105 to SABC. There can be no assurance that this amendment to the JV Agreement will occur.

        Pursurant to the Technology License and Collaboration Agreement, we granted an exclusive license to AR-101 and AR-301 in the Territory. At any time during the Term, SABC may, at its convenience, terminate the agreement in its entirety with ninety days' prior written notice to us, and we may terminate the agreement in its entirety with ninety days' prior written notice to SABC in the event that SABC has not complied with its obligation to use commercially reasonably efforts to develop or commercialize a product in accordance with the terms of the agreement and the breach has not been remedied at the end of a sixty day period as set forth in the breach notice. We may also immediately terminate this agreement in its entirety in the event that Hepalink does not make the additional equity investment in the Company of no less than $9.0 million in accordance with the Joint Venture Contract, or if SABC materially breached its confidentiality obligations under the agreement, or in the event of a change of control of SABC.

        The Board of Directors of SABC shall consist of five directors, of which Hepalink shall appoint three members and we shall appoint 2 members. The term of office for each director shall be for four years. The Chief Executive Officer and Chief Financial Officer of SABC will be approved by unanimous consent of the Board of Directors of SABC. The term of SABC shall be 20 years from the date of formation.

        The JV Agreement will terminate and SABC will be dissolved in the event that:

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  The term expires and is not extended;

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  The parties decide to terminate the JV Agreement;

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  A party fails to contribute funds for the capital it subscribed for and such failure exceeds six months;

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  A party is involved in liquidation or bankruptcy proceedings unless the remaining party agrees not to terminate;

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  A party fails to obtain approval of a resolution requiring the unanimous vote of the Board and such party notifies the other party that such failure will materially adversely affect SABC and cannot be resolved;

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  A force majeure event prevails for a period in excess of six months;

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  A breach of the agreement occurs and has not been cured in 60 days; or

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  Either we or SABC terminates the Technology License and Collaboration Agreement in accordance with its terms.

Collaboration Agreements

Collaboration Agreement with GlaxoSmithKline

        We have a collaborative and option agreement with GlaxoSmithKline Biologicals S.A., or GSK, aimed at evaluating improved formulations for a rotavirus vaccine. GSK has until at least January 2019 to exercise its option, at which point we would negotiate certain licenses wherein GSK would license certain of our patents and related know how relating to rotavirus in order to research, develop, market and commercialize a rotavirus vaccine. While the collaboration is active, our main focus and the significant portion of our capital deployment is on our other projects. As such, the aforementioned collaboration is not viewed to be critical to our business plan. If phase 1 of this collaboration is initiated, GSK would fund 80% of the collabarotion funding. We also would be due a license initiation fee of up to $600,000 and $100,000 upon successful completion of a phase I clinical trial.

Government Regulation

        We operate in a highly regulated industry that is subject to significant federal, state, local and foreign regulation. Our present and future business has been, and will continue to be, subject to a variety of laws including, the Federal Food, Drug, and Cosmetic Act, or FDC Act, and the Public Health Service Act, among others.

        The FDC Act and other federal and state statutes and regulations govern the testing, manufacture, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of our products. As a result of these laws and regulations, product development and product approval processes are very expensive and time-consuming.

FDA Approval Process

        In the United States, pharmaceutical products, including biologics, are subject to extensive regulation by the FDA. The FDC Act and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling, and import and export of pharmaceutical products. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending new drug applications, or NDAs, or biologic license applications, or BLAs, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties, and criminal prosecution.

        Pharmaceutical product development in the United States typically involves preclinical laboratory and animal tests, the submission to the FDA of an IND, which must become effective before clinical testing may commence, and adequate and well-controlled clinical trials to establish the safety and effectiveness of the drug or biologic for each indication for which FDA approval is sought. Satisfaction of FDA pre-market approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease.

        Preclinical tests include laboratory evaluation as well as animal trials to assess the characteristics and potential pharmacology and toxicity of the product. The conduct of the preclinical tests must comply with federal regulations and requirements including good laboratory practices. The results of preclinical testing are submitted to the FDA as part of an IND along with other information, including information about product chemistry, manufacturing and controls, and a proposed clinical trial protocol. Long term preclinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after the IND is submitted.

        A 30-day waiting period after the submission of each IND is required prior to the commencement of clinical testing in humans. If the FDA has not objected to the IND within this 30-day period, the clinical trial proposed in the IND may begin.

        Clinical trials involve the administration of the investigational drug to healthy volunteers or patients under the supervision of a qualified investigator. Clinical trials must be conducted in compliance with federal regulations and good clinical practices, or GCP, as well as under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. Each protocol involving testing on U.S. patients and subsequent protocol amendments must be submitted to the FDA as part of the IND.

        The FDA may order the temporary or permanent discontinuation of a clinical trial at any time or impose other sanctions if it believes that the clinical trial is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients. The clinical trial protocol and informed consent information for patients in clinical trials must also be submitted to an institutional review board, or IRB, for approval. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB's requirements, or may impose other conditions.

        Clinical trials to support NDAs or BLAs, which are applications for marketing approval, are typically conducted in three sequential Phases, but the Phases may overlap. In Phase 1, the initial introduction of the investigational drug candidate into healthy human subjects or patients, the investigational drug is tested to assess metabolism, pharmacokinetics, pharmacological actions, side effects associated with increasing doses and, if possible, early evidence on effectiveness. Phase 2 usually involves trials in a limited patient population, to determine the effectiveness of the investigational drug for a particular indication or indications, dosage tolerance and optimum dosage, and identify common adverse effects and safety risks. In the case of product candidates for severe or life-threatening diseases such as pneumonia, the initial human testing is often conducted in patients rather than in healthy volunteers.

        If an investigational drug demonstrates evidence of effectiveness and an acceptable safety profile in Phase 2 evaluations, Phase 3 clinical trials are undertaken to obtain additional information about clinical efficacy and safety in a larger number of patients, typically at geographically dispersed clinical trial sites, to permit the FDA to evaluate the overall benefit-risk relationship of the investigational drug and to provide adequate information for its labeling.

        After completion of the required clinical testing, an NDA or, in the case of a biologic, a BLA, is prepared and submitted to the FDA. FDA approval of the marketing application is required before marketing of the product may begin in the United States. The marketing application must include the results of all preclinical, clinical and other testing and a compilation of data relating to the product's pharmacology, chemistry, manufacture, and controls.

        The FDA has 60 days from its receipt of an NDA or BLA to determine whether the application will be accepted for filing based on the agency's threshold determination that it is sufficiently complete to permit substantive review. Once the submission is accepted for filing, the FDA begins an in-depth review. The FDA has agreed to certain performance goals in the review of marketing applications. Most such applications for non-priority drug products are reviewed within ten months. The review process may be extended by the FDA for three additional months to consider new information submitted during the review or clarification regarding information already provided in the submission. The FDA may also refer applications for novel drug products or drug products that present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving a marketing application, the FDA will typically inspect one or more clinical sites to assure compliance with GCP.

        Additionally, the FDA will inspect the facility or the facilities at which the drug product is manufactured. The FDA will not approve the NDA or, in the case of a biologic, the BLA unless compliance with cGMPs is satisfactory and the marketing application contains data that provide substantial evidence that the product is safe and effective in the indication studied. Manufacturers of biologics also must comply with FDA's general biological product standards.

        After the FDA evaluates the NDA or BLA and the manufacturing facilities, it issues an approval letter or a complete response letter. A complete response letter outlines the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application. If and when those deficiencies have been addressed in a resubmission of the marketing application, the FDA will re-initiate review. If the FDA is satisfied that the deficiencies have been addressed, the agency will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included. It is not unusual for the FDA to issue a complete response letter because it believes that the drug product is not safe enough or effective enough or because it does not believe that the data submitted are reliable or conclusive.

        An approval letter authorizes commercial marketing of the drug product with specific prescribing information for specific indications. As a condition of approval of the marketing application, the FDA may require substantial post-approval testing and surveillance to monitor the drug product's safety or efficacy and may impose other conditions, including labeling restrictions, which can materially affect the product's potential market and profitability. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.

Orphan Drug Act in the United States

        The Orphan Drug Act provides incentives to manufacturers to develop and market drugs for rare diseases and conditions affecting fewer than 200,000 persons in the U.S. at the time of application for orphan drug designation. Orphan drug designation must be requested before submitting a BLA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. If a product that has orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the holder of the approval is entitled to a seven-year exclusive marketing period in the U.S. for that product except in very limited circumstances. For example, a drug that the FDA considers to be clinically superior to, or different from, another approved orphan drug, even though for the same indication, may also obtain approval in the U.S. during the seven-year exclusive marketing period. In addition, holders of exclusivity for orphan drugs are expected to assure the availability of sufficient quantities of their orphan drugs to meet the needs of patients. Failure to do so could result in the withdrawal of marketing exclusivity for the drug.

Orphan Designation and Exclusivity in the European Union

        Products authorized as "orphan medicinal products" in the EU are entitled to certain exclusivity benefits. In accordance with Article 3 of Regulation (EC) No. 141/2000 of the European Parliament and of the Council of 16 December 1999 on orphan medicinal products, a medicinal product may be designated as an orphan medicinal product if: (1) it is intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition; (2) either (a) such condition affects no more than five in 10,000 persons in the European Union when the application is made, or (b) the product, without the incentives derived from orphan medicinal product status, would not generate sufficient return in the European Union to justify investment; and (3) there exists no satisfactory method of diagnosis, prevention or treatment of such condition authorized for marketing in the EU, or if such a method exists, the product will be of significant benefit to those affected by the condition.

        An application for orphan drug designation must be submitted before the application for marketing authorization. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.

        Products authorized in the EU as orphan medicinal products are entitled to 10 years of market exclusivity. The 10-year market exclusivity may be reduced to six years if, at the end of the fifth year, it is established that the product no longer meets the criteria for orphan designation, for example, if the product is sufficiently profitable not to justify maintenance of market exclusivity. Additionally, marketing authorization may be granted to a similar product during the 10-year period of market exclusivity for the same therapeutic indication at any time if:

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  The second applicant can establish in its application that its product, although similar to the orphan medicinal product already authorized, is safer, more effective or otherwise clinically superior;

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  The holder of the marketing authorization for the original orphan medicinal product consents to a second orphan medicinal product application; or

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  The holder of the marketing authorization for the original orphan medicinal product cannot supply enough orphan medicinal product.

Other Regulatory Requirements

        Once a NDA or BLA is approved, a product will be subject to certain post-approval requirements. For instance, the FDA closely regulates the post-approval marketing and promotion of therapeutic products, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the internet.

        Biologics may be marketed only for the approved indications and in accordance with the provisions of the approved labeling. Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new BLA or BLA supplement, before the change can be implemented. A BLA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing BLA supplements as it does in reviewing BLAs. We cannot be certain that the FDA or any other regulatory agency will grant approval for our product candidates for any other indications or any other product candidate for any indication on a timely basis, if at all.

        Adverse event reporting and submission of periodic reports is required following FDA approval of a BLA. The FDA also may require post-marketing testing, known as Phase 4 testing, risk evaluation and mitigation strategies, and surveillance to monitor the effects of an approved product or place conditions on an approval that could restrict the distribution or use of the product. In addition, quality control as well as product manufacturing, packaging, and labeling procedures must continue to conform to cGMPs after approval. Manufacturers and certain of their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA during which the agency inspects manufacturing facilities to assess compliance with cGMPs. Accordingly, manufacturers must continue to expend time, money and effort in the areas of production and quality control to maintain compliance with cGMPs. Regulatory authorities may withdraw product approvals or request product recalls if a company fails to comply with regulatory standards, if it encounters problems following initial marketing, or if previously unrecognized problems are subsequently discovered.

Companion Diagnostic Review and Approval

        Some of our product candidates currently rely upon the use of a companion microbial diagnostic test to select patients who are infected with either S. aureus, P. aeruginosa, or A. baumannii bacteria and in the future we may utilize other biomarkers as companion diagnostic tests for our other product candidates. Approval of our product candidates may require FDA approval of a Premarket Approval Application, or PMA, for a reproducible, validated diagnostic test to be used with our mAb product candidates.

        The PMA process is costly, lengthy, and uncertain, although the PMA review for the microbial tests is not currently planned to occur concurrently with the development and review of a BLA for our product candidates. The receipt and timing of PMA approval may have a significant effect on the receipt and timing of commercial approval for our product candidates. Human diagnostic products are subject to pervasive and ongoing regulatory obligations, including the submission of medical device reports, adherence to the Quality Systems Regulation, recordkeeping and product labeling, as enforced by the FDA and comparable state authorities.

U.S. Foreign Corrupt Practices Act

        The U.S. Foreign Corrupt Practices Act, to which we are subject, prohibits corporations and individuals from engaging in certain activities to obtain or retain business or to influence a person working in an official capacity. It is illegal to pay, offer to pay or authorize the payment of anything of value to any foreign government official, government staff member, political party or political candidate in an attempt to obtain or retain business or to otherwise influence a person working in an official capacity.

Federal and State Fraud and Abuse Laws

        Healthcare providers, physicians and third-party payors play a primary role in the recommendation and prescription of drug and biologic product candidates which obtain marketing approval. In addition to FDA restrictions on marketing of pharmaceutical products, pharmaceutical manufacturers are exposed, directly, or indirectly, through customers, to broadly applicable fraud and abuse and other healthcare laws and regulations that may affect the business or financial arrangements and relationships through which a pharmaceutical manufacturer can market, sell and distribute drug and biologic products. These laws include, but are not limited to:

        The federal Anti-Kickback Statute which prohibits, any person or entity from, among other things, knowingly and willfully offering, paying, soliciting, or receiving any remuneration, directly or indirectly, overtly or covertly, in cash or in-kind, to induce or reward either the referring of an individual for, or the purchasing, leasing, ordering, or arranging for the purchase, lease, or order of any healthcare item or service reimbursable, in whole or in part, under Medicare, Medicaid, or any other federally financed healthcare program. The term "remuneration" has been broadly interpreted to include anything of value. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, and formulary managers on the other hand. Although there are a number of statutory exceptions and regulatory safe harbors protecting certain common activities from prosecution, the exceptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchases, or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor.

        The federal false claims and civil monetary penalty laws, including the Federal False Claims Act, which imposes significant penalties and can be enforced by private citizens through civil qui tam actions, prohibits any person or entity from, among other things, knowingly presenting, or causing to be presented, a false, fictitious or fraudulent claim for payment to the federal government, or knowingly making, using or causing to be made, a false statement or record material to a false or fraudulent claim to avoid, decrease or conceal an obligation to pay money to the federal government. In addition, a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the Federal False Claims Act. As a result of a modification made by the Federal Fraud Enforcement and Recovery Act of 2009, a claim includes "any request or demand" for money or property presented to the U.S. government. In addition, manufacturers can be held liable under the False Claims Act even when they do not submit claims directly to government payors if they are deemed to "cause" the submission of false or fraudulent claims. Criminal prosecution is also possible for making or presenting a false, fictitious or fraudulent claim to the federal government. Recently, several pharmaceutical and other healthcare companies have been prosecuted under these laws for allegedly providing free product to customers with certain expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the company's marketing of the product for unapproved, and thus non-reimbursable, uses.

        The federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which, among other things, imposes criminal liability for executing or attempting to execute a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and creates federal criminal laws that prohibit knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statements or representations, or making or using any false writing or document knowing the same to contain any materially false, fictitious or fraudulent statement or entry in connection with the delivery of, or payment for, benefits, items or services.

        HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and its implementing regulations, which impose certain requirements relating to the privacy, security, transmission and breach reporting of individually identifiable health information upon entities subject to the law, such as health plans, healthcare clearinghouses and certain healthcare providers and their respective business associates that perform services for them that involve individually identifiable health information. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in U.S. federal courts to enforce the federal HIPAA laws and seek attorneys' fees and costs associated with pursuing federal civil actions.

        The federal physician payment transparency requirements, sometimes referred to as the "Physician Payments Sunshine Act," and its implementing regulations, which require certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children's Health Insurance Program (with certain exceptions)

to report annually to the United States Department of Health and Human Services, or HHS, information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members.

        State and foreign law equivalents of each of the above federal laws, such as anti-kickback and false claims laws, that may impose similar or more prohibitive restrictions, and may apply to items or services reimbursed by non-governmental third-party payors, including private insurers.

        State laws that require pharmaceutical companies to implement compliance programs, comply with the pharmaceutical industry's voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, or to track and report gifts, compensation and other remuneration provided to physicians and other healthcare providers, state and local laws that require the registration of pharmaceutical sales representatives, and other federal, state and foreign laws that govern the privacy and security of health information or personally identifiable information in certain circumstances, including state health information privacy and data breach notification laws which govern the collection, use, disclosure, and protection of health-related and other personal information, many of which differ from each other in significant ways and often are not pre-empted by HIPAA, thus requiring additional compliance efforts.

        Because of the breadth of these laws and the narrowness of the safe harbors, it is possible that some business activities can be subject to challenge under one or more of such laws. The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform, especially in light of the lack of applicable precedent and regulations. Federal and state enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry.

        Ensuring that business arrangements with third parties comply with applicable healthcare laws and regulations is costly and time consuming. If business operations are found to be in violation of any of the laws described above or any other applicable governmental regulations a pharmaceutical manufacturer may be subject to penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, individual imprisonment, exclusion from governmental funded healthcare programs, such as Medicare and Medicaid, contractual damages, reputational harm, diminished profits and future earnings, additional reporting obligations and oversight if subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, and curtailment or restructuring of operations, any of which could adversely affect a pharmaceutical manufacturer's ability to operate its business and the results of its operations.

Healthcare Reform in the United States

        In the United States, there have been, and continue to be, a number of legislative and regulatory changes and proposed changes to the healthcare system that could affect the future results of pharmaceutical manufactures' operations. In particular, there have been and continue to be a number of initiatives at the federal and state levels that seek to reduce healthcare costs. Most recently, the Patient Protection and Affordable Care Act, or PPACA, was enacted in March 2010, which includes measures to significantly change the way healthcare is financed by both governmental and private insurers. Among the provisions of the PPACA of greatest importance to the pharmaceutical and biotechnology industry are the following:

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  an annual, nondeductible fee on any entity that manufactures or imports certain branded prescription drugs and biologic agents, apportioned among these entities according to their market share in certain government healthcare programs;

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  implementation of the federal physician payment transparency requirements, sometimes referred to as the "Physician Payments Sunshine Act";

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  a licensure framework for follow-on biologic products;

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  a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research;

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  establishment of a Center for Medicare Innovation at the Centers for Medicare & Medicaid Services, or CMS, to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending;

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  an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program, to 23.1% and 13% of the average manufacturer price for most branded and generic drugs, respectively and capped the total rebate amount for innovator drugs at 100% of the Average Manufacturer Price, or AMP;

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  a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for certain drugs and biologics, including our product candidates, that are inhaled, infused, instilled, implanted or injected;

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  extension of manufacturers' Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

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  expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers' Medicaid rebate liability;

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  a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (and 70% commencing January 1, 2019) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer's outpatient drugs to be covered under Medicare Part D; and

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  expansion of the entities eligible for discounts under the Public Health program.

        Some of the provisions of the PPACA have yet to be implemented, and there have been legal and political challenges to certain aspects of the PPACA. Since January 2017, President Trump has signed two executive orders and other directives designed to delay, circumvent, or loosen certain requirements mandated by the PPACA. Concurrently, Congress has considered legislation that would repeal or repeal and replace all or part of the PPACA. While Congress has not passed repeal legislation, two bills affecting the implementation of certain taxes under the PPACA have been signed into law. The Tax Cuts and Jobs Act of 2017 includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the PPACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the "individual mandate." Additionally, on January 22, 2018, Trump signed a continuing resolution on appropriations for fiscal year 2018 that delayed the implementation of certain PPACA-mandated fees, including the so-called "Cadillac" tax on certain high cost employer-sponsored insurance plans, the annual fee imposed on certain health insurance providers based on market share, and the medical device excise tax on non-exempt medical devices. Further, the Bipartisan Budget Act of 2018, or the BBA, among other things, amends the PPACA, effective January 1, 2019, to close the coverage gap in most Medicare drug plans, commonly referred to as the "donut hole". More recently, in July 2018, CMS published a final rule permitting further collections and payments to and from certain PPACA qualified health plans and health insurance issuers under the PPACA risk adjustment program in response to the outcome of federal district court litigation regarding the method CMS uses to determine this risk adjustment. Congress may consider other legislation to repeal or replace elements of the PPACA.

        Many of the details regarding the implementation of the PPACA are yet to be determined, and at this time, the full effect that the PPACA would have on a pharmaceutical manufacturer remains unclear. In particular, there is uncertainty surrounding the applicability of the biosimilars provisions under the PPACA. The FDA has issued several guidance documents, and withdrew others, but no implementing regulations on biosimilars have been adopted. A number of biosimilar applications have been approved over the past few years. The regulations that are ultimately promulgated and their implementation are likely to have considerable impact on the way pharmaceutical manufacturers conduct their business and may require changes to current strategies. A biosimilar is a biological product that is highly similar to an approved drug notwithstanding minor differences in clinically inactive components, and for which there are no clinically meaningful differences between the biological product and the approved drug in terms of the safety, purity, and potency of the product.

        Additionally, there has been heightened governmental scrutiny in the United States of pharmaceutical pricing practices in light of the rising cost of prescription drugs and biologics. Such scrutiny has resulted in several recent congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for products. At the federal level, the Trump administration's budget proposal for fiscal year 2019 contains further drug price control measures that could be enacted during the 2019 budget process or in other future legislation, including, for example, measures to permit Medicare Part D plans to negotiate the price of certain drugs under Medicare Part B, to allow some states to negotiate drug prices under Medicaid, and to eliminate cost sharing for generic drugs for low-income patients. Further, the Trump administration released a "Blueprint" to lower drug prices and reduce out of pocket costs of drugs that contains additional proposals to increase drug manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products and reduce the out of pocket costs of drug products paid by consumers. HHS has already started the process of soliciting feedback on some of these measures and, at the same, is immediately implementing others under its existing authority. Although a number of these, and other potential, proposals will require authorization through additional legislation to become effective, Congress and the Trump administration have each indicated that it will continue to seek new legislative and/

or administrative measures to control drug costs. At the state level, legislatures have become increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access, and marketing cost disclosure and transparency measures, and to encourage importation from other countries and bulk purchasing. Legally mandated price controls on payment amounts by third-party payors or other restrictions could harm a pharmaceutical manufacturer's business, results of operations, financial condition and prospects. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. This could reduce ultimate demand for certain products or put pressure product pricing, which could negatively affect a pharmaceutical manufacturer's business, results of operations, financial condition and prospects.

        Further, on May 30, 2018, the Trickett Wendler, Frank Mongiello, Jordan McLinn, and Matthew Bellina Right to Try Act of 2017 ("Right to Try Act") was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new drug products that have completed a Phase I clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under an FDA expanded access program.

        In addition, given recent federal and state government initiatives directed at lowering the total cost of healthcare, Congress and state legislatures will likely continue to focus on healthcare reform, the cost of prescription drugs and biologics and the reform of the Medicare and Medicaid programs. While no one cannot predict the full outcome of any such legislation, it may result in decreased reimbursement for drugs and biologics, which may further exacerbate industry-wide pressure to reduce prescription drug prices. This could harm a pharmaceutical manufacturer's ability to generate revenue. Increases in importation or re-importation of pharmaceutical products from foreign countries into the United States could put competitive pressure on a pharmaceutical manufacturer's ability to profitably price products, which, in turn, could adversely affect business, results of operations, financial condition and prospects. A pharmaceutical manufacturer might elect not to seek approval for or market products in foreign jurisdictions in order to minimize the risk of re-importation, which could also reduce the revenue generated from product sales. It is also possible that other legislative proposals having similar effects will be adopted.

        Furthermore, regulatory authorities' assessment of the data and results required to demonstrate safety and efficacy can change over time and can be affected by many factors, such as the emergence of new information, including on other products, changing policies and agency funding, staffing and leadership. No one can be sure whether future changes to the regulatory environment will be favorable or unfavorable to business prospects. For example, average review times at the FDA for marketing approval applications can be affected by a variety of factors, including budget and funding levels and statutory, regulatory and policy changes.

Regulation in the European Union

        Biologics are also subject to extensive regulation outside of the U.S. In the EU, for example, there is a centralized approval procedure that authorizes marketing of a product in all countries of the EU, which includes most major countries in Europe. If this procedure is not used, approval in one country of the European Union can be used to obtain approval in another country of the EU under two simplified application processes, the mutual recognition procedure or the decentralized procedure, both of which rely on the principle of mutual recognition. After receiving regulatory approval through any of the European registration procedures, pricing and reimbursement approvals are also required in most countries.

Other Regulations

        We are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control, and disposal of hazardous or potentially hazardous substances and biological materials. We may incur significant costs to comply with such laws and regulations now or in the future.

Reimbursement

        Obtaining coverage and reimbursement approval for a product from a government or other third-party payor is a time-consuming and costly process that can require the provision of supporting scientific, clinical and cost effectiveness data for the use of drug or biologic products to the payor. There may be significant delays in obtaining such coverage and reimbursement for newly approved products, and coverage may be more limited than the purposes for which the product is approved by the FDA or similar regulatory authorities outside of the United States. Moreover, eligibility for coverage and reimbursement does not imply that a product will be paid for in all cases or at a rate that covers operating costs, including research, development, intellectual property, manufacture, sale and distribution expenses. Reimbursement rates may vary according to the use of the product and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost products and may be incorporated into existing payments for other services. Net prices for products may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of product from countries where they may be sold at lower prices than in the U.S.

        There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement policies, but also have their own methods and approval process apart from Medicare coverage and reimbursement determinations. It is difficult to predict what third party payors will decide with respect to coverage and reimbursement for new drug and biologic product candidates. An inability to promptly obtain coverage and adequate reimbursement rates from both government-funded and private payors for any approved products could have a material adverse effect on a pharmaceutical manufacturer's operating results, ability to raise capital needed to commercialize products and overall financial condition.

        Reimbursement may impact the demand for, and/or the price of, any product which obtains marketing approval. Even if coverage is obtained for a given product by a third-party payor, the resulting reimbursement payment rates may not be adequate or may require co-payments that patients find unacceptably high. Patients who are prescribed medications for the treatment of their conditions, and their prescribing physicians, generally rely on third-party payors to reimburse all or part of the costs associated with those medications. Patients are unlikely to use products unless coverage is provided and reimbursement is adequate to cover all or a significant portion of the cost of the products. Therefore, coverage and adequate reimbursement is critical to new product acceptance. Coverage decisions may depend upon clinical and economic standards that disfavor new drug products when more established or lower cost therapeutic alternatives are already available or subsequently become available.

        The U.S. government, state legislatures and foreign governmental entities have shown significant interest in implementing cost containment programs to limit the growth of government-paid healthcare costs, including price controls, restrictions on reimbursement and coverage and requirements for substitution of generic products for branded prescription drugs. Adoption of government controls and measures, and tightening of restrictive policies in jurisdictions with existing controls and measures, could exclude or limit our products from coverage and limit payments for pharmaceuticals.

        In addition, it is expected that the increased emphasis on managed care and cost containment measures in the United States by third-party payors and government authorities will continue and place further pressure on pharmaceutical pricing and coverage. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more drug products that gain regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Employees

        As of June 30, 2018, we had 25 full time employees, five part-time employees and several consultants. None of our employees are covered by a collective bargaining agreement. We consider our relationship with our employees to be good.

Facilities

        Our corporate headquarters are located in San Jose, California, where we lease approximately 4,500 gross square feet of office and laboratory space under a lease that can be terminated with 90 days' notice.

        We believe that our facilities are adequate to meet our current needs, and that suitable additional alternative spaces will be available in the future on commercially reasonable terms, if required.

Legal Proceedings

        We are not currently a party to any legal proceedings. From time to time, we may be involved in legal proceedings or subject to claims incident to the ordinary course of business. Regardless of the outcome, such proceedings or claims can have an adverse impact on us because of defense and settlement costs, diversion of resources and other factors, and there can be no assurances that favorable outcomes will be obtained.

 MANAGEMENT

Executive Officers and Directors

        Set forth below is certain information with respect to the individuals who are our directors and executive officers as of June 30, 2018:

Name	Age	Position(s)
Eric Patzer, Ph.D.	69	Executive Chairman of the Board of Directors
Isaac Blech	68	Vice Chairman of the Board of Directors
Vu Truong, Ph.D.	54	Chief Executive Officer, Chief Scientific Officer and Director
Fred Kurland	68	Chief Financial Officer
Wolfgang Dummer	52	Chief Medical Officer
Robert K. Coughlin	49	Director
Craig Gibbs, Ph.D.	55	Director
John Hamilton	73	Director
Robert R. Ruffolo, Ph.D.	68	Director
Shawn Lu	50	Director

        Eric Patzer, Ph.D, Executive Chairman of the Board of Directors (Class III).    Dr. Patzer is one of our co-founders. He was appointed Chairman in May 2014 and served as President from 2003 through 2014. Prior to that, he was VP of Development at Aviron Inc. from 1996 to 2002. Prior to that, he was VP of Product Development at Genentech from 1981 to 1996. Dr. Patzer received his B.S. in Mechanical Engineering from the Pennsylvania State University and his Ph.D. in Microbiology from University of Virginia. We believe that Dr. Patzer possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience in managing projects through the entire development process to regulatory approval, his longevity in the industry, and his intimate knowledge of our company, as he is a founder.

        Isaac Blech, Vice Chairman of the Board of Directors (Class II).    Mr. Blech was appointed to the board of directors and as our Vice Chairman in December 2015 pursuant to a verbal agreement between us and Mr. Blech. Mr. Blech is the co-founder and vice chairman of Sapience Therapeutics Inc., which he has been at since 2015. Mr. Blech is the co-founder and vice chairman of Elucida Oncology Inc., which he has been at since 2013. Mr. Blech is the co-founder and vice chairman at Centrexion Therapeutics Corp., which he has been at since 2011. Mr. Blech is also the co-founder and vice chairman at Cerecor Inc., which he has been at since 2011. Mr. Blech currently serves as a director for Marina Biotech Inc., Diffusion Pharmaceuticals Inc., Edge Therapeutics Inc., SpendSmart Networks Inc., ContraFect Corp. and InspireMD Inc. Mr. Blech is a successful founder and investor in the biotechnology industry. Over the past thirty five years, he has established multiple successful biotechnology companies. These include Celgene Corporation, ICOS Corporation, Nova Pharmaceutical Corporation, Pathogenesis Corporation and Genetics Systems Corporation. Mr. Blech earned a B.A. in Hebrew from Baruch College in 1975. We believe that Mr. Blech's business experience and ties to the investment community qualify him to serve as a member of our board of directors.

        Vu Truong, Ph.D, Chief Executive Officer, Chief Scientific Officer and Director (Class III).    Dr. Truong is one of our co-founders and our Chief Executive Officer and Chief Scientific Officer. He has served as our Chief Executive Officer, Chief Scientific Officer and head of R&D since

2003. He has more than 15 years of experience in biopharmaceutical drug development, having held positions of increasing responsibilities at Transform Pharmaceuticals Inc., GeneMedicine Inc., Aviron Inc. and MedImmune (sold to AstraZeneca). He received his Ph.D. in Pharmacology and Molecular Sciences at the Johns Hopkins University School of Medicine and his B.A. in Biochemistry from Brandeis University. We believe that Dr. Truong possesses specific attributes that qualify him to serve as a member of our board of directors, including his depth of scientific, operating, strategic, transactional, and senior management experience in our industry, his longevity in the industry, and his intimate knowledge of our company, as he is a founder.

        Fred Kurland, Chief Financial Officer.    Mr. Kurland has served as our Chief Financial Officer since July 2015 and served on our board of directors from August 2014 through July 2015. He is a seasoned financial executive with 35 years of experience in the pharmaceutical industry. Prior to joining us he was the Vice President, Finance, Chief Financial Officer and Secretary of XOMA Corporation from December 2008 through March 2015. Between 2002 and 2008 Mr. Kurland served as Chief Financial Officer of Bayhill Therapeutics, Inc., Corcept Therapeutics Inc. and Genitope Corp. From 1998 to 2002, he served as Senior Vice President and Chief Financial Officer of Aviron, which was acquired by MedImmune in 2001. From 1996 to 1998, Mr. Kurland was Vice President and Chief Financial Officer of Protein Design Labs, Inc., an antibody design company, and from 1995 to 1996, he served as Vice President and Chief Financial Officer of Applied Immune Sciences, Inc. He also held a number of financial management positions at Syntex Corporation, a pharmaceutical company acquired by Roche, including Vice President and Controller between 1991 and 1995. Mr. Kurland received his J.D. and M.B.A. from the University of Chicago and his B.S. in Business and Economics from Lehigh University.

        Wolfgang Dummer, M.D., Ph.D, Chief Medical Officer.    Dr. Dummer was hired as our Chief Medical Officer in March 2018. Dr. Dummer has more than 20 years of clinical trial and drug development experience, most recently as an independent executive consultant for various biotechnology companies since January 2017. From January 2012 to December 2016, he was Vice President of Clinical Development at BioMarin Pharmaceutical Inc., where he led the clinical development and approval of Vimizim (elosulfase alpha), now BioMarin's leading marketed compound. For 11 years prior, he held various senior roles in Clinical Research and Development at Genentech, Inc. He also spent three years studying at the Scripps Research Institute in La Jolla, California. Dr. Dummer has authored and co-authored more than 50 peer-reviewed journal articles, and is a board-certified clinical dermatologist and allergist/immunologist. He earned his Doktor der Medizin from the Technical University of Munich Medical School.

        Robert K. Coughlin, Director (Class II).    Mr. Coughlin was appointed to our board of directors in May 2014. Since September 2007, he has been the President and Chief Executive Officer of the Massachusetts Biotechnology Council, an association of more than 600 biotechnology companies, universities and academic institutions. He has spent his career in both the public and private sectors, most recently serving as Undersecretary of Economic Development within Governor Deval Patrick's administration from January 2007 to August 2007. Prior to that, he was elected as State Representative to the 11th Norfolk, Massachusetts district for three terms. He has held senior executive positions in the environmental services industry, capital management, and venture capital. He received his B.S. in Marine Engineering from the Massachusetts Maritime Academy. He has also been a lieutenant in the U.S. Naval Reserve since 1991. We believe that Mr. Coughlin possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience in the industry, his familiarity with the Massachusetts life sciences centers and his advocacy for research and the biotechnology community.

        Craig Gibbs, Ph.D. Director (Class I).    Dr. Gibbs was appointed to our board of directors in April 2015. Since September 2015, Dr. Gibbs has been the Chief Business Officer at Forty Seven Inc. Dr. Gibbs served on the Board of Directors of Tobira Therapeutics from May 2013 to September 2016 and is an advisor to several biotechnology companies and venture capital firms. From 1992 to 2013, Dr. Gibbs worked for Gilead Sciences in a variety of leadership positions spanning Research, Corporate Development and, most recently, Vice President of Commercial Strategy/Commercial Planning and Operations. Prior to Gilead, Dr. Gibbs served as a Scientist in the Department of Protein Engineering at Genentech, Inc. He received his B.Sc. in Biochemistry from Massey University and his Ph.D. in Molecular Biology from the University of Glasgow in Scotland and his M.B.A. from Golden Gate University. We believe that Dr. Gibbs possesses specific attributes that qualify him to serve as a member of our board of directors, including extensive experience in the biotechnology industry and technical expertise in drug discovery and development.

        John Hamilton, Director (Class II).    Mr. Hamilton was appointed to our board of directors in June 2015. He served as a director and audit chair of three companies including Vermillion Inc. from 2008 to 2013, Anesiva, Inc. during 2009 and Encompass Funds from 2012 to 2015. From 1997 until his retirement in 2007, Mr. Hamilton served as Vice President and Chief Financial Officer of Depomed, Inc., a specialty pharmaceutical company focused on enhancing pharmaceutical products. Prior to that, from 1992 to 1996, he was the Vice President and Chief Financial Officer at Glyko Inc. From 1987 to 1992 Mr. Hamilton was Manager of Financial Planning and Analysis and then Treasurer at Chiron Corp. From 1985 to 1987 he was Vice President, Treasurer and Secretary of American Hawaii Cruises, Inc. From 1968 to 1985 he began his career in international banking with The Philadelphia National Bank and then Crocker National Bank. Mr. Hamilton sits on the regional Board of Directors of the Association of Bioscience Financial Officers and is past-president of the Treasurers Club of San Francisco. Mr. Hamilton received his M.B.A. from the University of Chicago and B.A. in International Relations from the University of Pennsylvania. We believe that Mr. Hamilton possesses specific attributes that qualify him to serve as a member of our board of directors, including the depth of his financial, accounting and operating experience.

        Robert R. Ruffolo, Jr., Ph.D., Director (Class II).    Dr. Ruffolo was appointed to our board of directors in April 2017. He has provided management, director and consulting services since 2008 as the President of Ruffolo Consulting LLC. Dr. Ruffolo currently serves on the Board of Directors of Diffusion Pharmaceuticals Inc. He served as the President of Research and Development and as the Corporate Senior Vice President of Wyeth Pharmaceuticals (now Pfizer) from 2000 through 2008. In these roles, he managed an R&D organization of 9,000 scientists with an annual budget in excess of $3 billion. From 2000 to 2002 he served as an Executive Vice President at Wyeth, where he was responsible for Pharmaceutical Research and Development. Prior to joining Wyeth, Dr. Ruffolo spent 17 years at SmithKline Beecham Pharmaceuticals PLC (now GlaxoSmithKline) where he was Senior Vice President and Director of Biological Sciences, Worldwide from 1984 to 2000. Before joining SmithKline Beecham, Dr. Ruffolo spent six years at Eli Lilly Co. from 1978 to 1984 where he was a Senior Pharmacologist. Dr. Ruffolo currently serves on the boards of directors of Sigilon Therapeutics Inc., Sapience Therapeutics Inc., Elucida

Oncology Inc., and Trevena Inc. He received his B.S. in Pharmacy from The Ohio State University and his Ph.D. in Pharmacology from The Ohio State University. We believe that Dr. Ruffolo possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience in the pharmaceutical industry and technical and management expertise in drug discovery and development.

        Shawn Lu, Director (Class I).    Mr. Lu was appointed to our board of directors in December 2016. Mr. Lu has been the Executive Director and Chief Financial Officer of Hepalink USA, Inc. since April 2014. Prior to that, he was the Area Manager at BMO Bank of Montreal from September 2013 to April 2014 and Residential Mortgage Manager at The Toronto-Dominion Bank from January 2001 to September 2013. Mr. Lu currently serves as a director for Resverlogix Corp., Quest PharmaTech Inc. and Cantex Pharmaceuticals Inc. Prior to that, he was the Chief Financial Officer and Vice President of Corporate Finance of Shenzhen Hepalink Pharmaceutical Group Co. Ltd. from September 1999 to September 2000 and VP of Corporate Finance of Shenzhen FuTianXin Investment Co. Ltd. from February 1998 to August 1999. He received his B.S. in Engineering from Wuhan University of Transportation Technology and his M.B.A. from the Zhongnan University of Economics. We believe that Mr. Lu possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience in the pharmaceutical industry and the depth of his financial, accounting and operating experience.

Other Involvement in Certain Legal Proceedings

        None of our directors or executive officers has been involved in any bankruptcy or criminal proceedings, nor have there been any judgments or injunctions brought against any of our directors or executive officers during the last ten years that we consider material to the evaluation of the ability and integrity of any director or executive officer.

Board Composition and Election of Directors

        Our board of directors currently consists of eight directors and we will have eight directors upon completion of this offering. Holders of common stock have no cumulative voting rights in any election of directors.

        The directors shall be classified with respect to the time for which they shall severally hold office by dividing them into three classes, Class I, Class II and Class III, each consisting as nearly as possible of one-third of the whole board. All directors shall hold office until their successors are elected and qualified, or until their earlier death, resignation, disqualification or removal. Class I Directors shall be elected for a term of one year; Class II Directors shall be elected for a term of two years; and Class III Directors shall be elected for a term of three years; and at each annual stockholders' meeting thereafter, successors to the directors whose terms shall expire that year shall be elected to hold office for a term of three years, so that the term of office of one class of directors shall expire in each year. Except in the event of vacancies in the board, directors shall be elected by a plurality of the votes cast at annual meetings of stockholders, and each director so elected shall hold office until the annual meeting at which their term expires and until his successor is duly elected and qualified, or until his earlier resignation or removal.

Director Independence

        Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his background, employment and affiliations, our board of directors has determined that Messrs. Coughlin, Ruffolo, Gibbs, Lu and Hamilton do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is "independent" as that term is defined under the listing standards of The Nasdaq Capital Market. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled "Certain Relationships and Related Person Transactions."

Board Committees

        Our board of directors has established an audit committee, a compensation committee, and a corporate governance/nominating committee, each of which operates under a charter that has been approved by our board of directors.

        Our board of directors has determined that all of the members of the audit committee, the compensation committee and the nominating and corporate governance committee are independent as defined under the applicable rules of The Nasdaq Capital Market, including, in the case of all of the members of our audit committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act. In making such determination, the board of directors considered the relationships that each director has with our company and all other facts and circumstances that the board of directors deemed relevant in determining director independence, including the beneficial ownership of our capital stock by each director.

        There are no family relationships among any of our directors or executive officers.

        Audit Committee.    Our audit committee is comprised of John Hamilton, Robert Coughlin and Craig Gibbs. Our board of directors has determined that John Hamilton is an audit committee financial expert, as defined by the rules of the SEC, and satisfies the financial sophistication requirements of applicable rules of The Nasdaq Capital Market. Mr. Hamilton is the chair of the audit committee.

        Our audit committee is authorized to, among other things:

  •
  monitor our financial reporting process and internal control system and complaints or concerns relating thereto;

  •
  recommend, for shareholder approval, the independent auditor to examine our accounts, controls and financial statements and select, evaluate and if necessary replace the independent auditor;

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  consider and approve, if appropriate, major changes to our accounting principles and practices as suggested by the independent auditors or management;

  •
  establish regular and separate systems of reporting to the committee by management and the independent auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments and additional items as required under the Sarbanes-Oxley Act including critical accounting policies;

  •
  review with the independent auditors and financial accounting personnel, the adequacy and effectiveness of our accounting and financial controls;

  •
  review the financial statements contained in the annual report and quarterly report to shareholders with management and the independent auditors;

  •
  review with management any financial information, earnings press releases and earnings guidance filed with the SEC or disseminated to the public; and

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  prepare the report of the audit committee that the rules of the SEC require to be included in our annual meeting proxy statement.

        Compensation Committee.    Our compensation committee is comprised of Robert Coughlin, Craig Gibbs and John Hamilton. Mr. Coughlin is the chair of the compensation committee.

        Our compensation committee is authorized to:

  •
  review and recommend the compensation arrangements for management, including the compensation for our chief executive officer;

  •
  establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

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  administer our stock incentive plans; and

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  prepare the report of the compensation committee that the rules of the SEC require to be included in our annual meeting proxy statement.

        Corporate Governance/Nominating Committee.    Our corporate governance/nominating committee is comprised of Craig Gibbs, Robert Coughlin and John Hamilton. Mr. Gibbs is the chair of the corporate governance/nominating committee.

        Our nominating and governance committee is authorized to:

  •
  identify and nominate members of the board of directors;

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  develop and recommend to the board of directors a set of corporate governance principles applicable to our company; and

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  oversee the evaluation of our board of directors.

Code of Business Conduct and Ethics

        Our board of directors has adopted a written Code of Business Conduct and Ethics applicable to our employees, officers and directors, including those officers responsible for financial reporting. The Code of Business Conduct and Ethics will be available on our website at www.aridispharma.com upon the completion of this offering. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Director Compensation

        Directors who are employees do not receive any fees or other non-equity compensation for their service on our board of directors. Our board of directors has granted equity awards from time to time to our non-employee directors as compensation for their service as directors. We also reimburse our non-employee directors for their reasonable out-of-pocket costs and travel expenses in connection with their attendance at board of directors and committee meetings. Directors are also entitled to the protection provided by the indemnification provisions in our current certificate of incorporation and bylaws, as well as the certificate of incorporation that will become effective immediately prior to completion of this offering. None of our non-employee directors received cash compensation in 2017.

2018 Option Grants

        On January 26, 2018, we issued to Vu Truong the following stock options pursuant to our 2014 Equity Incentive Plan, which we refer to as our 2014 Plan: 116,861 options with an exercise price of $17.01 and a vesting commencement date of December 5, 2017, and which vest in equal monthly installments over 48 months.

        On March 29, 2018, we issued to Fred Kurland the following stock options pursuant to our 2014 Plan: (1) 6,642 fully-vested options with an exercise price of $17.20 and (2) 3,985 options with an exercise price of $17.20 and a vesting commencement date of March 6, 2018, and which vest in equal monthly installments over 12 months. Additionally, on the same date, we granted 56,094 options to Wolfgang Dummer pursuant to our 2014 Plan, with an exercise price of $17.20 and a vesting commencement date of March 1, 2018, and which vest in equal monthly installments over 48 months.

        On July 23, 2018, we issued 9,349 stock options to each of Robert Coughlin, Craig Gibbs and John Hamilton pursuant to our 2014 Plan with an exercise price of $17.97 per share. Mr. Coughlin's options vest equally over 21 months and Messrs. Gibbs and Hamilton's options vest equally over 33 months.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

        The following table sets forth the compensation paid or accrued during the fiscal year ended December 31, 2017 to our Chief Executive Officer, Executive Chairman and Senior Vice President, Clinical, who were our named executive officers as of December 31, 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)		Total ($)
Vu Truong, Ph.D.	2017	350,000	140,000	0		490,000
Chief Executive Officer and Chief Scientific Officer
Eric Patzer, Ph.D.	2017	275,000	—	519,573		794,573
Executive Chairman
Alan Cohen, M.D.(2)	2017	91,800	—	519,573	(3)	611,373
Senior Vice President, Clinical

(1)
Based upon the aggregate grant date fair value calculated in accordance with the Stock Compensation Topic of the Financial Accounting Standards Board Accounting Standards Codification. Our policy and assumptions made in the valuation of share-based payments are contained in Note 10 to our December 31, 2017 consolidated financial statements.

(2)
Dr. Cohen's employment with us began on July 1, 2017.

(3)
$422,153 of such option awards were forfeited on March 26, 2018, in connection with a change in Dr. Cohen's employment arrangement as described below under "Employment Agreements."

Employment Agreements

        We do not have formal employment agreements with any of our named executive officers. We have entered into offer letter agreements and confidentiality and invention assignment agreements with each of our named executive officers. Each named executive officer's employment is at will, and none of the offer letters provide for a specific term or severance on a termination or change of control. Under the terms of our standard confidential information and invention assignment agreement, each executive has agreed (i) not to solicit our employees or consultants during his employment and for a period of one year after the termination of his employment, (ii) to protect our confidential and proprietary information, and (iii) to assign to us related intellectual property developed during the course of his employment. Each named executive officer is also eligible to participate in our standard employee benefit plans.

        The following are descriptions of our offer letter agreements with our named executive officers. We currently expect to enter into formal employment agreements, the terms of which we have not finalized, with our named executive officers prior to, or upon consummation of, this offering.

Vu Truong, Ph.D.

        We entered into an offer letter agreement and confidential information and invention assignment agreement with Dr. Truong, our Chief Executive Officer and Chief Scientific Officer, on October 1, 2005. We paid Dr. Truong an annual base salary of $350,000 for the fiscal year ended December 31, 2017 and a 40% bonus. Dr. Truong's salary for 2018 was increased to $450,000 and his target annual bonus will be 45% of his salary.

Eric Patzer, Ph.D.

        We entered into an offer letter agreement and confidential information and invention assignment agreement with Dr. Patzer, our Executive Chairman, on October 15, 2005. During the year ended December 31, 2017, we paid Dr. Patzer an annual base salary of $275,000.

Alan Cohen, M.D.

        We entered into an offer letter agreement and confidential information and invention assignment agreement with Dr. Cohen, our Senior Vice President, Clinical, on July 1, 2017. During the year ended December 31, 2017, we paid Dr. Cohen a monthly base salary of $15,000 per month. On March 26, 2018, we executed a new offer letter with Dr. Cohen which amends and supercedes his prior agreement with us. Under the terms of the new arrangement, Dr. Cohen will work on an hourly basis at a rate of $175 per hour. In addition, all stock options previously awarded but not yet vested as of March 26, 2018 were cancelled.

Wolfgang Dummer, M.D., Ph.D.

        We entered into an offer letter agreement and confidential information and invention assignment agreement with Dr. Dummer, our Chief Medical Officer, on February 5, 2018. As part of his agreement, he will be paid a salary of $390,000 and was paid a sign-on cash bonus of $30,000. We also agreed in the offer letter to work with compensation consultants to provide recommendations for annual bonuses and severance packages for all senior executives moving going forward.

Outstanding Equity Awards At Fiscal Year-End

        The following table sets forth information for the named executive officers as of December 31, 2017 regarding the number of shares subject to both exercisable and unexercisable stock options, as well as the exercise prices and expiration dates thereof, as of December 31, 2017. Except for the options set forth in the table below, no other equity awards were held by any our named executive officers as of December 31, 2017. All equity awards included below were granted from our 2014 Plan unless otherwise noted below.

	Option Awards
	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Dr. Eric Patzer	77,908	—	13.16	10/20/2026	(1)
	2,435	36,519	9.63	9/22/2027	(2)
Dr. Vu Truong	56,808	21,100	2.89	3/6/2025	(3)
	11,687	11,687	12.96	12/4/2025	(4)
	77,908	—	13.16	10/20/2026	(5)
Dr. Alan Cohen	3,117	—	2.89	9/5/2024	(6)
	4,058	34,896	9.63	9/22/2027	(7)

(1)
Grant date of October 20, 2016, vesting start date was September 1, 2016 and vested monthly over six months.

(2)
Grant date of September 22, 2017, vesting monthly in equal installments over 48 months, beginning on the grant date.

(3)
Grant date of March 6, 2015, vesting monthly in equal installments over 48 months, beginning on January 1, 2015.

(4)
Grant date of December 4, 2015, vesting monthly in equal installments over 48 months, beginning on the grant date.

(5)
Grant date of October 20, 2016, vesting start date was September 1, 2016 and vested monthly over six months.

(6)
Grant date of September 5, 2014, vesting start date was September 1, 2014 and vested monthly over 12 months.

(7)
Grant date September 22, 2017, vesting monthly in equal installments over 48 months, beginning on July 1, 2017.

401(k) plan

        We maintain a defined contribution employee retirement plan, or 401(k) plan, for our employees, effective as of October 1, 2016. Our named executive officers are eligible to participate in the 401(k) plan on the same basis as our other employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code. The 401(k) plan provides that each participant may make pre-tax deferrals from his or her compensation up to the statutory limit, which is $18,500 for calendar year 2018, and other testing limits. Participants that are 50 years or older can also make "catch-up" contributions, which in calendar year 2018 may be up to an additional $6,000 above the statutory limit. Although the 401(k) plan provides for discretionary matching and profit sharing contributions, we currently do not make either type of contribution to the 401(k) plan. Participant contributions are held and invested, pursuant to the participant's instructions, by the plan's trustee.

2014 Equity Incentive Plan

        In May 2014, our board of directors approved the 2014 Plan. The 2014 Plan was most recently amended in September 2014. The 2014 Plan will expire on May 24, 2024. Under our 2014 Plan, we may grant incentive stock options, non-qualified stock options and restricted stock awards. As of June 30, 2018, there are 856,979 shares of our common stock authorized for issuance under the 2014 Plan.

        In addition, the 2014 Plan contains an "evergreen" provision allowing for an annual increase in the number of shares of our common stock available for issuance under the plan on the first day of each fiscal year beginning with fiscal year 2015. The annual increase in the number of shares shall be equal to the greater of:

  •
  77,908 shares of our common stock; or

  •
  such number of shares as is equal to the number of shares sufficient to cause the option pool to equal 20% of the issued and outstanding common stock of the Company as of such date, provided, however, that if on any calculation date the number of shares equal to 20% of the total issued and outstanding shares of common stock is less than the number of shares of common stock available for issuance under the 2014 Plan, no change will be made to the aggregate number of shares of common stock issuable under the 2014 Plan for that year (such that the aggregate number of shares of common stock available for issuance under the 2014 Plan will never decrease).

        The board of directors has authorized our compensation committee to administer the 2014 Plan. In accordance with the provisions of the plan, the compensation committee will determine the terms of options and other awards. The compensation committee or the independent members of our board of directors will determine:

  •
  which employees, directors and consultants shall be granted options and other awards;

  •
  the number of shares of our common stock subject to options and other awards;

  •
  the exercise price of each option, which generally shall not be less than fair market value on the date of grant;

  •
  the schedule upon which options become exercisable;

  •
  the termination or cancellation provisions applicable to options;

  •
  the terms and conditions of other awards, including conditions for repurchase, termination or cancellation, issue price and repurchase price; and

  •
  all other terms and conditions upon which each award may be granted in accordance with the 2014 Plan.

        Upon a change of control, the administrator of the 2014 Plan, or the board of directors of any corporation assuming its obligations, may, in its sole discretion, take any one or more of the following actions pursuant to our plan, as to some or all outstanding awards:

  •
  make an appropriate and equitable adjustment in the number and kind of shares reserved for issuance under the 2014 Plan and in the number and option price of shares subject to outstanding options granted under the 2014 Plan, to the end that after such event each optionee's proportionate interest shall be maintained (to the extent possible) as immediately before the occurrence of such event; and

  •
  to the extent feasible, make such other adjustments as may be required under the tax laws so that any Incentive Options previously granted shall not be deemed modified within the meaning of Section 424(h) of the Code; appropriate adjustments shall also be made in the case of outstanding Restricted Stock granted under the Plan.

 CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

        There are no transactions or series of similar transactions, since January 1, 2015 to which we have been a participant in which the amount involved exceeded or will exceed $120,000 and in which any of our director, executive officer, holder of more than 5% of our capital stock, promotor or certain control person or any member of their immediate family had or will have a direct or indirect material interest.

Participation in this Offering

        Certain of our existing investors and their affiliated entities and other entities have indicated an interest in purchasing up to an aggregate of approximately $25.0 million worth of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no shares in this offering to these entities and these entities may determine to purchase more, less or no shares in this offering. In addition, the underwriters will receive the same underwriting discounts and commissions on any shares purchased by these entities as they will on any other shares sold to the public in this offering.

Indemnification Agreements

        In connection with this offering, we will enter into indemnification agreements with each of our directors and executive officers. These indemnification agreements will provide the directors and executive officers with contractual rights to indemnification and expense advancement that are, in some cases, broader than the specific indemnification provisions contained under Delaware law.

Related Person Transaction Policy

        Prior to this offering, we have not had a formal policy regarding approval of transactions with related parties. We expect to adopt a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. The policy will become effective immediately upon the execution of the underwriting agreement for this offering. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

        Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our board of directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant shareholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our Code of Conduct, our employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our audit committee, or other independent body of our board of directors, will take into account the relevant available facts and circumstances including, but not limited to:

  •
  the risks, costs and benefits to us;

  •
  the impact on a director's independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

  •
  the availability of other sources for comparable services or products; and

  •
  the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

        The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our audit committee, or other independent body of our board of directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our shareholders, as our audit committee, or other independent body of our board of directors, determines in the good faith exercise of its discretion.

 PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of our common stock as of June 30, 2018 and as adjusted to reflect the sale of our common stock offered by this prospectus, by:

  •
  our named executive officers;

  •
  each of our directors;

  •
  all of our current directors and executive officers as a group; and

  •
  each stockholder known by us to own beneficially more than five percent of our common stock.

        Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of June 30, 2018, pursuant to the exercise of convertible securities, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on an aggregate of 5,890,292 shares of common stock, assuming the automatic conversion of the Series A convertible preferred stock, including accrued dividends as of June 30, 2018, into an aggregate of 5,723,919 upon the closing of this offering.

        Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Aridis Pharmaceuticals, Inc., 5941 Optical Ct. #200, San Jose, California 95138.

        Certain of our existing investors and their affiliated entities and other entities have indicated an interest in purchasing up to an aggregate of approximately $25.0 million worth of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no shares in this offering to any of these persons and any of these persons may determine to purchase more, less or no shares in this offering. In addition, the underwriters will receive the same underwriting discounts and commissions on any shares purchased by these persons as they will on any other shares sold to the public in this offering. The following table does not reflect any such potential purchases by these stockholders or their affiliated entities. If any shares are purchased by these stockholders, the number of shares of common stock beneficially owned after this offering and the percentage of common stock beneficially owned after this offering would increase from that set forth in the table below.

		Percentage of Common Stock Beneficially Owned
Beneficial Owner	Number of Shares Beneficially Owned	Before Offering	After Offering
Directors and Executive Officers
Dr. Eric Patzer(1)	816,585	13.7	10.2
Dr. Vu Truong(2)	912,509	15.0	11.3
Robert K. Coughlin(3)	7,791	*	*
Fred Kurland(3)	20,248	*	*
Craig Gibbs(3)	7,791	*	*
John Hamilton(3)	7,791	*	*
Robert Ruffolo(3)	6,059	*	*
Wolfgang Dummer(3)	5,843	*	*
Isaac Blech(3)	80,376	1.3	1.0
Shawn Lu	—
All directors and officers as a group (10 persons)(4)	1,864,993	29.6	22.5
Five Percent Stockholders
Hepalink USA, Inc.(5)	1,084,355	17.8	13.4
Healthcare Industry (Cayman) A Co., Limited(6)	650,990	11.0	8.2
Pineworld Capital Limited(7)	492,301	8.2	6.2
Efung Ruibo Limited(8)	326,489	5.5	4.1

*
Less than one percent

(1)
Includes 86,835 stock options which are currently exercisable or exercisable within 60 days of June 30, 2018.

(2)
Includes 182,758 stock options which are currently exercisable or exercisable within 60 days of June 30, 2018.

(3)
Consists of stock options which are currently exercisable.

(4)
Includes 405,492 stock options and common stock warrants which are currently exercisable or exercisable within 60 days of June 30, 2018.

(5)
Includes 209,020 shares of common stock underlying warrants to purchase Shares of Series A Convertible Preferred Stock which are currently exercisable. Li Li has voting and dispositive power over such securities. Shawn Lu, our director, is the Executive Director and Chief Financial Officer of Hepalink USA, Inc. Hepalink USA, Inc.'s address is Drake Oak Brook Plaza Suite 205, 2215 York Road Oak Brook, IL.

(6)
Includes 57,709 shares of common stock underlying warrants to purchase Shares of Series A Convertible Preferred Stock which are currently exercisable. Healthcare Industry (Cayman) A Co. Limited is beneficially owned and controlled by Shanghai Healthcare Industry Investment Fund L.P. Sun Feng is Chairman and President of Shanghai Healthcare Industry Investment Fund L.P. Healthcare Industry (Cayman) A. Co. Limited's address is c/o Shanghai Healthcare Industry Investment Fund, 18F Building A, 100 Zunyi Road 200336, Shanghai, China.

(7)
Includes 95,009 shares of common stock underlying warrants to purchase Shares of Series A Convertible Preferred Stock which are currently exercisable. Hayden Zhang has voting and dispositive power over such securities. Pinewood Capital Limited's address is Flat 01A, 10/F Carnival Commercial Building, 18 Java Road, North point HONG KONG.

(8)
Jinqiao Zhu has voting and dispositive power over such securities. Efung Ruibo Limited's address is A/B 10th Flr. Denuo Center No. 1006 Fuzhong 3rd Road Futian Center District Shenzhen, China.

DESCRIPTION OF CAPITAL STOCK

General

        Upon completion of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, par value $0.0001 per share, and 60,000,000 shares of preferred stock, par value $0.0001 per share. The following description of our capital stock and provisions of our certificate of incorporation and bylaws is only a summary. You should also refer to our certificate of incorporation, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, and our bylaws, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

        As of March 31, 2018, there were 5,890,292 shares of our common stock outstanding and held by over 200 stockholders, assuming the automatic conversion of all outstanding shares of our Series A convertible preferred stock, including accrued dividends as of June 30, 2018, into an aggregate of 5,723,919 shares of our common stock upon the closing of this offering.

        Voting Rights.    Each holder of Common Stock is entitled to one vote for each share of Common Stock on all matters submitted to a vote of the stockholders, including the election of directors. Our certificate of incorporation and bylaws do not provide for cumulative voting. Because of this, the holders of a majority of the shares of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, subject to the rights of holders of any then outstanding shares of Preferred Stock.

        Dividends.    Subject to preferences that may be applicable to any then outstanding Preferred Stock, the holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors out of legally available funds.

        Liquidation.    In the event of our liquidation, dissolution or winding up or an event of sale (as defined in our certificate of incorporation), holders of Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of Preferred Stock.

        Rights and Preferences.    Holders of Common Stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our Common Stock. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that we may designate and issue in the future.

Preferred Stock

        We are authorized to issue up to a total of 60,000,000 shares of preferred stock, par value $0.0001 per share, without stockholder approval. The preferred stock, subject to limitations prescribed by Delaware law, may be issued in one or more series, as determined by our board of directors. The board of directors shall have the power to establish the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. Our board of directors also can increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

Series A Convertible Preferred Stock

        In July 2014, we filed with the Secretary of State of the State of Delaware a certificate of designation for the Series A convertible preferred stock, setting forth the rights, powers, and preferences of the Series A preferred stock. Pursuant to the certificate of designation, we designated 8,828,020 shares as Series A convertible preferred stock. In July 2014 we converted the 1,375,532 common shares into 8,828,020 shares of Series A convertible preferred stock. Each share of Series A preferred stock is entitled to voting rights equivalent to the number of shares of common stock into which each share can be converted. Each of Series A convertible preferred stock is convertible at the holder's option at any time into common stock and conversion is automatic upon the closing of an underwritten public offering. Upon the liquidation, dissolution or winding up of our business, each holder shall be entitled to receive, for each share of Series A preferred stock, out of our assets legally available therefore, a preferential amount in cash equal to $13.16 per share. If upon any such distribution our assets shall be insufficient to pay the holders of the outstanding shares of Series A convertible preferred stock the full amounts to which they are entitled, such holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full. Any remaining assets or funds available for distribution to stockholders shall be distributed among the holders of Series A preferred stock and common stock pro rata based on the number of shares of common stock held by each (assuming conversion of all such Series A convertible preferred stock and convertible common stock, if any, according to their respective terms). Holders of the preferred stock, in preference to the holders of common stock, are entitled to receive dividends, when and if declared by the Board of Directors, but only out of funds legally available. 16,516,606 shares sold at $2.05 per share and 2,033,898 shares sold at $2.95 per share contain price based anti-dilution protection rights. Unless agreed to otherwise, if we issue additional securities at a purchase price less than the purchase price paid by these respective holders, we shall issue additional preferred shares equal to the difference of the number of preferred shares that each respective shareholder would have received if they paid the subsequent lower price, and the number of share each respective shareholder originally received.

Consent of Series A Convertible Preferred Stock Holders

        In connection with this offering, the holders of a majority of the Series A Convertible Preferred Stock approved the mandatory conversion of the Series A Preferred into shares of common stock upon completion of this offering. Upon completion of this offering we shall have no outstanding shares of preferred stock.

Anti-Takeover Effects of Provisions of Delaware State Law

        We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  •
  the transaction was approved by the board of directors prior to the time that the stockholder became an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

        In general, Section 203 defines a "business combination" to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an "interested stockholder" as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing changes in control of our company.

        Our certificate of incorporation and our bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team, including the following:

        Board of Directors Vacancies.    Our bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors will be permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our board of directors and will promote continuity of management.

        Classified Board.    Our bylaws provide that our board of directors is classified into three classes of directors. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors. See the section titled "Management — Classified Board of Directors."

        Stockholder Action; Special Meeting of Stockholders.    Our bylaws provide that any action which may be taken at any annual or special meeting of stockholders, may, if such action has been earlier approved by the Board, be taken without a meeting.

        As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws unless such action had been earlier approved by the Board. Our bylaws further provide that special meetings of our stockholders may be called only by our board of directors or the chairman of our board of directors, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

        Advance Notice Requirements for Stockholder Proposals and Director Nominations.    Our bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws will also specify certain requirements regarding the form and content of a stockholder's notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company.

        No Cumulative Voting.    The Delaware General Corporation Law provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation's certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.

        Issuance of Undesignated Preferred Stock.    Our board of directors will have the authority, without further action by our stockholders, to issue up to 20,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

Warrants

May 2014 Warrants

        In May 2014, in connection with the May 2014 convertible notes, we issued warrants to purchase shares of common stock in the aggregate value of $3,500,000 at a price and quantity that is dependent on future events. If, prior to the first anniversary date of the warrants, an initial public offering, or IPO, is consummated the exercise price will be the issuance price first offered in the IPO. If an IPO is not consummated prior to the first anniversary date the exercise price will be determined by dividing (a) $40.0 million, by (b) the aggregate number of outstanding shares of common stock on the first anniversary (assuming the full conversion, exercise or exchange of all securities outstanding on the first anniversary convertible into, exercisable or exchangeable for, shares of common stock). Upon the conversion of the May 2014 convertible notes on May 31, 2015, the exercise price of the warrants was set at $28.24 per share. The number of shares issuable upon exercise of the warrants was 124,000.

        If at any time while these warrants are exercisable a registration statement covering the resale of these warrants are not effective with the SEC and the fair value of one warrant share is greater than the exercise price (at the date of calculation), the warrant holder may, in his sole discretion, exercise all or any part of the warrant in a "cashless" or "net-issue" exercise.

August 2014 Warrants

        On August 12, 2014 we issued warrants to purchase shares of our common stock that are exercisable any time prior to the third anniversary of the date of issuance. The number of shares of common stock issuable upon the exercise of the three year warrants will be equal to $3,250,000 divided by either (i) the per share price at which the common stock is first offered to the public in an underwritten public offering if such underwritten public offering is consummated on or before August 12, 2015 or (ii) if no such offering is consummated on or before August 12, 2015, the quotient obtained by dividing (a) $50 million, by (b) the aggregate number of outstanding shares of common stock on August 12, 2015 (assuming the full conversion, exercise or exchange of all securities outstanding on such date convertible into, exercisable or exchangeable for, shares of common stock, other than the notes issued in our August 12, 2014 private placement). The exercise price is subject to adjustment in certain circumstances. Upon the conversion of the August 2014 convertible notes on August 12, 2015, the exercise price of the warrants was set at $32.28 per share. The number of shares issuable upon exercise of the warrants was 100,613.

        If at any time while these warrants are exercisable a registration statement covering the resale of these warrants are not effective with the SEC and the fair value of one warrant share is greater than the exercise price (at the date of calculation), the warrant holder may, in his sole discretion, exercise all or any part of the warrant in a "cashless" or "net-issue" exercise.

        On August 12, 2017, all August 2014 warrants expired unexercised.

December 2015 Warrants

        In December 2015, in connection with the December 2015 convertible notes offering, the Company issued warrants to purchase shares of common stock in the aggregate value of $3,750,000 at a price and quantity that is dependent on future events. If, prior to the first anniversary date of the warrants, an IPO is consummated the exercise price will be the issuance price first offered in the IPO. If an IPO is not consummated prior to the first anniversary date the exercise price will be determined by dividing (a) $60.0 million, by (b) the aggregate number of outstanding shares of common stock on the first anniversary (assuming the full conversion, exercise or exchange of all securities outstanding on the first anniversary convertible into, exercisable or exchangeable for, shares of common stock). Upon the conversion of the December 2015 convertible notes on December 15, 2016, the exercise price of the warrants was set at $15.08 per share. The number of shares issuable upon exercise of the warrants was 248,425.

        If at any time while these warrants are exercisable a registration statement covering the resale of these warrants are not effective with the SEC and the fair value of one warrant share is greater than the exercise price (at the date of calculation), the warrant holder may, in his sole discretion, exercise all or any part of the warrant in a "cashless" or "net-issue" exercise.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Philadelphia Stock Transfer, Inc. The transfer agent and registrar's address is 2320 Haverford Rd., Suite 230, Ardmore, PA 19003.

Stock Market Listing

        We have been approved, subject to notice of issuance, to list our shares of common stock for trading on The Nasdaq Capital Market under the symbol "ARDS."

 SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for our common stock, and a liquid trading market for our common stock may not develop or be sustained after this offering. Future sales of substantial amounts of our common stock in the public market, or the anticipation of these sales, could materially and adversely affect market prices prevailing from time to time, and could impair our ability to raise capital through sales of equity or equity-related securities.

        Only a limited number of shares of our common stock will be available for sale in the public market for a period of several months after completion of this offering due to contractual and legal restrictions on resale described below. Nevertheless, sales of a substantial number of shares of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could materially and adversely affect the prevailing market price of our common stock. Although we have been approved, subject to notice of issuance, to list our common stock on The Nasdaq Capital Market we cannot assure you that there will be an active market for our common stock.

        Of the shares to be outstanding immediately after the completion of this offering, we expect that the 2,000,000 shares to be sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. The remaining 5,806,647 shares of our common stock outstanding after this offering will be "restricted securities" under Rule 144, and we expect that 5,640,274 of these restricted securities will be subject to the 180-day lock-up period under the lock-up agreements as described below. These restricted securities may be sold in the public market only if registered or pursuant to an exemption from registration, such as Rule 144 or Rule 701 under the Securities Act.

Rule 144

        In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares of our common stock proposed to be sold for at least six months is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

        In general, under Rule 144, as currently in effect, our affiliates or persons selling shares of our common stock on behalf of our affiliates are entitled to sell upon expiration of the market standoff agreements and lock-up agreements described above, within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of our capital stock then outstanding, which will equal            shares immediately after this offering; or

  •
  the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

        Sales under Rule 144 by our affiliates or persons selling shares of our common stock on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

        Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of ours to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701 and until expiration of the 180-day lock-up period described below.

Lock-Up Agreements

        In connection with this offering, we, our officers and directors, and substantially all of our other shareholders, have agreed to a 180 day "lock-up" period from the closing of this offering, with respect to the shares that they beneficially own, including shares issuable upon the exercise of convertible securities and options that are currently outstanding or which may be issued. This means that, for a period of 180 days following the closing of this offering, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the underwriters. The 180 day restricted period is subject to extension upon certain events and the terms of the lock-up agreements may be waived at the underwriters' discretion. The lock-up restrictions, specified exceptions and the circumstances under which the 180-day lock-up period may be extended are described in more detail under "Underwriting."

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO
NON-U.S. HOLDERS OF OUR COMMON STOCK

        The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the ownership and disposition of our common stock but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. No ruling on the U.S. federal, state, or local tax considerations relevant to our operations or to the purchase, ownership or disposition of our shares, has been requested from, the Internal Revenue Service, or the IRS, or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

        This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, or under U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

  •
  banks, insurance companies or other financial institutions, regulated investment companies or real estate investment trusts;

  •
  persons subject to the alternative minimum tax or Medicare contribution tax on net investment income;

  •
  tax-exempt organizations or governmental organizations;

  •
  controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  brokers or dealers in securities or currencies;

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

  •
  U.S. expatriates and certain former citizens or long-term residents of the United States;

  •
  partnerships or entities classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

  •
  persons who hold our common stock as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction or integrated investment;

  •
  persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

  •
  persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code; or

  •
  persons deemed to sell our common stock under the constructive sale provisions of the Internal Revenue Code.

        In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

        You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

        For purposes of this discussion, you are a non-U.S. holder (other than a partnership) if you are any holder other than:

  •
  an individual citizen or resident of the United States (for U.S. federal income tax purposes);

  •
  a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia, or other entity treated as such for U.S. federal income tax purposes;

  •
  an estate whose income is subject to U.S. federal income tax regardless of its source; or

  •
  a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more "U.S. persons" (within the meaning of Section 7701(a)(30) of the Internal Revenue Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.

Distributions

        As described in "Dividend Policy," we have never declared or paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under "— Gain on Disposition of Common Stock."

        Subject to the discussion below on effectively connected income, backup withholding and foreign accounts, any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. A non-U.S. holder of shares of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder's behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

        Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by you in the United States) are generally exempt from such withholding tax. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.

Gain on Disposition of Common Stock

        Subject to the discussion below regarding backup withholding and foreign accounts, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

  •
  the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by you in the United States);

  •
  you are a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition occurs and certain other conditions are met; or

  •
  our common stock constitutes a United States real property interest by reason of our status as a "United States real property holding corporation," or USRPHC, for U.S. federal income tax purposes at any time within the shorter of (i) the five-year period preceding your disposition of our common stock, or (ii) your holding period for our common stock.

        We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.

        If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses for the year (provided you have timely filed U.S. federal income tax returns with respect to such losses). You should consult any applicable income tax or other treaties that may provide for different rules.

Federal Estate Tax

        Our common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of their death will generally be includable in the decedent's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. The test for whether an individual is a resident of the United States for U.S. federal estate tax purposes differs from the test used for U.S. federal income tax purposes. Some individuals, therefore, may be non-U.S. holders for U.S. federal income tax purposes, but not for U.S. federal estate tax purposes, and vice versa.

Backup Withholding and Information Reporting

        Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

        Payments of dividends or of proceeds on the disposition of stock made to you may be subject to information reporting and backup withholding at a current rate of 24% unless you establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8.

        Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance

        The Foreign Account Tax Compliance Act, or FATCA, imposes withholding tax at a rate of 30% on dividends on and gross proceeds from the sale or other disposition of our common stock paid to "foreign financial institutions" (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and gross proceeds from the sale or other disposition of our common stock paid to a "non-financial foreign entity" (as specially defined for purposes of these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. The withholding provisions under FATCA generally apply to dividends on our common stock, and under current transition rules, are expected to apply with respect to the gross proceeds from the sale or other disposition of our common stock on or after January 1, 2019. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

        Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

 UNDERWRITING

Underwriting

        Cantor Fitzgerald & Co. is acting as the sole book running manager of the offering and representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally and not jointly agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter's name.

Underwriter	Number of Shares
Cantor Fitzgerald & Co.
Maxim Group LLC
Laidlaw & Company (UK) Ltd.
Northland Securities, Inc.
Seaport Global Securities LLC

Total

        The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

        Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $            per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The representative has advised us that the underwriters do not intend to make sales to discretionary accounts.

        Certain of our existing investors and their affiliated entities and other entities have indicated an interest in purchasing up to an aggregate of approximately $25.0 million worth of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no shares in this offering to any of these persons and any of these persons may determine to purchase more, less or no shares in this offering. In addition, the underwriters will receive the same underwriting discounts and commissions on any shares purchased by these persons as they will on any other shares sold to the public in this offering.

Underwriting discounts and commissions

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

Paid by the Company
	No Exercise	Full Exercise
Per share	$	$
Total	$	$

Indemnification

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Overallotment Option to Purchase Additional Shares

        If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 300,000 additional shares at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

Lock-Ups

        We, our officers and directors, and substantially all of our other shareholders have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Cantor Fitzgerald & Co., dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock.

Determination of Offering Price

        Prior to this offering, there has been no public market for our shares. Consequently, the initial public offering price for the shares was determined by negotiations between us and the representative. Among the factors considered in determining the initial public offering price were our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the price at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our shares will develop and continue after this offering.

The Nasdaq Capital Market Listing

        We have been approved, subject to notice of issuance, to list our shares for trading on The Nasdaq Capital Market under the symbol "ARDS."

Expenses and Reimbursements

        We estimate that our portion of the total expenses of this offering will be $800,000. We have agreed to reimburse the underwriters for expenses related to any filing with, and any clearance of this offering by, the Financial Industry Regulatory Authority (FINRA).

        In addition, we have separately agreed to pay Maxim Group LLC a financial advisory fee upon the completion of this offering of $120,750.

Price Stabilization, Short Positions and Penalty Bids

        In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

  •
  Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

  •
  "Covered" short sales are sales of shares in an amount up to the number of shares represented by the underwriters' over-allotment option.

  •
  "Naked" short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters' over-allotment option.

  •
  Covering transactions involve purchases of shares either pursuant to the underwriters' over-allotment option or in the open market in order to cover short positions.

  •
  To close a naked short position, the underwriters must purchase shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  To close a covered short position, the underwriters must purchase shares in the open market or must exercise the over-allotment option. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

  •
  Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on The Nasdaq Capital Market, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Electronic Distribution

        In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

        The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Sales Outside the United States

        No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or our common stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of common stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with our common stock may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

        The underwriters may arrange to sell the common stock offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where it is permitted to do so.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of our common shares may not be made in that Relevant Member State, except that an offer to the public in that

Relevant Member State of our common shares may be made at any time under the following exemptions under the Prospectus Directive:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representative for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive.

        We provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to our common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our common shares to be offered so as to enable an investor to decide to purchase our common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (as amended), including by Directive 2010/73/EU, and includes any relevant implementing measure in the Relevant Member State.

        This European Economic Area selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

        In the United Kingdom, this prospectus is only addressed to and directed as qualified investors who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order); or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). Any investment or investment activity to which this prospectus relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or relay on this prospectus or any of its contents.

Hong Kong

        The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) ("Companies (Winding Up and Miscellaneous Provisions) Ordinance") or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) ("Securities and Futures Ordinance"), or (ii) to "professional investors" as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA")) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

        Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation's securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore ("Regulation 32").

        Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

        The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Canada

        The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Switzerland

        The shares of common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the offering, us, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the shares may only be made to persons, or the Exempt Investors, who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

        The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

        This prospectus contains general information only and does not take into account the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate for their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

China

        This prospectus does not constitute a public offer of shares, whether by sale or subscription, in the People's Republic of China, or PRC. The shares are not being offered or sold directly or indirectly in the PRC to or for the benefit of legal or natural persons of the PRC.

        Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the shares or any beneficial interest therein without obtaining all prior PRC's governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by the issuer and its representatives to observe these restrictions.

 LEGAL MATTERS

        The validity of the issuance of the common stock offered by us in this offering will be passed upon for us by Sheppard, Mullin, Richter & Hampton, LLP New York, New York. Certain matters are being passed on for the underwriters by Cooley LLP, San Francisco, California.

EXPERTS

        Mayer Hoffman McCann P.C., our independent registered public accounting firm, has audited our consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of operations, changes in convertible preferred stock and stockholders' deficit and cash flows for each of the years ended December 31, 2017 and 2016, as set forth in their report. We have included our consolidated financial statements in this prospectus and in this registration statement in reliance on the report of Mayer Hoffman McCann P.C. given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

        You may read and copy all or any portion of the registration statement without charge at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the public reference room of the SEC at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC's website at https://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

        Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, will be required to file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the SEC. You will be able to inspect and copy such periodic reports, proxy statements and other information at the SEC's public reference room, and the website of the SEC referred to above.

CONSOLIDATED FINANCIAL STATEMENTS

ARIDIS PHARMACEUTICALS, INC.
Index to Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
 Aridis Pharmaceuticals, Inc.

Opinion on the Financial Statements

        We have audited the accompanying consolidated balance sheets of Aridis Pharmaceuticals, Inc. ("Company") as of December 31, 2017 and 2016, and the related consolidated statements of operations, changes in convertible preferred stock and stockholders' deficit, and cash flows for each of the two years in the period ended December 31, 2017, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

        These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Mayer Hoffman McCann P.C.

We have served as the Company's auditor since 2014.

San Diego, CA
April 19, 2018, except for the effects of the reverse stock split discussed in Note 1, as to which the date is August 6, 2018.

Aridis Pharmaceuticals, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	December 31,
			March 31, 2018	Pro Forma March 31, 2018
	2017	2016
			(unaudited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$25,096	$22,291	$20,387
Accounts receivable	—	67	—
Prepaid expenses & other current assets	244	51	634

Total current assets	25,340	22,409	21,021

Property and equipment, net	750	39	1,182
Intangible assets, net	43	48	42
Other assets	345	41	345

Total assets	$26,478	$22,537	$22,590

Liabilities, Convertible Preferred Stock and Stockholders' Deficit
Current liabilities:
Accounts payable	$933	$678	$3,499
Accrued liabilities	2,121	1,719	1,783
Deferred revenue	120	—	797
Dividends payable	—	—	817

Total current liabilities	3,174	2,397	6,896

Warrant liability	11,868	6,365	11,906

Total liabilities	15,042	8,762	18,802

Series A convertible preferred stock (par value, $0.0001 per share; shares authorized: 60,000,000, 50,000,000 and 60,000,000, respectively; shares issued and outstanding: 36,196,193, 28,730,005 and 36,196,193, respectively; $74,202, $58,897 and $74,202 aggregate liquidation preference as of December 31, 2017 and 2016 and March 31, 2018, respectively)	74,202	58,897	74,202

Total convertible preferred stock	74,202	58,897	74,202

Commitments and contingencies (Note 11)
Stockholders' deficit:
Common stock (par value, $0.0001 per share; shares authorized: 100,000,000, 200,000,000 and 100,000,000, respectively; shares issued and outstanding: 166,373, as of December 31, 2017 and 2016 and March 31, 2018)	—	—	—
Additional paid-in capital	(15,140)	(24,945)	(14,637)
Accumulated deficit	(47,626)	(20,177)	(55,777)

Total stockholders' deficit	(62,766)	(45,122)	(70,414)

Total liabilities, convertible preferred stock and stockholders' deficit	$26,478	$22,537	$22,590

See accompanying notes to the consolidated financial statements.

Aridis Pharmaceuticals, Inc.

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Year Ended December 31,		Three Months Ended March 31,
	2017	2016	2018	2017
			(unaudited)	(unaudited)
Revenue:
Contract revenue	$—	$2,068	$—	$—
Collaboration revenue	771	—	—	—
Grant revenue	89	201	322	22

Revenue	860	2,269	322	22
Operating expenses:
Cost of contract revenue	—	1,927	—	—
Research and development	17,438	6,261	6,626	4,818
General and administrative	3,160	1,965	1,066	1,027

Total operating expenses	20,598	10,153	7,692	5,845

Loss from operations	(19,738)	(7,884)	(7,370)	(5,823)
Other expense:
Interest and other income (expense), net	234	(366)	74	25
Change in fair value of warrant liability	(5,152)	(172)	(38)	(2,414)

Net loss	$(24,656)	$(8,422)	$(7,334)	$(8,212)

Preferred dividends	$(2,793)	$(465)	$(817)	$(534)

Net loss available to common stockholders	$(27,449)	$(8,887)	$(8,151)	$(8,746)

Weighted-average shares outstanding used in computing net loss available to common stockholders:
Basic	166,373	166,373	166,373	166,373

Diluted	166,373	166,373	166,373	166,373

Net loss per common share:
Basic	$(148.20)	$(50.62)	$(44.08)	$(49.36)

Diluted	$(148.20)	$(50.62)	$(44.08)	$(49.36)

Preferred dividends:
Basic	$(16.78)	$(2.80)	$(4.91)	$(3.21)

Diluted	$(16.78)	$(2.80)	$(4.91)	$(3.21)

Net loss per share available to common stockholders:
Basic	$(164.98)	$(53.42)	$(48.99)	$(52.57)

Diluted	$(164.98)	$(53.42)	$(48.99)	$(52.57)

See accompanying notes to the consolidated financial statements.

Aridis Pharmaceuticals, Inc.

Consolidated Statements of Changes in Convertible Preferred Stock and Stockholders' Deficit

(In thousands, except share and per share amounts)

	Series A Convertible Preferred Stock
			Common Stock
					Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount	Shares	Amount

Balance at December 31, 2015	10,364,429	$25,911	166,373	$—	$(16,644)	$(11,290)	$(27,934)
Modification of liquidated preference rights for Series A convertible preferred stock from $2.50 per share to $2.05 per share	—	(4,664)	—	—	4,664	—	4,664
Issuance of Series A convertible preferred stock at $2.05 per share, net of $3.6 million in issuance costs	16,516,605	33,859	—	—	(3,559)	—	(3,559)
Stock subscription receivable related to Series A convertible preferred stock issued as of year end	—	—	—	—	(4,496)	—	(4,496)
Issuance of Series A convertible preferred stock upon maturity of convertible notes	1,594,361	3,269	—	—	482	—	482
Series A convertible preferred stock dividends issued	254,610	522	—	—	(57)	(465)	(522)
Issuance of Series A convertible preferred stock warrants in connection with financings	—	—	—	—	(6,193)	—	(6,193)
Stock-based compensation	—	—	—	—	858	—	858
Net Loss	—	—	—	—	—	(8,422)	(8,422)

Balance at December 31, 2016	28,730,005	$58,897	166,373	$—	$(24,945)	$(20,177)	$(45,122)
Receipt of stock subscription proceeds for stock issued as of the prior year end	—	—	—	—	4,496	—	4,496
Issuance of Series A convertible preferred stock at $2.70 to $2.95 per share, net of $1.7 million in issuance costs	6,516,142	13,358	—	—	3,207	—	3,207
Series A convertible preferred stock dividends issued	950,046	1,947	—	—	846	(2,793)	(1,947)
Issuance of Series A convertible preferred stock warrants in connection with financings	—	—	—	—	(352)	—	(352)
Stock-based compensation	—	—	—	—	1,608	—	1,608
Net Loss	—	—	—	—	—	(24,656)	(24,656)

Balance at December 31, 2017	36,196,193	$74,202	166,373	$—	$(15,140)	$(47,626)	$(62,766)
Series A convertible preferred stock dividends accrued	—	—	—	—	—	(817)	(817)
Stock-based compensation	—	—	—	—	503	—	503
Net Loss	—	—	—	—	—	(7,334)	(7,334)

Balance at March 31, 2018 (unaudited)	36,196,193	$74,202	166,373	$—	$(14,637)	$(55,777)	$(70,414)

See accompanying notes to the consolidated financial statements.

Aridis Pharmaceuticals, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,		Three Months Ended March 31,
	2017	2016	2018	2017
			(unaudited)	(unaudited)
Cash flows from operating activities
Net loss	$(24,656)	$(8,422)	$(7,334)	$(8,212)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	62	23	51	5
Stock-based compensation expense	1,608	858	503	663
Amortization of debt discount and debt issuance costs	—	369	—	—
Change in fair value of preferred stock warrants	5,152	172	38	2,414
Changes in assets and liabilities:
Accounts receivable	67	454	—	—
Prepaid expenses and other current assets	(37)	102	(296)	(107)
Other assets	(304)	180	—	—
Deferred revenue	120	—	678	478
Payables to related parties	—	(146)	—	—
Accounts payable, accrued liabilities and other	431	319	1,923	1,452

Net cash used in operating activities	(17,557)	(6,091)	(4,437)	(3,307)

Cash flows from investing activities
Purchase of property and equipment	(698)	(15)	(272)	—

Net cash used in investing activities	(698)	(15)	(272)	—

Cash flows from financing activities
Proceeds from issuance of preferred stock, net of issuance costs	21,060	25,805	—	4,496
Repayment of line of credit	—	(300)	—	—

Net cash provided by financing activities	21,060	25,505	—	4,496

Net increase (decrease) in cash and cash equivalents	2,805	19,399	(4,709)	1,189
Cash and cash equivalents at
Beginning of period	22,291	2,892	25,096	22,291

End of period	$25,096	$22,291	$20,387	$23,480

Supplemental cash flow information
Cash paid for interest	$—	$10	$—	$—
Cash paid for taxes	$1	$8	$—	$1
Non-cash investing and financing activities
Change in liquidation value of preferred stock	$—	$4,664	$—	$—
Issuance of preferred stock upon maturity of convertible notes	$—	$3,750	$—	$—
Issuance of preferred stock related to a stock subscription agreement	$—	$4,496	$—	$—
Issuance of common stock warrants attributed to private offerings	$352	$6,193	$—	$—
Preferred stock dividends issued or accrued	$2,793	$465	$817	$534

See accompanying notes to the consolidated financial statements.

Aridis Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

(Information as of March 31, 2018 and for the periods ended
March 31, 2018 and 2017 are Unaudited)

1. Description of Business and Basis of Presentation

Organization

        Aridis Pharmaceuticals, Inc. (the "Company" or "we" or "our") was established as a California limited liability corporation in 2003. The Company converted to a Delaware C corporation on May 21, 2014. Aridis' principal place of business is in San Jose, California. It is a clinical-stage company focused on developing new breakthrough therapies for infectious diseases and addressing the growing problem of antibiotic resistance. The Company has a deep, diversified portfolio of clinical and pre-clinical stage anti-infective product candidates that are complimented by a fully human monoclonal antibody discovery platform technology. Two of the Company's clinical candidates are at pivotal trial stage. The Company's suite of anti-infective monoclonal antibodies offers opportunities to profoundly alter the current trajectory of increasing antibiotic resistance and improve the health outcome of many of the most serious life-threatening infections particularly in hospital settings.

Basis of Presentation and Consolidation

        The accompanying consolidated financial statements have been prepared in accordance with the United States generally accepted accounting principles, or GAAP. The consolidated financial statements include the accounts of the Company and its two wholly-owned subsidiaries, Aridis Biopharmaceuticals, Inc. and Aridis Pharmaceuticals, C.V. All intercompany balances and transactions have been eliminated in consolidation. The Company effected a reverse stock split of its common stock, $0.0001 par value, at a ratio of 1 for 6.417896, effective August 3, 2018. All share and per share information in the consolidated financial statements and the accompanying notes have been retroactively adjusted to reflect the reverse stock split for all periods presented. The Company operates in one segment. Management uses one measurement of profitability and does not segregate its business for internal reporting.

Liquidity

        The Company has not yet achieved commercialization of its products and has a cumulative net loss from its operations. It will continue to incur net losses for the foreseeable future. The Company's consolidated financial statements have been prepared assuming that it will continue as a going concern. The Company believes that it has sufficient cash to fund operations for at least twelve months beyond the issuance date of the December 31, 2017 financial statements. The Company will require additional capital to meet its long-term operating requirements. It expects to raise additional capital through, among other things, the sale of equity or debt securities. Historically, the Company's principal sources of cash have included proceeds from grant funding, fees for services performed and the sale of its preferred stock. The Company's principal uses of cash have included cash used in operations. The Company expects that the principal uses of cash

Aridis Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2018 and for the periods ended
March 31, 2018 and 2017 are Unaudited)

1. Description of Business and Basis of Presentation (Continued)

in the future will be for continuing operations, funding of research and development including its clinical trials and general working capital requirements.

2. Summary of Significant Accounting Policies

Use of Estimates

        The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of expenses during the reporting period. Such estimates include those related to the evaluation of our ability to continue as a going concern, revenue recognition, long-lived assets, convertible debt, income taxes, assumptions used in the Black-Scholes-Merton ("BSM") model to calculate the fair value of stock-based compensation, Monte Carlo Simulation ("MSM") model to calculate the fair value of warrants, deferred tax asset valuation allowances, valuation of the Company's common and convertible preferred stock, fair value assumptions used in the valuation of warrants issued with convertible notes and convertible preferred stock warrant liabilities, preclinical study and clinical trial accruals and various accrued liabilities. Actual results could differ from those estimates.

Unaudited Interim Consolidated Financial Information

        The consolidated balance sheet as of March 31, 2018 and the consolidated statements of operations and cash flows for the three months ended March 31, 2018 and 2017 and the consolidated statement of changes in convertible preferred stock and stockholders' deficit for the three months ended March 31, 2018 are unaudited. The unaudited consolidated financial statements have been prepared on a basis consistent with the audited consolidated financial statements and, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) considered necessary to fairly state the Company's consolidated financial position as of March 31, 2018 and the results of operations and cash flows for the three months ended March 31, 2018 and 2017. The financial data and other information disclosed in the notes to the consolidated financial statements related to March 31, 2018 and the three months ended March 31, 2018 and 2017 are unaudited.

Concentration of Risk

        The Company's cash and cash equivalents are maintained at financial institutions in the United States of America. Deposits held by these institutions may exceed the amount of insurance provided on such deposits. Most of the Company's customers are located in the United States.

Aridis Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2018 and for the periods ended
March 31, 2018 and 2017 are Unaudited)

2. Summary of Significant Accounting Policies (Continued)

        For the year ended December 31, 2017, two customers accounted for 90% and 10% of total revenue. For the year ended December 31, 2016, one customer accounted for approximately 97% of total revenue. As of December 31, 2017, there was no accounts receivable and as of December 31, 2016, one customer accounted for 100% of accounts receivable. For the three months ended March 31, 2018 and 2017, one customer accounted for 100% of total revenue. As of March 31, 2018, one customer accounted for 100% of accounts receivable.

Cash and Cash Equivalents

        The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of checking account and money market account balances.

Accounts Receivable and Allowance for Doubtful Accounts

        Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company considers the credit worthiness of its customers, but does not require collateral in advance of a sale. The Company evaluates collectability and maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio when necessary. The allowance is based on the Company's best estimate of the amount of losses in the Company's existing accounts receivable, which is based on customer creditworthiness, facts and circumstances specific to outstanding balances, and payment terms. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of December 31, 2017 and 2016, and March 31, 2018, there were no allowances for doubtful accounts.

Property and Equipment

        Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally between three and five years. Maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the balance sheet and any resulting gain or loss is reflected in the consolidated statement of operations and comprehensive loss in the period realized.

Intangible Assets

        Intangible assets are recorded at cost and amortized over the estimated useful life of the asset. Intangible assets consist of licenses with various institutions whereby the Company has rights to use intangible property obtained from such institutions.

Aridis Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2018 and for the periods ended
March 31, 2018 and 2017 are Unaudited)

2. Summary of Significant Accounting Policies (Continued)

Impairment of Long-Lived Assets

        The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the carrying amount to the future net cash flows which the assets are expected to generate. If such assets are considered to be impaired, the impairment is measured by the excess of the carrying amount of the assets over fair value less the costs to sell the assets, generally determined using the projected discounted future net cash flows arising from the asset. There have been no such impairments of long-lived assets as of December 31, 2017 and 2016 and March 31, 2018.

Revenue Recognition

        Revenue is recognized in accordance with the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 605, Revenue Recognition which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred and title and the risks and rewards of ownership have been transferred to the client or services have been rendered; (3) the price is fixed or determinable; and (4) collectability is reasonably assured.

        During 2017 and 2016, revenue includes grant awards and contract services entered into with government and other agencies for specific research and development efforts. We recognize revenue under such awards and contracts as the related qualified research and development expenses are incurred or under the milestone method, up to the limit of the prior approval funding amounts, and when we have determined that we have earned the right to receive the recognized portion according to the terms of the original grant awarded.

        During 2016, all grant revenue was derived from a grant awarded by the National Institute of Health. All contract revenue was derived from a contract with the National Institute of Health and small amounts of fee-for-service contracts with other third parties. The Company recorded approximately $1,072,000 during the year ended 2016 for its contract with the National Institute of Health. The contract ended during late 2016.

        In December 2016, the Company received an award from the Cystic Fibrosis Foundation ("CF Foundation") for approximately $2,902,000. The agreement contains an upfront payment of $200,000 which is being recognized straight-line over the term of the contract as we believe the upfront fee relates to services performed throughout the contract period and the upfront fee does not represent a substantive milestone within the agreement. Recognition of revenue for the remaining payments under the agreement will be recognized under the milestone method as substantive milestones are met. The milestones relate to pre-clinical research activities. The

Aridis Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2018 and for the periods ended
March 31, 2018 and 2017 are Unaudited)

2. Summary of Significant Accounting Policies (Continued)

agreement also specifies that we are obligated to cumulatively spend on the development program at least an equal amount as it receives from the non-profit organization. In the event that we do not spend as much as we received under the agreement, we are obligated to return any overage to the non-profit organization.

        For the year ended December 31, 2017, all grant revenue totaling approximately $89,000 was derived from our award agreement with the CF Foundation. For the three months ended March 31, 2018, all grant revenue totaling approximately $322,000 was derived from our award agreement with the CF Foundation.

        In 2017, the Company entered into a collaborative research and development agreement with GlaxoSmithKline plc ("GSK"). In accordance with the agreement, we received an upfront fee and are due annual fees and amounts for development work to be performed as specifically outlined under the agreement. The work to be performed was delineated into three specific research projects. In assessing the appropriate revenue recognition related to a collaboration agreement, we first determined whether the arrangement includes multiple elements, such as the delivery of intellectual property rights and research and development services. The multiple elements were analyzed to determine whether the deliverables could be separated or whether they must be accounted for as a single unit of accounting. Amounts received prior to satisfying the revenue recognition criteria are recorded as deferred revenue in our balance sheet. Recognition of revenue under the contract will be based on the terms of the contract and will be recognized under the proportional performance method derived from the completion of certain stages as defined within the contract.

        For the year ended December 31, 2017, approximately $771,000 was recorded as collaboration revenue related to the Company's agreement with GSK. For the three months ended March 31, 2018, no collaboration revenue was recorded under the Company's agreement with GSK.

Cost of Contract Revenue

        Cost of contract revenue includes the expenses incurred to perform contracted services for third parties which exclude grant related activities. The costs include employee salaries, lab supplies, outsourced activities associated and allocated facilities and employee benefit expenses.

Costs for Collaborative Arrangements

        Costs incurred under collaborative arrangements include personnel costs, laboratory supplies and fees paid to third parties. These amounts are included in research and development in the accompanying consolidated statement of operations. For the year ended December 31, 2017 and 2016, the Company had incurred expenses of approximately $633,000 and $0, respectively, related

Aridis Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2018 and for the periods ended
March 31, 2018 and 2017 are Unaudited)

2. Summary of Significant Accounting Policies (Continued)

to its collaborative arrangement. For the three months ended March 31, 2018 and 2017, the company had incurred expenses of approximately $157,000 and $136,000, respectively, related to its collaborative arrangement.

Research and Development

        Research and development costs are charged to operations as incurred. Research and development expenses consist of salaries and benefits, laboratory supplies, consulting fees and fees paid to third parties.

Stock-Based Compensation

        The Company recognizes compensation expense for all stock-based awards to employees and directors based on the grant-date estimated fair values, net of an estimated forfeiture rate. The Company recognizes stock-based compensation cost for employees and directors on a straight-line basis over the requisite service period for the award. Stock-based compensation expense is recognized only for those awards that are ultimately expected to vest. The Company estimates forfeitures based on an analysis of historical employee turnover and will continue to evaluate the appropriateness of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover and other factors. The Company will revise the forfeiture estimate, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Changes in forfeiture estimates impact stock-based compensation cost in the period in which the change in estimate occurs.

        The BSM option pricing model incorporates various highly sensitive assumptions, including the fair value of the Company's common stock, expected volatility, expected term and risk-free interest rates. The weighted-average expected life of options was calculated using the simplified method as prescribed by the SEC's Staff Accounting Bulletin No. 107 ("SAB No. 107"). This decision was based on the lack of relevant historical data due to the Company's limited historical experience. In addition, due to the Company's limited historical data, the estimated volatility also reflects the application of SAB No. 107, incorporating the historical volatility of comparable companies whose stock prices are publicly available. The risk-free interest rate for the periods within the expected term of the option is based on the U.S. Treasury yield in effect at the time of grant. The dividend yield was zero, as the Company has never declared or paid dividends and has no plans to do so in the foreseeable future.

        The Company accounts for stock-based compensation arrangements with non-employees by recording the expense of such services based on the estimated fair value of the common stock at the measurement date. The value of the equity instrument, including adjustment to fair value at each balance sheet date, is charged to net loss over the term of the service agreement.

Aridis Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2018 and for the periods ended
March 31, 2018 and 2017 are Unaudited)

2. Summary of Significant Accounting Policies (Continued)

        Due to the absence of a public market trading for the Company's common stock, it is necessary to estimate the fair value of the common stock underlying the Company's stock-based awards when performing fair value calculations. The estimated fair value of the Company's common stock was determined using methodologies, approaches and assumptions consistent with the American Institute of Certified Public Accountants, or AICPA, Practice Aid: Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

Income Taxes

        The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

        The Company assesses all material positions taken in any income tax return, including all significant uncertain positions, in all tax years that are still subject to assessment or challenge by the relevant taxing authorities. Assessing an uncertain tax position begins with the initial determination of the positions sustainability and is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. At each balance sheet date, unresolved uncertain tax positions must be reassessed, and the Company will determine whether (i) the factors underlying the sustainability assertion have changed and (ii) the amount of the recognized benefit is still appropriate. The recognition and measurement of tax benefits requires significant judgment. Judgments concerning the recognition and measurement of a tax benefit might change as new information becomes available.

Comprehensive Loss

        The Company has no items of comprehensive income or loss other than net loss.

Loss Per Share

        Basic loss per common share is calculated by dividing net loss available to common shareholders for the period by the weighted-average number of common shares outstanding during the period. For diluted loss per share calculation purposes, the net loss available to commons shareholders is adjusted to add back any preferred stock dividends and any interest on convertible debt reflected in the consolidated statement of operations for the respective periods.

Aridis Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2018 and for the periods ended
March 31, 2018 and 2017 are Unaudited)

2. Summary of Significant Accounting Policies (Continued)

        The following potentially dilutive securities were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been antidilutive:

	Year Ended December 31,		Three Months Ended March 31,
	2017	2016	2018	2017
			(unaudited)	(unaudited)
Convertible preferred stock	36,196,193	28,730,005	36,196,193	28,730,005
Stock options to purchase common stock	603,291	455,605	742,124	489,416
Preferred stock warrants	8,725,289	8,354,291	8,725,289	8,354,921
Common stock warrants	607,295	707,896	607,295	707,896

	46,132,068	38,247,797	46,270,901	38,282,238

        All of the Company's outstanding preferred stock warrants contain a provision such that if the Company has not yet consummated a firm commitment underwritten initial public offering by August 12, 2019, the number of warrants will increase by 100%.

JOBS Act Accounting Election

        The JOBS Act permits an "emerging growth company" such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to take advantage of this provision and, as a result, we will adopt the extended transition period available under the JOBS Act until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided under the JOBS Act.

Recent Accounting Pronouncements

        In July 2017, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features; (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception ("ASU 2017-11"). ASU 2017-11 allows companies to exclude a down round feature when determining whether a financial instrument (or embedded conversion feature) is considered indexed to the entity's own stock. As a result, financial instruments (or embedded conversion features) with down round features may no longer be required to be accounted for as derivative

Aridis Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2018 and for the periods ended
March 31, 2018 and 2017 are Unaudited)

2. Summary of Significant Accounting Policies (Continued)

liabilities. A company will recognize the value of a down round feature only when it is triggered and the strike price has been adjusted downward. For equity-classified freestanding financial instruments, an entity will treat the value of the effect of the down round as a dividend and a reduction of income available to common shareholders in computing basic earnings per share. For convertible instruments with embedded conversion features containing down round provisions, entities will recognize the value of the down round as a beneficial conversion discount to be amortized to earnings. ASU 2017-11 is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted. The guidance in ASU 2017-11 can be applied using a full or modified retrospective approach. The Company is currently evaluating the impact of adopting this guidance.

        In May 2017, the FASB issued ASU 2017-09, "Compensation — Stock Compensation (Topic 718): Scope of Modification Accounting," to provide clarity and reduce both diversity in practice and cost complexity when applying the guidance in Topic 718 to a change to the terms and conditions of a stock-based payment award. ASU 2017-09 also provides guidance about the types of changes to the terms or conditions of a share-based payment award that require an entity to apply modification accounting in accordance with Topic 718. For all entities, including emerging growth companies, the standard is effective for annual periods beginning after December 15, 2017, and for interim periods therein. Early adoption is permitted. The adoption of this standard did not have a material effect.

        In January 2017, the FASB issued ASU No. 2017-04, "Intangibles—Goodwill and Other: Simplifying the Test for Goodwill Impairment," to simplify the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. The standard is effective for public entities for annual or any interim goodwill impairment tests in annual reporting periods beginning after December 15, 2019. For all other entities, including emerging growth companies, the standard is effective for annual or any interim goodwill impairment tests in annual reporting periods beginning after December 15, 2021. Early adoption of this standard is permitted. The Company is currently evaluating the impact of adopting this guidance.

        In August 2016, the FASB issued ASU 2016-15, "Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments." ASU 2016-15 reduces diversity in practice by providing guidance on the classification of certain cash receipts and payments in the statement of cash flows. ASU 2016-15 clarifies that when cash receipts and cash payments have aspects of more than one class of cash flows and cannot be separated, classification will depend on the predominant source or use. ASU 2016-15 is effective on a retrospective basis for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating the impact of adopting this guidance.

Aridis Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2018 and for the periods ended
March 31, 2018 and 2017 are Unaudited)

2. Summary of Significant Accounting Policies (Continued)

        In April 2016, the FASB issued ASU No. 2016-10, "Revenue from Contract with Customers: Identifying Performance Obligations and Licensing." The amendments in this Update clarify the two following aspects (a) contracts with customers to transfer goods and services in exchange for consideration and (b) determining whether an entity's promise to grant a license provides a customer with either a right to use the entity's intellectual property (which is satisfied at a point in time) or a right to access the entity's intellectual property (which is satisfied over time). The amendments in this Update are intended to reduce the degree of judgment necessary to comply with Topic 606. The new standard is effective for fiscal years beginning after December 15, 2018. The Company is currently evaluating the impact of adopting this guidance.

        In March 2016, the FASB issued ASU No. 2016-09, "Improvements to Employee Share-Based Payment Accounting," which is intended to improve the accounting for employee share-based payments. The ASU simplifies several aspects of the accounting for share-based payment award transactions, including; the income tax consequences, classification of awards as either equity or liabilities, and the classification on the statement of cash flows. The new standard is effective for fiscal years beginning after December 15, 2017, and upon adoption, an entity should apply the amendments by means of a cumulative-effect adjustment to the balance sheet at the beginning of the first reporting period in which the guidance is effective. Early adoption is permitted. The adoption of this standard did not have a material effect.

        In February 2016, the FASB issued ASU No. 2016-02, "Leases (Topic 842)." The pronouncement requires the recognition of a liability for lease obligations and a corresponding right-of-use asset on the balance sheet and disclosure of key information about leasing arrangements. This pronouncement is effective for reporting periods beginning after December 15, 2019 using a modified retrospective adoption method. The Company is currently evaluating the impact of adopting this guidance.

        In May 2014, the FASB issued ASU No. 2014-19, "Revenue from Contracts with Customers." The objective of ASU 2014-19 is to establish a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and will supersede most of the existing revenue recognition guidance, including industry-specific guidance. The core principle of ASU 2014-09 is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new guidance is effective for annual reporting periods (including interim periods within those periods) beginning after December 15, 2018. Early adoption is not permitted. The standard permits the use of either a retrospective or modified retrospective (cumulative effect) transition method. The Company is currently evaluating the impact of adopting this guidance.

Aridis Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2018 and for the periods ended
March 31, 2018 and 2017 are Unaudited)

3. Fair Value Disclosure

        The carrying value of the Company's cash and cash equivalents, prepaid expenses and other current assets, other assets, accounts payable, accrued liabilities, and convertible notes payable approximate fair value due to the short-term nature of these items.

        Fair value is defined as the exchange price that would be received for an asset or an exit price paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.

        The fair value hierarchy defines a three-level valuation hierarchy for disclosure of fair value measurements as follows:

Level I	Unadjusted quoted prices in active markets for identical assets or liabilities;
Level II
Inputs other than quoted prices included within Level I that are observable, unadjusted quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and
Level III	Unobservable inputs that are supported by little or no market activity for the related assets or liabilities.

        The categorization of a financial instrument within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

	Fair Value at December 31, 2017
($ in thousands)	Total	Level 1	Level 2	Level 3
Liabilities:
Warrant liability	$11,868	$—	$—	$11,868

Totals	$11,868	$—	$—	$11,868

Aridis Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2018 and for the periods ended
March 31, 2018 and 2017 are Unaudited)

3. Fair Value Disclosure (Continued)

	Fair Value at December 31, 2016
($ in thousands)	Total	Level 1	Level 2	Level 3
Liabilities:
Warrant liability	$6,365	$—	$—	$6,365

Totals	$6,365	$—	$—	$6,365

	Fair Value at March 31, 2018
($ in thousands, unaudited)	Total	Level 1	Level 2	Level 3
Liabilities:
Dividends payable	$817	$—	$—	$817
Warrant liability	11,906	—	—	11,906

Totals	$12,723	$—	$—	$12,723

        Financial assets or liabilities are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. The preferred stock warrants are measured using the Monte Carlo valuation model which is based, in part, upon inputs for which there is little or no observable market data, requiring the Company to develop its own assumptions. The assumptions used in calculating the estimated fair value of the warrants represent the Company's best estimates; however, these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and different assumptions are used, the warrant liability and the change in estimated fair value of the warrants could be materially different.

Aridis Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2018 and for the periods ended
March 31, 2018 and 2017 are Unaudited)

4. Balance Sheet Components

Property and Equipment, net

        Property and equipment, net consist of the following as of December 31, 2017 and 2016 and March 31, 2018 (in thousands):

	December 31,
			March 31, 2018
	2017	2016
			(unaudited)
Lab equipment	$940	$172	$1,422
Computer equipment and software	25	25	25

	965	197	1,447
Less: Accumulated depreciation	(215)	(158)	(265)

	$750	$39	$1,182

        Depreciation expense was approximately $57,000 and $18,000 the year ended December 31, 2017 and 2016, respectively. Depreciation expense was approximately $50,000 and $4,000 for the three months ended March 31, 2018 and 2017, respectively.

Intangible Assets, net

        Intangible assets, net consist of the following (in thousands) as of December 31, 2017 and 2016 and March 31, 2018:

	December 31,
			March 31, 2018
	2017	2016
			(unaudited)
Licenses	$81	$81	$81

	81	81	81
Less: Accumulated amortization	(38)	(33)	(39)

	$43	$48	$42

        Amortization expense was approximately $5,000 and $5,000 for the year ended December 31, 2017 and 2016, respectively. Amortization expense was approximately $1,000 and $1,000 for the three months ended March 31, 2018 and 2017, respectively.

Aridis Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2018 and for the periods ended
March 31, 2018 and 2017 are Unaudited)

4. Balance Sheet Components (Continued)

        The estimated acquired intangible amortization expense for the next five fiscal years is as follows (in thousands):

Year Ended December 31,
2018 (remaining nine months)	$4
2019	5
2020	5
2021	5
2022	5
Thereafter	18

Total	$42

Licenses

University Licensing Agreements

The University of Chicago — Co-Exclusive Patent License Agreement

        We are party to a co-exclusive licensing agreement with The University of Chicago (UOC), a non-profit university. This agreement granted to us a co-exclusive, royalty-bearing license for staph alpha toxin technology. The UOC agreement also granted to us the right to sublicense. UOC retained the non-transferrable right to use such patent rights for academic and research purposes, and also to certain pre-existing rights of the U.S. government. We paid an upfront fee upon the execution of the agreement and are obligated to pay an annual maintenance fee. We also are obligated to pay UOC low single digit percentage royalties on net sales from our and our sublicensee's sale of any commercialized licensed product or process, and certain other payments, subject to a minimum amount. We are responsible for our pro rata share of patent expenses.

        The agreement provides that we have certain obligations to conduct further research and development, and are obligated to utilize reasonable efforts to commercialize, either directly or through a sublicensee, the licensed UOC patent rights as licensed products or processes.

        The term of the agreement continues until all patents and filed patent applications, included within the licensed UOC patents, have expired or been abandoned, or until the agreement is earlier terminated. We may terminate the agreement on prior written notice to UOC. Each party has the right to terminate the agreement for the other party's uncured material breach of obligations under the agreement.

Aridis Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2018 and for the periods ended
March 31, 2018 and 2017 are Unaudited)

4. Balance Sheet Components (Continued)

The Brigham and Women's Hospital, Inc. — Exclusive Patent License Agreement

        We are party to an exclusive licensing agreement with The Brigham and Women's Hospital, Inc. (BWH), a non-profit corporation. This agreement granted to us an exclusive, royalty-bearing license under its and Beth Israel Deaconess Medical Center's (BIDMC) rights in methods and composition relating to specific binding peptides to P. aeruginosa mucoid exopolysaccharide to make, use and sell products and processes for the treatment of pseudomonas infections in humans that are covered by such patent rights. The BWH agreement also granted to us the right to sublicense. BWH and BIDMC retained the non-transferrable right to use such patent rights for academic and research purposes, and also to certain pre-existing rights of the U.S. government. We also are obligated to pay BWH low single digit percentage royalties on net sales from our and our sublicensee's sale of any commercialized licensed product or process, and certain other payments. We are responsible for diligently prosecuting and maintaining the licensed patent rights, at our sole cost and expense.

        The agreement provides that we have certain obligations to conduct further research and development, and are obligated to utilize reasonable efforts to commercialize, either directly or through a sublicensee, the licensed BWH patent rights as licensed products or processes.

        The term of the agreement continues until all patents and filed patent applications, included within the licensed BWH patents, have expired or been abandoned, or until the agreement is earlier terminated. We may terminate the agreement on prior written notice to BWH. Each party has the right to terminate the agreement for the other party's uncured material breach of obligations under the agreement.

The University of Iowa Research Foundation — Exclusive Patent License Agreement

        We are party to an exclusive licensing agreement with The University of Iowa Research Foundation (UIRF). The UIRF agreement granted to us an exclusive, royalty-bearing license under its rights in methods relating to gallium containing compounds for the treatment of infections to make, use and sell products that are covered by such patent rights. The UIRF agreement also granted to us the right to sublicense. UIRF retained the right and ability to grant right to use such patent rights for academic and research purposes, and also to certain pre-existing rights of the U.S. government including the United States Department of Veterans Affairs. We also are obligated to pay UIRF low single digit percentage royalties on net sales from our and our sublicensee's sale of any commercialized licensed product or process, and certain other payments. We are responsible for diligently prosecuting and maintaining the licensed UIRF patent rights, at our sole cost and expense.

Aridis Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2018 and for the periods ended
March 31, 2018 and 2017 are Unaudited)

4. Balance Sheet Components (Continued)

        The agreement provides that we have certain obligations to conduct further research and development, and are obligated to utilize reasonable efforts to commercialize, either directly or through a sublicensee, the licensed UIRF patent rights as licensed products or processes.

        The term of the agreement continues until the expiration of the last to expire patents, included within the licensed UIRF patents, or until the agreement is earlier terminated. We may terminate the agreement on prior written notice to UIRF. Each party has the right to terminate the agreement for the other party's uncured material breach of obligations under the agreement.

Brigham Young University — Exclusive Patent License Agreement

        We are party to an exclusive licensing agreement with Brigham Young University (BYU). This agreement granted to us an exclusive, royalty-bearing license under its rights in stabilization of biological agents methods relating to human vaccines to make, use and sell products that are covered by such patent rights. The agreement also granted to us the right to sublicense. BYU and the Church of Jesus Christ of Latter-day Saints and the Church Education System retained the right and ability to use such patent rights for academic and ecclesiastical purposes and also to purchase products using such patents rights at a discounted price. We also are obligated to pay BYU low single digit percentage royalties on net sales from our and our sublicensee's sale of any commercialized licensed product, and certain other payments. BYU is responsible for diligently prosecuting and maintaining the licensed BYU patent rights and we reimburse them for one-third of their costs.

        The agreement provides that we have certain obligations to conduct further research and development, and are obligated to utilize reasonable efforts to commercialize, either directly or through a sublicensee, the licensed BYU patent rights as licensed products or processes.

        The term of this agreement continues until the expiration of the last to expire patents, included within the licensed BYU patents, or until the agreement is earlier terminated. We may terminate the agreement on prior written notice to BYU. Each party has the right to terminate the agreement for the other party's uncured material breach of obligations under the agreement.

Public Health Service Licensing Agreement

NIH ("National Institutes of Health") — Exclusive and Non-Exclusive Patent License Agreement

        We are party to an exclusive and non-exclusive licensing agreement with the NIH. This agreement granted to us an exclusive, royalty-bearing license in our exclusive territory and non-exclusive rights in the non-exclusive territory under its rights in a human rotavirus vaccine based on their human-bovine rotavirus reassortants to make, use and sell products and processes that are covered by such patent rights. The agreement also granted to us the right to sublicense.

Aridis Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2018 and for the periods ended
March 31, 2018 and 2017 are Unaudited)

4. Balance Sheet Components (Continued)

        Our license under this agreement is subject to the U.S. government's retained rights under a non-exclusive, worldwide, royalty-free license for the practice of all inventions licensed under the Public Health Service, or PHS, patent rights, by or on behalf of the U.S. government and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement to which the U.S. government is a signatory. For purposes of encouraging basic research, the U.S. government also reserves the right to grant or require us to grant to a third party on reasonable terms a non-exclusive, non-transferable license to make and use the licensed products or licensed processes for research purpose only, but subject to PHS consulting with us in the event such third party is a commercial entity. Under certain exceptional and enumerated circumstances, the U.S. government may require us to grant a sublicense to a responsible third party applicant, on terms that are reasonable under the circumstances. The PHS takes responsibility for all aspects of the preparation, filing, prosecution and maintenance of any and all patent applications or patents included in the licensed PHS patent rights, subject to our payment of certain patent-related expenses.

        We also are obligated to pay PHS low single digit percentage royalties on net sales from our and our sublicensee's sale of any commercialized licensed product or process, and certain other payments. PHS is responsible for diligently prosecuting and maintaining the licensed PHS patent rights, and we reimburse them for a portion of their costs.

        The agreement provides that we have certain obligations to conduct further research and development, and are obligated to utilize reasonable efforts to commercialize, either directly or through a sublicensee, the licensed PHS patent rights as licensed products or processes.

        The term of the PHS agreement continues until the expiration of all royalty obligations, included within the licensed PHS patents, or until the agreement is earlier terminated. We may terminate the agreement on prior written notice to PHS. Each party has the right to terminate the agreement for the other party's uncured material breach of obligations under the agreement.

Non-Profit Licensing Agreements

Program for Appropriate Technology in Health and PATH Vaccine Solutions

        We granted the Program for Appropriate Technology in Health (PATH), a global non-profit organization, and the PATH Vaccine Solutions a non-exclusive license, with right to sublicense formulations, for use with the measles, rotavirus, live-attenuated influenza, pneumococcal and enteric vaccines only for sale in developing countries.

        We have also agreed to provide rotavirus vaccines to public sector purchasers in developing countries at a preferential price relative to private sector purchasers in developing countries where the rotavirus vaccine utilizing the enabling formulation technology is offered for sale.

Aridis Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2018 and for the periods ended
March 31, 2018 and 2017 are Unaudited)

4. Balance Sheet Components (Continued)

Corporate Licensing Agreements

Kenta Biotech Ltd.

        We are party to an asset purchase agreement with Kenta Biotech Ltd. (Kenta), a for profit corporation (Aktiengesellschaft) duly incorporated in Schlieren (Canton of Zurich, Switzerland), registered under the identification number CH-035.3.035.876-2. The agreement assigned and transferred certain of Kenta's physical assets, contracts and technology to us. The physical assets included all physical assets owned or controlled by Kenta, including but not limited to cell lines, genes, antibodies, diagnostic assays and related documentation, which were related to Kenta's MabIgX technology platform for hybridoma generation and its mAb targeting S. aureus, P. aeruginosa, A. baumannii and RSV. The technology included all intellectual property, including but not limited to patents, patent applications, trademarks, knowhow, trade secrets, regulatory filings, clinical trials, clinical trial information, all supporting documentation and all other related intellectual property which are related to Kenta's MabIgX technology platform for hybridoma generation and its mAb targeting S. aureus, P. aeruginosa, A. baumannii and RSV. The contracts included the contracts and agreements (including all rights and obligations thereunder), whether oral or written, which Kenta has concluded and which pertain to the assets. The contracts were primarily related to the ongoing clinical trial of AR 301.

        We were obligated to pay Kenta a fixed purchase price, which was fully paid during 2013 and 2014, and a declining scale of low double digit to low single digit percentage royalties on gross licensing revenues from either out licensing of the assets or net sales revenues actually received by us up to a maximum of $50,000,000.

        As of March 31, 2018, no milestones or royalty obligations had been met on these license agreements.

Emergent Product Development Gaithersburg Inc.

        We are party to a license agreement with Emergent Product Development Gaithersburg Inc. (Emergent). We granted Emergent an exclusive, perpetual, royalty-bearing license to use certain of our patents and related know how for the prevention or treatment of infection or illness caused by biodefense pathogens. We also granted a non-exclusive, royalty-bearing license to use certain of our patents and related know how for the prevention or treatment of tularemia and viral hemorrhagic fever indications.

        Emergent is obligated to pay us low single digit percentage royalties on net sales from their and their sublicensee's sale of any commercialized licensed product, and certain other payments. The Company has certain diligence obligations to conduct further research and development, and to exploit licensed products.

Aridis Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2018 and for the periods ended
March 31, 2018 and 2017 are Unaudited)

4. Balance Sheet Components (Continued)

Accrued Liabilities

        Accrued liabilities consist of the following at December 31, 2017 and 2016 and March 31, 2018 (in thousands):

	December 31,
			March 31, 2018
	2017	2016
			(unaudited)
Research and development services	$1,713	$1,198	$1,331
Payroll related expenses	207	495	131
Professional services	201	20	321
Other	—	6	—

	$2,121	$1,719	$1,783

5. Borrowings

Line of Credit

        In July 2013, the Company entered into a line of credit with Bank of the West whereby the Company can borrow up to $300,000. Under the terms of the line of credit, the Company was required to make interest payments on a monthly basis during any period in which any principal remains outstanding on the loan. The line of credit bears a variable interest rate based on changes in the index of the financial institution's prime rate. The line of credit was guaranteed and collateralized by the Company's assets, and the assets of its two co-founding members. As of December 31, 2015, there was $300,000, outstanding on this line of credit bearing interest at 3.25%. In July 2016, the $300,000 was paid off in full and the line of credit was terminated.

December 2015 Convertible Notes

        In December 2015, the Company issued $3.75 million in convertible notes ("December 2015 convertible notes") with detachable warrants (see note 6) to various investors. The notes bear no interest, unless the loan is in default in which case a 12% interest rate applies, and carry a maturity date of one year from issuance. Under the terms of the notes, in the event the automatic conversion features are not triggered, all of the principal owed is to convert into shares of the Company's Series A convertible preferred stock upon the maturity date. The conversion price is equal to the quotient obtained by dividing (a) the principal amount of the notes plus accrued and unpaid interest thereon through the maturity date by (b) a conversion price equal to the quotient obtained by dividing $60.0 million by the aggregate number of outstanding shares of the

Aridis Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2018 and for the periods ended
March 31, 2018 and 2017 are Unaudited)

5. Borrowings (Continued)

Company's preferred stock, as if converted into common stock, and common stock on the maturity date.

        The notes contain automatic conversion features whereupon the closing of an initial public offering of the Company's securities (an "IPO") consummated on or prior to the maturity date and without any action on the part of the note holder, the entire outstanding principal amount of and any accrued and unpaid interest would automatically convert into a number of shares of common stock equal to the quotient obtained by dividing (i) the outstanding principal amount of the notes plus the accrued and unpaid interest thereon, by (ii) a conversion price equal to seventy (70%) percent of the price at which the Company's common stock is first offered to the public.

        The December 2015 convertible notes were originally recorded at a carrying amount of $3.36 million, net of discount for common stock warrants of approximately $386,000 (see note 6), with an effective interest rate of approximately 11.5%.

        On December 15, 2016, the December 2015 convertible notes matured. Upon maturity, 1,594,361 shares of Series A convertible preferred stock were issued to all holders of the December 2015 convertible notes at a conversion price of $2.35 per share.

6. Warrants to Purchase Common Stock

        In November 2015, an engagement letter was effectuated with the Company's current Vice Chairman of the Board of Directors. Under the terms of the engagement, upon being appointed the Company's Vice Chairman and the closing of a minimum of $25 million in gross proceeds from sales of its Series A convertible preferred stock under a private placement memorandum, the Vice Chairman would receive 234,860 common stock warrants. On December 12, 2016, both of the aforementioned conditions had been met and the Company issued 234,860 common stock warrants at an exercise price of $14.50 per share.

        The fair value of the warrants was determined using a Monte Carlo simulation method which calculates the estimated value based on running numerous simulations and analyzing the various outcomes. The total fair value of award was approximately $661,000 and will be amortized over the five-year vesting period. For the year ended December 31, 2017 and 2016, the Company recorded stock-based compensation expense of approximately $132,000 and $7,000, respectively, related to these warrants. For the three months ended March 31, 2018 and 2017, the Company recorded stock-based compensation expense of approximately $34,000 and $34,000, respectively, related to these warrants.

Aridis Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2018 and for the periods ended
March 31, 2018 and 2017 are Unaudited)

6. Warrants to Purchase Common Stock (Continued)

        In December 2015, in connection with the December 2015 convertible notes, the Company issued warrants to purchase shares of common stock in the aggregate value of $3.75 million at a price and quantity that is dependent on future events. If, prior to the first anniversary date of the warrants, an IPO is consummated the exercise price will be the issuance price first offered in the IPO. If an IPO is not consummated prior to the first anniversary the exercise price will be determined by dividing (a) $60.0 million, by (b) the aggregate number of outstanding shares of common stock on the first anniversary (assuming the full conversion, exercise or exchange of all securities outstanding on the first anniversary convertible into, exercisable or exchangeable for, shares of common stock). Upon the conversion of the December 2015 convertible notes on December 15, 2016, the exercise price of the warrants was set at approximately $15.08 per share. The number of shares issuable upon exercise of the warrants was 248,425.

        The fair value of the warrants was determined using a Monte Carlo simulation method which calculates the estimated value based on running numerous simulations and analyzing the various outcomes. Upon the issuance of the warrants, the Company recorded additional paid-in capital and a discount to the December 2015 convertible notes, of approximately $386,000. The discount is amortized to interest expense over the term of the notes. Amortization expense was approximately $369,000 year ended December 31, 2016.

7. Convertible Preferred Stock and Preferred Stock Warrants

        On August 12, 2016, the Company had 10,364,429 outstanding shares of its Series A convertible preferred stock and reduced the stated value of its Series A convertible preferred stock from $2.50 per share to $2.05 per share. Due to this change, the Company reduced the amount of its Series A convertible preferred stock carrying value by $4.7 million and moved it to the Company's additional paid-in capital account.

        Each share of Series A convertible preferred stock is entitled to voting rights equivalent to the number of shares of common stock into which each share can be converted. Each share of Series A convertible preferred stock is convertible at the holders' option at any time and is automatically converted upon the Company's initial public offering, into common stock on a 1 for 6.417896 basis. Upon the liquidation, dissolution or winding up of the business of the Company, whether voluntary or involuntary, each holder of Series A convertible preferred stock shall be entitled to receive, for each share thereof, out of assets of the Company legally available therefore, a preferential amount in cash equal to (and not more than) $13.16 per share. If upon any such distribution the assets of the Company shall be insufficient to pay the holders of the outstanding shares of Series A convertible preferred stock the full amounts to which they shall be entitled, such holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full. Any

Aridis Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2018 and for the periods ended
March 31, 2018 and 2017 are Unaudited)

7. Convertible Preferred Stock and Preferred Stock Warrants (Continued)

remaining assets or funds of the Company available for distribution to stockholders shall be distributed among the holders of Series A convertible preferred stock and common stock pro rata based on the number of shares of common stock held by each (assuming conversion of all such Series A convertible preferred stock and convertible common stock, if any, according to their respective terms). Conversion of Series A convertible preferred stock is automatic upon the completion of a firm commitment underwritten initial public offering of the Company's shares of common stock at a price equal to or greater than $26.31 per share. In January 2018, the Company received shareholder consent from a majority of Series A convertible preferred stockholders consenting to the automatic conversion of the Series A convertible preferred stock upon the closing of a firm commitment underwritten initial public offering of the Company's shares of common stock.

        All holders of Series A convertible preferred stock as of June 30, 2016 began accruing a 3% stock dividend beginning on July 1, 2016. Subsequent acquirers began accruing on the date they acquired their respective shares. Accrued dividends shall be payable annually on December 31. On December 31, 2017, 950,046 shares of Series A convertible preferred stock were issued as dividends for the fiscal year 2017. A valuation of the Series A convertible stock was performed by an independent firm and assessed at $2.94 per share on the payment date and was recorded as dividends paid and offset to accumulated deficit in the amount of approximately $2,793,000. On December 31, 2016, 254,610 shares of Series A convertible preferred stock were issued as dividends for the fiscal year 2016. A valuation of the Series A convertible stock was performed by an independent firm and assessed at $1.83 per share on the payment date and was recorded as dividends paid and offset to additional paid-in capital in the amount of approximately $465,000. For the three months ended March 31, 2018, the Company accrued approximately $817,000 as dividends payable for the 271,471 dividend shares that were accrued.

        Of the Series A convertible preferred stock sold during 2016 and 2017, 16,516,606 shares sold at $2.05 per share and 2,033,898 shares sold at $2.95 per share contain price based anti-dilution protection rights. Unless agreed to otherwise, if the Company issues additional securities at a purchase price less than the purchase price paid by these respective holders, the Company shall issue additional preferred shares equal to the difference of the number of preferred shares that each respective shareholder would have received if they paid the subsequent lower price, and the number of share each respective shareholder originally received. The Company reviewed the embedded anti-dilution protection feature included in the Series A convertible preferred stock sold during 2016 pursuant to ASC 480, Distinguishing Liabilities From Equity, and ASC 815, Derivatives and Hedging, and determined that the provisions of ASC 480 did not result in liability classification, the embedded anti-dilution protection feature did not meet the definition of a derivative as there was no market for the Series A convertible preferred stock to be converted into cash and that the embedded anti-dilution protection feature did not require bifurcation.

Aridis Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2018 and for the periods ended
March 31, 2018 and 2017 are Unaudited)

7. Convertible Preferred Stock and Preferred Stock Warrants (Continued)

        The liquidation preference provisions of the Series A convertible preferred stock are considered contingent redemption provisions because there are certain elements that are not solely within the control of the Company, such as a change in control of the Company. Accordingly, the Company has presented the Series A convertible preferred stock within the mezzanine portion of the accompanying consolidated balance sheets at the full liquidation value.

        On August 12, 2016, the Company completed its first and initial closing under a private placement memorandum and sold 7,422,600 shares of its Series A convertible preferred stock at a price of $2.05 per share though a private offering memorandum for total gross proceeds of $15.2 million. In connection with this transaction, investors received 1,855,675 five year warrants exercisable into Series A convertible preferred stock. Also in connection with this first closing, the placement agent received 835,042 five year warrants to purchase Series A convertible preferred stock.

        Immediately following the first closing, certain prior investors were issued ten year warrants exercisable into Series A convertible preferred stock. A total of 2,175,451 warrants were issued to prior investors.

        On December 12, 2016, the Company completed its second closing under a private placement memorandum and sold 6,654,981 shares of its Series A convertible preferred stock at a price of $2.05 per share though a private offering memorandum for total gross proceeds of $13.6 million. In connection with this transaction, investors received 1,663,748 five year warrants exercisable into Series A convertible preferred stock. Also in connection with this second closing, the placement agent received 748,685 five year warrants.

        On December 15, 2016, the Company issued 1,594,361 shares of Series A convertible preferred stock upon the maturity of the December 2016 convertible notes. In addition, all holders of December 2016 convertible notes were issued ten year warrants exercisable into Series A convertible preferred stock. A total of 192,171 warrants were issued to the investors.

        On December 30, 2016, the Company completed its third closing under a private placement memorandum and sold 2,349,024 shares of its Series A convertible preferred stock at a price of $2.05 per share though a private offering memorandum for total gross proceeds of $5.0 million. In connection with this transaction, investors received 609,756 five year warrants exercisable into Series A convertible preferred stock. Also in connection with this third closing, the placement agent received 274,391 five year warrants to purchase Series A convertible preferred stock. The proceeds of $5.0 million from the third closing was received in January 2017. As of December 31, 2016, the transaction was recorded as a stock subscription receivable in the equity section of the Company's balance sheet.

Aridis Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2018 and for the periods ended
March 31, 2018 and 2017 are Unaudited)

7. Convertible Preferred Stock and Preferred Stock Warrants (Continued)

        From June through August of 2017, the Company sold 6,516,142 shares of Series A convertible preferred stock to various investors at prices ranging from $2.70 to $2.95 per share for total gross proceeds of $18.3 million and net proceeds of $16.6 million after financing costs. On July 12 2017, in conjunction with the sale of its Series A convertible preferred stock to one of the investors, the Company issued 370,370 warrants to purchase its Series A convertible preferred stock. The warrant has a term of five years from the issuance date.

        All preferred stock warrants have an exercise price of $2.26 per share except for the 370,370 warrants issued in July 2017 which have an exercise price of $2.97 per share.

        If by August 12, 2019 the Company has not yet consummated a firm commitment underwritten initial public offering of its common stock, then the number of all outstanding warrants exercisable into Series A convertible preferred stock will increase by 100%.

Warrant Liability

        The Company evaluated the accounting treatment for the Series A convertible preferred stock warrants issued during 2016 and 2017, and the three months ended March 31, 2018 and 2017. The Company concluded pursuant to its evaluation of ASC 480 that due to the contingent liquidation redemption feature in the underlying Series A convertible preferred stock not being solely within the control of the Company, the Series A convertible preferred stock warrants issued were considered a liability. As a result, the Company has recorded the issuance of each Series A convertible preferred stock warrant as a warrant liability and the subsequent changes in fair value to be recorded as a component in other expense. The warrant liability requires the Company to remeasure the value of the underlying warrants and report the effect of the changes on our operations until the warrants are exercised or expire. The primary underlying risk exposure pertaining to the warrants is the change in fair value of the underlying preferred stock for each reporting period. The warrant liability was measured using the Monte Carlo valuation model.

Aridis Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2018 and for the periods ended
March 31, 2018 and 2017 are Unaudited)

7. Convertible Preferred Stock and Preferred Stock Warrants (Continued)

        The following table (in thousands) summarizes the Company's activity and fair value calculations of its derivative warrants for the year ended December 31, 2017 and the three months ended March 31, 2018:

Warrant Liability
Balance, December 31, 2015	$—
Issuance of 5-year preferred stock warrants with financing — August 2016 (first closing)	2,072
Issuance of 5-year preferred stock warrants with financing — December 2016 (second closing)	1,785
Issuance of 5-year preferred stock warrants with financing — December 2016 (third closing)	663
Issuance of 10-year preferred stock warrants to prior investors	1,673
Change in fair value of warrants	172

Balance, December 31, 2016	$6,365

Issuance of 5-year preferred stock warrants with financing — July 2017	352
Change in fair value of warrants	5,151

Balance, December 31, 2017	$11,868

Change in fair value of warrants (unaudited)	38

Balance, March 31, 2018 (unaudited)	$11,906

Aridis Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2018 and for the periods ended
March 31, 2018 and 2017 are Unaudited)

8. Common Stock

        As of December 31, 2017, the Company had reserved the following common stock for future issuance:

Shares reserved for conversion of preferred stock	5,640,274
Shares reserved for exercise of outstanding warrants to purchase preferred stock	1,359,635
Shares reserved for exercise of outstanding warrants to purchase common stock	607,295

Shares reserved for exercise of outstanding options to purchase common stock	603,291
Shares reserved for issuance of future options	144,980

8,355,475

        As of March 31, 2018, the Company had reserved the following common stock for future issuance (unaudited):

Shares reserved for conversion of preferred stock	5,640,274
Shares reserved for exercise of outstanding warrants to purchase preferred stock	1,359,635
Shares reserved for exercise of outstanding warrants to purchase common stock	607,295
Shares reserved for exercise of outstanding options to purchase common stock	742,124
Shares reserved for issuance of future options	84,055

8,433,383

        All of the Company's outstanding preferred stock warrants contain a provision such that if the Company has not yet consummated a firm commitment underwritten initial public offering by August 12, 2019, the number of warrants will increase by 100%.

9. Stock-Based Compensation

        In May 2014, the Company adopted and the shareholders approved the 2014 Equity Incentive Plan (the 2014 Plan). Under the 2014 Plan, 233,722 shares of the Company's common stock have been reserved for the issuance of stock options to employees, directors, and consultants, under terms and provisions established by the Board of Directors. Under the terms of the 2014 Plan, options may be granted at an exercise price not less than fair market value. For employees holding

Aridis Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2018 and for the periods ended
March 31, 2018 and 2017 are Unaudited)

9. Stock-Based Compensation (Continued)

more than 10% of the voting rights of all classes of stock, the exercise prices for incentive and nonstatutory stock options may not be less than 110% of fair market value, as determined by the Board of Directors. The terms of options granted under the 2014 Plan may not exceed ten years.

        In addition, the 2014 Plan contains an "evergreen" provision allowing for an annual increase in the number of shares of our common stock available for issuance under the 2014 Plan on the first day of each fiscal year beginning in fiscal year 2015. The annual increase in the number of shares shall be equal to the greater of:

  •
  77,908 shares of our common stock; or

  •
  such number of shares as is equal to the number of shares sufficient to cause the option pool to equal 20% of the issued and outstanding common stock of the Company, provided, however, that if on any calculation date the number of shares equal to 20% of the total issued and outstanding shares of common stock is less than the number of shares of common stock available for issuance under the 2014 Plan, no change will be made to the aggregate number of shares of common stock issuable under the 2014 Plan for that year (such that the aggregate number of shares of common stock available for issuance under the 2014 Plan will never decrease).

        The number of shares, terms, and vesting periods are determined by the Company's Board of Directors or a committee thereof on an option by option basis. Options generally vest ratably over service periods of up to four years and expire ten years from the date of grant.

        The Company estimated the fair value of options using the BSM option valuation model. The fair value of employee options is being amortized on a straight line basis over the requisite service period of the awards. During the year ended December 31, 2017 and 2016, stock-based compensation expense for employees was approximately $1,303,000 and $778,000, respectively, and stock-based compensation expense for employee warrants was approximately $132,000 and $7,000, respectively. During the three months ended March 31, 2018 and 2017, stock-based compensation expense for employee stock options was approximately $471,000 and $630,000, respectively, and stock-based compensation expense for employee warrants was $32,000 and $32,000, respectively.

Aridis Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2018 and for the periods ended
March 31, 2018 and 2017 are Unaudited)

9. Stock-Based Compensation (Continued)

        The fair value of the employee options granted during the year ended December 31, 2017 and 2016 and the three months ended March 31, 2018 and 2017 were estimated using the following assumptions:

	Year Ended December 31,		Three Months Ended March 31,
	2017	2016	2018	2017
			(unaudited)	(unaudited)
Expected term (in years)	6.25	6.25	6.25	6.25
Expected volatility	78% - 80%	79% - 80%	79%	80%
Risk-free interest-rate	1.83% - 2.22%	1.27% - 1.64%	2.22% - 2.62%	2.20%
Dividend yield	0%	0%	0%	0%

        Stock option activity for the year ended December 31, 2017 and 2016 and the three months ended March 31, 2018 are represented in the following table:

		Options Outstanding
	Shares Available for Grant	Number of Shares	Weighted- Average Exercise Price
Balance — December 31, 2015	199,831	236,810	$4.69

Additional shares reserved	233,722	—	$—
Options granted	(218,795)	218,795	$13.16

Balance — December 31, 2016	214,758	455,605	$8.73

Additional shares reserved	77,908	—	$—
Options granted	(158,918)	158,918	$11.36
Options granted	11,232	(11,232)	$4.62

Balance — December 31, 2017	144,980	603,291	$9.50

Additional shares reserved (unaudited)	77,908	—	$—
Options granted (unaudited)	(191,995)	191,995	$17.07
Options cancelled (unaudited)	53,162	(53,162)	$10.01

Balance — March 31, 2018 (unaudited)	84,055	742,124	$11.42

Aridis Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2018 and for the periods ended
March 31, 2018 and 2017 are Unaudited)

9. Stock-Based Compensation (Continued)

        Further information about the options outstanding and exercisable at March 31, 2018 is as follows:

Options Outstanding and Exercisable at March 31, 2018 (unaudited)
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Total Shares Exercisable	Weighted Average Exercise Price
$2.89	183,837	6.7	165,187	$2.89
$9.63	76,142	9.3	19,253	$9.63
$12.96	64,543	7.8	44,968	$12.96
$13.16	187,757	8.6	172,419	$13.16
$17.01	154,711	9.8	13,276	$17.00
$17.20	75,134	10.0	6,790	$17.20

$11.42	742,124	8.5	421,893	$9.11

        During the year December 31, 2017 and 2016, the Company granted options to employees to purchase 138,662 and 204,273 shares with a weighted-average grant date fair value of $11.81 and $6.48 per share, respectively. During the three months ended March 31, 2018, the Company granted options to employees to purchase 191,995 shares with a weighted-average grant date fair value of $12.07 per share.

        As of December 31, 2017 and March 31, 2018 there were total unrecognized compensation costs for employees of approximately $2,056,000 and $3,510,000, respectively, related to these options. These costs are expected to be recognized over a period of approximately 2.8 and 2.7 years, respectively. The aggregate intrinsic value, based on the fair market value of the Company's common stock, of options outstanding and vested as of December 31, 2017 and March 31, 2018 was $4,057,000 and $4,079,000, respectively, and $2,690,000 and $3,205,000, respectively.

        The Company grants options to purchase common stock to consultants in exchange for services during the normal course of business. During the year ended December 31, 2017 and 2016, the Company granted options to consultants to purchase 20,256 and 14,522 shares, respectively. During the three months ended March 31, 2018, the Company did not grant any options to consultants.

Aridis Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2018 and for the periods ended
March 31, 2018 and 2017 are Unaudited)

9. Stock-Based Compensation (Continued)

        The fair value of the options granted to consultants during the year ended December 31, 2017 and 2016 and the three months ended March 31, 2017 were estimated using the following assumptions:

	Year Ended December 31,		Three months Ended March 31,
	2017	2016	2018	2017
			(unaudited)	(unaudited)
Expected term (in years)	9.2 - 10.0	8.7 - 10.0	N/A	7.4 - 10.0
Expected volatility	76% - 85%	77% - 82%	N/A	78% - 84%
Risk-free interest-rate	2.20% - 2.40%	1.49% - 2.45%	N/A	2.22% - 2.40%
Dividend yield	0%	0%	N/A	0%

        Stock-based compensation expense related to stock options granted to consultants is recognized on a straight-line basis, as the stock options are earned. The Company issued options to non-employees, which generally vest ratably over the time period the Company expects to receive services from the non-employee. The values attributable to these options are amortized over the service period and the unvested portion of these options was remeasured at each vesting date. During the year ended December 31, 2017 and 2016, stock-based compensation expense for consultants was approximately $173,000 and $73,000, respectively. During the three months ended March 31, 2018 and 2017, stock-based compensation expense for consultants was approximately $39,000 and $25,000, respectively.

10. Income Taxes

        On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the "Tax Act") was signed into law making significant changes to the Internal Revenue Code. Changes include, but are not limited to, a corporate tax rate decrease from 34% to 21% (the "Rate Reduction") effective for tax years beginning after December 31, 2017. The Company reduced deferred tax assets at December 31, 2017 for the effect of the Rate Reduction. The Rate Reduction did not impact the Company's provision for income taxes for 2017 due to the full valuation allowance on deferred tax assets.

        Staff Accounting Bulletin No. 118 ("SAB 118") was issued to address the application of US GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Act. The Company determined that the $2,572,000 reduction in deferred tax assets resulting from Rate Reduction was both provisional and a reasonable estimate at December 31, 2017. Additionally, the Company is still in the process of analyzing

Aridis Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2018 and for the periods ended
March 31, 2018 and 2017 are Unaudited)

10. Income Taxes (Continued)

certain provisions of the Act including the application of new executive compensation limitation provisions under Internal Revenue Section 162(m). These items are subject to revisions from further analysis of the Tax Act and interpretation of any additional guidance issued by the U.S. Treasury Department, IRS, FASB, and other standard-setting and regulatory bodies.

        The following summarizes the difference (in thousands) between the income tax expense and the amount computed by applying the statutory federal income tax rate of 34% to income before income tax:

	December 31,
	2017	2016
Federal income tax at statutory rate	$(8,383)	$(2,863)
State income tax, net of federal benefit	(1,096)	(315)
Effect of reduced corporate tax rates	2,644	—
Foreign tax differential	1,993	1,022
Permanent differences	2,549	374
Tax credits generated in current year	(362)	(55)
Other	269	(1)
Valuation allowance change	2,386	1,838

	$—	$—

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets (in thousands) are as follows:

	December 31,
	2017	2016
Net operating loss carryforwards	$5,530	$3,240
Accruals and reserves	707	1,071
Research and development credits	640	184
Depreciation and amortization	(4)	(5)

Total	6,873	4,490
Valuation allowance change	(6,873)	(4,490)

Net deferred tax assets (liabilities)	$—	$—

Aridis Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2018 and for the periods ended
March 31, 2018 and 2017 are Unaudited)

10. Income Taxes (Continued)

        Based on the available objective evidence, management believes it is more-likely-than-not that the deferred tax assets were not fully realizable as of December 31, 2017 and 2016. Accordingly, the Company has established a full valuation allowance against its deferred tax assets.

        The net change in the valuation allowance for the year ended December 31, 2017 and 2016 was $2,386,000 and $1,838,000, respectively.

        At December 31, 2017, the Company has net operating loss carryforwards of $8,132,000 and $8,140,000 for federal and California state income tax purposes, respectively. The net operating loss begins to expire in 2035 for federal tax and state tax purposes. At December 31, 2016, the Company has research credit carryforwards of $108,000 and $208,000 for federal and California state income tax purposes, respectively. The federal credits begin to expire in 2035 and the state credits can be carried forward indefinitely.

        Utilization of the net operating loss carryforwards and credits may be subject to an annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended (the "Code"), and similar state provisions. Any annual limitation may result in the expiration of net operating losses and credits before utilization.

        The Company is subject to taxation in the United States, California and the Netherlands. The Company remains subject to possible examination by tax authorities in these jurisdictions for tax years dating back to 2014. The Company does not have any pending tax examinations. Following the Company's adoption of ASC 740-10 regarding accounting for uncertainty in income taxes, the Company made a comprehensive review of its portfolio of uncertain tax positions in accordance with the guidance. In this regard, an uncertain tax position represents the Company's expected treatment of a tax position taken in a filed tax return, or planned to be taken in a future tax return, that has not been reflected in measuring income tax expense for financial reporting purposes. As a result of that review, the Company concluded there were no uncertain tax positions and no cumulative effect on retained earnings at the time of adoption.

        The Company recognizes interest and penalties related to income tax matters as a component of income tax expense. As of December 31, 2017, there were no significant accrued interest and penalties related to uncertain tax positions.

11. Commitments and Contingencies

Leases

        The Company leases office and lab space in San Jose, California under an operating lease arrangement which can be terminated at any time with 90 days' notice. The Company recognizes rent expense as incurred. Rent expense was approximately $299,000 and $285,000, for the year

Aridis Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2018 and for the periods ended
March 31, 2018 and 2017 are Unaudited)

11. Commitments and Contingencies (Continued)

ended December 31, 2017 and 2016 and approximately $77,000 and $74,000 for the three months ended March 31, 2018 and 2017, respectively.

Indemnification

        In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications. The Company's exposure under these agreements is unknown because it involves claims that may be made against the Company in the future, but have not yet been made. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. However, the Company may incur charges in the future as a result of these indemnification obligations.

Contingencies

        From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues a liability for such matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated.

        From time to time, the Company may be involved in various legal proceedings, claims and litigation arising in the ordinary course of business. As of December 31, 2017 and March 31, 2018, there were no pending legal proceedings.

Grant Income

        The Company receives various grants that are subject to audit by the grantors or their representatives. Such audits could result in requests for reimbursement for expenditures disallowed under the terms of the grant; however, management believes that these disallowances, if any, would be immaterial.

Cystic Fibrosis Foundation Agreement

        In December 2016, the Company received an award for up to $2,902,097 from the Cystic Fibrosis Foundation to advance research on potential drugs utilizing inhaled gallium citrate anti-infective. Under the award agreement, the Cystic Fibrosis Foundation will make payments to the Company as certain milestones are met. The award agreement also contains a provision whereby if the Company spends less on developing a potential drug utilizing inhaled gallium citrate anti-infective than the Company actually receives under this award agreement, the Company will be required to return the excess portion of the award to the Cystic Fibrosis Foundation. At the end of any reporting period, if the Company determines that the cumulative

Aridis Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2018 and for the periods ended
March 31, 2018 and 2017 are Unaudited)

11. Commitments and Contingencies (Continued)

amount spent on this program is less than the cumulative cash received from the Cystic Fibrosis Foundation, the Company will record the excess amount received as a liability.

        In the event that development efforts are successful and the Company commercialized a drug from these related development efforts, the Company may be subject to pay to Cystic Fibrosis Foundation a one-time amount equal to the awarded amount. Such amount shall be paid in as few as three but not more than five annual installments, as follows: within ninety days of the end of the calendar year in which the First Commercial Sale occurs, and within ninety days of the end of each subsequent calendar year until the amount is paid, Aridis shall pay up to one-third of the amount but not more than 5% of net sales from compounds containing gallium citrate or gallium nitrate citrate as an active ingredient for that calendar year (except that in the fifth installment, if any, the Company shall pay the remaining unpaid portion of the awarded amount).

        In addition to the amount payable above, the Company will pay to Cystic Fibrosis Foundation a one-time amount equal to the amount of funding from Cystic Fibrosis Foundation under the agreement, within sixty days after the end of the first calendar year during which aggregate net sales of compounds containing gallium citrate or gallium nitrate citrate as an active ingredient exceed $100 million.

        In the event that Aridis licenses rights to the product in the field to a third party, sells the product, or consummates a change of control transaction prior to the first commercial sale, Aridis shall pay to Cystic Fibrosis Foundation an amount equal to two times the actual awarded amount under the agreement, if the change of control transaction occurs prior to the completion of the first Phase IIb (or equivalent) clinical study with respect to the product; and four times the actual awarded amount if the change of control transaction occurs after the completion of the Phase IIb clinical trial specified above. The payment shall be made within sixty days after the closing of such a transaction.

Joint Venture Agreement

        In February 2018, the Company entered into a joint venture agreement with Shenzen Hepalink Pharmaceutical Group Co., Ltd., the Company's largest shareholder and a Chinese entity, for developing and commercializing products for infectious diseases. Under the terms of the agreement, the Company is obligated to contribute $1 million and the licensing of its technology for use in the joint venture entity and will initially own 49% of the joint venture entity.

12. 401(k) plan

        We maintain a defined contribution employee retirement plan, or 401(k) plan, for our employees, effective as of October 1, 2016. Our named executive officers are eligible to participate

Aridis Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements (Continued)

(Information as of March 31, 2018 and for the periods ended
March 31, 2018 and 2017 are Unaudited)

12. 401(k) plan (Continued)

in the 401(k) plan on the same basis as our other employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code. The 401(k) plan provides that each participant may make pre-tax deferrals from his or her compensation up to the statutory limit, which is $18,500 for calendar year 2018, and other testing limits. Participants that are 50 years or older can also make "catch-up" contributions, which in calendar year 2018 may be up to an additional $6,000 above the statutory limit. Although the 401(k) plan provides for discretionary matching and profit sharing contributions, we currently do not make either type of contribution to the 401(k) plan. Participant contributions are held and invested, pursuant to the participant's instructions, by the plan's trustee.

13. Subsequent Events

        The Company considers events or transactions that occur after the balance sheet date but prior to the issuance of the financial statements to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. For its financial statements as of December 31, 2017 and for the year then ended, the Company has completed an evaluation of all subsequent events through April 19, 2018, the date these financial statements were available to be issued, to ensure that the financial statements include appropriate disclosure of events both recognized in the financial statements as of December 31, 2017, and events which occurred subsequently but were not recognized in the financial statements.

14. Subsequent Events (Unaudited)

        In July 2018, the Company reevaluated its cash position and financial projections and concluded that there is substantial doubt about the Company's ability to continue as a going concern for the one-year period following the date that these interim consolidated financial statements were issued. The accompanying interim consolidated financial statements and notes have been prepared assuming that the Company will continue as a going concern. The accompanying interim consolidated financial statements and notes do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

        The joint venture received regulatory approval in China and the joint venture company was formed on July 2, 2018.

        On August 3, 2018, the Company filed a Certificate of Amendment to its Certificate of Incorporation effecting a 1-for-6.417896 reverse stock split of its outstanding common stock.

2,000,000 Shares

Common Stock

Aridis Pharmaceuticals, Inc.

PRELIMINARY PROSPECTUS

Sole Book-Running Manager

Cantor

Lead Manager

Maxim Group LLC

Co-Managers

Laidlaw & Company (UK) Ltd.	Northland Capital Markets	Seaport Global Securities

                    , 2018

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

SEC registration fee	$4,296
FINRA filing fee	5,675
The Nasdaq Capital Market initial listing fee	75,000
Transfer agent and registrar fees	10,000
Accounting fees and expenses	125,000
Legal fees and expenses	400,000
Printing and engraving expenses	125,500
Miscellaneous	55,029

Total	$800,000

Item 14.    Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

        Our certificate of incorporation provides that we will indemnify our directors to the fullest extent permitted by Delaware law.

        In addition, as permitted by Section 145 of the Delaware General Corporation Law our bylaws provide that we will indemnify our directors and executive officers for serving us in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe such person's conduct was unlawful. We may, in our discretion, indemnify other officers, employees and agents in those circumstances where indemnification is permitted by applicable law. We are required to advance expenses, as incurred, to our directors and executive officers in connection with defending a proceeding, except that such directors or executive officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification. We will not be obligated pursuant to our bylaws to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by our Board of Directors, (iii) such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in the corporation under applicable law or (iv) such indemnification is required to be made pursuant to our restated bylaws. The rights conferred in our bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons. We may not retroactively amend our bylaw provisions to reduce our indemnification obligations to directors, officers, employees and agents. We may, to the fullest extent permitted by the Delaware Law, purchase and maintain insurance on behalf of any officer, director, employee and agent against any liability which may be asserted against such person.

        In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us, within the meaning of the Securities Act, against certain liabilities.

Item 15.    Recent Sales of Unregistered Securities

        The following sets forth information regarding all unregistered securities sold from May 21, 2014 to July 13, 2018.

Founders Shares and Preferred Stock Issuances

        On May 21, 2014, upon the Company's conversion from an LLC to a C corporation, 1,375,532 shares of common stock were issued to the founders of the Company. On July 28, 2014, these shares were converted, into 8,828,020 shares of Series A convertible preferred stock. Each share of Series A convertible preferred stock is entitled to voting rights equivalent to the number of shares of common stock into which each share can be converted. The Series A convertible preferred stock is convertible at the holder's option at any time into common stock. Upon the liquidation, dissolution or winding up of the business of the Company, whether voluntary or involuntary, each holder shall be entitled to receive, for each share thereof, out of assets of the Company legally available therefore, a preferential amount in cash equal to (and not more than) $2.05 per share. Conversion of Series A convertible preferred stock is automatic upon the closing of an underwritten public offering with proceeds equal to or greater than $26.31 per share. The Company has received the consent of a majority in interest of the Series A convertible preferred stock holders to automatically convert the Series A convertible preferred stock into common stock upon closing of this offering. Holders of the preferred stock, in preference to the holders of common stock, are entitled to receive dividends, when and if declared by the Board of Directors.

Private Placement I

        On May 31, 2014, we closed a private financing for $3,500,000, which was a private placement of 14 units each consisting of (i) a 8% convertible unsecured term note in the principal amount of $250,000 convertible into shares of our common stock and (ii) a five-year warrant to purchase shares of common stock. In November 2014, we entered into exchange agreements with each holder of the May 2014 notes whereby the May 2014 notes were exchanged for new notes convertible into our Series A Preferred Stock. The new notes matured in May 2015. We issued an aggregate of 839,024 shares of Series A Preferred Stock and $90,000 upon maturity of the notes.

        The exercise price of the warrants is $4.40. The exercise price is subject to adjustment in certain circumstances. The number of shares issuable upon the exercise of a warrant will be equal to the principal debt balance borrowed divided by the applicable exercise price.

Private Placement II

        On August 12, 2014, we closed a private financing for $3,250,000, which was a private placement of 13 units with each unit consisting of (i) an 8% convertible unsecured term note in the principal amount of $250,000 convertible into shares of our preferred stock and (ii) a three-year warrant to purchase shares of common stock.

        We issued an aggregate of 697,385 shares of Series A convertible preferred stock upon maturity of the notes. The exercise price of the warrants was $5.03 per share. All warrants expired unexercised on August 12, 2017.

Private Placement III

        On December 15, 2015, we closed a private financing for $3,750,000, which was a private placement of 15 units each consisting of an non-interest bearing unsecured term note in the principal amount of $250,000 convertible into shares of our common stock and (ii) a five-year warrant to purchase shares of common stock. We issued an aggregate of 1,594,361 shares of Series A Preferred Stock upon maturity of the notes. The exercise price of the warrants is $2.35. The exercise price is subject to adjustment in certain circumstances. The number of shares issuable upon the exercise of a warrant will be equal to the principal debt balance borrowed divided by the applicable exercise price.

Other Issuances

        In September 2014, we issued a total of 40,201 shares of common stock to consultants as full payment of notes payable to the consultants for services performed in prior periods.

        In September 2014, we issued a total of 130,850 options to purchase shares of our common stock under our 2014 Plan to employees and consultants.

        In December 2014, we issued a total of options to purchase 312 shares of our common stock under our 2014 Plan to an employee.

        In March 2015, we issued a total of 109,462 options to purchase shares of our common stock under our 2014 Plan to employees and consultants.

        In May 2015, we issued a total of 1,416 shares of common stock to consultants as payment for services.

        In May 2015, we issued a total of 839,024 shares of Series A convertible preferred stock when the May 2014 convertible notes matured.

        In June 2015, we issued a total of 12,470 options to purchase shares of our common stock under our 2014 Plan to employees and consultants.

        In August 2015, we issued a total of 697,385 shares of Series A convertible preferred stock when the August 2014 convertible notes matured.

        In September 2015, we issued a total of 5,018 options to purchase shares of our common stock under our 2014 Plan to consultants.

        In December 2015, we issued a total of 25,819 options to purchase shares of our common stock under our 2014 Plan to employees and consultants.

        In March 2016, we issued a total of 13,478 options to purchase shares of our common stock under our 2014 Plan to employees and consultants.

        In July 2016, we issued a total of 14,444 options to purchase shares of our common stock under our 2014 Plan to employees and consultants.

        In August 2016, the Company completed its First Closing under a private placement memorandum and sold 7,422,603 shares of its Series A convertible preferred stock. The investors received one five year warrant exercisable for one-quarter (1/4) of a share of Series A convertible preferred stock at an exercise price of $2.26 per share. If by the third anniversary date of the First Closing, the Company has not yet consummated a firm commitment underwritten initial public offering of its Common Stock, then each Warrant shall become exercisable for one-half (1/2) of a share of common stock. The Warrants shall be exercisable into Series A preferred stock; provided however, that if a prior investor converts shares of Series A preferred stock for any reason, the Warrants issued to him in connection with these shares shall be automatically exercisable into common stock. In addition, a total of 2,175,451 ten year warrants were issued to prior investors as part of the closing. In connection with this First Closing, the placement agent received 835,042 five year warrants to purchase Series A preferred stock.

        In October 2016, we issued a total of 190,873 options to purchase shares of our common stock under our 2014 Plan to employees and consultants.

        In December 2016, the Company completed its Second Closing under a private placement memorandum and sold 6,654,981 shares of its Series A convertible preferred stock. The investors received one five year warrant exercisable for one-quarter (1/4) of a share of Series A convertible preferred stock at an exercise price of $2.26 per share. If by the third anniversary date of the First Closing, the Company has not yet consummated a firm commitment underwritten initial public offering of its Common Stock, then each Warrant shall become exercisable for one-half (1/2) of a share of Common Stock. In connection with this Second Closing, the placement agent received 748,685 five year warrants to purchase Series A Preferred Stock. In addition, upon the completion of the Second Closing, the Company's Vice Chairman was awarded 1,507,302 ten year warrants to purchase shares of the Company's common stock.

        In December 2016, the Company completed its Third Closing under a private placement memorandum and sold 2,439,024 shares of its Series A convertible preferred stock. The investors received one five year warrant exercisable for one-quarter (1/4) of a share of Series A convertible preferred stock at an exercise price of $2.26 per share. If by the third anniversary date of the First Closing, the Company has not yet consummated a firm commitment underwritten initial public offering of its common stock, then each warrant shall become exercisable for one-half (1/2) of a share of common stock. In connection with this Third Closing, the placement agent received 274,391 five year warrants to purchase Series A preferred stock.

        In December 2016, we issued a total of 1,594,361 shares of Series A convertible preferred stock when the December 2015 convertible notes matured.

        In March 2017, we issued a total of 33,812 options to purchase shares of our common stock under our 2014 Plan to employees and consultants.

        In June 2017, we issued a total of 6,233 options to purchase shares of our common stock under our 2014 Plan to employees.

        From June 2017 to August 2017, the Company sold 6,516,142 shares of its Series A convertible preferred stock to various investors.

        In July 2017, the Company issued to an investor 370,370 five year warrants to purchase its Series A convertible preferred stock.

        In September 2017, we issued a total of 81,024 options to purchase shares of our common stock under our 2014 Plan to employees and consultants.

        In December 2017, we issued a total of 37,850 options to purchase shares of our common stock under our 2014 Plan to employees and consultants.

        In January 2018, we issued a total of 116,861 options to purchase shares of our common stock under our 2014 Plan to an employee.

        In March 2018, we issued a total of 75,134 options to purchase shares of our common stock under our 2014 Plan to employees.

        In July 2018, we issued a total of 28,047 options to purchase shares of our common stock under our 2014 Plan to 3 directors.

        Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act (or Regulation D promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions.

Item 16.    Exhibits and Financial Statement Schedules

(a)
Exhibits

 EXHIBIT INDEX

Exhibit No.		Description
1.1	**	Form of Underwriting Agreement

3.1	**	Certificate of Incorporation of the Registrant, as amended

3.2	**	Amended and Restated Certificate of Incorporation of the Registrant

3.3	**	Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of the Registrant, as amended

3.4	**	Bylaws of the Registrant

3.5	**	Certificate of Correction to Amended and Restated Certificate of Incorporation

4.1	**	Specimen certificate evidencing shares of common stock.

5.1	**	Legal Opinion of Sheppard, Mullin, Richter & Hampton LLP

10.1	@**	Aridis Pharmaceuticals, Inc. 2014 Equity Incentive Plan

10.2	#**	Exclusive and Non-Exclusive Patent License Agreement between the Registrant and the Public Health Service, dated July 11, 2005

10.3	#**	License and Option Agreement by and between the Registrant and Brigham Young University, dated July 29, 2005

10.4	#**	License Agreement by and between the Registrant and The University of Iowa Research Foundation, dated October 22, 2010

10.5	#**	First Amendment to License Agreement, by and between the Registrant and The University of Iowa Research Foundation, dated January 10, 2017

10.6	#**	Exclusive Patent License Agreement by and between the Registrant and The Brigham and Women's Hospital, Inc., dated November 16, 2010

10.7	#**	First Amendment to Exclusive Patent License Agreement, by and between the Registrant and The Brigham and Women's Hospital, Inc., dated February 18, 2016

10.8	#**	Asset Purchase Agreement between the Registrant and Kenta Biotech Ltd., dated May 10, 2013

10.9	#**	Formulation Development Agreement between the Registrant and PATH Vaccine Solutions, dated June 1, 2007.

10.10	#**	Agreement between the Registrant and the Cystic Fibrosis Foundation Therapeutics, Inc., dated December 30, 2017.

10.11	#**	Collaboration and Option Agreement by and between the Registrant and GlaxoSmithKline Biologicals S.A., dated January 15, 2017.

Exhibit No.		Description
10.12	#**	Co-exclusive License Agreement between The University of Chicago and the Registrant, dated June 13, 2017.

10.13	#**	License Agreement by and between the Registrant and Emergent Product Development Gaithersburg, Inc., dated January 6, 2010.

10.14	**	Joint Venture Contract in respect of Shenzen Arimab BioPharmaceutical Co., Ltd., by and between Shenzen Hepalink Pharmaceutical Group Co. and the Registrant, dated February 11, 2018.

10.15	**	Technology License and Collaboration Agreement, by and between Shenzen Arimab BioPharmaceutical Co., Ltd. and the Registrant, dated July 2, 2018.

10.16	**	License and Option Agreement, by and between Brigham Young University and the Registrant, dated July 29, 2005

21.1	**	Subsidiaries of the Registrant

23.1	*	Consent of Mayer Hoffman McCann P.C., independent registered public accounting firm.

23.2	**	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1).

24.1	**	Power of Attorney.

*
Filed herewith.

**
Previously filed.

@
Denotes management compensation plan or contract.

#
Confidential treatment is being requested for portions of this exhibit. These portions have been omitted from the registration statement and have been filed separately with the Securities and Exchange Commission.

Item 17.    Undertakings

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 3 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Jose, State of California, on the 9th day of August, 2018.

ARIDIS PHARMACEUTICALS, INC.
By:	/s/ VU TRUONG Vu Truong Chief Executive Officer, Chief Scientific Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

* Eric Patzer	Executive Chairman and Director	August 9, 2018
/s/ VU TRUONG Vu Truong	Chief Executive Officer, Chief Scientific Officer and Director (Principal Executive Officer)	August 9, 2018
* Fred Kurland	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 9, 2018
* Robert K. Coughlin	Director	August 9, 2018
* Craig Gibbs	Director	August 9, 2018
* John Hamilton	Director	August 9, 2018

Signature		Title	Date

* Shawn Lu		Director	August 9, 2018
* Isaac Blech		Director	August 9, 2018
* Robert R. Ruffolo		Director	August 9, 2018
*By:	/s/ VU TRUONG Vu Truong, Attorney-In-Fact